Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171365

          PROSPECTUS

OFFER TO EXCHANGE

$310,000,000 principal amount of its 9.5% First Priority Senior Secured Notes due 2018,
which have been registered under the Securities Act,
for any and all of its outstanding 9.5% First Priority Senior Secured Notes due 2018

(CUSIP Nos. 00439T AD9, U0045X AB7 and 00439T AF4)

         We are offering to exchange our 9.5% First Priority Senior Secured Notes due 2018, which we refer to as the "exchange notes," for our currently outstanding 9.5% First Priority Senior Secured Notes due 2018, which we refer to as the "outstanding notes." The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer, will bear a different CUSIP number than the outstanding notes and will not be entitled to certain registration rights and related provisions for additional interest applicable to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture. We refer to the outstanding notes and the exchange notes collectively as the "notes."

         The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on February 14, 2011, unless extended.

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of exchange notes for outstanding notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  The exchange offer is subject to the conditions set forth under "The Exchange Offer—Conditions to the Exchange Offer."

  •
  We will not receive any proceeds from the exchange offer.

  •
  We do not intend to apply for the listing of the exchange notes on any securities exchange or automated quotation system.

         The exchange notes will be our senior secured obligations. The exchange notes will be guaranteed on a senior basis by all of our existing and future domestic subsidiaries that guarantee any of our indebtedness or indebtedness of any subsidiary guarantor, whom we refer to as the "guarantors," including any indebtedness under our senior secured asset based revolving credit facility, which we refer to as the "ABL Facility."

         The exchange notes and the guarantees will be secured by first-priority liens on substantially all of our and the guarantors' owned real property and tangible and intangible assets (other than accounts receivable and inventories), including all of the guarantors' outstanding capital stock, subject to certain exceptions and permitted liens, which we refer to as the "Notes Priority Collateral." The exchange notes and the guarantees also will be secured by second-priority liens on substantially all of our and the guarantors' accounts receivable and inventories that secure our and the guarantors' obligations under the ABL Facility on a first-priority basis, subject to certain exceptions and permitted liens, which we refer to as the "ABL Priority Collateral." We refer to the Notes Priority Collateral together with the ABL Priority Collateral as the "Collateral." For a more detailed discussion, see "Description of Exchange Notes—Security for the Exchange Notes."

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         Investing in the exchange notes involves risks. See "Risk Factors" beginning on page 21 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2011.

        All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the "SEC." Our reports and other information filed with the SEC are not incorporated by reference into this prospectus. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov. Other information about us is also on our website at www.accuridecorp.com. However, the information on the SEC's website and the information on our website do not constitute a part of this prospectus.

        This prospectus includes a summary of the terms of the indenture governing the exchange notes, but reference is made to the actual document, and the summary is qualified in its entirety by this reference. For so long as any notes remain outstanding, we will make available, upon request, to any noteholder the information required pursuant to Rule 144A(d)(4) under the Securities Act of 1934, as amended, which we refer to as the "Securities Act," during any period in which we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act."

        We will provide you, free of charge, with a copy of the exchange notes and the indenture governing the exchange notes. You may request a copy of these documents by writing or telephoning us at the following address:

Accuride Corporation
7140 Office Circle
Evansville, Indiana 47715
Tel.: (812) 962-5000

        You should rely only upon the information provided in this document. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than the date indicated on the front cover.

MARKET SHARE, RANKING AND OTHER DATA

        This prospectus contains certain market and industry data, primarily from reports published by America's Commercial Transportation Publications, which we refer to as "ACT," and FTR Associates, which we refer to as "FTR," and from internal company surveys, studies and research, related to the truck components industry and its segments, as well as the truck industry in general. This data includes estimates and forecasts regarding future growth in these industries, truck freight growth and the historical average age of active U.S. heavy-duty trucks. Such data have been published in industry publications that typically indicate that they have derived the data from sources believed to be reasonable, but do not guarantee the accuracy or completeness of the data. While we believe these industry publications to be reliable, we have not independently verified the data or any of the assumptions on which the estimates and forecasts are based. Similarly, while we believe internal company surveys, studies and research cited or used herein are reliable, they have not been verified by any independent sources. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Forward-Looking Statements" and "Risk Factors" in this prospectus.

 FINANCIAL INFORMATION

        On February 26, 2010, which we refer to as the "Effective Date," our Third Amended Joint Plan of Reorganization, which we refer to as our "Plan of Reorganization," under Chapter 11 of the U.S. Bankruptcy Code became effective, and we emerged from Chapter 11 bankruptcy proceedings. See "Unaudited Pro Forma Condensed Consolidated Financial Information." As a result of the consummation of the Plan of Reorganization, on February 26, 2010, we adopted fresh start accounting, which we refer to as "Fresh Start Accounting," in accordance with Accounting Standards Codification No. 852, "Reorganizations," which we refer to as "ASC 852." Accordingly, the financial statements on or prior to February 26, 2010 are not comparable with the financial statements for periods after February 26, 2010. Any reference to the "Successor Company" for the period from February 26, 2010 through September 30, 2010 reflects the operations of post-emergence Accuride from February 26, 2010 through September 30, 2010. References to the "Predecessor Company" refer to the operations of pre-emergence Accuride on or prior to February 26, 2010, except for the Predecessor Company's statement of operations through February 26, 2010, which reflects the effect of the plan adjustments and Fresh Start Accounting as of February 26, 2010.

        In addition, on November 18, 2010, we completed a 1-for-10 reverse stock split of our common stock. Unless otherwise stated herein, the financial statements contained in this prospectus have not been adjusted to reflect the reverse stock split.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of this prospectus, including, without limitation, statements regarding the exchange offer and any other transactions described herein; any predictions of earnings, revenue, expenses or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products; any statements regarding future economic conditions; any statements concerning our future operations, financial condition, prospects and the industry in which we operate; and any statements of assumptions underlying the foregoing. In some cases, you can identify forward-looking statements by terminology such as "may," "would," "could," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "seeks," "potential," "likely," "continue," or similar words, or expressions of the negative of these terms. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

        Some of the factors that might cause actual results to differ materially from the forward-looking statements made in this prospectus or that might cause us to modify our plans or objectives include, but are not limited to, the following:

  •
  substantial leverage and significant debt service obligations;

  •
  ability to generate cash, which depends on many factors beyond our control;

  •
  subject to a number of restrictive covenants, which if breached, may restrict our business and financing activities;

  •
  current economic conditions, including those related to the credit markets and the commercial vehicle industry;

  •
  industry data and forecasts that may prove to be inaccurate;

  •
  failure to realize cost savings under our cost restructuring plan;

  •
  future operating losses and net income losses which may hinder our ability to meet our debt service or working capital requirements;

  •
  dependence on sales to a small number of our major customers and on our status as standard supplier on certain truck platforms of each of our major customers;

  •
  increases in cost or reduced supply of raw materials and purchased components;

  •
  the seasonality and regulatory nature of the industries and markets that we serve;

  •
  cost reduction and quality improvement initiatives by OEMs;

  •
  highly competitive markets;

  •
  exposure to foreign business and operational risks, including foreign exchange rate fluctuations;

  •
  failure to meet our customers' demands for our products and services;

  •
  changes in regulatory, legislative or industry requirements which may render our products obsolete or unattractive;

  •
  equipment failures, delays in deliveries or catastrophic loss at any of our facilities which could lead to production or service curtailments or shutdowns;

  •
  product liability, warranty and product recall costs;

  •
  work stoppages or other labor issues at our facilities or at our customers' facilities;

  •
  environmental laws and regulations (including proposed climate change regulation) that may require us to make substantial expenditures or cause us to incur substantial liabilities;

  •
  further climate change regulation may require us to make substantial expenditures or cause us to incur substantial liabilities;

  •
  failure to adequately protect our intellectual property or third party assertions that our technologies infringe on their intellectual property;

  •
  litigation against us could be costly and time consuming to defend;

  •
  an acquisition by a person unaffiliated with us of a substantial amount of our common stock or convertible notes;

  •
  failure to retain our executive officers;

  •
  triggering of the severance arrangements with certain of our senior management employees; and

  •
  our strategic initiatives may be unsuccessful, may take longer than anticipated, or may result in unanticipated costs.

        Additional information regarding the factors that may cause our actual results to differ from the forward-looking statements contained herein and that may affect our prospects in general are included under the heading "Risk Factors" in this prospectus.

        We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements or that these matters will in fact occur. Except as required by law, we undertake no obligation to update or revise any of the forward-looking statements to reflect events or developments after the date of this prospectus.

 TRADEMARKS AND TRADENAMES

        We own or have rights to use certain trademarks or tradenames that we use in conjunction with the sale of our products, including, without limitation, each of the following: Accuride®, Bostrom®, BrillionTM, FabcoTM, Gunite®, Highway Original® and ImperialTM.

v

SUMMARY

        The following summary contains basic information about us and the exchange offer. It does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the documents to which we have referred you. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the notes to the financial statements) appearing elsewhere in this prospectus. Because this is a summary, it does not contain all the information you should consider before deciding whether to exchange your outstanding notes for exchange notes in the exchange offer. You should read this entire prospectus carefully, including the section titled "Risk Factors," before making your investment decision.

 Our Company

        We are one of the largest manufacturers and suppliers of commercial vehicle components in North America, offering one of the broadest product lines to the commercial vehicle industry. We believe that we have the number one or number two market position in a variety of heavy- and medium-duty commercial vehicle products including: steel wheels, forged aluminum wheels, brake drums, disc wheel hubs, metal bumpers and seating assemblies. We market our products under some of the most recognized brand names in the industry, including Accuride, Bostrom, Brillion, Fabco, Gunite, Highway Original and Imperial. We have long-standing relationships with the leading original equipment manufacturers, which we refer to as "OEMs," and the related aftermarket channels in most major segments of the commercial vehicle market, including heavy- and medium-duty trucks, commercial trailers, light trucks, buses, as well as specialty and military vehicles. For the fiscal year ended December 31, 2008, we reported net sales of $931.4 million, a net loss of $328.3 million and Adjusted EBITDA of $79.0 million. For the fiscal year ended December 31, 2009, we reported net sales of $570.2 million, a net loss of $140.1 million and Adjusted EBITDA of $23.7 million. For the nine-month period ended September 30, 2010, we generated net sales of $570.3 million, net income $35.1 million and Adjusted EBITDA of $51.1 million. For a reconciliation of Adjusted EBITDA to the closest related GAAP measure, net income (loss), see footnote (d) to "—Summary Historical and Pro Forma Financial Information and Other Data."

        Our primary product lines are designated as standard equipment by a majority of North American heavy- and medium-duty truck OEMs, providing us with a significant competitive advantage. We believe that a majority of all heavy- and medium-duty truck models manufactured in North America contain one or more of our components. For the fiscal year ended December 31, 2009, we sold approximately 51% of our products to heavy- and medium-duty truck and commercial trailer OEMs and approximately 32% to the related aftermarkets. The remainder of our sales were made to customers in the light truck, specialty and military vehicle and other industrial markets. We continue to pursue growth in sales to the aftermarket, which we believe complements our original equipment business due to its relative stability and higher profit margins. In addition, we continue to pursue increased sales to military OEMs, particularly sales of wheel assemblies and wheel-end components, which we believe provide a robust growth opportunity as well as the opportunity to partially offset the cyclicality of our primary commercial vehicle market.

        Our diversified customer base includes substantially all of the leading commercial vehicle OEMs, such as Daimler Truck North America, LLC, which we refer to as "DTNA," with its Freightliner and Western Star brand trucks, PACCAR, Inc., which we refer to as "PACCAR," with its Peterbilt and Kenworth brand trucks, Navistar, Inc., which we refer to as "Navistar," with its International brand trucks, and Volvo Truck Corporation, which we refer to as "Volvo/Mack," with its Volvo and Mack brand trucks. Our primary commercial trailer customers include leading commercial trailer OEMs, such as Great Dane Limited Partnership, which we refer to as "Great Dane," Wabash National, Inc., which we refer to as "Wabash," and Utility Trailer, Inc., which we refer to as "Utility." Our major light truck customer is General Motors Company. We have established relationships of more than 20 years with many of these leading OEM customers. Our product portfolio is supported by strong sales, marketing and design engineering capabilities with 17 strategically located, technologically-advanced manufacturing facilities across the United States, Mexico and Canada.

Our Products

        The following table provides a summary of our key products and brands:

Product Category	2009 Net Sales	% of Total Net Sales	Principal Product Lines	Brands
	(dollars in millions)
Wheels	$238.8	42%	Steel and forged aluminum wheels for heavy- and medium-duty vehicles; military and specialty wheels	Accuride
Wheel-end components and assemblies	$153.7	27%	Brake drums, disc wheel hubs, spoke wheels, disc brake rotors and automatic slack adjusters	Gunite
Truck body and chassis parts	$72.4	13%	Bumpers, fuel tanks, bus components and chassis assemblies, battery boxes and toolboxes, front-end crossmembers, muffler assemblies, crown assemblies and components	Imperial and Highway Original
Seating assemblies	$22.8	4%	Air suspension and static seating assemblies: high-back, mid-back, low-back, three-man and two-man bench seats, school bus, transit bus and mechanical seats	Bostrom
Other components	$82.5	14%	Fabco: steerable drive axles and gearboxes; Brillion: flywheels, transmission and engine-related housing and chassis brackets	Fabco, Brillion and Highway Original

Total	$570.2	100%

Our Industry

        We compete in the North American commercial vehicle components industry and serve the following markets: (1) the heavy-duty, or Class 8, truck market; (2) the medium-duty, or Class 5-7, truck market; (3) the commercial trailer market; (4) the light, or Class 3-4, truck market; (5) the bus market; and (6) the specialty and military vehicle markets. Heavy- and medium-duty trucks are used for local and long-haul commercial trucking and are classified by gross vehicle weight. The heavy-duty truck market is comprised of trucks with gross weight in excess of 33,000 lbs. and the medium-duty truck market is comprised of trucks with gross weight from 16,001 lbs. to 33,000 lbs. The commercial vehicle components industry is cyclical and, in large part, depends on the overall strength of the demand for heavy- and medium-duty trucks. This industry has historically experienced significant fluctuations in demand based on factors such as general economic conditions, fuel prices, interest rates, government regulations, and consumer spending, together with the resulting impact of equipment utilization, freight rates, operating costs, and new and used equipment prices. Demand for our products is driven by demand for these vehicles, which is itself driven largely by the following key factors:

Class 8 / Class 5 - 7 demand drivers

  •
  The macro economic cycle.  Growth in the commercial vehicle industry tends to grow in-line with the broader economy. As a result, the trucking industry generally correlates well with economic indicators, including gross domestic product, which we refer to as "GDP," housing starts and industrial production indicators, such as the Industrial Production Index, which we refer to as IP Index. As evidenced by the charts below, a general improvement in the economy is expected. In past cycles, such an improvement would precede an uptick in commercial vehicle demand.

ISM Manufacturing Index	Industrial Production (IP) Index

Source: Institute for Supply Management	Source: The Federal Reserve Board

U.S. Economic Forecast Summary Table

	2009	Q3 2010	2010E	2011E
Real GDP	(2.6)%	2.5%	2.8%	2.7%
Industrial Production (IP)	(9.3)%	5.3%	5.4%	4.9%
Consumer Price Index (CPI)	(0.3)%	1.2%	1.5%	0.8%

Source: BEA, Federal Reserve, CBO, FTR Associates as of November 2010

  •
  Increasing ton-miles.  Increasing ton-miles (the number of miles driven multiplied by the number of tons transported), which is correlated to economic expansion and a shift in share from other modes of transportation (i.e., rail, pipeline, etc.), leads to an increased demand for commercial vehicles. After shrinking for seven consecutive quarters due to the widespread economic recession, U.S. freight volumes began to recover in the second half of 2009. Truck tonnage climbed 6% in October 2010 compared to October 2009, which is the eleventh consecutive month of growth on a year-over-year basis according to the American Trucking Association. In November 2010, the Cass Freight Shipment Index, a measure of U.S. shipment level activity, increased for the eleventh consecutive month, providing support for the improvement in truck demand.

  •
  Truck utilization.  Levels remain low from a historical perspective but have rebounded from the trough in 2009 and, according to FTR, are expected to reach 81% in Q1 2011.

 Class 8 Truck Utilization

                                          Note: Solid line equals historical average (~87%)

                                          Source: FTR Associates (September 2010)

  •
  The replacement cycle.  Typically, most leading national freight companies replace their vehicles every three to six years. According to ACT, at the end of 2009, the average age of existing heavy-duty truck fleets was 6.5 years and is expected to peak in 2010 and 2011 at 6.7 years, relative to the 25-year median of 5.9 years. Typically, vehicle demand increases as trucking fleets revert to a normal age level for their vehicles.

  •
  Emissions regulations.  U.S. federally-mandated emissions regulations have historically impacted the replacement cycle by driving commercial vehicle purchases in advance of the implementation of stricter regulations governing emissions levels of new vehicles. In 2006, commercial vehicle orders benefited from the new emissions standards implemented in 2007. New emissions standards were implemented in 2010, and we expect emissions standards to be made more strict in the future, which we believe will affect the replacement cycle.

Class 8 / Class 5 - 7 demand

        Demand for Class 8 and Class 5 - 7 vehicles grew from 2001 to 2006 with growth accelerating from 2004 to 2006 relative to the 2001 to 2003 time period. This was primarily due to broader economic growth, the need to replace aging truck fleets and pre-buying of new fleet in anticipation of enactment of stricter EPA emissions standards becoming effective in 2007. During 2007, the demand subsided as a result of 2006 pre-buy. As the recession hit in 2008, demand for Class 8 and Class 5 - 7 vehicles decreased significantly. According to ACT, demand starts to recover in 2010 setting the stage for a healthy rebound in 2011 / 2012.

        The following chart illustrates actual and forecast North American Class 5 - 7 and Class 8 truck builds for the years 2001 through 2014 according to ACT:

       Source: ACT as of December 10, 2010

Commercial vehicle supplier / OEM dynamics

        The relationship between suppliers and OEMs in the industry generally tends to be close, cooperative and long-term in nature. In contrast to the automotive industry, commercial vehicle end customers generally have the ability to choose the specific components used in the original production of a commercial vehicle, which increases the importance of brand recognition. Frequently, higher-quality components are designated as "standard" equipment on an OEM's product line. Accordingly, any truck ordered in that line will come with the standard components unless the end-user specifically requests a different component, usually at an increased price. As a result, once an OEM designates a product as a standard component, the demand for that component in both the OEM market and the aftermarket generally remains steady.

Commercial vehicle aftermarket

        The heavy- and medium-duty commercial vehicle components aftermarket typically has less cyclical sales and higher profit margins than the OEM market. The heavy- and medium-duty truck and trailer parts aftermarket enjoys more muted cyclicality because the purchase of replacement parts is nondiscretionary and truck maintenance is usage-driven. Additionally, customers in this aftermarket come from a broad range of end-markets, which helps reduce fluctuations in demand related to any one end-market. According to the Automotive Aftermarket Industry Association, which we refer to as "AAIA," the heavy- and medium-duty vehicle parts aftermarket in the United States generated sales of approximately $69.5 billion in 2009. Further, the heavy- and medium-duty aftermarket has experienced steady growth over the past decade, with total sales increasing nine out of the past ten years. Demand in the aftermarket is primarily driven by the number of trucks in operation and the number of miles driven. We believe that the growth and stability of the aftermarket therefore correlates with the number of ton-miles driven in the overall trucking industry. As of November 2010, FTR projects that ton-miles will increase by 7% from 2009 to 2011.

Our Competitive Strengths

        Leading market positions and strong brands.    We are among North America's largest companies serving the heavy- and medium-duty truck OEMs and the related aftermarkets, supplying a broad range of commercial vehicle components. We expect our broad product portfolio, established brand names and dedicated sales force to help us maintain and improve our strong market position by enhancing our ability to cross-sell products, increase our content per vehicle and market ourselves as a broad-based provider of commercial vehicle components to our customers. Our leading market shares and longstanding relationships with our customers provide us the opportunity to further build upon our content per vehicle. We offer an extensive portfolio of products for commercial vehicles that we believe to be technologically superior and, as a broad-based provider, have the ability to serve many of our customers' needs. We seek to continue to increase the number of truck platforms on which our products are designated as standard equipment, which also contributes to the growth of our aftermarket business. Based on internal market data, we believe that we have leading market share positions in several of our business segments. For example, we believe that we have the number one or number two market position in heavy- and medium-commercial vehicle products with respect to the following products:

Estimated Market Position in Key Products

Product Line	Brand	Rank
Steel wheels	Accuride	#1
Forged aluminum wheels	Accuride	#2
Brake drums	Gunite	#1
Disc wheel hubs	Gunite	#2
Metal bumpers	Imperial	#2
Seating assemblies	Bostrom	#2

        With regard to our wheels product segment, we believe that steel wheels represent approximately two-thirds of the total North American market (by volume) for commercial vehicle wheels.

        Broad-based product portfolio.    We believe we have one of the broadest product portfolios in the North American commercial vehicle components industry. This product diversity provides us with a competitive advantage because it allows us to meet more of our customers' needs as they increasingly outsource production and seek to streamline their supplier base. Our diversification also enables us to capitalize on growth in different end markets while limiting exposure to any one product line, technology, end-market or customer. The following charts describe our approximate 2009 net sales by end market and customer.

By End Market	By Customer

        Strong, long-term customer relationships.    We have successfully developed strong relationships with all of the primary North American commercial vehicle OEMs by offering a broad range of high quality products through targeted sales and marketing efforts. We have a dedicated sales force located near major customers such as DTNA, PACCAR, Volvo/Mack and Navistar with additional field personnel positioned throughout North America to service other OEMs, independent distributors and trucking fleets. In addition, our research and development personnel work closely with customer engineering groups to develop new proprietary products and improve existing products and manufacturing processes. The strength of our customer relationships is reflected by the fact that for over ten years our largest and most important products, wheel products, have been designated as standard equipment by the majority of the North American heavy- and medium-duty truck OEMs. We have long-term relationships with our larger customers, many of whom have purchased components from us or our predecessors for more than 45 years. We garner repeat business through our reputation for quality and our position as standard equipment on a variety of truck platforms.

        Significant and growing aftermarket presence.    The respective aftermarket portions of our business represent a less cyclical, recurring and higher margin portion of our business, and we have recently increased our efforts to further penetrate this market and gain market share. In 2009, we created a new aftermarket division as part of our operational restructuring initiatives. This initiative consolidated our aftermarket facilities into one business unit, improving our ability to service customers of all sizes. Within this newly-created division, we have a group of salespeople who provide aftermarket sales coverage for our various products, particularly wheels, wheel-ends, and seating assemblies.

        Modern and strategically located manufacturing facilities.    Our facilities are strategically located within relatively close proximity of many of our customers, facilitating more effective and efficient customer service, while reducing customer freight charges. Since 2006, we have invested over $80 million to expand, improve and optimize our facilities, including the wide use of robotics and increased automation. These investments have significantly lowered overall labor costs while still producing components of high quality. Our enhanced facilities have available capacity to meet projected demand for the vast majority of our products and require only modest capital expenditures to increase capacity selectively and lower overall manufacturing costs.

        Significant barriers to entry.    Our businesses have considerable barriers to entry, including the following: significant capital investment and research and development requirements; stringent OEM technical and manufacturing requirements; just-in-time delivery requirements to meet OEM volume demand; and strong name-brand recognition. Competition from non-U.S. manufacturers is constrained in the markets in which we compete due to factors including high shipping costs, quality concerns given the safety aspect of many of our products, the need to be responsive to order changes on short notice, unique North American design requirements and the small labor component of most of our products.

        Proven and experienced management team.    Our senior management team has almost 150 years of combined experience, including strong execution experience in cyclical manufacturing environments. The expertise and strength of our management team has resulted in tangible successes carrying out our restructuring program and maintaining our strong market presence and reputation as an industry leader.

Our Strategy

        We believe that our strong competitive position, in combination with the restructuring initiatives that we have implemented, will enable us to significantly benefit from the anticipated growth in the North American commercial vehicle market as the economy recovers. We are committed to enhancing our sales, profitability and cash flows through the following strategies:

        Enhance market position through organic growth and further product diversification. We have a multi-pronged growth strategy that includes initiatives to continue to increase market share, add new products and increase customer penetration. Our strategy is focused on providing customer-driven solutions that will strengthen our customer relationships and drive higher organic growth. We intend to leverage our position as a diverse supplier of commercial vehicle components to sell a broader line of products to existing customers and increase content per vehicle. We have and will continue to seek to expand our product offering to provide customers with value-added solutions, which we expect will include new technologies that improve performance and reliability when compared to existing product offerings. We intend to continue to diversify our end market exposure and further expand into adjacent markets such as bus, military and construction where we can add value to those businesses.

        Increase products under standard supplier arrangements.    We provide standard content to a majority of truck platforms at each of DTNA, PACCAR, and Navistar and trailer platforms at Wabash, Great Dane and Utility. We continue to focus on these relationships in order to become the standard supplier for additional products and truck platforms. We believe that we have opportunities to increase the number of platforms on which we are the standard supplier as well as the number of products for which we are the primary supplier. Such an increase in content per vehicle would allow us to gain market share and drive revenue growth both with and without increased OEM production levels. We also expect that an increase in our standard supplier positions will contribute to the continued growth of our aftermarket business.

        Expand truck aftermarket penetration.    The aftermarket segment represents a less cyclical, recurring and higher profit margin portion of our business. Effective May 2009, we implemented a consolidated aftermarket distribution strategy for our wheels, wheel-ends, seating, and newly-created Highway Original aftermarket brand. As a result, customers can now order steel and aluminum wheels, brake drums/rotors, automatic slack adjusters, seats, bumpers, fuel tanks, and battery boxes on one purchase order, improving freight efficiencies and inventory turns for our customers. We believe this capability provides a strategic advantage over our single product line competitors. The new aftermarket infrastructure enables us to expand direct shipments from our manufacturing plant to larger aftermarket customers utilizing a virtual distribution strategy that allows us to maintain and enhance our competitiveness by eliminating unnecessary freight and handling through the new distribution center. We seek to continue to expand our aftermarket penetration to leverage the large installed base for our products and increase the use of our replacement parts.

        Growth opportunities in military and specialty markets.    We have opportunities to broaden our product offering and leverage existing customer relationships to include additional truck parts, military applications and other industrial products using similar manufacturing processes. We believe these markets provide a robust growth opportunity as well as the opportunity to offset the cyclicality of our primary commercial vehicle market. Over the past five years, we have developed, tested and qualified approximately two dozen different military and specialty application wheels. We are currently a wheel supplier on several military and specialty platforms within the FHTV (Family of Heavy Tactical Vehicles), FMTV (Family of Medium Tactical Vehicles), and MRAP (Mine Resistant Ambush Protected) military vehicle categories, as well as ARFF (Airport Rescue Firefighting) vehicle platforms. Sales in the military and specialty markets increased from approximately $5 million in 2006 to over $30 million in 2009. We continue to vigorously pursue new business awards on additional military and specialty platforms and to broaden content on existing platforms beyond wheels to include other products. This growth initiative leverages our sales, engineering, and production resources to drive growth in the military and specialty segments. This initiative further aims to capture additional content at new and current customers producing military and specialty vehicles and equipment.

        Expand our geographic footprint through growth opportunities in international markets.    We intend to expand our geographic footprint to provide Accuride products to customers in Europe, South America and Asia. We believe that there are significant growth opportunities in these markets and we are currently exploring different alternatives. For instance, we have introduced our aluminum wheels in Europe and we are looking to expand our strong Accuride brand in Asia through potential joint ventures and strategic partnerships.

        Continue to improve operational efficiency and cost position through business optimization.    We believe that we have a highly competitive cost structure. Over the past several years, we have reduced our fixed costs and increased our operating efficiencies, resulting in a lower fixed cost structure. We have streamlined operations through the addition of more efficient manufacturing capabilities, the consolidation and integration of some of our manufacturing plants and reduced headcount. Efficiency improvements have increased our manufacturing capacity, positioning us more favorably to meet the projected growth in North American truck demand. After emerging from Chapter 11 bankruptcy proceedings, we continue to be focused and disciplined in the management of our costs, working capital, and cash balance. One near-term objective is to improve average payment terms on our accounts payable to our vendors, which would lead to a significant cash flow improvement. Going forward, we plan to continue to lower our cost structure by focusing on initiatives to further reduce our fixed cost base as well as material and labor costs which may include continued rationalization and optimization of facilities, new product designs and automation. We expect that these actions will improve our competitive position and should enable us to improve profitability and cash flow as the market recovers.

Recent Developments

Reverse Stock Split

        On November 18, 2010, we completed a 1-for-10 reverse stock split of our common stock, which we refer to as the "reverse stock split." Pursuant to the reverse stock split, our stockholders received one share of our post-split common stock for every 10 shares of pre-split common stock held prior to the effectiveness of the reverse stock split and, if entitled, cash in lieu of any fractional shares that would otherwise have been issuable. In connection with the reverse stock split, we also proportionately reduced the number of authorized shares of our common stock and our preferred stock.

Conversion Offer

        On November 29, 2010, we settled a conversion offer, which we refer to as the "conversion offer," for our outstanding 7.5% Senior Convertible Notes due 2020, which we refer to as the "convertible notes," pursuant to which 97.1% of the then outstanding convertible notes were surrendered in the conversion. Convertible notes accepted for conversion in the conversion offer were converted at a conversion rate of 238.2119 shares of common stock per $1,000 principal amount of convertible notes, rounded down to the nearest whole number of shares, plus cash paid in lieu of fractional shares. Upon settlement of the conversion offer, an aggregate of 33,606,177 shares of common stock were issued to the surrendering noteholders. As of November 29, 2010, after completion of the conversion offer, $4,173,035 aggregate principal amount of convertible notes remained outstanding. On December 22 and 29, 2010, we completed two separate exchanges for a total of $4,172,628 aggregate principal amount of convertible notes and issued 993,968 shares of common stock to the holders of those convertible notes in connection therewith. As of January 13, 2011, $407 aggregate principal amount of convertible notes remain outstanding.

Listing on the New York Stock Exchange

        As of December 22, 2010, our common stock trades on the New York Stock Exchange, which we refer to as the "NYSE," under the symbol "ACW." Prior to December 22, 2010, our common stock traded on the OTC Bulletin Board under the symbols "ACUZ" and "ACUZD."

Corporate Information

        We are a Delaware-based corporation and the address of our principal executive office is 7140 Office Circle, Evansville, Indiana 47715. Our telephone number is (812) 962-5000. Our website address is www.accuridecorp.com. Information contained on our website is not part of this prospectus.

The Exchange Offer

        The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the section of this prospectus titled "The Exchange Offer."

Outstanding Notes	We sold the outstanding notes to Credit Suisse Securities (USA), LLC, Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey on July 29, 2010, whom we refer to collectively as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.
Registration Rights Agreement

In connection with the sale of the outstanding notes, we and the guarantors entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we agreed, to the extent not prohibited by any applicable law or applicable interpretations of the SEC staff, to:

•       use commercially reasonable efforts to file a registration statement for the exchange offer after the closing of the offering of outstanding notes within 150 days after the issuance of the outstanding notes and to have such registration statement remain effective until 180 days after the exchange date;

• use commercially reasonably efforts to have the registration statement for the exchange offer declared effective by the SEC; and
• use commercially reasonable efforts to complete the exchange of notes for all outstanding notes tendered in the exchange offer within 270 days after the issuance of the outstanding notes.

If (i) by December 27, 2010, an exchange offer registration statement or a shelf registration statement has not been filed with the SEC, or (ii) by March 28, 2011, neither the exchange offer is consummated nor, if required in lieu thereof, a shelf registration has not been declared effective by the SEC, or (iii) after either the exchange offer registration statement or the shelf registration statement is declared effective and then subsequently ceases to be effective or usable for the periods specified in the registration rights agreement, we must pay additional interest on the outstanding notes at a rate of an additional 0.25% per annum for the first 90-day period, increasing by an additional 0.25% per annum for each subsequent 90-day period until the exchange offer is completed or the shelf registration statement is declared effective, up to a maximum increase of 0.5% per annum, which we refer to as the "Additional Interest." The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement.

Exchange Notes Offered	$310.0 million aggregate principal amount of 9.5% first priority senior secured notes due 2018.
Exchange Offer

The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on February 14, 2011. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
• the exchange notes bear a different CUSIP number than the outstanding notes; and

•       the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer. See "The Exchange Offer—Purpose and Effect."

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on February 14, 2011, unless we decide to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, some of which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes

Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes pursuant to the exchange offer must follow the procedures set forth in this prospectus and the related letter of transmittal, which require that each holder, before the exchange offer expires, either:

•       transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the outstanding notes, to the exchange agent; or

•       if outstanding notes are to be exchanged in accordance with book-entry procedures, arrange with The Depository Trust Company, which we refer to as "DTC," to cause to be transmitted to the exchange agent an agent's message indicating, among other things, the holder's agreement to be bound by the letter of transmittal and deliver a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account; or

• comply with the procedures described below under "The Exchange Offer—Guaranteed Delivery Procedures."
By executing the letter of transmittal, you will represent to us that, among other things:
• any exchange notes to be received by you will be acquired in the ordinary course of business;

•       you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

• you are not an "affiliate" (within the meaning of Rule 405 under the Securities Act) of the Company; and

•       if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the exchange notes.

See "The Exchange Offer—Procedures for Tendering Outstanding Notes" and "Plan of Distribution." If you beneficially own outstanding notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and wish to tender your outstanding notes in the exchange offer, you should promptly contact that nominee as soon as possible and instruct it to exchange the outstanding notes on your behalf.

Effect of Not Tendering

Participation in the exchange offer is voluntary, and any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See "The Exchange Offer—Purpose and Effect."

Interest on Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from July 29, 2010. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
Federal Tax Consequences

The exchange of the outstanding notes for the exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See "Material United States Federal Income Tax Considerations."

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be recognized in our statement of operations in accordance with generally accepted accounting principles. See "The Exchange Offer—Accounting Treatment."

Regulatory Approval

Other than the federal securities laws, we are not aware of any federal or state regulatory requirements that we must comply with and we are not aware of any approvals that we must obtain in connection with the exchange offer.

No Appraisal Rights	Holders of the outstanding notes do not have any appraisal or dissenters' rights in the exchange offer.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent

Deutsche Bank Trust Company Americas, which we refer to as "Deutsche Bank,", the notes priority collateral agent, registrar, paying agent and transfer agent under the indenture, is serving as exchange agent in connection with the exchange offer.

Terms of the Exchange Notes

        The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, please refer to the section entitled "Description of Exchange Notes."

Issuer	Accuride Corporation.
Exchange Notes Offered	$310.0 million aggregate principal amount of 9.5% first priority senior secured notes due 2018.
Maturity Date	August 1, 2018.
Interest Rate	Interest will be payable in cash in arrears on February 1 and August 1, commencing February 1, 2011. The exchange notes will bear interest at a rate per annum of 9.5%.
Guarantees

The exchange notes will be guaranteed on a senior basis by all of our existing and future domestic subsidiaries that guarantee any of our indebtedness or indebtedness of any guarantor, including any of our indebtedness under our ABL Facility.

Collateral

The exchange notes and the guarantees will be secured by first-priority liens on the Notes Priority Collateral, which consists of substantially all of our and the guarantors' owned real property and tangible and intangible assets (other than accounts receivable and inventories), including all of the guarantors' outstanding capital stock, subject to certain exceptions and permitted liens.

The exchange notes and the guarantees will also be secured by second priority liens on the ABL Priority Collateral, which consists of substantially all of our and the guarantors' accounts receivable and inventories that secure our and the guarantors' obligations under the ABL Facility on a first priority basis, subject to certain exceptions and permitted liens.

See "Description of Exchange Notes—Security for the Notes."
Ranking	The exchange notes and the guarantees will:
• be our general secured obligations;
• rank equally in right of payment with all of our and the guarantors' existing and future senior indebtedness, including amounts outstanding under our ABL Facility and our convertible notes;
• rank equally to our and the guarantors' obligations under any other pari passu lien obligations incurred after the issue date to the extent of the value of the Notes Priority Collateral;

•       be effectively subordinated to our indebtedness and the guarantors' obligations under the ABL Facility, any other debt incurred after the issue date that has a first-priority security interest in the ABL Priority Collateral, any permitted hedging obligations and all cash management obligations incurred with any lender or any of its affiliates under the ABL Facility, in each case to the extent of the value of the ABL Priority Collateral;

•       be effectively senior to our and the guarantors' obligations under the ABL Facility and any other debt incurred after the issue date that does not have a first-priority security interest in the Notes Priority Collateral, to the extent of the value of the Notes Priority Collateral;

• be senior in right of payment to all of our existing and future debt that is expressly subordinated;

•       be effectively senior to our existing and future senior unsecured indebtedness, including our convertible notes, and other liabilities (including trade payables), to the extent of the value of the Collateral (after giving effect to any senior liens on the Collateral); and

• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the exchange notes.

As of September 30, 2010, we had approximately $587.0 million of total debt, which consists of $301.7 million of outstanding notes and $145.3 million of convertible notes recorded with a market valuation of $285.3 million, which would not have been subordinated to the notes. After completion of the conversion offer on November 29, 2010, which reduced the outstanding amount of convertible notes to $4,173,035 principal amount, the carrying value of our total indebtedness is approximately $310.0 million.

For the nine-month period ended September 30, 2010, we and the guarantors represented approximately $487.1 million of our combined net sales of $570.3 million, approximately $6.3 million of operating losses reducing our combined operating profit to $0.2 million and approximately $41.3 million of our combined Adjusted EBITDA of $51.1 million. For a reconciliation of Adjusted EBITDA to the closest related GAAP measure, net income (loss), see footnote (d) to "—Summary Historical and Pro Forma Financial Information and Other Data."

Optional Redemption

The exchange notes will be redeemable at our option, in whole or in part, at any time on or after August 1, 2014, at the redemption prices set forth under "Description of Exchange Notes—Optional Redemption," together with accrued and unpaid interest, if any, to the date of redemption.

Prior to August 1, 2014, we may redeem all or a part of the exchange notes at a redemption price equal to 100% of the principal amount of notes redeemed plus the applicable premium set forth under "Description of Exchange Notes—Optional Redemption," together with accrued and unpaid interest, if any, to the date of redemption.

In addition, prior to August 1, 2013, but not more than once in any twelve-month period, we may redeem up to 10% of the exchange notes at a redemption price of 103% plus accrued and unpaid interest, if any.

At any time prior to August 1, 2013, subject to certain exceptions, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the proceeds of one or more equity offerings of our common stock, par value $0.01 per share, which we refer to as "common stock," at a redemption price of 109.5% of the aggregate principal amount of the exchange notes redeemed, together with accrued and unpaid interest, if any, to the date of redemption.

See "Description of Exchange Notes—Optional Redemption."
Mandatory Offers to Purchase

The occurrence of a change of control will be a triggering event requiring us to offer to purchase all of the exchange notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of Exchange Notes—Repurchase at the Option of Holders."

If we sell assets under certain circumstances, we will also be required to make an offer to purchase the exchange notes at their face amount, plus accrued and unpaid interest, if any, to the purchase date. See "Description of Exchange Notes—Certain Covenants—Limitation on Sales of Assets."

Covenants	We will issue the exchange notes under an indenture with Wilmington Trust FSB, as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:
• incur, assume or guarantee additional debt;
• issue redeemable stock and preferred stock;
• repurchase capital stock;
• make other restricted payments including, without limitation, paying dividends and making investments;
• create liens;
• redeem debt that is junior in right of payment to the notes;
• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• enter into agreements that restrict dividends from subsidiaries;
• enter into mergers or consolidations and/or otherwise dispose of all or substantially all of our assets; and
• enter into transactions with affiliates.
These covenants will be subject to a number of important exceptions and qualifications. See "Description of Exchange Notes—Certain Covenants."
Original Issue Discount

The exchange notes will be treated as issued with original issue discount, which we refer to as "OID," for U.S. federal income tax purposes. Thus, in addition to the stated interest on the exchange notes, a U.S. holder (as defined in "Material United States Federal Income Tax Considerations") will be required to include such OID in gross income as it accrues, in advance of the receipt of cash attributable to such income and regardless of the U.S. holder's regular method of accounting for U.S. federal income tax purposes. See "Material United States Federal Income Tax Considerations."

Absence of Public Market for the Notes

The exchange notes are a new issue of securities and there is currently no established trading market for the exchange notes. Although the exchange notes generally will be freely transferable, we cannot assure you as to the development or liquidity of any market for the exchange notes.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Summary Historical and Pro Forma Financial Information and Other Data

        The following table sets forth a summary of our historical consolidated financial information for each of the periods or at each date indicated. The summary historical consolidated statement of operations data for each of the fiscal years ended December 31, 2007, 2008 and 2009 and the balance sheet information as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements. The summary historical financial information for each of the nine-month periods ended September 30, 2009 and September 30, 2010 has been derived from our unaudited condensed consolidated financial statements and reflects all adjustments that, in the opinion of our management, are necessary for a fair presentation of such information. In the opinion of our management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. The results of operations for interim periods are not necessarily indicative of the operating results that may be expected for the entire year or any future period.

        In connection with our emergence from Chapter 11 bankruptcy proceedings and the implementation of the Plan of Reorganization, we implemented Fresh Start Accounting in accordance with ASC 852. We elected to adopt February 26, 2010 as the month end for our financial reporting purposes for application of Fresh Start Accounting. In accordance with the ASC 852 rules governing reorganizations, the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, "Business Combinations." As a result of the application of Fresh Start Accounting, our financial statements prior to and including February 26, 2010 represent the operations of the Predecessor Company and are presented separately from the financial statements of the Successor Company. As a result of the application of Fresh Start Accounting, the financial statements prior to and including February 26, 2010 are not fully comparable with the financial statements for periods after February 26, 2010.

        As discussed in "Unaudited Pro Forma Condensed Consolidated Financial Information," our initial Fresh Start Accounting valuations are preliminary and have been made for purposes of developing the unaudited pro forma condensed consolidated financial information. The allocations of fair value are based upon preliminary valuation information and other studies that have not yet been completed due to the timing of the emergence from Chapter 11 bankruptcy proceedings and the volume and complexity of the analysis required. It is anticipated that these studies will conclude during the fourth quarter of 2010.

        We have prepared the summarized unaudited pro forma condensed consolidated financial information for the fiscal year ended December 31, 2009 and the nine-month period ended September 30, 2010 to give pro forma effect to (a) the Plan of Reorganization and adoption of Fresh Start Accounting and (b) the conversion offer as if these events had occurred on January 1, 2009.

        The summary historical unaudited pro forma condensed consolidated financial information set forth below are presented for informational purposes only, should not be considered indicative of actual results of operations that would have been achieved had the Plan of Reorganization and related events, our July 29, 2010 refinancing, which we refer to as the "refinancing," and the conversion offer have been consummated on the dates indicated, and do not purport to be indicative of our results of operations for any future period.

        All information included in the following tables should be read in conjunction with the sections titled "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our audited and unaudited consolidated financial statements and related notes and other financial information, included elsewhere in this prospectus.

						Predecessor Period from January 1 through February 26, 2010	Successor Period from February 26 through September 30, 2010	Pro Forma(b)(c) Nine Months Ended September 30, 2010
	Predecessor(a) Year Ended December 31,			Pro Forma(b)(c) Ended December 31, 2009	Predecessor Nine Months Ended September 30, 2009
(in thousands)	2007	2008	2009
Statement of Operations Data:
Net sales	$1,013,686	$931,409	$570,193	$590,193	$423,991	$104,059	$466,243	$570,302
Gross profit (loss)	86,494	55,600	(2,302)	10,561	(7,107)	4,482	42,723	52,220
Operating expenses	55,798	55,202	59,463	48,557	47,086	7,595	39,455	41,394
Intangible asset impairment expenses	1,100	277,041	3,330	3,330	—	—	—	—
Income (loss) from operations	29,596	(276,643)	(65,095)	(41,326)	(54,193)	(3,113)	3,268	10,826
Interest expense, net	48,344	51,400	59,753	29,876	47,025	7,496	24,452	22,172
Gain (loss) on extinguishment of debt	—	—	(5,389)	(5,389)	(5,389)	—	—	—
Unrealized loss on mark to market valuation of convertible notes	—	—	—	—	—	—	5,623	—
Other income (expense), net	6,978	(4,821)	6,888	6,888	5,585	566	4,588	5,154
Reorganization items			14,379	—	—	(59,311)	—	—
Income tax (expense) benefit	3,131	4,598	(2,384)	(28,914)	567	1,534	(4,694)	14,190

Net income (loss)	$(8,639)	$(328,266)	$(140,112)	(98,617)	$(100,455)	$50,802	$(15,667)	7,998

Other Data:
Net cash provided by (used in):
Operating activities	$82,942	$(9,165)	$(39,312)		$(53,527)	$(20,773)	$(15,725)
Investing activities	(36,366)	(35,307)	(34,873)		(12,009)	(2,012)	5,118
Financing activities	(65,845)	77,213	7,030		(33,123)	46,611	(18,376)
Adjusted EBITDA(d)	113,405	79,012	23,671	$23,671	13,060	4,683	46,434	$51,117
Depreciation, amortization, and impairment	62,686	323,203	55,665	48,912	38,270	7,532	30,728	34,186
Capital expenditures	36,499	29,685	20,364		16,122	1,457	8,148

	Predecessor(a) Year Ended December 31,
				Predecessor Period Ended September 30, 2009	Successor Period Ended September 30, 2010	Pro Forma(b) Period Ended September 30, 2010
(in thousands)	2007	2008	2009
Balance Sheet Data (at period end):
Cash and cash equivalents	$90,935	$123,676	$56,521	$25,017	$51,364	$46,970
Working capital(e)	72,476	58,465	65,803	67,545	65,537	65,537
Total assets	1,113,634	808,550	671,670	663,362	866,412	862,018
Total debt	572,725	651,169	397,472	631,693	587,037	301,768
Liabilities subject to compromise	—	—	302,114	—	—	—

(a)
See the footnotes accompanying the financial data in "Selected Financial Information and Other Data" for further information.

(b)
Gives effect to the Plan of Reorganization and related events. For details regarding these pro forma adjustments, see the notes to the unaudited pro forma condensed consolidated financial information in "Unaudited Pro Forma Condensed Consolidated Financial Information." Pro forma financial information included in this table is presented, where applicable, in accordance with Article 11 of Regulation S-X.

(c)
Gives effect to the conversion offer and refinancing. For details regarding these pro forma adjustments, see the notes to the unaudited pro forma condensed consolidated financial information in "Unaudited Pro Forma Condensed Consolidated Financial Information."

(d)
Adjusted EBITDA is a non-GAAP measure. We define Adjusted EBITDA as our net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, restructuring, severance, and other charges, impairment, and currency losses, net. Our reconciliation of net income (loss) to Adjusted EBITDA is as follows:

						Predecessor Period from January 1 through February 26, 2010	Successor Period from February 26 through September 30, 2010
	Predecessor Year Ended December 31,				Predecessor Nine Months Ended September 30, 2009			Pro Forma(c) Nine Months Ended September 30, 2010
				Pro Forma Year Ended December 31, 2009
(in thousands)	2007	2008	2009
Net income (loss)	$(8,639)	$(328,266)	$(140,112)	(98,617)	$(100,455)	$50,802	$(15,667)	7,998
Income tax expense (benefit)	(3,131)	(4,598)	2,384	28,914	(567)	(1,534)	4,694	(14,190)
Interest expense, net	48,344	51,400	65,142 (1)	35,2645 (1)	52,414 (1)	7,496	24,452	22,172
Depreciation and amortization	61,583	46,162	52,335	45,582	38,270	7,532	30,728	34,186
Goodwill & intangible asset impairment	1,100	277,041	3,330	3,330	—	—	—	—
Restructuring, severance and other charges(3)	17,919	29,665	46,867	15,473	28,521	(59,092)	11,456	5,078
Other items related to our credit agreement(4)	(3,774)	7,608	(6,275)	(6,275)	(5,123)	(521)	(9,229)	(4,127)

Adjusted EBITDA	$113,405	$79,012	$23,671	$23,671	$13,060	$4,683	$46,434	$51,117

(1)
Includes $5.4 million of loss on extinguishment of debt.

(2)
Includes $50.6 million of mark to market loss on our convertible notes.

(3)
Restructuring, severance and other charges, are as follows:

						Predecessor Period from January 1 through February 26, 2010	Successor Period from February 26 through September 30, 2010
	Predecessor Year Ended December 31,				Predecessor Nine Months Ended September 30, 2009			Pro Forma(c) Nine Months Ended September 30, 2010
				Pro Forma Year Ended December 31, 2009
(in thousands)	2007	2008	2009
Restructuring, severance, and curtailment charges	$17,227	$15,698	$11,573	$11,573	$10,701	$219	$6	$225
Business interruption costs less recoveries(i)	(3,225)	—	—	—	—	—	—	—
Strike avoidance costs(ii)	2,141	7,653	—	—	—	—	—	—
Loss on sale of assets(iii)	—	3,057	256	256,	256	—	—	—
Other unusual items(iv)	1,776	3,257	35,038	3,644	17,564	(59,311)	11,450	4,853

Total	$17,919	$29,665	$46,867	$15,473	28,521	$(59,092)	11,456	$5,078

(i)
Business interruption costs related to equipment failures at our Erie, Pennsylvania facility in 2006 were offset by insurance proceeds of $9.1 million in 2007 upon settlement of insurance claims.

(ii)
In 2008 and 2007, we incurred $7.7 million and $2.1 million, respectively, for lockout related costs associated with the expiration of the labor contract at our facility in Rockford, Illinois.

(iii)
In 2008, we recognized a loss on the sale of assets at our Anniston, Alabama, facility of $3.1 million and charges of $0.3 million were recognized in 2009 as part of the 2008 sale of assets.

(iv)
Other unusual items in 2007 included $0.5 million for fees associated with our secondary stock offerings. Other unusual items in 2008 included $3.3 million for product development costs in our seating business. Other unusual items in 2009 included $31.6 million of reorganization and prepetition professional fees and $3.4 million for warehouse abandonment costs associated with the consolidation of our Taylor and Bristol warehouses. Other unusual items in the period from February 26, 2010 through September 30, 2010 included $3.0 million of inventory fair value amortized during the period.
(4)
Items related to our credit agreement refer to other amounts utilized in the calculation of financial covenants in our Fourth Amended and Restated Credit Agreement, which we refer to as our "prepetition senior credit facility," and our postpetition senior credit facility. Items related to our credit agreement that are included in this summary are primarily currency gains or losses and non-cash related charges for share-based compensation.

						Predecessor Period from January 1 through February 26, 2010	Successor Period from February 26 through September 30, 2010
	Predecessor Year Ended December 31,				Predecessor Nine Months Ended September 30, 2009			Pro Forma Nine Months Ended September 30, 2010
				Pro Forma Year Ended December 31, 2009
(in thousands)	2007	2008	2009
Currency (gains) and losses	$(6,493)	$5,174	$(6,608)	$(6,608)	$(5,372)	$(521)	$(4,199)	$(4,720)
Non-cash mark-to-market valuation (gains) and losses on convertible debt	—	—	—	—	—	—	(5,623)	—
Non-cash share-based compensation	2,719	2,434	333	333	249	—	593	593

Total	$(3,774)	$7,608	$(6,275)	$(6,275)	$(5,123)	$(521)	$(9,229)	$(4,127)

  Adjusted EBITDA has been included in this prospectus because we believe that it is useful for us and our investors to measure our ability to provide cash flows to meet debt service. Adjusted EBITDA should not be considered an alternative to net income (loss) or other traditional indicators of operating performance and cash flows determined in accordance with generally accepted accounting principles in the U.S., which we refer to as "GAAP." We present the table of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure on a quarterly basis beginning June 30, 2011. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations.

  The use of Adjusted EBITDA instead of net income has limitations as an analytical tool including the ability to determine overall profitability, the exclusion of interest expense and associated significant cash requirements, and the exclusion of income tax expenses or benefits which will ultimately be realized through the receipt or payment of cash. Additional limitations include:

    •
    Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    •
    Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    •
    Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service debt requirements, including required or discretionary principal and interest payments;

    •
    Although depreciation and amortization are non-cash charges, the tangible and intangible assets being depreciated and amortized may need to be replaced in the future; and

    •
    Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure.

  Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our businesses. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as a supplementary tool. See our consolidated financial statements elsewhere in this prospectus to view the GAAP results, including net income and cash flows from operating activities among others.

(e)
Working capital represents current assets less cash and current liabilities, excluding debt. For a reconciliation of working capital and a discussion of why we use working capital, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Changes in Financial Condition."

RISK FACTORS

        You should consider carefully each of the following risks and all of the other information set forth in this prospectus before deciding whether to exchange outstanding notes for exchange notes in the exchange offer. If any of the following risks and uncertainties develops into actual events, those events could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Business and Industry

Our substantial leverage and significant debt service obligations could have a material adverse effect on our financial condition or our ability to fulfill our obligations and make it more difficult for us to fund our operations.

        As of September 30, 2010, the carrying value of our total indebtedness was $587.0 million, which includes $301.8 million of outstanding notes and $145.3 million of convertible notes recorded with a market valuation of $285.3 million. After completion of the conversion offer on November 29, 2010, which reduced the outstanding amount of convertible notes to approximately $4.2 million, the carrying value of our total indebtedness is approximately $310.0 million. Our substantial level of indebtedness could have important negative consequences to us, including:

  •
  we may have difficulty satisfying our obligations with respect to our indebtedness;

  •
  we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

  •
  our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

  •
  our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

  •
  our leverage could place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  our debt level and debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and industry.

Despite our substantial leverage, we and our subsidiaries will be able to incur more indebtedness. This could further exacerbate the risk immediately described above, including our ability to service our indebtedness.

        We and our subsidiaries may be able to incur additional indebtedness in the future. Although our ABL Facility and the indenture governing the outstanding notes contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances indebtedness incurred in compliance with such restrictions could be substantial. For example, we may incur additional debt to, among other things, finance future acquisitions, expand through internal growth, fund our working capital needs, comply with regulatory requirements, respond to competition or for general financial reasons alone. As of September 30, 2010, not giving effect to the conversion offer, our ABL Facility would have provided for additional borrowings of approximately $54.4 million. To the extent new debt is added to our and our subsidiaries' current debt levels, the risks described above would increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.

        Our business may not, however, generate sufficient cash flow from operations. Our currently anticipated cost savings and operating improvements may not be realized on schedule or at all. Also, future borrowings may not be available to us under our ABL Facility in an amount sufficient to enable us to pay our indebtedness or to fund other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional equity capital or refinance all or a portion of our indebtedness, including these notes. We are unable to predict the timing of such sales or the proceeds which we could realize from such sales, or whether we would be able to refinance any of our indebtedness, including our ABL Facility, the convertible notes and the notes, on commercially reasonable terms or at all.

We are subject to a number of restrictive covenants, which, if breached, may restrict our business and financing activities.

        Our ABL Facility and the indenture that governs our outstanding notes impose, and the terms of any future indebtedness may impose, operating and other restrictions on our business operations. Such restrictions will affect, and in many respects limit or prohibit, among other things, our ability to:

  •
  incur additional debt;

  •
  pay dividends and make distributions;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  repurchase stock;

  •
  create liens;

  •
  enter into affiliate transactions;

  •
  merge or consolidate; and

  •
  transfer and sell assets.

        In addition, our ABL Facility includes other more restrictive covenants and prohibits us from prepaying our other indebtedness, including the convertible notes, while borrowings under our ABL Facility are outstanding. Our ABL Facility also contains a financial covenant which requires us to maintain a fixed charge coverage ratio during any compliance period, which is anytime when the excess availability is less than or equal to the greater of $10,000,000 or 15% of the total commitment under the ABL Facility. Due to the amount of our excess availability (as calculated under the ABL Facility), we are not currently in a compliance period and, therefore, we do not have to maintain a fixed charge coverage ratio, which is subject to change.

Current economic conditions, including those related to the credit markets and the commercial vehicle industry may have a material adverse effect on our business, results of operations or financial condition.

        Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and recession in most major economies continuing into 2010. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, the availability and cost of credit, and the global housing and mortgage markets have contributed to increased market volatility and diminished expectations for Western and emerging economies.

        Furthermore, the commercial vehicle supply industry in which we operate has traditionally been highly competitive and cyclical, and, as a result, has experienced significant downturns in connection with, or in anticipation of, declines in general economic conditions. Accordingly, the general economic conditions have resulted in a severe downturn in the commercial vehicle supply industry resulting in a significant decline in our sales volume and necessitating our Chapter 11 bankruptcy filing in October 2009. We cannot accurately predict how prolonged this downturn may be.

        These economic conditions may impact our business in a number of ways, including:

  •
  Limited Access to Capital Markets.  As a result of these overall market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Renewed turbulence in the U.S. and international markets and economies and prolonged declines in business and consumer spending may affect our ability to refinance maturing liabilities and access the capital markets to meet our liquidity needs.

  •
  Availability of Trade Credit.  We currently maintain trade credit with certain of our key suppliers and utilize such credit to purchase significant amounts of raw materials and other supplies with payment terms. As conditions in the commercial vehicle supply industry have become less favorable, key suppliers have been seeking to shorten trade credit terms or to require cash in advance for payment. If a significant number of our key suppliers were to shorten or eliminate our trade credit, our inability to finance large purchases of our key supplies and raw materials would increase our costs and negatively impact our liquidity and cash flow.

  •
  Lower Sales Uncertainty.  Current and future economic conditions may cause our customers to defer purchases or our customers may be unable to obtain sufficient credit to finance purchases of our products and meet their payment obligations to us. Certain of our customers may also need us to extend additional credit commitments. A continuation of the current credit crisis could require us to make difficult decisions between increasing our level of customer financing or potentially losing sales to these customers.

  •
  Reduced Pricing.  Any continued reduction in consumer and commercial spending and competitive threats may drive us to reduce product pricing, which would have a negative impact on gross profit. Moreover, reduced revenues as a result of a softening of the economy may also reduce our working capital and interfere with our short term and long term strategies.

        The risks outlined above could have a material adverse effect on our business, results of operations or financial condition.

We rely on, and make significant operational decisions based in part upon, industry data and forecasts that may prove to be inaccurate.

        We continue to operate in a challenging economic environment and our ability to maintain liquidity may be affected by economic or other conditions that are beyond our control and which are difficult to predict. The 2011 production forecasts by ACT Publications for the significant commercial vehicle markets that we serve, as of December 10, 2010, are as follows:

North American Class 8	235,313
North American Classes 5-7	125,110
U.S. Trailers	203,950

        Based on the these production builds, we expect that our liquidity will be sufficient to fund currently anticipated working capital, capital expenditures, and debt service requirements for at least the next twelve months. However, if our net sales are significantly less than expectations, given the volatility and the calendarization of the production builds as well as the other markets that we serve, or due to the challenging credit markets, we could have insufficient liquidity, which could have a material adverse effect on our business, results of operations or financial condition.

The failure to realize cost savings under our cost restructuring plan could adversely affect our business.

        During 2008 and 2009, and continuing into 2010, we implemented various cost reduction initiatives in response to, among other things, significant downturns in our industry. These initiatives have included aligning our workforce in response to slowdowns in the industry and consolidating certain of our facilities. We have recorded pre-tax restructuring expenses to cover costs associated with our cost reduction initiatives. We cannot assure you that these cost reduction initiatives will sufficiently help in returning us to profitability. Because our restructuring activities involve changes to many aspects of our business, the cost reductions could adversely impact productivity and sales to an extent we have not anticipated. Even if these activities generate the anticipated cost savings, there may be other unforeseeable and unintended factors or consequences that could adversely impact our profitability and business, including unintended employee attrition.

We have experienced significant historical, and may experience significant future, operating losses and net income losses which may hinder our ability to meet our debt service or working capital requirements.

        As of September 30, 2010, we had stockholders' equity of $34.3 million (and after giving completion of the conversion offer on November 29, 2010, we had stockholders' equity of $307.4 million). We had operating income of $29.6 million in 2007 and operating losses of $276.6 million in 2008 and $65.1 million in 2009 and net income loss of $8.6 million in 2007, $328.3 million in 2008 and $140.1 million in 2009. Even with the reduction in indebtedness through our recent reorganization under Chapter 11 and the conversion offer, future losses may continue. We cannot assure you that we will recognize net income in future periods. If we cannot generate net income or sufficient operating profitability, we may not be able to meet our debt service or working capital requirements.

We are dependent on sales to a small number of our major customers and on our status as standard supplier on certain truck platforms of each of our major customers.

        Sales, including aftermarket sales, to Navistar, PACCAR, DTNA, and Volvo/Mack, constituted approximately 19%, 16%, 14%, and 7%, respectively, of our 2009 net sales. No other customer accounted for more than 5% of our net sales for this period. The loss of any significant portion of sales to any of our major customers would likely have a material adverse effect on our business, results of operations or financial condition.

        We are a standard supplier of various components at a majority of our major customers, which results in recurring revenue as our standard components are installed on most trucks ordered from that platform, unless the end user specifically requests a different product, generally at an additional charge. The selection of one of our products as a standard component may also create a steady demand for that product in the aftermarket. We may not maintain our current standard supplier positions in the future, and may not become the standard supplier for additional truck platforms. The loss of a significant standard supplier position or a significant number of standard supplier positions with a major customer could have a material adverse effect on our business, results of operations or financial condition.

        We are continuing to engage in efforts intended to improve and expand our relations with each of Navistar, PACCAR, DTNA and Volvo/Mack. We have supported our position with these customers through direct and active contact with end users, trucking fleets, and dealers, and have located certain of our marketing personnel in offices near these customers and most of our other major customers. We may not be able to successfully maintain or improve our customer relationships so that these customers will continue to do business with us as they have in the past or be able to supply these customers or any of our other customers at current levels. The loss of a significant portion of our sales to Navistar, PACCAR, DTNA or Volvo/Mack could have a material adverse effect on our business, results of operations or financial condition. In addition, the delay or cancellation of material orders from, or problems at, Navistar, PACCAR, DTNA or Volvo/Mack, or any of our other major customers could have a material adverse effect on our business, results of operations or financial condition.

Increased cost or reduced supply of raw materials and purchased components may adversely affect our business, results of operations or financial condition.

        Our business is subject to the risk of price increases and fluctuations and periodic delays in the delivery of raw materials and purchased components that are beyond our control. Our operations require substantial amounts of raw steel, aluminum, steel scrap, pig iron, electricity, coke, natural gas, sheet and formed steel, bearings, purchased components, fasteners, foam, fabrics, silicon sand, binders, sand additives, coated sand, and tube steel. Fluctuations in the delivery of these materials may be driven by the supply/demand relationship for material, factors particular to that material or governmental regulation for raw materials such as electricity and natural gas. In addition, if any of our suppliers seeks bankruptcy relief or otherwise cannot continue its business as anticipated or we cannot renew our supply contracts on favorable terms, the availability or price of raw materials could be adversely affected. Fluctuations in prices and/or availability of the raw materials or purchased components used by us, which at times may be more pronounced during periods of higher truck builds, may affect our profitability and, as a result, have a material adverse effect on our business, results of operations or financial condition. In addition, as described above, a shortening or elimination of our trade credit by our suppliers may affect our liquidity and cash flow and, as a result, have a material adverse effect on our business, results of operations or financial condition.

        We use substantial amounts of raw steel and aluminum in our production processes. Although raw steel is generally available from a number of sources, we have obtained favorable sourcing by negotiating and entering into high-volume contracts with third parties with terms ranging from one to two years. We obtain raw steel and aluminum from various third-party suppliers. We may not be successful in renewing our supply contracts on favorable terms or at all. A substantial interruption in the supply of raw steel or aluminum or inability to obtain a supply of raw steel or aluminum on commercially desirable terms could have a material adverse effect on our business, results of operations or financial condition. We are not always able, and may not be able in the future, to pass on increases in the price of raw steel or aluminum to our customers on a timely basis or at all. In particular, when raw material prices increase rapidly or to significantly higher than normal levels, we may not be able to pass price increases through to our customers on a timely basis, if at all, which could adversely affect our operating margins and cash flow. Any fluctuations in the price or availability of raw steel or aluminum may have a material adverse effect on our business, results of operations or financial condition.

        Steel scrap and pig iron are also major raw materials used in our business to produce our wheel-end and industrial components. Steel scrap is derived from, among other sources, junked automobiles, industrial scrap, railroad cars, agricultural and heavy machinery, and demolition steel scrap from obsolete structures, containers and machines. Pig iron is a low-grade cast iron that is a product of smelting iron ore with coke and limestone in a blast furnace. The availability and price of steel scrap and pig iron are subject to market forces largely beyond our control, including North American and international demand for steel scrap and pig iron, freight costs, speculation and foreign exchange rates. Steel scrap and pig iron availability and price may also be subject to governmental regulation. We are not always able, and may not be able in the future, to pass on increases in the price of steel scrap and pig iron to our customers. In particular, when raw material prices increase rapidly or to significantly higher than normal levels, we may not be able to pass price increases through to our customers on a timely basis, if at all, which could have a material adverse effect on our operating margins and cash flow. Any fluctuations in the price or availability of steel scrap or pig iron may have a material adverse effect on our business, results of operations or financial condition.

Our business is affected by the seasonality and regulatory nature of the industries and markets that we serve.

        Our operations are typically seasonal as a result of regular customer maintenance and model changeover shutdowns, which typically occur in the third and fourth quarter of each calendar year. This seasonality may result in decreased net sales and profitability during the third and fourth fiscal quarters and have a material adverse effect on our business, results of operations or financial condition. In addition, federal and state regulations (including engine emissions regulations, tariffs, import regulations and other taxes) may have a material adverse effect on our business and are beyond our control.

Cost reduction and quality improvement initiatives by OEMs could have a material adverse effect on our business, results of operations or financial condition.

        We are primarily a components supplier to the heavy- and medium-duty truck industries, which are characterized by a small number of OEMs that are able to exert considerable pressure on components suppliers to reduce costs, improve quality and provide additional design and engineering capabilities. Given the fragmented nature of the industry, OEMs continue to demand and receive price reductions and measurable increases in quality through their use of competitive selection processes, rating programs, and various other arrangements. We may be unable to generate sufficient production cost savings in the future to offset such price reductions. OEMs may also seek to save costs by relocating production to countries with lower cost structures, which could in turn lead them to purchase components from local suppliers with lower production costs. Additionally, OEMs have generally required component suppliers to provide more design engineering input at earlier stages of the product development process, the costs of which have, in some cases, been absorbed by the suppliers. Future price reductions, increased quality standards and additional engineering capabilities required by OEMs may reduce our profitability and have a material adverse effect on our business, results of operations or financial condition.

We operate in highly competitive markets.

        The markets in which we operate are highly competitive. We compete with a number of other manufacturers and distributors that produce and sell similar products. Our products primarily compete on the basis of price, manufacturing and distribution capability, product design, product quality, product delivery and product service. Some of our competitors are companies, or divisions, units or subsidiaries of companies that are larger and have greater financial and other resources than we do. For these reasons, our products may not be able to compete successfully with the products of our competitors. In addition, our competitors may foresee the course of market development more accurately than we do, develop products that are superior to our products, have the ability to produce similar products at a lower cost than we can, or adapt more quickly than we do to new technologies or evolving regulatory, industry, or customer requirements. As a result, our products may not be able to compete successfully with their products. In addition, OEMs may expand their internal production of components, shift sourcing to other suppliers, or take other actions that could reduce the market for our products and have a negative impact on our business. We may encounter increased competition in the future from existing competitors or new competitors. We expect these competitive pressures in our markets to remain strong.

        In addition, potential competition from foreign truck components suppliers, especially in the aftermarket, may lead to an increase in truck components imports into North America, adversely affecting our market share and negatively affecting our ability to compete. At present, competition from non-U.S. manufacturers is constrained in the markets in which we compete due to factors such as high shipping costs. However, if the cost of fuel goes down, shipping costs would be significantly reduced, increasing the likelihood that foreign manufacturers will seek to increase their sales of truck components in North American markets. Foreign truck components suppliers, including those in China, may in the future increase their currently modest share of the markets for truck components in which we compete. Some of these foreign suppliers may be owned, controlled or subsidized by their governments, and their decisions with respect to production, sales and exports may be influenced more by political and economic policy considerations than by prevailing market conditions. In addition, foreign truck components suppliers may be subject to less restrictive regulatory and environmental regimes that could provide them with a cost advantage relative to North American suppliers. Therefore, there is a risk that some foreign suppliers, including those in China, may increase their sales of truck components in North American markets despite decreasing profit margins or losses. If future trade cases do not provide relief from such potential trade practices, U.S. protective trade laws are weakened or international demand for trucks and/or truck components decreases, an increase of truck component imports into the U.S. may occur, which could have a material adverse effect on our business, results of operations or financial condition.

We face exposure to foreign business and operational risks, including foreign exchange rate fluctuations, and if we were to experience a substantial fluctuation, our profitability may change.

        In the normal course of doing business, we are exposed to risks associated with changes in foreign exchange rates, particularly with respect to the Canadian dollar. From time to time, we use forward foreign exchange contracts, and other derivative instruments, to help offset the impact of the variability in exchange rates on our operations, cash flows, assets and liabilities. We had no outstanding foreign exchange forward contract instruments open at September 30, 2010. Factors that could further impact the risks associated with changes in foreign exchange rates include the accuracy of our sales estimates, volatility of currency markets and the cost and availability of derivative instruments.

        In addition, changes in the laws or governmental policies in the countries in which we operate could have a material adverse effect on our business, results of operations or financial condition.

We may not be able to continue to meet our customers' demands for our products and services.

        We must continue to meet our customers' demand for our products and services. However, we may not be successful in doing so. If our customers' demand for our products and/or services exceeds our ability to meet that demand, we may be unable to continue to provide our customers with the products and/or services they require to meet their business needs. Factors that could result in our inability to meet customer demands include an unforeseen spike in demand for our products and/or services, a failure by one or more of our suppliers to supply us with the raw materials and other resources that we need to operate our business effectively or poor management of our company or one or more divisions or units of our company, among other factors. Our ability to provide our customers with products and services in a reliable and timely manner, in the quantity and quality desired and with a high level of customer service, may be severely diminished as a result. If this happens, we may lose some or all of our customers to one or more of our competitors, which would have a material adverse effect on our business, results of operations or financial condition.

        In addition, it is important that we continue to meet our customers' demands in the truck components industry for product innovation, improvement and enhancement, including the continued development of new-generation products, design improvements and innovations that improve the quality and efficiency of our products. Developing product innovations for the truck components industry has been and will continue to be a significant part of our strategy. However, such development will require us to continue to invest in research and development and sales and marketing. Our recent financial condition has constrained our ability to make such investments. In the future, we may not have sufficient resources to make such necessary investments, or we may be unable to make the technological advances necessary to carry out product innovations sufficient to meet our customers' demands. We are also subject to the risks generally associated with product development, including lack of market acceptance, delays in product development and failure of products to operate properly. We may, as a result of these factors, be unable to meaningfully focus on product innovation as a strategy and may therefore be unable to meet our customers' demand for product innovation.

Our products may be rendered obsolete or less attractive by changes in regulatory, legislative or industry requirements.

        Changes in regulatory, legislative or industry requirements may render certain of our products obsolete or less attractive. Our ability to anticipate changes in these requirements, especially changes in regulatory standards, will be a significant factor in our ability to remain competitive. We may not be able to comply in the future with new regulatory, legislative and/or industrial standards that may be necessary for us to remain competitive and certain of our products may, as a result, become obsolete or less attractive to our customers.

Equipment failures, delays in deliveries or catastrophic loss at any of our facilities could lead to production or service curtailments or shutdowns.

        We manufacture our products at 17 facilities and provide logistical services at our just-in-time sequencing facilities in the U.S. An interruption in production or service capabilities at any of these facilities as a result of equipment failure or other reasons could result in our inability to produce our products, which would reduce our net sales and earnings for the affected period. In the event of a stoppage in production at any of our facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times to our customers could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations, expose us to damage claims from our customers and cause us to lose future sales. Our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We may experience plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss, which could have a material adverse effect on our business, results of operations or financial condition.

We may incur potential product liability, warranty and product recall costs.

        We are subject to the risk of exposure to product liability, warranty and product recall claims in the event any of our products results in property damage, personal injury or death, or does not conform to specifications. We may not be able to continue to maintain suitable and adequate insurance in excess of our self-insured amounts on acceptable terms that will provide adequate protection against potential liabilities. In addition, if any of our products proves to be defective, we may be required to participate in a recall involving such products. A successful claim brought against us in excess of available insurance coverage, if any, or a requirement to participate in any product recall, could have a material adverse effect on our business, results of operations or financial condition.

Work stoppages or other labor issues at our facilities or at our customers' facilities could have a material adverse effect on our operations.

        As of September 30, 2010, unions represented approximately 58% of our workforce. As a result, we are subject to the risk of work stoppages and other labor relations matters. Any prolonged strike or other work stoppage at any one of our principal unionized facilities could have a material adverse effect on our business, results of operations or financial condition. We have collective bargaining agreements with different unions at various facilities. These collective bargaining agreements expire at various times over the next few years, with the exception of our union contract at our Monterrey, Mexico facility, which expires on an annual basis. The 2010 negotiations in Monterrey, Elkhart, Erie and Rockford facilities have been completed. In 2011, we have collective bargaining agreements expiring at our Monterrey, Brillion, Elkhart and Livermore facilities. Any failure by us to reach a new agreement upon expiration of other union contracts may have a material adverse effect on our business, results of operations or financial condition.

        In addition, if any of our customers experience a material work stoppage, that customer may halt or limit the purchase of our products. This could cause us to curtail or shut down production facilities relating to these products, which could have a material adverse effect on our business, results of operations or financial condition.

We are subject to a number of environmental laws and regulations that may require us to make substantial expenditures or cause us to incur substantial liabilities.

        Our operations, facilities, and properties are subject to extensive and evolving laws and regulations pertaining to air emissions, wastewater and stormwater discharges, the handling and disposal of solid and hazardous materials and wastes, the investigation and remediation of contamination, and otherwise relating to health, safety, and the protection of the environment and natural resources. The violation of such laws can result in significant fines, penalties, liabilities or restrictions on operations. From time to time, we are involved in administrative or legal proceedings relating to environmental, health and safety matters, and have in the past incurred and will continue to incur capital costs and other expenditures relating to such matters. For example, we are involved in proceedings regarding alleged violations of air regulations at our Rockford facility and stormwater regulations at our Brillion facility, which could subject us to fines, penalties or other liabilities. In connection with such matters, we are negotiating with state authorities regarding certain capital improvements related to the underlying allegations. Based on current information, we do not expect that these matters will have a material adverse effect on our business, results of operations or financial conditions; however, we cannot assure you that these or any other future environmental compliance matters will not have such an effect.

        In addition to environmental laws that regulate our ongoing operations, we are also subject to environmental remediation liability. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act, which we refer to as "CERCLA," and analogous state laws, we may be liable as a result of the release or threatened release of hazardous materials into the environment regardless of when the release occurred. We are currently involved in several matters relating to the investigation and/or remediation of locations where we have arranged for the disposal of foundry and other wastes. Such matters include situations in which we have been named or are believed to be potentially responsible parties in connection with the contamination of these sites. Additionally, environmental remediation may be required to address soil and groundwater contamination identified at certain of our facilities.

        As of September 30, 2010, we had an environmental reserve of approximately $1.5 million, related primarily to our foundry operations. This reserve is based on management's review of potential liabilities as well as cost estimates related thereto. The reserve takes into account the benefit of a contractual indemnity given to us by a prior owner of our wheel-end subsidiary. The failure of the indemnitor to fulfill its obligations could result in future costs that may be material. Any expenditures required for us to comply with applicable environmental laws and/or pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve. Our environmental reserve may not be adequate to cover our future costs related to the sites associated with the environmental reserve, and any additional costs may have a material adverse effect on our business, results of operations or financial condition. The discovery of additional environmental issues, the modification of existing laws or regulations or the promulgation of new ones, more vigorous enforcement by regulators, the imposition of joint and several liability under CERCLA or analogous state laws, or other unanticipated events could also result in a material adverse effect.

        The Iron and Steel Foundry National Emission Standard for Hazardous Air Pollutants, which we refer to as the "NESHAP," was developed pursuant to Section 112(d) of the Clean Air Act and requires major sources of hazardous air pollutants to install controls representative of maximum achievable control technology. Based on currently available information, we do not anticipate material costs regarding ongoing compliance with the NESHAP; however if we are found to be out of compliance with the NESHAP, we could incur liability that could have a material adverse effect on our business, results of operations or financial condition.

Future climate change regulation may require us to make substantial expenditures or cause us to incur substantial liabilities.

        Many scientists, legislators and others attribute climate change to increased emissions of greenhouse gases, which we refer to as "GHGs," which has led to significant legislative and regulatory efforts to limit GHGs. There are bills pending in Congress that would limit and reduce GHG emissions through a cap-and-trade system of allowances and credits, under which emitters would be required to buy allowances to offset emissions. In addition, in late 2009, the U.S. Environmental Protection Agency, which we refer to as the "EPA," promulgated a rule requiring certain emitters of GHGs to monitor and report data with respect to their GHG emissions and in June 2010 promulgated a rule regarding future regulation of GHG emissions from stationary sources. Also, several states, including states in which we have facilities, are considering or have begun to implement various GHG registration and reduction programs. Certain of our facilities use significant amounts of energy and may emit amounts of GHGs above certain existing and/or proposed regulatory thresholds. GHG laws and regulations could increase the price of the energy we purchase, require us to purchase allowances to offset our own emissions, require us to monitor and report our GHG emissions or require us to install new emission controls at our facilities, any one of which could significantly increase our costs or otherwise negatively affect our business, results of operations or financial condition. In addition, future efforts to curb transportation-related GHGs could result in a lower demand for our products, which could negatively affect our business, results of operation or financial condition. While future GHG regulation appears increasingly likely, it is difficult to predict how these regulations will affect our business, results of operations or financial condition.

We might fail to adequately protect our intellectual property or third parties might assert that our technologies infringe on their intellectual property.

        The protection of our intellectual property is important to our business. We rely on a combination of trademarks, copyrights, patents, and trade secrets to provide protection in this regard, but this protection might be inadequate. For example, our pending or future trademark, copyright and patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies or other intellectual property infringe on their proprietary rights. Any intellectual property-related litigation could result in substantial costs and diversion of our efforts and, whether or not we are ultimately successful, the litigation could have a material adverse effect on our business, results of operations or financial condition.

Litigation against us could be costly and time consuming to defend.

        We are regularly subject to legal proceedings and claims that arise in the ordinary course of business, such as workers' compensation claims, OSHA investigations, employment disputes, unfair labor practice charges, customer and supplier disputes, and product liability claims arising out of the conduct of our business. Litigation may result in substantial costs and may divert management's attention and resources from the operation of our business, which could have a material adverse effect on our business, results of operations or financial condition.

If a person unaffiliated with us were to acquire a substantial amount of our common stock or convertible notes, a change of control could occur.

        If a person is able to acquire a substantial amount of our common stock, a change of control could be triggered under Delaware General Corporation Law, our ABL Facility, the convertible notes indenture, or the indenture governing the notes. If a change of control under our ABL Facility, the convertible notes indenture or the indenture governing the notes was to occur, we would need to obtain a waiver from our lenders, holders of our convertible notes or holders of our notes, as applicable, or amend such debt instruments. Otherwise, the lenders or noteholders, as applicable, could accelerate the debt outstanding under such debt instruments. If we are unable to obtain a waiver or otherwise refinance this debt, our liquidity and capital resources would be significantly limited, and our business operations could be materially and adversely impacted.

If we fail to retain our executive officers, our business could be harmed.

        Our success largely depends on the efforts and abilities of our executive officers. Their skills, experience and industry contacts significantly contribute to the success of our business and our results of operations. The loss of any one of them could have a material adverse effect on our business, results of operations or financial condition. All of our executive officers are at will, but each of them has a severance agreement, as discussed directly below, other than our current Interim President and Chief Executive Officer. In addition, our future success and profitability will also depend, in part, upon our continuing ability to attract and retain highly qualified personnel throughout our company, including a permanent Chief Executive Officer.

We have entered into typical severance arrangements with certain of our senior management employees, which may result in certain costs associated with strategic alternatives.

        Severance and retention agreements with certain senior management employees provide that the participating executive is entitled to a regular severance payment if we terminate the participating executive's employment without "cause" or if the participating executive terminates his or her employment with us for "good reason" (as these terms are defined in the agreement) at any time other than during a "Protection Period." The regular severance benefit is equal to the participating executive's base salary for one year. A Protection Period begins on the date on which a "change in control" (as defined in the agreement) occurs and ends 18 months after a "change in control." A change in control within the meaning of the agreements occurred as a result of the implementation of the Plan of Reorganization for all then outstanding severance and retention agreements, which did not include the severance and retention agreement with Mr. Woodward entered into after our emergence from Chapter 11 bankruptcy proceedings.

        The change in control severance benefit is payable to an executive if his or her employment is terminated during the Protection Period either by the participating executive for "good reason" or by us without "cause." The change in control severance benefits for Tier II executives (Messrs. Gulda, Maniatis, Schomer, Woodward and Wright) consist of a payment equal to 200% of the executive's salary plus 200% of the greater of (i) the annualized incentive compensation to which the executive would be entitled as of the date on which the change of control occurs or (ii) the average incentive compensation award over the three years prior to termination. The change in control severance benefits for Tier III executives (other key executives) consist of a payment equal to 100% of the executive's salary and 100% of the greater of (i) the annualized incentive compensation to which the executive would be entitled as of the date on which the change of control occurs or (ii) the average incentive compensation award over the three years prior to termination. If the participating executive's termination occurs during the Protection Period, the severance and retention agreement also provides for the continuance of certain other benefits, including reimbursement for forfeitures under qualified plans and continued health, disability, accident and dental insurance coverage for the lesser of 18 months (or 12 months in the case of Tier III executives) from the date of termination or the date on which the executive receives such benefits from a subsequent employer. There are currently no Tier I executives with severance and retention agreements.

        Neither the regular severance benefit nor the change in control severance benefit is payable if we terminate the participating executive's employment for "cause," if the executive voluntarily terminates his or her employment without "good reason" or if the executive's employment is terminated as a result of disability or death. Any payments to which the participating executive may be entitled under the agreement will be reduced by the full amount of any payments to which the executive may be entitled due to termination under any other severance policy offered by us. These agreements would make it costly for us to terminate certain of our senior management employees and such costs may also discourage potential acquisition proposals, which may negatively affect our stock price.

Our strategic initiatives may be unsuccessful, may take longer than anticipated, or may result in unanticipated costs.

        Future strategic initiatives could include divestitures, acquisitions, and restructurings, the success and timing of which will depend on various factors. Many of these factors are not in our control. In addition, the ultimate benefit of any acquisition would depend on the successful integration of the acquired entity or assets into our existing business. Failure to successfully identify, complete, and/or integrate future strategic initiatives could have a material adverse effect on our business, results of operations or financial condition.

        Additionally, our strategy contemplates significant growth in international markets in which we have significantly less market share and experience than we have in our domestic operations and markets. An inability to penetrate these international markets could adversely affect our results of operations.

Risks Related to Our Emergence from Chapter 11 Bankruptcy Proceedings

Our actual financial results may vary significantly from the projections filed with the bankruptcy court, and investors should not rely on the projections.

        Neither the projected financial information that we previously filed with the bankruptcy court in connection with the Chapter 11 bankruptcy proceedings nor the financial information included in the Disclosure Statement filed with the bankruptcy court in connection with our Chapter 11 bankruptcy proceedings, which we refer to as the "Disclosure Statement," should be considered or relied on in connection with the exchange offer. We were required to prepare projected financial information to demonstrate to the bankruptcy court the feasibility of the Plan of Reorganization and our ability to continue operations upon emergence from Chapter 11 bankruptcy proceedings. This projected financial information was filed with the bankruptcy court as part of our Disclosure Statement approved by the bankruptcy court. The projections reflect numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections for a variety of reasons. Furthermore, the projections were limited by the information available to us as of the date of the preparation of the projections, including production forecasts published by ACT, which have substantially been revised (the revised numbers being included in this prospectus). Therefore, variations from the projections may be material, and investors should not rely on such projections.

Because of the adoption of Fresh Start Accounting and the effects of the transactions contemplated by the Plan of Reorganization, financial information subsequent to February 26, 2010, will not be comparable to financial information prior to February 26, 2010.

        Upon our emergence from Chapter 11 bankruptcy proceedings, we adopted Fresh Start Accounting in accordance with the provisions of ASC 852, pursuant to which the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, "Business Combinations." Accordingly, our financial statements subsequent to February 26, 2010 may not be comparable in many respects to our financial statements prior to February 26, 2010. The lack of comparable historical financial information may discourage investors from purchasing our securities.

Our emergence from Chapter 11 bankruptcy proceedings may limit our ability to offset future U.S. taxable income with tax losses and credits incurred prior to emergence from Chapter 11 bankruptcy proceedings.

        In connection with our emergence from Chapter 11 bankruptcy proceedings, we were able to retain a portion of our U.S. net operating loss and tax credit carryforwards, which refer to, collectively, as Tax Attributes. However, Internal Revenue Code, which we refer to as "IRC," Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. Our emergence from Chapter 11 bankruptcy proceedings is considered a change in ownership for purposes of IRC Section 382. In our situation, the limitation under the IRC will be based on the value of our equity (for purposes of the applicable tax rules) on or around the time of emergence, and increased to take into account the recognition of built-in gains. As a result, our future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds our annual limitation, and we may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish our ability to utilize Tax Attributes.

We may be subject to claims that were not discharged in the Chapter 11 bankruptcy proceedings, which could have a material adverse effect on our results of operations and profitability.

        Substantially all of the claims against us that arose prior to the date of our bankruptcy filing were resolved during our Chapter 11 bankruptcy proceedings or are in the process of being resolved in the bankruptcy court as part of the claims reconciliation process. Although we anticipate that the remaining claims will be handled in due course with no material adverse effect to our business, financial operations or financial conditions, we cannot assure you that this will be the case or that the resolution of such claims will occur in a timely manner or at all. Subject to certain exceptions (such as certain employee and customer claims) and as set forth in the Plan of Reorganization, all claims against and interests in us and our domestic subsidiaries that arose prior to the initiation of our Chapter 11 bankruptcy proceedings are (1) subject to compromise and/or treatment under the Plan of Reorganization and (2) discharged, in accordance with the Bankruptcy Code and terms of the Plan of Reorganization. Pursuant to the terms of the Plan of Reorganization, the provisions of the Plan of Reorganization constitute a good faith compromise or settlement of all such claims and the entry of the order confirming the Plan of Reorganization or other orders resolving objections to claims constitute the bankruptcy court's approval of the compromise or settlement arrived at with respect to all such claims. Circumstances in which claims and other obligations that arose prior to our bankruptcy filing may not have been discharged include instances where a claimant had inadequate notice of the bankruptcy filing.

 Risks Related to the Exchange Notes and Other Indebtedness

The exchange notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.

        You will not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the exchange notes or against any of our future subsidiaries that do not become guarantors of the exchange notes. Debt and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries. The exchange notes are not secured by any of the assets of non-guarantor subsidiaries.

        For the nine-month period ended September 30, 2010, as adjusted to give effect to the refinancing, we and the guarantor subsidiaries collectively represented approximately $487.1 million of our combined net sales of $570.3 million, approximately $6.3 million of operating losses reducing our combined operating profit to $0.2 million and approximately $41.3 million of our combined Adjusted EBITDA of $51.1 million. At September 30, 2010, we and the guarantor subsidiaries collectively represented 83.5% of our total assets and 91.7% of our total liabilities, including trade payables, but excluding intercompany liabilities. For a reconciliation of Adjusted EBITDA to the closest related GAAP measure, net income (loss), see footnote (d) to "—Summary Historical and Pro Forma Financial Information and Other Data."

        In addition, the indenture governing the exchange notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The pledge of the capital stock or other securities of our subsidiaries that will secure the exchange notes will automatically be released from the lien on them and no longer constitute Collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

        The exchange notes and the guarantees will be secured by a first-priority security interest pledge of the stock of the guarantors. Under the SEC regulations in effect as of the issue date of the exchange notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock or other securities of a subsidiary pledged as part of the Collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture governing the notes and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the Collateral for so long as, and only to the extent that, the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

        As a result, holders of the exchange notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the exchange notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See "Description of Exchange Notes—Security for the Notes."

Other secured indebtedness, including under our ABL Facility, will be effectively senior to the exchange notes to the extent of the value of the ABL Priority Collateral.

        Our ABL Facility is collateralized by a first-priority lien in the ABL Priority Collateral. We may also incur additional future indebtedness permitted by the indenture that is secured by a first priority lien on the ABL Priority Collateral. We have $75.0 million of undrawn availability under the ABL

Facility. Under certain circumstances, the ABL Facility may be increased. See "Description of Other Indebtedness—ABL Facility." The exchange notes and the related guarantees will be secured, subject to permitted liens, by a second-priority lien in the ABL Priority Collateral. Holders of the indebtedness under our ABL Facility and any other indebtedness collateralized by a first-priority lien in the ABL Priority Collateral will be entitled to receive proceeds from the realization of value of the ABL Priority Collateral to repay such indebtedness in full before the holders of the exchange notes will be entitled to any recovery from such collateral. Accordingly, holders of the exchange notes will only be entitled to receive proceeds from the realization of value of the ABL Priority Collateral after all indebtedness and other obligations under our ABL Facility and any other obligations secured by first-priority liens on the ABL Priority Collateral are repaid in full. As a result, the exchange notes will be effectively junior in right of payment to indebtedness under our ABL Facility and any other indebtedness collateralized by a first-priority lien in the ABL Priority Collateral, to the extent of the realizable value of such collateral.

        In addition, we have the ability to incur debt that ranks equally with the exchange notes and, subject to certain limitations, secured equally and ratably with the exchange notes. If we incur any additional indebtedness that ranks equally with the exchange notes and is, subject to certain limitations, secured equally and ratably with the notes, the holders of that debt will be entitled to share ratably with holders of the exchange notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

There may not be sufficient Collateral to pay all or any of the exchange notes.

        No appraisal of the value of the Collateral has been made in connection with this exchange offer and the fair market value of the Collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the Collateral securing the exchange notes may not produce proceeds in an amount sufficient to pay any amounts due on the exchange notes.

        The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our facilities, the conditions of the commercial vehicle components industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of this Collateral will be sufficient to pay our obligations under the exchange notes. The rights of the holders of the exchange notes with respect to the Collateral securing the exchange notes will also be materially limited pursuant to the terms of an intercreditor agreement.

        To the extent that pre-existing liens, liens permitted under the indenture governing the notes and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first-priority liens), encumber any of the Collateral securing the exchange notes and the guarantees, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the notes collateral agent, the trustee under the indenture governing the exchange notes or the holders of the exchange notes to realize or foreclose on the Collateral.

If there is a foreclosure on the Collateral securing the exchange notes, you may be subject to claims and liabilities under environmental laws and regulations.

        Lenders that hold a security interest in real property may be held liable under environmental laws and regulations for the costs of remediating or preventing releases or threatened releases of hazardous materials at or from the mortgaged property. While lenders that neither foreclose on nor participate in the management of a mortgaged property generally have not been subject to liability, lenders that take possession of a mortgaged property or that participate in the management of a mortgaged property may be liable for such costs of remediation and must carefully and strictly adhere to federal and state laws to avoid environmental liability. In this regard, the trustee for the exchange notes would need to evaluate the impact of these potential liabilities before determining to foreclose on the mortgaged facilities securing the exchange notes and exercising other available remedies. In addition, the notes collateral agent may decline to foreclose upon the mortgaged facilities or exercise other remedies available to the extent that it does not receive indemnification to its satisfaction from the holders of the notes.

The lien ranking provisions of the indenture governing the exchange notes and other agreements relating to the ABL Priority Collateral securing the exchange notes will limit the rights of holders of the exchange notes with respect to certain collateral, even during an event of default.

        The rights of the holders of the exchange notes with respect to the ABL Priority Collateral will be substantially limited by the terms of the lien ranking agreements set forth in the indenture governing the exchange notes and the intercreditor agreement, even during an event of default. Under the indenture governing the exchange notes and the intercreditor agreement, at any time that obligations that have the benefit of first-priority liens are outstanding, any actions that may be taken with respect to (or in respect of) such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such collateral from the lien of, and waivers of past defaults under, such documents relating to such collateral, are at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the exchange notes secured by lower priority liens may be adversely affected. See "Description of Exchange Notes—Control of Enforcement With Respect to the ABL Priority Collateral and Application of Proceeds of ABL Priority Collateral" and "Description of Exchange Notes—Amendment, Supplement and Waiver." Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the ABL Priority Collateral are outstanding, if the holders of such indebtedness release the ABL Priority Collateral for any reason whatsoever (other than any such release granted following the discharge of obligations with respect to the ABL Facility), including, without limitation, in connection with any sale of assets, the second-priority security interest in such ABL Priority Collateral securing the exchange notes will be automatically and simultaneously released without any consent or action by the holders of the exchange notes, subject to certain exceptions. The ABL Priority Collateral so released will no longer secure our and the guarantors' obligations under the exchange notes and the guarantees.

        In addition, because the holders of the indebtedness secured by first-priority liens in the ABL Priority Collateral control the disposition of the ABL Priority Collateral, such holders could decide not to proceed against the ABL Priority Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the exchange notes. In such event, the only remedy available to the holders of the exchange notes would be to sue for payment on the exchange notes and the related guarantees. The indenture governing the exchange notes and the intercreditor agreement contain certain provisions benefiting holders of indebtedness under our ABL Facility, including provisions prohibiting the trustee and notes collateral agent from objecting following the filing of a bankruptcy petition to a number of important matters regarding the collateral and the financing to be provided to us. After such filing, the value of this collateral could materially deteriorate and holders of the exchange notes would be unable to raise an objection. In addition, the right of holders of obligations secured by first-priority liens to foreclose upon and sell such collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. The intercreditor agreement also gives the holders of first-priority liens on the ABL Priority Collateral the right to access and use the collateral that secures the exchange notes to allow those holders to protect the ABL Priority Collateral and to process, store and dispose of the ABL Priority Collateral.

        The ABL Priority Collateral is also subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our ABL Facility and other creditors that have the benefit of first-priority liens on such collateral from time to time, whether on or after the date the notes and guarantees were issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the ABL Priority Collateral securing the exchange notes as well as the ability of the notes collateral agent to realize or foreclose on such collateral.

The trustee under the indenture governing the exchange notes may be unable to foreclose on the Collateral, or exercise associated rights, and pay you any amount due on the exchange notes.

        Under the indenture governing the exchange notes, if an event of default occurs, including defaults in payment of interest or principal on the exchange notes when due at maturity or otherwise, the trustee may accelerate the notes and, among other things, the notes collateral agent may initiate proceedings to foreclose on the Collateral and exercise associated rights. The right of the notes collateral agent to repossess and dispose of the Collateral after the occurrence of an event of default is likely to be significantly impaired or, at a minimum, delayed by applicable U.S. bankruptcy laws if a bankruptcy proceeding involving us or any of the guarantors were to be commenced prior to the trustee's disposition of the Collateral. For example, under applicable U.S. bankruptcy laws, a secured creditor is prohibited from repossessing and selling its collateral from a debtor in a bankruptcy case without bankruptcy court approval. Additionally, the consents of any third parties and approvals by government entities may not be given when required to facilitate a foreclosure on such assets and certain permits and licenses that are required to operate the facilities may not be transferable. Under any of these circumstances, you may not be fully compensated for your investment in the exchange notes in the event of a default by us.

The waiver in the intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the exchange notes in a bankruptcy or foreclosure scenario.

        The exchange notes and the guarantees will be secured on a second-priority lien basis by the ABL Priority Collateral. The intercreditor agreement provides that, at any time obligations having the benefit of the first-priority liens on the ABL Priority Collateral are outstanding, the holders of the exchange notes, the trustee under the indenture governing the exchange notes and the notes collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the ABL Priority Collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the ABL Priority Collateral would likely be required to liquidate collateral on which the exchange notes did not have a lien, if any, prior to liquidating the ABL Priority Collateral, thereby maximizing the proceeds of the ABL Priority Collateral that would be available to repay our obligations under the exchange notes. As a result of this waiver, however, the proceeds of sales of the ABL Priority Collateral could be applied to repay any indebtedness secured by first-priority liens in the ABL Priority Collateral before applying proceeds of other collateral securing indebtedness, and the holders of exchange notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the exchange notes.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

        The exchange notes are a new issue of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

  •
  the number of holders of exchange notes;

  •
  our operating performance and financial condition;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the exchange notes; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or the price that you receive when you sell will be favorable.

If a bankruptcy petition were filed by or against us, holders of exchange notes might receive less for their bankruptcy claim than they would have been entitled to receive under the indenture governing the exchange notes.

        The exchange notes will be treated as issued with original issue discount. In similar circumstances, bankruptcy courts have held that the amount of the original issue discount constitutes interest that accrues over the term of the notes. If a bankruptcy petition were filed by or against us under the United States Bankruptcy Code, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the exchange notes; and

  •
  that portion of any original issue discount that does not constitute "unmatured interest" for purposes of the United States Bankruptcy Code.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the exchange notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the exchange notes, even if sufficient funds are available.

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the Collateral securing the notes.

        In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the Collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim in an amount equal to the value of the Collateral and an unsecured claim with respect to the remainder of its claim which would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the unsecured portion of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive "adequate protection" under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Your rights in the Collateral may be adversely affected by the failure to perfect security interests in certain Collateral acquired in the future.

        Applicable law requires that certain property and rights acquired after the grant of a general security interest can be perfected only at the time the property and rights are acquired and identified. There can be no assurance that the collateral or security agent under our ABL Facility, the trustee or the notes collateral agent will monitor, or that we will inform the collateral or security agent under our ABL Facility or the trustee or the notes collateral agent of the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. The notes collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest in favor of the notes against third parties.

State law may limit the ability of the notes collateral agent, trustee and the holders of the notes to foreclose on the real property and improvements included in the Collateral.

        The exchange notes will be secured by, among other things, liens on real property and improvements located in the states of Indiana, Illinois, Kentucky, Ohio, Tennessee, Texas, Virginia, Washington and Wisconsin. The laws of those states may limit the ability of the trustee and the holders of the exchange notes to foreclose on the improved real property Collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

        You and the trustee also may be limited in your ability to enforce a breach of the "no liens" and "no transfers or assignments" covenants. Some decisions of state courts have placed limits on a lender's ability to prohibit and to accelerate debt secured by real property upon breach of covenants prohibiting sales or assignments or the creation of certain junior liens or leasehold estates, and the lender may need to demonstrate that enforcement of such covenants is reasonably necessary to protect against impairment of the lender's security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The mortgages and title policies with respect to real property constituting Collateral are subject to certain exceptions.

        The mortgages and title insurance policies with respect to the real property constituting Collateral are subject to certain exceptions, which exceptions may have a significant adverse effect on the value of the Collateral or any recovery under the title insurance policies that were delivered for the mortgaged real properties.

Your rights in the Collateral may be adversely affected by the failure to perfect security interests in such collateral and other issues generally associated with the realization of security interests in such Collateral.

        Generally, a security interest or valid lien in tangible and intangible assets can only be granted and properly perfected, and the priority of such security interest or lien can only be retained, if certain actions are undertaken by the applicable secured party. The security interests and liens in all Collateral from time to time owned by us or the guarantors may not be validly created, perfected, or the priority retained, with respect to the exchange notes and the guarantees if the notes collateral agent has not taken the actions necessary to validly create, perfect or retain priority of any of those security interests or liens. The inability or failure of the notes collateral agent to take all actions necessary to validly create, properly perfect and retain priority of security interests or liens on the Collateral may result in the loss of, or the loss of priority of, the security interest or lien for your benefit, to which you would have been entitled had such valid creation and perfection of such security interests or liens been effectuated, or the priority of such security interests or liens been retained, by the notes collateral agent.

In the event of a bankruptcy, the ability of the holders of the exchange notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.

        The ability of holders of the exchange notes to realize upon the Collateral will be subject to certain bankruptcy law limitations in the event of a bankruptcy. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor in a bankruptcy case, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but is intended in general to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the exchange notes would be made following commencement of and during a bankruptcy case, whether or when the trustee under the indenture governing the exchange notes could foreclose upon or sell the Collateral or whether or to what extent holders of exchange notes would be compensated for any delay in payment or loss of value of the Collateral through the provision of "adequate protection."

There are circumstances other than repayment or discharge of the notes under which the Collateral securing the exchange notes and guarantees will be released automatically, without your consent or the consent of the trustee.

        Under various circumstances, all or a portion of the Collateral may be released, including:

  •
  to enable the sale, transfer or other disposal of such Collateral in a transaction not prohibited under the indenture governing the notes or the ABL Facility, including the sale of stock or assets of any entity that owns or holds such Collateral;

  •
  with respect to Collateral held by a guarantor, upon the release of such guarantor from its guarantee (including upon a sale of the guarantor); and

  •
  as disclosed above, with respect to any ABL Priority Collateral, upon any release by the lenders under our ABL Facility of their first-priority security interest in such ABL Priority Collateral

    (other than any such release granted following the discharge of the obligations with respect to the ABL Facility).

        The indenture governing the exchange notes also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the exchange notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the exchange notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the exchange notes but not under the ABL Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the exchange notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See "Description of Exchange Notes."

The Collateral is subject to casualty risks.

        We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged Collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the exchange notes and the guarantees.

        In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays. In addition, certain factors may prevent rebuilding facilities substantially as they exist today in the event of a casualty, which may have a material adverse effect on our business, results of operations or financial condition.

The Collateral is subject to condemnation risks, which may limit your ability to recover as a secured creditor for losses to the Collateral consisting of mortgaged facilities, and which may have a material adverse effect on our business, results of operations or financial condition.

        It is possible that all or a portion of the mortgaged facilities securing the exchange notes may become subject to a condemnation proceeding. In such event, we may be compensated for any total or partial loss of property but it is possible that such compensation will be insufficient to fully compensate us for our losses. In addition, a total or partial condemnation may interfere with our ability to use and operate all or a portion of the affected facility, which may have a material adverse effect on our business, results of operations or financial condition.

We may not be able to repurchase the exchange notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our ABL Facility or other future senior debt from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your exchange notes unless we are able to refinance or obtain waivers under our ABL Facility or other senior debt, as applicable. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross-default under our ABL Facility. Our ABL Facility also provides that a change of control under the ABL Facility will be a default that permits lenders to accelerate the maturity of borrowings under the ABL Facility and, if that debt is not paid, to enforce security interests in the collateral securing that debt, thereby limiting our ability to raise cash to purchase the exchange notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the exchange notes. Any of our future debt agreements may contain similar provisions.

        In addition, the change of control provisions in the indenture governing the exchange notes may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such a transaction constitutes a "Change of Control" under the indenture governing the exchange notes. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a "Change of Control," as defined in the indenture governing the exchange notes, which would trigger our obligation to repurchase the exchange notes. Therefore, if an event occurs that does not constitute a "Change of Control," as defined in the indenture governing the exchange notes, we will not be required to make an offer to repurchase the exchange notes and you may be required to continue to hold your exchange notes despite the event.

        Furthermore, the definition of "Change of Control" includes a disposition of all or substantially all of our assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether you may require us to make an offer to repurchase the exchange notes in this circumstance.

        For further information on these limitations, see "Description of Other Indebtedness" and "Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control."

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees. If that occurs, you may not receive any payments on the exchange notes.

        The issuance of the exchange notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under these laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the exchange notes or a guarantee and, in the case of (2) only, any of the following is also true:

  •
  we or any of our guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

  •
  payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

  •
  we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

        If a court were to find that the issuance of the exchange notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or guarantee or subordinate the exchange notes or guarantee to presently existing and future debt that we or the guarantor may owe, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of the debt.

        Generally, an entity would be considered insolvent if, at the time it incurred debt:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or, regardless of the standard that a court were to use, that the issuance of the exchange notes and the guarantees would not be subordinated to our or any guarantor's other debt.

        If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor's other debt or take other action detrimental to the holders of the exchange notes.

The exchange notes will be treated as issued with original issue discount.

        The exchange notes will be treated as issued with original issue discount. U.S. holders will be required to include the original issue discount in gross income as ordinary income for U.S. federal income tax purposes in advance of the receipt of cash payments to which the income is attributable, regardless of a holder's method of tax accounting. See "Material United States Federal Income Tax Considerations—U.S. Holders—Original Issue Discount."

Risks Related to the Exchange Offer

You may have difficulty selling the outstanding notes you do not exchange.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes as described in the legend on the global notes representing the outstanding notes. There are restrictions on transfer of your outstanding notes because we issued the outstanding notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any outstanding notes not tendered in the exchange offer and, upon consummation of the exchange offer, except under limited circumstances, you will not be entitled to any rights to have your untendered outstanding notes registered under the Securities Act. In addition, the trading market, if any, for the remaining outstanding notes may be adversely affected depending on the extent to which outstanding notes are tendered and accepted in the exchange offer.

Broker-dealers and others may need to comply with the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that (1) exchanges its outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or (2) resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive exchange notes in the exchange offer if the exchange offer procedure is not followed.

        We will issue the exchange notes in exchange for your outstanding notes only if you tender the outstanding notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender outstanding notes in the exchange offer, you should promptly contact the person in whose name your outstanding notes are registered and instruct that person to tender your outstanding notes on your behalf.

THE EXCHANGE OFFER

Purpose and Effect

        In connection with the sale by us of the outstanding notes on July 29, 2010, we and the guarantors entered into a registration rights agreement, dated July 29, 2010, with the initial purchasers of the outstanding notes, which requires that we use our commercially reasonable efforts to file with the SEC within 150 days of the issuance of the outstanding notes, and to cause to become effective within 240 days of the issuance of the outstanding notes a registration statement under the Securities Act with respect to the exchange notes and, upon effectiveness of that registration statement, to offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use our commercially reasonable efforts to complete the exchange offer within 270 days after the effective date of our registration statement.

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and below is a summary of the material provisions of the registration rights agreement. For a more complete understanding of the registration rights agreement, we encourage you to read the actual agreement as it, and not this description, governs your rights as holders of the outstanding notes. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the outstanding notes provided in the registration rights agreement, provided that the exchange offer is completed by March 28, 2011. Following the completion of the exchange offer, holders of outstanding notes that are not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

        In order to participate in the exchange offer, a holder must represent to us, among other things, that:

  •
  any exchange notes to be received by the holder will be acquired in the ordinary course of business;

  •
  the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

  •
  the holder is not an "affiliate" (within the meaning of Rule 405 under Securities Act) of us; and

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of the exchange notes.

        In the event that:

  •
  we and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

  •
  the exchange offer is not for any other reason completed by 270 days after the issuance of the outstanding notes; or

  •
  any holder (other than a broker-dealer electing to exchange outstanding notes, acquired for its own account as a result of market making activities or other trading activities, for exchange notes, who we refer to as an "exchanging dealer") is not eligible to participate in the exchange offer or, in the case of any holder (other than an exchanging dealer) that participates in the exchange offer, the holder does not receive freely tradable exchange notes on the date of the exchange, we must use commercially reasonable efforts to cause to be filed a "shelf" registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

        Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

  •
  acquired the exchange notes other than in the ordinary course of the holder's business;

  •
  has an arrangement with any person to engage in the distribution of exchange notes;

  •
  is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act; or

  •
  is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

        Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the SEC's staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on February 14, 2011 or such date and time to which we extend the offer. Outstanding notes may be tendered only in minimum denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer.

        The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the outstanding notes.

        As of the date of this prospectus, $310.0 million aggregate principal amount of outstanding notes were outstanding and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given written notice thereof to Deutsche Bank, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on February 14, 2011, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

  •
  to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under "—Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving written notice of that delay, extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner.

        If we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering Outstanding Notes

        The tender to us of outstanding notes by a holder pursuant to one of the procedures set forth below and the acceptance thereof by us will constitute a binding agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Except as set forth below, a holder that wishes to tender outstanding notes for exchange notes must transmit, on or prior to the expiration date, a properly completed and duly executed letter of transmittal, or an "agent's message" in lieu of a letter of transmittal, and all other documents required by the letter of transmittal to the exchange agent at the address set forth below under the heading "—Exchange Agent." In addition, either:

  •
  the exchange agent must receive certificates for such outstanding notes along with the letter of transmittal; or

  •
  the exchange agent must receive, a timely confirmation of a book-entry transfer, which we refer to as a "book-entry confirmation," of such outstanding notes into the exchange agent's account at DTC pursuant to the book-entry transfer procedure described below under the caption "—Book-Entry Transfer"; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        Letters of transmittal, certificates for outstanding notes and other documents must be sent to the exchange agent and not to us.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        The method of delivery of outstanding notes, the letter of transmittal and other required documents to the exchange agent is at the option and sole risk of the holder, and delivery will be deemed made only when these items are actually received by the exchange agent. If delivery is to be made other than by hand or facsimile transmission, registered mail with return receipt requested, properly insured, or overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery to the exchange agent.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf.

        Signatures on a letter of transmittal must be guaranteed unless the outstanding notes tendered pursuant thereto are tendered (1) by the registered holder(s) of such outstanding notes and the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal has not been completed or (2) for the account of any firm that is an "eligible institution." An eligible institution includes, among others, a commercial bank, broker, dealer, credit union and national securities exchange. In all other cases, an eligible institution must guarantee signatures on a letter of transmittal.

        If the letter of transmittal is signed by a person other than a registered holder (or less than all registered holders) of any outstanding notes tendered therewith, the certificates for such outstanding notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder(s) appears on the outstanding notes, and such signatures must be guaranteed by an eligible institution.

        If the letter of transmittal or any certificates for outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to us of their authority to act in such a capacity.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered outstanding notes will be resolved by us, and our determination of such questions will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions in any tender of particular outstanding notes, whether or not we waive similar irregularities or conditions in tenders of other outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Neither we or our affiliates or assigns nor the exchange agent or any other person will be under any duty to give notification of any irregularities in tenders or will incur any liability for any failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be promptly returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of the Exchange Agent Agreement entered into between the Company and the exchange agent. Any financial institution that is a participant in DTC's systems may make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, an agent's message must in any case be transmitted to and received by the exchange agent on or prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. DTC's Automated Tender Offer Program, which we refer to as "ATOP," is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent (the agent's message). To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by telegram, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made by guaranteed delivery and guaranteeing that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal (or a copy thereof), together with certificates for all physically tendered outstanding notes (or a book-entry confirmation and an agent's message, as the case may be), in proper form for transfer, will be deposited by the eligible institution with the exchange agent; and

  •
  a properly executed letter of transmittal (or a copy thereof), as well as the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation and an agent's message, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal of a tender of outstanding notes to be effective, a written notice of withdrawal or, for DTC participants, an electronic ATOP transmission, must be received by the exchange agent at its address set forth under the heading "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the "depositor";

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any the outstanding notes are to be registered, if different from that of the depositor.

        If the outstanding notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not yet effected.

        Any permitted withdrawal of outstanding notes may not be rescinded. Any outstanding notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. However, properly withdrawn outstanding notes may be retendered by following one of the procedures described in this prospectus under the caption "The Exchange Offer—Procedures for Tendering Outstanding Notes" at any time prior to the expiration date.

        All questions as to the validity, form, eligibility and time of receipt of the notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the exchange offer.

        In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at the time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be recognized in our statement of operations in accordance with generally accepted accounting principles.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. Deutsche Bank has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

        By Registered or Certified Mail, Hand Delivery or Overnight Courier:

  DB Services Americas, Inc.
  MS JCK01-0218
  5022 Gate Parkway, Suite 200
  Jacksonville, FL 32256
  DB.Reorg@db.com
  Fax: (615) 866-3889
  Information: (800) 735-7777 (Option #1)

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

Effect of Not Tendering

        Holders of the outstanding notes do not have any appraisal or dissenters' rights in the exchange offer. Participation in the exchange offer is voluntary, and any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See "The Exchange Offer—Purpose and Effect."

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement, dated July 29, 2010, by and among us, the guarantors and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

        On July 29, 2010, we used the net proceeds from the offering of the outstanding notes to refinance existing indebtedness and to pay related fees and expenses.

CAPITALIZATION

        The following table sets forth our cash position and capitalization as of September 30, 2010, on an unaudited actual basis and on an as adjusted basis giving effect to (a) our previously completed Refinancing and (b) the conversion offer. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

	As of September 30, 2010
(in millions)	Actual		Pro forma, as adjusted
Cash and cash equivalents	$51.4		$47.4	(1)

Long term debt (including current portion):
ABL Facility(2)	—		—
Outstanding Notes(3)	301.8		301.8
Convertible Notes	285.3	(4)	8.2	(5)

Total long term debt (including current portion)	587.0		310.0

Total stockholders' equity	34.3		307.4

Total capitalization	$621.3		$617.4

(1)
Cash balance reflects fees associated with the completion of conversion offer.

(2)
Our ABL Facility provides for borrowings of up to $75.0 million. Under certain circumstances, the ABL Facility may be increased to up to $100.0 million in the aggregate. See "Description of Other Indebtedness."

(3)
Represents $310.0 million aggregate principal amount of the senior secured notes less approximately $8.2 million of original issue discount.

(4)
Represents $145.3 million aggregate principal amount of convertible notes outstanding recorded at fair value of $285.3 million in accordance with GAAP.

(5)
Represents $4.2 million aggregate principal amount of convertible notes outstanding after completion of the conversion offer on November 29, 2010 recorded at fair value of $8.2 million.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our historical ratios of earnings to fixed charges for the periods indicated.

	Predecessor Year Ended December 31,								Predecessor Period from January 1 through February 26, 2010	Successor Period from February 26 through September 30, 2010
	2005	2006	2007		2008		2009
Ratio of earnings to fixed charges(1)	2.19	2.84	—	(2)	—	(2)	—	(2)	7.57	—	(3)

(1)
The term "fixed charges" means the sum of (a) interest expensed and capitalized and (b) amortized premiums, discounts and capitalized expenses related to indebtedness. The term "earnings" means the sum of (a) pre-tax income from continuing operations and (b) fixed charges.

(2)
Earnings were inadequate to cover fixed charges by $11.8 million, $332.9 million, $137.7 million for the years ended December 31, 2007, 2008 and 2009, respectively.

(3)
Earnings were inadequate to cover fixed charges by $11.0 million for the Successor Period from February 26, 2010 through September 30, 2010.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

        The following table sets forth our selected historical consolidated financial information for each of the periods or as of the date indicated. The selected historical consolidated statement of operations data for each of the fiscal years ended December 31, 2007, 2008 and 2009 and the balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements. The selected statement of operations data for the fiscal years ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005, 2006 and 2007 have been derived from our audited consolidated financial statements not included herein. The selected financial information for each of the nine-month periods ended September 30, 2009 and September 30, 2010 has been derived from our unaudited condensed consolidated financial statements and reflects all adjustments that, in the opinion of our management, are necessary for a fair presentation of such information. In the opinion of our management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. The results of operations for interim periods are not necessarily indicative of the operating results that may be expected for the entire year or any future period.

        In connection with our emergence from Chapter 11 bankruptcy proceedings and the implementation of the Plan of Reorganization, we implemented Fresh Start Accounting in accordance with ASC 852. We elected to adopt February 26, 2010 as the month end for our financial reporting purposes for application of Fresh Start Accounting. In accordance with the ASC 852 rules governing reorganizations, the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, "Business Combinations." As a result of the application of Fresh Start Accounting, our financial statements prior to and including February 26, 2010 represent the operations of the Predecessor Company and are presented separately from the financial statements of the Successor Company. As a result of the application of Fresh Start Accounting, the financial statements prior to and including February 26, 2010 are not fully comparable with the financial statements for periods after February 26, 2010.

        On November 18, 2010, after approval by our stockholders at a special meeting of our stockholders, we completed the reverse stock split. Pursuant to the reverse stock split, the number of shares of our common stock outstanding was reduced from approximately 126.3 million to approximately 12.6 million. Our earnings per share and outstanding share information is adjusted to reflect the effect of the 1-for-10 reverse stock split.

        All information included in the following tables should be read in conjunction with the sections titled "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our audited and unaudited consolidated financial statements and related convertible notes and other financial information, included elsewhere in this prospectus.

							Predecessor Period from January 1 through February 26, 2010	Successor Period from February 26 through September 30, 2010
	Predecessor Year Ended December 31,					Predecessor Nine Months Ended September 30, 2009
(in thousands)	2005	2006	2007	2008	2009
Statement of Operations Data:
Net sales	$1,229,311	$1,408,155	$1,013,686	$931,409	$570,193	$423,991	$104,059	$466,243
Gross profit (loss)(a)	201,136	196,897	86,494	55,600	(2,302)	(7,107)	4,482	42,723
Operating expenses(b)	51,601	53,458	55,798	55,202	59,463	47,086	7,595	39,455
Intangible asset impairment expenses(c)	—	—	1,100	277,041	3,330
Income (loss) from operations(d)	149,535	143,439	29,596	(276,643)	(65,095)	(54,193)	(3,113)	3,268
Interest expense, net(e)	66,643	50,910	48,344	51,400	59,753	47,025	7,496	24,452
Gain (loss) on extinguishment of debt	(4,474)	—	—	—	(5,389)	(5,389)	—	—
Unrealized loss on mark to market valuation of convertible notes	—	—	—	—	—	—	—	5,623
Equity in earnings of affiliates(f)	455	621	—	—	—	—	—	—
Book Value/Share	59.57	76.89	77.83	(20.77)	(58.49)	(47.52)	10.39	2.72
Cash dividends declared per common share	—	—	—	—	—	—	—	—
Other income (expense), net(g)	465	602	6,978	(4,821)	6,888	5,585	566	4,588
Reorganization items(d)	—	—	—	—	14,379	—	(59,311)	—
Income tax (expense) benefit	(28,209)	(28,619)	3,131	4,598	(2,384)	567	1,534	(4,694)

Net income (loss)	$51,229	$65,133	$(8,639)	$(328,266)	$(140,112)	$(100,455)	$50,802	$(15,667)

							Predecessor Period from January 1 through February 26, 2010	Successor Period from February 26 through September 30, 2010
	Predecessor Year Ended December 31,					Predecessor Nine Months Ended September 30, 2009
(in thousands)	2005	2006	2007	2008	2009
Weighted average common shares outstanding—basic(k)	2,950	3,428	3,518	3,554	3,903	3,620	4,758	12,630
Basic income (loss) per share(k)	$17.37	$19.00	$(2.46)	$(92.37)	$(35.90)	$(27.75)	$10.68	$(1.24)
Weighted average common shares outstanding—diluted(k)	3,008	3,467	3,518	3,554	3,903	3,620	4,758	12,630
Diluted income (loss) per share(k)	$17.03	$18.79	$(2.46)	$(92.37)	$(35.90)	$(27.75)	$10.68	$(1.24)
Other Data:
Net cash provided by (used in):
Operating activities	$91,915	$151,013	$82,942	$(9,165)	$(39,312)	(53,527)	(20,773)	(15,725)
Investing activities	(47,606)	(40,795)	(36,366)	(35,307)	(34,873)	(12,009)	(2,012)	5,118
Financing activities	(67,737)	(48,429)	(65,845)	77,213	7,030	(33,123)	46,611	(18,376)
Adjusted EBITDA(h)	202,019	218,870	113,405	79,012	23,671	13,060	4,683	46,434
Depreciation, amortization, and impairment(i)	45,552	67,029	62,686	323,203	55,665	38,270	7,532	30,728
Capital expenditures	39,958	42,189	36,499	29,685	20,364	16,122	1,457	8,148
Balance Sheet Data (at period end):
Cash and cash equivalents	$48,415	$110,204	$90,935	$123,676	$56,521	25,017	80,347	51,364
Working capital(j)	106,256	101,137	72,476	58,465	65,803	67,545	40,160	65,537
Total assets	1,220,354	1,233,187	1,113,634	808,550	671,670	663,362	883,345	866,412
Total debt	697,725	642,725	572,725	651,169	397,472	631,693	593,751	587,037
Liabilities subject to compromise(d)	—	—	—	—	302,114	—	—	—
Stockholders' equity (deficiency)	175,743	263,582	273,800	(73,815)	(228,266)	(172,022)	49,396	34,307

(a)
Gross profit for 2005 reflects $0.7 million of pension curtailment costs associated with our facility in Rockford, Illinois. Gross profit for 2006 was impacted by a $10.4 million increase in revenue from a resolution of a commercial dispute with a customer, accelerated depreciation expense of certain light wheel assets in our London, Ontario, and Monterrey, Mexico, facilities of $16.3 million, a loss of $1.4 million from a sale of property in Columbia, Tennessee, an impairment of tooling assets in our Piedmont, Alabama, facility of $2.3 million and a non-cash pension curtailment charge of $2.5 million in our London, Ontario, facility. Gross profit for 2007 was impacted by a $10.6 million increase in revenue from a 2006 resolution of a commercial dispute with a customer, depreciation expense of certain wheel assets of $12.8 million associated the acceleration of depreciation in 2006, a non-cash post-employment benefit curtailment charge of $1.2 million and a $9.8 million reduction of our benefit obligation due to a plan amendment at our Erie, Pennsylvania facility, and a non-cash curtailment charge of $9.1 million in our London, Ontario, facility. Gross profit for 2008 was impacted by $7.7 million of costs related to a labor disruption at our Rockford, Illinois, facility, a $7.4 million charge for restructuring that was primarily severance-related, $3.1 million non-cash charge for the loss on a sale of assets at our Anniston, Alabama, facility, and $2.8 million in other severance charges unrelated to our restructuring activities. Gross profit for 2009 was impacted by non-cash pension curtailment charges of $2.2 million in our London, Ontario facility, operational restructuring related charges of $5.2 million primarily due to warehouse abandonment charges and employee severance related items, and $5.8 million in other severance charges unrelated to our restructuring activities.

(b)
Includes $0.3 million, $2.4 million and $2.7 million of stock-based compensation expense during the fiscal years ended December 31, 2009, 2008 and 2007, respectively. Operating expenses for 2009 reflect $25.9 million of charges related to our prepetition senior credit facility and Chapter 11 bankruptcy proceedings.

(c)
During 2007, an intangible asset impairment of $1.1 million was recorded related to our Gunite brand name. During 2008, a goodwill and intangible asset impairment charge of $277.0 million was recognized. In 2009, an intangible asset impairment of $3.3 million was recorded related to our components trade names. (See Note 4 to our Consolidated Financial Statements for the fiscal year ended December 31, 2009 and for the nine months ended September 30, 2010.)

(d)
As a result of the Chapter 11 bankruptcy proceedings, the payment of prepetition indebtedness is subject to compromise or other treatment under our Plan of Reorganization. In accordance with applicable accounting standards, we are required to segregate and disclose all prepetition liabilities that are subject to compromise. In addition, the standards require the recognition of certain transactions directly related to the reorganization as reorganization expense in the statement of operations. We recorded reorganization expenses of $14.4 million for 2009. We also incurred $17.0 million of prepetition professional fees during 2009 related to our Plan of Reorganization.

(e)
Includes $20.0 million of refinancing costs incurred during the fiscal year ended December 31, 2005. Includes $1.6 million for fees related to amending our prepetition senior credit facility during the fiscal year ended December 31, 2007.

(f)
Includes our income from AOT Inc., a joint venture in which we owned a 50% interest through October 31, 2006. On October 31, 2006, we acquired the remaining interest from Goodyear, making AOT Inc. our wholly-owned subsidiary.

(g)
Consists primarily of realized and unrealized gains and losses related to the changes in foreign currency exchange rates.

(h)
See footnote (d) "Summary—Summary Historical and Pro Forma Financial Information and Other Data" for information regarding Adjusted EBITDA.

(i)
During 2007 and 2006, we recorded $12.8 million and $16.3 million, respectively, of accelerated depreciation of certain wheel assets as a result of a reduction of the useful lives of the assets in 2006. During 2007, an intangible asset impairment loss of $1.1 million was recorded related to our Gunite trade name. During 2008, we recognized impairment losses of $277.0 million. (See Note 4 to our Consolidated Financial Statements for the fiscal year ended December 31, 2009 and for the nine months ended September 30, 2010.)

(j)
Working capital represents current assets less cash and current liabilities, excluding debt. For a reconciliation of working capital and a discussion as to why we use working capital, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Changes in Financial Condition."

(k)
Our earnings per share and outstanding share information is adjusted to reflect the effect of the reverse stock split.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We have prepared the unaudited pro forma condensed consolidated financial information of Accuride for the fiscal year ended December 31, 2009 and for the nine-month period ended, and as of, September 30, 2010 in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated statement of operations is derived from the historical consolidated financial statements of Accuride and gives pro forma effect to (a) the Plan of Reorganization and adoption of Fresh Start Accounting and (b) the conversion offer as if these events had occurred on January 1, 2009.

Basis of Presentation

        The following information should be read in conjunction with "Selected Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Capitalization" and the consolidated financial statements and related notes and other financial information, included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved if the transactions identified above had occurred on the dates indicated, nor does it purport to represent the results we will obtain in the future.

        Our initial Fresh Start Accounting valuations are preliminary and have been made solely for purposes of developing the unaudited pro forma condensed consolidated financial information. The allocations of fair value are based upon preliminary valuation information and other studies that have not yet been completed due to the timing of the emergence from Chapter 11 bankruptcy proceedings and the volume and complexity of the analysis required. It is anticipated that these studies will conclude during the fourth quarter of 2010. Due to the status of the allocation of our enterprise value, the revaluation of our assets and liabilities is subject to change from the presentation in the unaudited pro forma condensed consolidated financial statements below.

        Management has prepared the accompanying unaudited pro forma statement of operations for the fiscal year ended December 31, 2009 and for the nine-month period ended September 30, 2010 in accordance with Article 11 of Regulation S-X for inclusion in this prospectus.

        The accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are those disclosed in the unaudited condensed consolidated financial statements of Accuride for the fiscal year ended December 31, 2009 and for the nine-month period ended, and as of, September 30, 2010.

Chapter 11 Proceedings

        On October 8, 2009, Accuride and its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the bankruptcy court. On November 18, 2009, we filed our Plan of Reorganization and the related disclosure statement with the bankruptcy court. All classes of creditors entitled to vote voted to approve the Plan of Reorganization. On February 18, 2010, the bankruptcy court confirmed the Plan of Reorganization and on the Effective Date we emerged from Chapter 11 bankruptcy proceedings.

        Under the Plan of Reorganization, as of the Effective Date:

  •
  Our prepetition common stock, all other equity interests and the $275.0 million aggregate principal amount of our prepetition senior subordinated notes were cancelled.

  •
  We emerged with a new capital structure, consisting of the following:

  •
  Our postpetition senior credit facility of approximately $311.1 million (including undrawn letters of credit, which undrawn letters of credit would be converted to loans if they are drawn);

    •
    $140.0 million aggregate principal amount of convertible notes, for which the first six interest payments will be PIK interest; and

    •
    126,294,882 shares of common stock and warrants to purchase an additional 22,058,824 shares of common stock, exercisable at an exercise price of $2.10 per share through February 26, 2012, which we refer to as the "warrants."

        Our convertible notes were issued pursuant to a rights offering offered to the holders of our prepetition senior subordinated notes. The rights offering enjoyed broad participation with 99% of the $140.0 million convertible notes successfully subscribed to by participants in the rights offering. The backstop providers received the remaining unsubscribed portion.

        As a result of the implementation of the Plan of Reorganization, our overall debt was reduced from $690.5 million to $593.8 million (which includes our $140.0 million convertible notes with a market valuation of $284.8 million as of the Effective Date), or approximately 14%, and our annual cash interest payments were reduced from $41.1 million to $30.1 million, or approximately 27%.

Impact of Emergence from Chapter 11 Proceedings

        In connection with our emergence from Chapter 11 bankruptcy proceedings and the implementation of the Plan of Reorganization, we implemented Fresh Start Accounting in accordance with ASC 852. We elected to adopt February 26, 2010 as the month end for our financial reporting purposes for application of Fresh Start Accounting. In accordance with the ASC 852 rules governing reorganizations, the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, "Business Combinations." As a result of the application of Fresh Start Accounting, our financial statements prior to and including February 26, 2010 represent the operations of the Predecessor Company and are presented separately from the financial statements of the Successor Company. Also as a result of the application of Fresh Start Accounting, the financial statements prior to and including February 26, 2010 are not fully comparable with the financial statements for periods after February 26, 2010.

        We have prepared the unaudited pro forma condensed consolidated financial data for the fiscal year ended December 31, 2009 and for the nine-month period ended September 30, 2010 to give pro forma effect to the Plan of Reorganization, Fresh Start Accounting and related events as if they had occurred at the beginning of the period presented with respect to consolidated statements of operations data. The summary historical unaudited pro forma condensed consolidated financial data set forth below are presented for informational purposes only, should not be considered indicative of actual results of operations that would have been achieved had the Plan of Reorganization, Fresh Start Accounting and related events been consummated on the dates indicated, and do not purport to be indicative of our results of operations for any future period.

Impact of the Conversion Offer and Refinancing

        On November 29, 2010, we completed the conversion offer for our outstanding convertible notes. Prior to the completion of the conversion offer, on November 18, 2010, we completed the reverse stock split, which reduced the number of shares of our common stock from approximately 126.3 million to approximately 12.6 million. Convertible notes accepted for conversion in the conversion offer were converted at a conversion rate of 238.2119 shares of common stock per $1,000 principal amount of convertible notes, rounded down to the nearest whole number of shares, plus cash paid in lieu of fractional shares, which we refer to as the "conversion offer." Upon settlement of the conversion offer, an aggregate of 33,606,177 shares of common stock were issued to the surrendering noteholders and $141,076,966 principal amount of the convertible notes were cancelled, constituting approximately 97.1% of the outstanding principal amount of the convertible notes. As of November 29, 2010, $4,173,035 aggregate principal amount of convertible notes remains outstanding. According to ASC

470-20, Debt with Conversion and Other Options, this inducement is required to be recognized as an expense in the statement of operations.

        The convertible notes are not listed on any national securities exchange and there is no established trading market for the convertible notes. Our common stock currently trades on the NYSE under the symbol "ACW." Prior to December 22, 2010, our common stock traded on the OTC Bulletin Board under the symbols "ACUZ" and "ACUZD."

        In connection with the conversion offer and the refinancing, we have prepared the unaudited pro forma, as adjusted, condensed consolidated financial data for the fiscal year ended December 31, 2009 and for the nine-month period ended September 30, 2010 to give pro forma effect to the conversion offer and the refinancing as if they had occurred at the beginning of the period presented with respect to consolidated statements of operations data. Excluded from the pro forma statements of operations is the inducement charge, as described above, since it is a non-recurring charge. The summary historical unaudited pro forma, as further adjusted, condensed consolidated financial data set forth below are presented for informational purposes only, should not be considered indicative of actual results of operations that would have been achieved had the conversion offer and the refinancing been consummated on the dates indicated, and do not purport to be indicative of our results of operations for any future period.

        The preliminary effects of the conversion offer on our unaudited condensed consolidated balance sheet as of September 30, 2010 are as follows:

(in thousands)	Successor Period as of September 30, 2010	Adjustments for Conversion Offer	Pro Forma, Period as of September 30, 2010
ASSETS
Current assets
Cash and cash equivalents(1)	51,364	(3,932)	47,432
Customer receivables, net	98,201	0	98,201
Other receivables	4,997	0	4,997
Inventories	64,693	0	64,693
Deferred income taxes	2,811	0	2,811
Income tax receivable
Prepaid expenses and other current assets	4,990	0	4,990

Total current assets	227,056	(3,932)	223,124
Property, plant and equipment, net	256,980		256,980
Goodwill	128,741	0	128,741
Other intangible assets, net	234,518	0	234,518
Other	19,117	0	19,117

Total	866,412	(3,932)	862,480

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	58,699	0	58,699
Accrued payroll and compensation	18,468	0	18,468
Accrued interest payable	5,196	0	5,196
Accrued workers compensation	7,746	0	7,746
Accrued and other liabilities	20,046	0	20,046

Total current liabilities	110,155	0	110,155
Long-term debt(2)	587,037	(276,996)	310,041
Deferred income taxes	13,375	0	13,375
Non-current income taxes payable	8,283	0	8,283
Other postretirement benefit plan liability	74,240	0	74,240
Pension benefit plan liability	33,114	0	33,114
Other liabilities	5,901	0	5,901
Stockholders' equity(3)
Common stock and additional paid in capital	49,974	437,910	487,884
Accumulated deficiency	(15,667)	(164,846)	(180,513)

Total stockholders' equity	34,307	273,064	307,371

Total	866,412	(3,932)	862,480

(1)
Cash used for the conversion offer includes fees incurred of $3.9 million.

(2)
The adjustment to debt for the conversion offer included the elimination of approximately 97.1% of the convertible notes that converted into equity.

(3)
Stockholders' equity was impacted for the conversion offer due to the issuance of common stock less fees incurred of $3.9 million and a non-cash charge related to the inducement in the conversion offer of $1160.9 million, assuming the common stock price of $11.70 as of November 29, 2010 for the approximately 97.1% of the convertible notes are converted into equity.

(in thousands)	Predecessor Year Ended December 31, 2009	Fresh Start Accounting Adjustments	Conversion Offer and Refinancing Adjustments	Pro Forma(a) Year Ended December 31, 2009	Predecessor Period from January 1 through February 26, 2010	Successor Period from February 26 through September 30, 2010	Fresh Start Accounting Adjustments	Conversion Offer and Refinancing Adjustments	Pro Forma(a) Nine Months Ended September 30, 2010
Operating Data:
Net sales	$570,193	—	—	$570,193	$104,059	$466,243	—	—	$570,302
Gross profit (loss)(b)	(2,302)	$12,863	—	10,561	4,482	42,723	$5,015	—	52,220
Operating expenses(c)(d)	59,463	(10,905)	—	48,557	7,595	39,455	(5,656)	—	41,394
Intangible asset impairment expenses	3,330	—	—	3,330	—	—	—	—	—
Income (loss) from operations	(65,095)	23,768	—	(41,327)	(3,113)	3,268	10,671	—	10,826
Interest expense, net(e)	59,753	(17,451)	(12,426)	29,876	7,496	(24,452)	153	(9,623)	22,172
Loss on extinguishment of debt	(5,389)	—	—	(5,389)	—	—	—	—	—
Unrealized gain on mark to market valuation of convertible notes(f)	—	—	—	—	—	5,623	—	(5,623)	—
Other income (expense), net	6,888	—	—	6,888	566	4,588	—	—	5,154
Reorganization items(g)	14,379	(14,379)	—	—	(59,311)	—	59,311	—	—
Income tax (expense) benefit(h)	(2,384)	(21,684)	(4,846)	(28,914)	1,534	(4,694)	18,910	(1,560)	14,190

Net income (loss)	$(140,112)	$33,915	$7,580	$(98,617)	$50,802	$(15,667)	$(29,577)	$2,440	7,998

Weighted average common shares outstanding—basic(i)	3,903	20,440	14,160	38,503	4,757	12,630	20,440	14,160	47,230
Basic income (loss) per share(i)	$(35.90)			$(2.56)	$10.68	$(1,24)			$0.17
Weighted average common shares outstanding—diluted(i)	3,903	20,440	14,160	38,503	4,757	12,630	20,440	14,160	47,230
Diluted income (loss) per share(i)	$(35.90)			$(2.56)	$10.68	$(1,24)			$0.17
Other Data:
Net cash provided by (used in):
Operating activities	$(39,312)				$(20,773)	$(15,725)
Investing activities	(34,873)				(2,012)	5,118
Financing activities	7,030				46,611	(18,376)
Adjusted EBITDA	23,671	—	—	$23,671	4,683	46,434	—	—	$51,117
Depreciation, amortization, and impairment	55,665	$(6,753)	—	48,912	7,532	30,728	$(4,044)	—	34,186
Capital expenditures	20,364				1,457	8,148

(a)
Pro forma financial information included in this table is presented, where applicable, in accordance with Article 11 of Regulation S-X.

(b)
Depreciation expense for the fiscal year ended December 31, 2009 and for the nine month period ended September 30, 2010, have been revised to reflect the preliminary allocations of fair values and increases the useful lives of our assets, as follows:

			Depreciation Expense
(in thousands, except for years)	Fair Value	Useful Life	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Land	$17,461	N/A	N/A	N/A
Building	39,280	8 - 14 years	$3,571	$2,678
Machinery and Equipment	216,851	4 - 10 years	30,979	23,234

Total pro forma depreciation expense			34,550	25,912
Less historical depreciation expense			(47,413)	(30,927)

Total			$(12,863)	$(5,015)

  The fair values above are based upon preliminary valuation information and other studies that have not yet been completed due to the timing of the emergence from Chapter 11 bankruptcy proceedings and the volume and complexity of the analysis required. It is anticipated that these studies will conclude during the fourth quarter of 2010.

(c)
Amortization expense for the fiscal year ended December 31, 2009 and for the nine month period ended September 30, 2010, have been revised to reflect the preliminary allocations of intangible assets at fair value, as follows:

			Amortization Expense
(in thousands, except for years)	Fair Value	Useful Life	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Trade Names	$34,000	N/A	N/A	N/A
Technology	40,900	15 years	$2,727	$2,045
Customer relationships	166,100	20 years	8,305	6,229

Total pro forma amortization expense			11,032	8,274
Less historical amortization expense			(4,922)	(7,303)

Total			$6,110	$971

  The fair values above are based upon preliminary valuation information and other studies that have not yet been completed due to the timing of the emergence from Chapter 11 bankruptcy proceedings and the volume and complexity of the analysis required. It is anticipated that these studies will conclude during the fourth quarter of 2010.

  For the fiscal year ended December 31, 2009, operating expenses were adjusted to remove the $17,015 of prepetition professional fees and expenses we incurred related to our prepetition senior credit facility.

  For the nine months ended September 30, 2010, operating expenses were adjusted to remove $6,627 of professional fees and expenses we incurred related to the bankruptcy.

(d)
For the fiscal year ended December 31, 2009, operating expenses were adjusted to remove $17,015 of prepetition professional fees and bankruptcy related expenses.

(e)
For the fiscal year ended December 31, 2009 and for the nine month period ended September 30, 2010, reflects pro forma interest expense resulting from our new capital structure upon emergence from Chapter 11 bankruptcy proceedings based on an assumed LIBOR of 400 basis points as follows:

	Interest Expense
(in thousands)	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Postpetition senior credit facility(1)	$30,225	$22,669
Convertible notes(2)	12,797	9,312

Total pro forma interest expense	43,022	31,981
Less historical interest expense	(60,473)	(32,134)

Total	$(17,451)	$(153)

    (1)  Reflects pro forma interest expense on our postpetition senior credit facility assuming an initial outstanding balance of $309.0 million at an interest rate of 9.75%.

    (2)  Reflects pro forma interest expense on our convertible notes offered at an interest rate of 7.5%, net of the amortized discount, and accretion of the debt discount.

  For the fiscal year ended December 31, 2009 and for the nine month period ended September 30, 2010, reflects pro forma interest expense resulting from the conversion offer as follows:

	Interest Expense
(in thousands)	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Total pro forma interest expense due to the conversion offer and refinancing(1)	$30,596	$22,358
Less pro forma interest expense from our postpetition credit facility	(42,926)	(31,981)

Total	$(12,426)	$(9,623)

    (1)  Reflects pro forma interest expense on our postpetition senior credit facility assuming an initial outstanding balance of $310.0 million at an interest rate of 9.50% and pro forma interest expense on the approximately 2.9 percent outstanding convertible notes.

(f)
Represents elimination of gains and losses due to the application of Statement of Financial Accounting Standard No. 133 to our convertible notes.

(g)
For the fiscal year ended December 31, 2009, reorganization items were adjusted to remove the professional fees and expenses incurred related to our Plan of Reorganization. For the nine month period ended September 30, 2010, reorganization items were adjusted to remove the net benefit recognized due to our discharge of debt on the Effective Date, net of other professional fees and expenses incurred.

(h)
Tax effect of pro forma adjustments at 39%.

(i)
Share and earnings per share are shown after giving effect to the 1-for-10 reverse stock split.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations describes matters we consider important to understanding our results of operations for each of the fiscal years ended December 31, 2007, 2008 and 2009 and each of the nine-month periods ended September 30, 2009 and 2010, and our capital resources and liquidity as of December 31, 2009 and 2008, and September 30, 2010. The results of operations for the nine-month period ended September 30, 2010 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2010 or any interim period. This discussion should be read in conjunction with "Selected Financial Information and Other Data" and our consolidated financial statements and the notes thereto, all included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Many factors could cause actual results to differ from those contained in the forward-looking statements including, but not limited to, those discussed in "—Quantitative and Qualitative Disclosure about Market Risk," "Risk Factors" and elsewhere in this prospectus.

General Overview

        We are one of the largest manufacturers and suppliers of commercial vehicle components in North America, offering one of the broadest product lines in the commercial vehicle industry. We believe that we have the number one or number two market position in a variety of heavy- and medium-duty commercial vehicle products including: steel wheels, forged aluminum wheels, brake drums, disc wheel hubs, metal bumpers and seating assemblies. We market our products under some of the most recognized brand names in the industry, including Accuride, Bostrom, Brillion, Fabco, Gunite, Highway Original and Imperial. We have long-standing relationships with the leading OEMs and the related aftermarket channels in most major segments of the commercial vehicle market, including heavy- and medium-duty trucks, commercial trailers, light trucks, buses, as well as specialty and military vehicles.

        Our primary product lines are standard equipment used by a majority of North American heavy- and medium-duty truck OEMs, providing us with a significant competitive advantage. We believe that a majority of all heavy- and medium-duty truck models manufactured in North America contain one or more of our components.

        Our diversified customer base includes substantially all of the leading commercial vehicle OEMs, such as DTNA, PACCAR, Navistar and Volvo/Mack. Our primary commercial trailer customers include leading commercial trailer OEMs, such as Great Dane, Wabash and Utility. Our major light truck customer is General Motors Corporation. We have built relationships of more than 20 years with many of these leading OEM customers. Our product portfolio is supported by strong sales, marketing and design engineering capabilities with 17 strategically located, technologically-advanced manufacturing facilities across the U.S., Mexico and Canada.

Business Outlook

        Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and recession in most major economies which have continued into 2010. As a result of these market conditions, the cost and availability of credit has been, and may continue to be, adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to businesses and consumers. These factors have led to a decrease in spending by businesses and consumers alike. Continued turbulence in the U.S. and international markets and economies and prolonged declines in business and consumer spending may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our customers, including our ability to access the capital markets to meet liquidity needs.

        The heavy- and medium-duty truck and commercial trailer markets and the related aftermarket are the primary drivers of our sales. These markets are, in turn, directly influenced by conditions in the North American truck industry generally by conditions in other industries which indirectly impact the truck industry, such as the home-building industry, and by overall economic growth and consumer spending. Accordingly, the current economic conditions described above have led to a severe and ongoing downturn in the North American truck and vehicle supply industries, which resulted in a significant decline in our sales volume and necessitated our bankruptcy filings in October 2009, as described in "Unaudited Pro Forma Condensed Consolidated Financial Information—Chapter 11 Proceedings." Although current industry forecasts predict an increase in commercial vehicle production in 2010, we cannot accurately predict how prolonged the current downturn may be. This downturn may lead to further reduced spending and deterioration in the North American truck and vehicle supply industries for the foreseeable future. We emerged from Chapter 11 bankruptcy proceedings with reduced financial leverage and an improved capital structure, which we believe will better enable us to operate in this economic environment. However, we continue to be a highly leveraged company, and a delayed or failed economic recovery would continue to have a material adverse effect on our business, results of operations or financial condition.

        Using the commercial vehicle industry production forecasts by industry experts, we expect results from operations to improve in 2010 compared to 2009 due to increased demand for our product, improved operational efficiencies, and reduced fees and expenses related to our senior credit facilities.

Operational Restructuring

        During 2008, in response to the slow commercial vehicle market and the decline of sales, our management undertook a review of current operations that led to a comprehensive restructuring plan. During 2008, we approved a restructuring plan to more appropriately align our workforce in response to the relatively slow commercial vehicle market. In 2009, we announced additional restructuring actions that focused on the consolidation of several of our facilities.

        Costs incurred in accordance with ASC 420-10, "Exit or Disposal Cost Obligations" are shown below by reportable segment:

(in thousands)	Year Ended December 31, 2009	Year Ended December 31, 2008
Wheels
Employee severance costs	$606	$3,819
Pension curtailment	—	1,063
Lease and other contractual commitments	141	—

Subtotal	747	4,882
Components
Employee severance costs	182	1,863
Lease and other contractual commitments	3,219	—
Other asset disposals	—	252

Subtotal	3,401	2,115
Other
Employee severance costs	—	95

Subtotal	—	95
Corporate
Employee severance costs	1,037	2,226
Impaired investments and other charges	—	3,094

Subtotal	1,037	5,320
Total	$5,185	$12,412

        Of the $12.4 million restructuring expenses recognized in 2008, $7.4 million was recorded in cost of goods sold and the remaining $5.0 million was recorded in selling, general and administrative operating expenses. Of the $5.2 million restructuring expenses recorded in 2009, $4.2 million was recorded in cost of goods sold and the remaining $1.0 million was recorded in selling, general, and administrative operating expenses.

        The following is a reconciliation of the beginning and ending restructuring reserve balances for the fiscal years ended December 31, 2008 and 2009:

(in thousands)	Employee Severance Costs	Lease and Other Contractual Costs	Total
Balance January 1, 2008	$—	$—	$—
Costs incurred and charged to operating expenses	1,914	—	1,914
Costs incurred and charged to cost of goods sold	6,089		6,089
Costs paid or otherwise settled	(3,722)	—	(3,722)

Balance December 31, 2008	$4,281	$—	$4,281
Costs incurred and charged to operating expenses	1,037	—	1,037
Costs incurred and charged to cost of goods sold	788	3,360	4,148
Adjustments(1)	—	59	59
Costs paid or otherwise settled	(5,420)	(259)	(5,679)

Balance at December 31, 2009	$686	$3,160	$3,846

(1)
Represents accretion of interest on discounted restructuring liabilities.

The remaining accrued liabilities as of December 31, 2009 will be paid during 2010.

Results of Operations

        Allocations of fair value to tangible and intangible assets, goodwill, pension obligations and deferred taxes are based upon preliminary valuation information. The analysis will be completed during the fourth quarter of 2010.

        In connection with our emergence from Chapter 11 bankruptcy proceedings and the adoption of Fresh Start Accounting, the results of operations for 2010 separately present the 2010 Successor Period and the 2010 Predecessor Period. Although the 2010 Successor Period and the 2010 Predecessor Period are distinct reporting periods, the effects of emergence and Fresh Start Accounting did not have a material impact on the comparability of our results of operations between the periods. Accordingly, references to 2010 results of operations for the nine months ended September 30, 2010 combine the two periods in order to enhance the comparability of such information to the prior year. A summary of our operating results for the nine months ended September 30, 2010 and 2009 and as a percentage of net sales is shown below;

Comparison of Nine Months Ended September 30, 2010 to the Nine Months Ended September 30, 2009

(In thousands except per share data)	Nine-Months Ended September 30, 2010		Nine-Months Ended September 30, 2009
Net sales:
Wheels	$210,649	37.0%	$174,609	41.2%
Components	307,598	53.9%	222,535	52.5%
Other	52,055	9.1%	26,847	3%
Total net sales	570,302	100.0%	423,991	100.0%
Gross profit (loss):
Wheels	27,965	13.3%	10,557	6.0%
Components	5,294	1.7%	(22,379)	(10.1)%
Other	16,167	31.1%	6,663	24.8%
Corporate	(2,221)	—	(1,948)	—
Total gross profit (loss)	47,205	8.3%	(7,107)	(1.7)%
Operating expenses	47,050	8.3%	47,086	11.1%
Loss from operations	155	0.0%	(54,193)	(12.8)%
Interest (expense), net	(31,948)	(5.6)%	(47,025)	(11.1)%
Loss on extinguishment of debt	—	—	(5,389)	(1.3)%
Non-cash market valuation—convertible notes	5,623	1.0%	—	—
Other income, net	5,154	0.9%	5,585	1.3%
Reorganization items (gain)	(59,311)	(10.4)%	—	—
Income tax expense (benefit)	3,160	0.6%	(567)	(0.1)%
Net income (loss)	$35,135	6.2%	$(100,455)	(23.7)%

        Net Sales.    Combined net sales for the nine months ended September 30, 2010, were $570.3 million, which was an increase of 34.5%, compared to net sales of $424.0 million for the nine months ended September 30, 2009. The increase was due to increased product demand from both our OEM and aftermarket customers.

        Gross Profit.    Gross profit increased $54.3 million to $47.2 million for the nine months ended September 30, 2010 due to the contribution from increased net sales, better capacity utilization with higher sales volumes and improvements in operating efficiencies.

        Interest Expense.    Net interest expense decreased $15.1 million to $31.9 million for the nine months ended September 30, 2010 from $47.0 million for the nine months ended September 30, 2009. This was mostly due to not recognizing interest related to our prepetition senior subordinated notes that were cancelled as part of our Plan of Reorganization and having a reduced net debt position as a result of our Plan of Reorganization.

        Market Valuation—Conversion Option on Convertible Notes.    In connection with accounting guidance following the emergence from Chapter 11, we record the conversion option on our convertible notes at fair value. Due to the change in value of the conversion option, we recorded income of $5.6 million during 2010. We expect these unrealized, non-cash gains or losses to continue for so long as the convertible notes remain outstanding as the fair value of the conversion options fluctuates.

        Reorganization Items.    ASC 852 requires the recognition of certain transactions directly related to the reorganization as reorganization expense or income in the statement of operations. The reorganization gain of $59.3 million for 2010 consisted of $25.0 million professional fees directly related to reorganization and an $84.3 million gain on the discharge and issuance of our debt instruments.

        Net Income.    We had net income of $35.1 million for the nine months ended September 30, 2010 compared to a net loss of $100.5 million for the nine months ended September 30, 2009. The primary reasons for the improvement are the improved gross profit on higher sales volumes, the net of one-time items related to the debt discharge, and the non-cash market valuation income for the conversion option on our convertible notes.

Comparison of Fiscal Years Ended December 31, 2009 and 2008

        The following table sets forth certain income statement information for the fiscal years ended December 31, 2009 and 2008:

(in thousands, except for percentages)	Year Ended December 31, 2009		Year Ended December 31, 2008
Net sales:
Wheels	$238,745	41.9%	$391,433	42.1%
Components	298,726	52.4%	492,025	52.8%
Other	32,722	5.7%	47,951	5.1%

Total net sales	$570,193	100.0%	$931,409	100.0%
Gross profit (loss):
Wheels	21,052	8.8%	65,018	16.6%
Components	(27,823)	(9.3)%	(18,728)	(3.8)%
Other	8,259	25.2%	13,226	27.6%
Corporate	(3,790)	—%	(3,916)	—%

Total gross profit (loss)	(2,302)	(0.4)%	55,600	6.0%
Operating expenses (selling, general and administrative)	42,448	7.4%	55,202	5.9%
Prepetition professional fees	17,015	3.0%	—	—%
Goodwill and intangible asset impairments	3,330	0.6%	277,041	29.7%
Loss from operations	(65,095)	(11.4)%	(276,643)	(29.7)%
Interest (expense), net	(59,753)	(10.5)%	(51,400)	(5.5)%
Loss on extinguishment of debt	(5,389)	(0.9)%	—	—%
Other income (loss), net	6,888	1.2%	(4,821)	(0.5)%
Reorganization items	14,379	2.5%	—	—%
Income tax provision (benefit)	2,384	0.4%	(4,598)	(0.5)%

Net loss	$(140,112)	(24.6)%	$(328,266)	(35.2)%

        Net Sales.    Net sales for the fiscal year ended December 31, 2009 were $570.2 million, which is a decrease of 38.8% compared to net sales of $931.4 million for the fiscal year ended December 31,

2008. The decreases in our Wheels and Components segments were primarily a result of the significantly reduced demand in the commercial vehicle industry, caused by the deepening economic recession during 2009.

        Gross Profit (Loss).    Gross profit decreased $57.9 million to a loss of $2.3 million for the fiscal year ended December 31, 2009 from $55.6 million for the fiscal year ended December 31, 2008 primarily due to reduced sales and operating inefficiencies related to low production volume. Gross profit as a percent of sales dropped from 6.0% to (0.4)% due to our Wheels segment's gross margin of 16.6% in 2008 dropping to 8.8% in 2009 primarily due to production inefficiencies caused by reduced sales. Included in 2009 in our Components segment were $3.2 million of costs related to lease abandonment charges recognized related to consolidating our warehouses.

        Operating Expenses.    Operating expenses decreased $12.8 million to $42.4 million for the fiscal year ended December 31, 2009 from $55.2 million for the fiscal year ended December 31, 2008. This decrease was primarily due to reduced salary and incentive compensation due to lower headcount in 2009 as well as charges incurred in 2008 relating to $5.2 million of restructuring costs and $6.8 million of research and development costs.

        Interest Expense.    Net interest expense increased $8.4 million to $59.8 million for the fiscal year ended December 31, 2009 from $51.4 million for the fiscal year ended December 31, 2008. The increase was due to having a higher net debt position in 2009 along with higher interest rates and also related to bank fees for amendment and temporary waivers to our senior credit facilities in 2009. No interest expense was recognized subsequent to October 8, 2009 for our prepetition senior subordinated notes.

        Reorganization Items.    ASC 852 requires the recognition of certain transactions directly related to our Chapter 11 reorganization as reorganization expense in the statement of operations. The reorganization expense of $14.4 million for 2009 consisted of $10.8 million professional fees directly related to reorganization and a $3.6 million loss on deferred financing fees related to our prepetition senior subordinated notes that have been included in Liabilities Subject to Compromise. In addition, we incurred $17.0 million of prepetition professional fees in 2009 directly related to our reorganization, which we reported separately in the statement of operations.

        Income Tax Provision.    Income tax expense increased $7.0 million to $2.4 million in 2009 from a tax benefit recorded in 2008 of $4.6 million. Our provision for income taxes was significantly impacted by the recognition of additional valuation allowance of $54.1 million.

        Net Loss.    We had a net loss of $140.1 million for the fiscal year ended December 31, 2009 compared to a net loss of $328.3 million for the fiscal year ended December 31, 2008. The decrease to our Net Loss was primarily due to the pre-tax $277.0 million impairment recognized during 2008 partially offset by lower gross profits due to reduced net sales as well as reorganization costs recognized in 2009.

Comparison of Fiscal Years Ended December 31, 2008 and 2007

        The following table sets forth certain income statement information for the fiscal years ended December 31, 2008 and 2007:

(in thousands, except for percentages)	Year Ended December 31, 2008		Year Ended December 31, 2007
Net sales:
Wheels	$391,433	42.1%	$477,115	47.1%
Components	492,025	52.8%	491,324	48.5%
Other	47,951	5.1%	45,247	4.4%

Total net sales	$931,409	100.0%	$1,013,686	100.0%
Gross profit:
Wheels	65,018	16.6%	69,555	14.6%
Components	(18,728)	(3.8)%	7,108	1.4%
Other	13,226	27.6%	11,676	25.8%
Corporate	(3,916)	—%	(1,845)	—%

Total gross profit	55,600	6.0%	86,494	8.5%
Operating expenses (selling, general and administrative)	55,202	5.9%	55,798	5.5%
Goodwill and intangible asset impairments	277,041	29.7%	1,100	0.1%
Income (loss) from operations	(276,643)	(29.7)%	29,596	2.9%
Interest (expense), net	(51,400)	(5.5)%	(48,344)	(4.8)%
Other income (loss), net	(4,821)	(0.5)%	6,978	0.7%
Income tax benefit	(4,598)	(0.5)%	(3,131)	(0.3)%

Net loss	$(328,266)	(35.2)%	$(8,639)	(0.9)%

        Net Sales.    Net sales for the fiscal year ended December 31, 2008 were $931.4 million, which decreased 8.1% compared to net sales of $1,013.7 million for the fiscal year ended December 31, 2007. The decrease in net sales in our Wheels segment was primarily a result of the reduced demand in the commercial vehicle industry along with approximately $10.0 million of reduced pricing. Our Components segment increased net sales mostly due to approximately $42.0 million of price increases realized to offset increased material costs. The Other segment's revenues also increased due to other price increases realized to offset increased material costs.

        Gross Profit.    Gross profit decreased $30.9 million to $55.6 million for the fiscal year ended December 31, 2008 from $86.5 million for the fiscal year ended December 31, 2007 primarily due to reduced sales and operating inefficiencies related to low production volume. Gross profit as a percent of sales dropped from 8.5% to 6.0%, due to our Components segment's gross margin of 1.4% in 2007 dropping to a loss of 3.8% in 2008 primarily due to production inefficiencies caused by reduced sales. Included in 2008 were $7.4 million of severance and other expenses related to restructuring. Included in 2008 and 2007 in our Components segment were $7.7 million and $2.1 million, respectively, of costs related to a labor disruption at our Rockford, Illinois facility. Included in 2007 results in our Wheels segment are additional severance and other charges of $16.7 million primarily related to a reduction-in-force in our Canadian facility, accelerated depreciation of $12.8 million, and recognition of a gain of $3.8 million from an insurance settlement.

        Operating Expenses.    Operating expenses decreased $0.6 million to $55.2 million for the fiscal year ended December 31, 2008 from $55.8 million for the fiscal year ended December 31, 2007. This was primarily due to reduced salary and incentive compensation, partially offset by $5.0 million of restructuring costs and $4.3 million of research and development costs recognized in 2008 that are not expected to continue. During 2007, we incurred start-up costs for our facility in Alabama of

$1.4 million and expenses of $0.5 million related to the secondary stock offerings by selling shareholders in 2007.

        Goodwill and Intangible Asset Impairments.    Due to the significant decline in our stock price resulting from overall economic and industry conditions, we determined that an indicator of impairment existed for both goodwill and other intangible assets as of June 30, 2008, and we recognized impairment charges of $212.2 million. Our annual impairment test was performed as of November 30, 2008, which also indicated impairment and resulted in recognizing additional impairment charges totaling $64.8 million. Such charges were non-cash and did not affect our liquidity, tangible equity or debt covenant ratios.

        Interest Expense.    Net interest expense increased $3.1 million to $51.4 million for the fiscal year ended December 31, 2008 from $48.3 million for the fiscal year ended December 31, 2007. The increase of expense is attributable to $5.7 million of losses from our interest rate swap agreements in 2008 compared to $0.3 million of gains in 2007, partially offset by a decrease in interest expense related to reduced debt and $1.6 million of costs incurred in 2007 related to amending our credit agreements.

        Income Tax Provision.    The $4.6 million of income tax benefits recorded in the fiscal year ended December 31, 2008, was $1.5 million higher than the $3.1 million income tax benefit recorded in the fiscal year ended December 31, 2007, which was mainly due to recognizing a valuation allowance against our deferred tax assets in 2008, partially offset by the decrease in pre-tax earnings. The differences between the effective rates and statutory rates for our U.S. and Mexico tax jurisdictions have not changed significantly.

        Net Loss.    We had a net loss of $328.3 million for the fiscal year ended December 31, 2008 compared to a net loss of $8.6 million for the fiscal year ended December 31, 2007. This was primarily a result of the lower gross profit due to the reduction in sales demand and the goodwill and other intangible asset impairments recognized during 2008.

Changes in Financial Condition

        At September 30, 2010, the Successor Company had total assets of $866.4 million, as compared to the Predecessor Company's total assets of $671.7 million at December 31, 2009. The $194.7 million, or 29.0%, increase in total assets primarily resulted from changes from the fair valuation of our assets by adopting Fresh Start Accounting in accordance with ASC 852, as well as changes in working capital. During the nine months ended September 30, 2010, property, plant and equipment increased by $48.7 million, other intangible assets increased by $152.6 million, goodwill increased by $1.3 million and other assets decreased by $4.2 million for changes in the allocation of fair values as of February 26, 2010. Since the allocation of fair value is still preliminary, additional changes are expected in the fourth quarter of this year.

        At December 31, 2009, we had total assets of $671.7 million, as compared to $808.6 million at December 31, 2008. The $136.9 million, or 16.9%, decrease in total assets primarily resulted from the reduction of cash of $67.2 million, a net reduction of property, plant, and equipment of $29.1 million and reduction of inventory of $28.1 million.

        We define working capital as current assets (excluding cash and debt) less current liabilities. We use working capital and cash flow measures to evaluate the performance of our operations and our ability to meet our financial obligations. We require working capital investment to maintain our position as a leading manufacturer and supplier of commercial vehicle components. We continue to strive to align our working capital investment with our customers' purchase requirements and our production schedules.

        The following table summarizes the major components of our working capital as of the periods listed below:

(in thousands)	September 30, 2010	December 31, 2009	December 31, 2008
Accounts receivable	$103,198	$66,301	$78,219
Inventories	64,693	50,742	78,805
Deferred income taxes (current)	2,811	2,811	1,955
Other current assets	4,990	22,762	25,104
Accounts payable	58,699	(31,277)	(63,937)
Accrued payroll and compensation	18,468	(14,318)	(19,651)
Accrued interest payable	5,196	(3,571)	(12,505)
Accrued workers compensation	7,746	(7,038)	(7,969)
Other current liabilities	20,046	(20,609)	(21,556)

Working Capital	$65,537	$65,803	$58,465

        Significant changes in working capital from December 31, 2009 to September 30, 2010 included:

  •
  an increase in accounts receivable of $36.9 million due to the comparative increase in revenue in the months leading up to the respective period-end dates;

  •
  an increase in inventory of $14.0 million due to increase in sales demand;

  •
  a decrease in other current assets of $17.8 million due to the adoption of a new accounting policy for supplies as part of the Fresh Start Accounting; and

  •
  an increase of accounts payable of $27.4 million primarily due to the increase in raw material purchases in the months leading up to the respective period-end dates.

        Significant changes in net working capital from December 31, 2008 to December 31, 2009 included:

  •
  a decrease in receivables of $11.9 million due to the reduction in sales;

  •
  a decrease in inventories of $28.1 million due to the reduction in sales demand;

  •
  a decrease in accounts payable of $32.6 million due to the reduction in amounts due related to inventory and other purchases, as well as the impact of reduced terms with our suppliers;

  •
  a decrease in accrued payroll and compensation of $5.4 million primarily due to not having a liability in the current year for certain incentive and other compensation programs; and

  •
  a decrease in accrued interest payable of $8.9 million primarily due to the Company not accruing interest on our prepetition senior subordinated notes and PIK interest reflected in debt.

Capital Resources and Liquidity

        Our primary sources of liquidity during the periods January 1, 2010 through February 26, 2010 for the Predecessor Company and February 26, 2010 through September 30, 2010 for the Successor Company were cash reserves, the debt instruments entered into in connection with our emergence from bankruptcy and the debt instruments entered into in connection with the refinancing. We believe that cash from operations, existing cash reserves, and availability under our senior secured facility will provide adequate funds for our working capital needs, planned capital expenditures and debt service obligations through 2010 and the foreseeable future.

        Our ability to fund working capital needs, planned capital expenditures, scheduled debt payments, and to comply with any financial covenants under our senior secured facility, depends on our future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

        Historically, our primary sources of liquidity have been cash flows from operations and borrowings under our senior credit facilities. Due to the downturn in the commercial vehicle supply industry and the economy in general, however, in 2009, we experienced a reduction in cash flows from operations and increasingly relied on borrowings under our prepetition senior credit facility and the credit facility we entered in connection with our Chapter 11 filing, as well as cash reserves, to meet our liquidity requirements. Some of the cash reduction experienced in 2009, however, was offset by the implementation of our operational restructuring initiatives, for which we have seen a continued benefit in 2010, and a reduction in capital expenditures. On the Effective Date, we emerged from Chapter 11 bankruptcy proceedings with a new capital structure which reduced our annual debt payments. We further reduced our outstanding debt and increased our liquidity through our July 29 refinance and the completion of the conversion offer in November 2010. Based on the commercial vehicle industry production forecasts included in this prospectus, we expect to generate sufficient cash to meet our future liquidity needs in 2010.

Operating Activities

        Net cash used in operating activities during the nine months ended September 30, 2010 was $36.5 million. The primary drivers of the use in cash were $12.2 million of cash payments for reorganization items, $22.4 million of cash payments related to bankruptcy, and $16.1 million of increased working capital assets. During a period of increasing sales demand, our working capital needs also rise.

        Net cash used in operating activities during the fiscal year ended December 31, 2009 amounted to $39.3 million compared to a use of $9.2 million for the fiscal year ended December 31, 2008. This increase in funds used was primarily a result of reduced demand for our products during 2009 and approximately $23.0 million in fees and other expenses related to our prepetition senior credit facility that were paid during 2009.

Investing Activities

        Net cash provided by investing activities totaled $3.1 million for the nine months ended September 30, 2010. During 2010, we had cash inflows of $15.0 million related to issuance of letters of credit to replace restricted cash from previously drawn letters of credit. Our most significant cash outlays for investing activities are the purchases of property, plant and equipment. Capital expenditures for 2010 are expected to be approximately $15 million, which will be funded through existing cash reserves. Due to the continued challenges facing our industry and the economy as a whole, we are managing our capital expenditures very closely in order to preserve liquidity while still maintaining our production capacity and making investments necessary to meet competitive threats and to seize upon growth opportunities.

        Net cash used in investing activities totaled $34.9 million for the fiscal year ended December 31, 2009, compared to a use of $35.3 million for the fiscal year ended December 31, 2008. Our capital expenditures in 2009 were $20.4 million compared to capital expenditures of $29.7 million in 2008. Cash generated from operations and existing cash reserves funded these expenditures. In 2009 we had cash inflows of $3.9 million related to the sale of certain marketable securities during the year compared to cash use of $5.0 million in 2008 for purchases of marketable securities. During 2009, we had cash outflows of $18.7 million related to restricted cash from drawn letters of credit.

Financing Activities

        Net cash provided by financing activities totaled $28.2 million for the nine months ended September 30, 2010. Included in this amount are the impacts from the Plan of Reorganization of satisfying our prepetition senior credit facility of $305.8 million, our revolving credit facility of $71.7 million, and the DIP facility of $25.0 million. Also included are proceeds from the $140 million aggregate principal amount of convertible notes we issued and the $310.5 million postpetition senior credit facility we entered into upon emergence from bankruptcy.

        Net cash provided by financing activities for the fiscal year ended December 31, 2009 totaled $7.0 million, compared to net cash provided by financing activities of $77.2 million for the fiscal year ended December 31, 2008. During 2009, we received $21.5 million from our DIP credit facility and had net cash outflows for our prepetition revolving credit facility of $3.7 million compared to increasing our borrowings of our prepetition revolving credit facility by $78.4 million in 2008. During 2009, we also incurred $10.8 million in fees associated with amending our prepetition senior credit facility.

Bank Borrowing

Prepetition Senior Credit Facility

        Effective January 31, 2005, and as most recently amended as of August 14, 2009, we entered into the prepetition senior credit facility in conjunction with the acquisition of Transportation Technologies Industries, Inc., which we refer to as "TTI," to refinance substantially all of our credit facilities, as well as the senior bank debt and subordinated debt of TTI. Our prepetition senior credit facility consisted of (i) a term loan facility in an aggregate principal amount of $550.0 million that required annual amortization payments of 1.00% per year, which would have matured on January 31, 2012, and (ii) a revolving credit facility in an aggregate amount of $100.0 million (comprised of a $76.0 million U.S. revolving credit facility and a $24.0 million Canadian revolving credit facility) which would have matured on January 31, 2011.

        The loans under our prepetition senior credit facility were secured by, among other things, a lien on substantially all of our U.S. properties, assets and domestic subsidiaries and a pledge of 65% of the stock of our foreign subsidiaries. The loans under the Canadian revolving credit facility were secured by substantially all the properties and assets of Accuride Canada Inc.

        The prepetition senior credit facility was amended and restated pursuant to the Plan of Reorganization on the Effective Date, as discussed below.

Debtor-in-Possession Credit Facility

        In connection with our Chapter 11 filing, we entered into our DIP credit facility, which consisted of a superpriority secured asset based revolving credit facility of $25.0 million and a term loan first-in, last-out facility of $25.0 million. The $25.0 million of asset based loans under the DIP credit facility bore interest, at our election, at a rate of LIBOR + 6.50% (with a LIBOR floor of 2.50%) or Base Rate + 5.50% (with a Base Rate floor of 3.50%), and the $25.0 million of first-in, last-out term loans under the DIP credit facility bore interest, at our election, at a rate of LIBOR + 7.50% (with a LIBOR floor of 2.50%) or Base Rate + 6.50% (with a Base Rate floor of 3.50%).

        The use of proceeds under the DIP credit facility were limited to working capital and other general corporate purposes consistent with a budget that we presented to the administrative agent, including payment of costs and expenses related to the administration of the Chapter 11 bankruptcy proceedings and payment of other expenses as approved by the bankruptcy court.

        Upon the Effective Date, all amounts outstanding under the DIP credit facility were paid and the DIP credit facility was terminated in accordance with its terms.

Postpetition Senior Credit Facility

        On the Effective Date of the Plan of Reorganization, we entered into the fifth amendment and restatement to our prepetition senior credit facility, which we refer to as the "postpetition senior credit facility." As of the Effective Date, under our postpetition senior credit facility, Accuride had outstanding term loans of $287.0 million and outstanding letters of credit in the stated amount of $2.1 million and Accuride Canada Inc. had outstanding term loans of $22.0 million. The interest rate for all loans was, at our option, LIBOR + 6.75% (with a LIBOR floor of 3.00%) or Base Rate + 5.75% (with a Base Rate floor of 4.00%). The maturity for all loans and reimbursements of draws under the letters of credit was June 30, 2013.

        With certain exceptions, our postpetition senior credit facility required us to prepay loans with (i) 100% of excess cash flow (commencing with the fiscal year ending December 31, 2010), (ii) 100% of net proceeds from asset sales, (iii) 100% of new proceeds from new debt issuances, (iv) 100% of net cash proceeds from equity issuances and (v) 100% of cash received by us from third parties that are holding cash from letters of credit that they have drawn.

        The loans under our postpetition senior credit facility were secured by, among other things, a lien on substantially all of our U.S. and Canadian properties, assets and domestic subsidiaries and a pledge of 65% of the stock of our foreign subsidiaries.

        On July 29, 2010, as described below under "Description of Other Indebtedness—ABL Facility," we refinanced the postpetition senior credit facility and the postpetition senior credit facility was terminated.

Bond Financing

Prepetition Senior Subordinated Notes

        On January 31, 2005, we issued $275.0 million aggregate principal amount of our senior subordinated notes in a private placement transaction. Interest on the prepetition senior subordinated notes was payable on February 1 and August 1 of each year, beginning on August 1, 2005. The prepetition senior subordinated notes would have matured on February 1, 2015 and were redeemable, at our option, in whole or in part, at any time on or before February 1, 2010 in cash at the redemption prices set forth in the indenture, plus interest. The prepetition senior subordinated notes were general unsecured obligations ranking senior in right of payment to all of our existing and future subordinated indebtedness. The prepetition senior subordinated notes were subordinated to all of our existing and future senior indebtedness including indebtedness incurred under any senior credit facility. In May 2005, we successfully completed an exchange offer pursuant to which holders of our outstanding prepetition senior subordinated notes exchanged such notes for otherwise identical 8.5% Senior Subordinated Notes due 2015 which had been registered under the Securities Act.

        Pursuant to the Plan of Reorganization, the prepetition senior subordinated notes and the indenture that governs the prepetition senior subordinated notes were cancelled on the Effective Date.

Postpetition Senior Convertible Notes

        On the Effective Date, we issued $140 million aggregate principal amount of the convertible notes and entered into the convertible notes indenture. Under the terms of the convertible notes indenture, the convertible notes bear interest at a rate of 7.5% per annum and will mature on February 26, 2020. The first six interest payments will be PIK interest. Thereafter, beginning on August 26, 2013, interest on the convertible notes will be paid in cash.

        On August 26, 2010, we made a PIK interest payment with respect to the convertible notes by increasing the principal amount of the notes by $5.3 million. Pursuant to the terms of the convertible notes indenture, the conversion rate of the convertible notes was adjusted to 1407.2343 shares of common stock per $1,000 principal amount of convertible notes (equivalent to a conversion price of $0.71 per share of common stock).

        On November 29, 2010, we completed a conversion offer for all of our outstanding convertible notes. Convertible notes accepted for conversion in the conversion offer were converted at a conversion rate of 238.2119 shares of common stock per $1,000 principal amount of convertible notes, after giving effect to the reverse stock split, rounded down to the nearest whole number of shares, plus cash paid in lieu of fractional shares. Upon settlement of the conversion offer, an aggregate of 33,606,177 shares of common stock were issued to the surrendering noteholders and $141,076,966 principal amount of the convertible notes were cancelled, constituting approximately 97.1% of the outstanding principal amount of the convertible notes. As of November 29, 2010, $4,173,035 aggregate principal amount of convertible notes remains outstanding.

        The convertible notes that remain outstanding are currently redeemable by us, in whole or in part, at any time, subject to applicable law, at a price equal to 100% of the principal amount of the convertible notes to be redeemed, plus any accrued and unpaid interest up to the redemption date.

Refinancing

        On July 29, 2010, we completed an offering of $310.0 million aggregate principal amount of the outstanding notes and entered into the ABL Facility. We used the net proceeds from the offering of the outstanding notes, $15.0 million of borrowings under the ABL Facility and cash on hand to refinance our postpetition senior credit facility and to pay related fees and expenses.

ABL Facility

        In connection with the refinancing, we entered into the ABL Facility. The ABL Facility is a senior secured asset based revolving credit facility in an aggregate principal amount of up to $75.0 million, with the right, subject to certain conditions, to increase the availability under the facility by up to $25.0 million in the aggregate (for a total aggregate availability of $100.0 million). The four-year ABL Facility matures on July 29, 2014 and provides for loans and letters of credit in an aggregate amount up to the amount of the facility, subject to meeting certain borrowing base conditions, with sub-limits of up to $10.0 million for swingline loans and $25.0 million to be available for the issuance of letters of credit. Loans under the ABL Facility initially bear interest at an annual rate equal to either LIBOR plus 3.50% or Base Rate plus 2.50%, at our option, subject to changes based on our leverage ratio as defined in the ABL Facility.

        We must also pay a commitment fee equal to 0.50% per annum to the lenders under the ABL Facility if utilization under the facility exceeds 50.0% of the total commitments under the facility and a commitment fee equal to 0.75% per annum if utilization under the facility is less than or equal to 50.0% of the total commitments under the facility. Customary letter of credit fees are also payable, as necessary.

        The obligations under the ABL Facility are secured by the ABL Priority Collateral and the Notes Priority Collateral.

Outstanding Notes

        Also in connection with the refinancing, we issued $310.0 million aggregate principal amount of outstanding notes. Under the terms of the indenture governing the outstanding notes, the outstanding notes bear interest at a rate of 9.5% per year and mature on August 1, 2018. Prior to maturity we may redeem the outstanding notes on the terms set forth in the indenture that governs the outstanding notes. The outstanding notes are guaranteed by the guarantors, and the outstanding notes and the related guarantees are secured by first priority liens on the Notes Priority Collateral and second priority liens on the ABL Priority Collateral.

Restrictive Debt Covenants

        Our credit documents (the ABL Facility and the indenture governing the outstanding notes) contain operating covenants that limit the discretion of management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability to incur additional debt, to pay dividends, to create liens, to make certain payments and investments and to sell or otherwise dispose of assets and merge or consolidate with other entities. In addition, the ABL Facility contains a financial covenant which requires us to maintain a fixed charge coverage ratio during any compliance period, which is any time when the excess availability is less than or equal to the greater of $10.0 million or 15% of the total commitment under the ABL Facility. Due to the amount of our excess availability (as calculated under the ABL Facility), we are not currently in a compliance period, and we do not have to maintain a fixed charge coverage ratio, although this is subject to change.

        We continue to operate in a challenging economic environment and our ability to maintain liquidity and comply with our debt covenants may be affected by economic or other conditions that are beyond our control and which are difficult to predict. The 2011 production forecasts by ACT Publications for the significant commercial vehicle markets that we serve, as of December 10, 2010, are as follows:

North American Class 8	235,313
North American Classes 5-7	125,110
U.S. Trailers	203,950

        Based on the these production builds, we expect to comply with any financial covenants we may become subject to and believe that our liquidity will be sufficient to fund currently anticipated working capital, capital expenditures, and debt service requirements for at least the next twelve months. However, if our net sales are significantly less than expectations, given the volatility and the calendarization of the production builds as well as the other markets that we serve, or due to the challenging credit markets, we could violate any such financial covenants or have insufficient liquidity. In the event of noncompliance, we would pursue an amendment or waiver. However, no assurances can be given that those forecasts will be accurate.

Off-Balance Sheet Arrangements

        We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. From time to time we may enter into operating leases, letters of credit, or take-or-pay obligations related to the purchase of raw materials that would not be reflected in our balance sheet.

Contractual Obligations and Commercial Commitments

        The following table summarizes our contractual obligations as of December 31, 2009 and the effect such obligations and commitments are expected to have on our liquidity and cash flow in future periods. The table does not reflect the effects of our Plan of Reorganization (other than as described in the footnotes) and does not reflect the July 2010 refinancing or the conversion offer. See "Unaudited

Pro Forma Condensed Consolidated Financial Information" for certain effects of the Plan of Reorganization, the refinancing and the conversion offer.

	Payments due by period
(in thousands)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt(a)	$650.7	$650.7	$—	$—	$—
DIP credit facility	25.0	25.0	—	—	—
Interest on debt(b)	1.3	1.3	—	—	—
Interest rate swap agreement	1.1	1.1	—	—	—
Capital leases	3.1	0.4	0.8	0.6	1.3
Operating leases(c)	38.1	8.7	9.8	6.9	12.7
Purchase commitments(d)	10.4	10.3	0.1	—	—
Other long-term liabilities(e)	169.7	16.0	29.6	32.2	91.9

Total obligations(f)	$899.4	$713.5	$40.3	$39.7	$105.9

(a)
These liabilities were subject to compromise under the Bankruptcy Code as of December 31, 2009. The total amount is reported under the "less than one year" column in the table above due to the fact that we were in default with all of our prepetition debt, as a result of filing for Chapter 11. As of the Effective Date, our long-term debt was reduced to $449.0 million, which is comprised of our $309.0 million postpetition senior credit facility and $140.0 million of convertible notes. As of September 30, 2010, we had approximately $587.0 million of total debt, which consists of our $301.8 million of outstanding notes and $145.3 million of convertible notes recorded with a market valuation of $285.3 million, which would not have been subordinated to the notes. After completion of the conversion offer on November 29, 2010, which reduced the outstanding amount of convertible notes to $4,173,035 principal amount, the carrying value of our total indebtedness is approximately $310.0 million.

(b)
No interest expense is included for items subject to compromise. Interest on debt presented is the interest calculated on our DIP credit facility, which matured during 2010. This amount was paid on the Effective Date. Interest expense as of the Effective Date for the $449.0 million of our postpetition debt creates future obligations of $205.8 million, which is comprised of $100.7 million for our postpetition senior credit facility and $105.1 million for our convertible notes.

(c)
Subsequent to December 31, 2009, future obligations for certain leases were reduced by $9.0 million.

(d)
The unconditional purchase commitments are principally take-or-pay obligations related to the purchase of certain materials, including natural gas, consistent with customary industry practice.

(e)
Consists primarily of estimated post-retirement and pension contributions for 2010 and estimated future post-retirement and pension benefit payments for the years 2011 through 2019. Amounts for 2020 and thereafter are unknown at this time.

(f)
Since it is not possible to determine in which future period it might be paid, excluded above is the $7.9 million uncertain tax liability recorded in accordance with ASC 740-10, "Income Taxes."

Critical Accounting Policies and Estimates

        Our consolidated financial statements and accompanying notes have been prepared in accordance with GAAP applied on a consistent basis. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the reporting periods.

        We continually evaluate our accounting policies and estimates used to prepare the consolidated financial statements. In general, management's estimates are based on historical experience, on information from third party professionals and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

        Critical accounting policies and estimates are those where the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the impact of the estimates and assumptions on financial condition or operating performance is material. We believe our critical accounting policies and estimates, as reviewed and discussed with the Audit Committee of our board of directors, include accounting for impairment of long-lived assets, goodwill, pensions, and taxes.

        Fresh Start Accounting—Upon our emergence from Chapter 11 bankruptcy proceedings, we adopted Fresh Start Accounting, which requires additional estimates and assumptions related to the fair value of our consolidated balance sheets. The allocations of fair value are based upon preliminary valuation information and other studies that have not yet been completed due to the timing of the emergence from Chapter 11 bankruptcy proceedings and the volume and complexity of the analysis required. It is anticipated that these studies will conclude during the third or fourth quarters of 2010.

        Impairment of Long-Lived Assets—We evaluate long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. In performing the review of recoverability, we estimate future cash flows expected to result from the use of the asset and our eventual disposition. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management's subjective judgments. The time periods for estimating future cash flows is often lengthy, which increases the sensitivity to assumptions made. Depending on the assumptions and estimates used, such as the determination of the primary asset group, the estimated life of the primary asset, and projected profitability, the estimated future cash flows projected in the evaluation of long-lived assets can vary within a wide range of outcomes. We consider the likelihood of possible outcomes in determining the best estimate of future cash flows.

        Accounting for Goodwill and Other Intangible Assets—We review goodwill for impairment annually or more frequently if events or circumstances indicate that the carrying amount of goodwill may be impaired. Recoverability of goodwill is measured by a comparison of the carrying value to the implied fair value. If the carrying amount exceeds its fair value, an impairment charge is recognized to the extent that the implied fair value exceeds its carrying value. The implied fair value of goodwill is the residual fair value, if any, after allocating the fair value to all of the assets (recognized and unrecognized) and all of the liabilities. We estimate fair value using a combination of market value approach using quoted market prices of comparable companies and an income approach using discounted cash flow projections.

        The income approach uses a projection of estimated cash flows that is discounted using a weighted-average cost of capital that reflects current market conditions. The projection uses management's best estimates of economic and market conditions over the projected period including growth rates in sales, costs, estimates of future expected changes in operating margins and capital expenditures. Other significant estimates and assumptions include terminal value growth rates, future estimates of capital expenditures and changes in future working capital requirements.

        A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others: a significant decline in our expected future cash flows; a sustained, significant decline in our stock price and market capitalization; a significant adverse change in the business climate; unanticipated competition; and slower growth rates. Any adverse change in these factors could have a significant impact on the recoverability of these assets and could have a material impact on our consolidated financial statements.

        The midpoint of the range of fair values of our reorganization values from our Plan of Reorganization, which was approved by the bankruptcy court, was used as our fair value. Based on our allocation to our reporting units of the midpoint of reorganization values, step one of the annual impairment test passed, and we were not required to complete step two. Pursuant to the Fresh Start Accounting we have adopted, the reorganization value was allocated to the assets of the Successor Company. Based on the preliminary allocation, as reflected herein, goodwill and intangibles under Fresh Start Accounting were materially different from amounts recorded as of December 31, 2009.

        We review other intangibles for impairment annually or more frequently if events or circumstances indicate that the carrying amount of trademarks may be impaired. If the carrying amount exceeds the fair value (determined by calculating a fair value based upon a discounted cash flow of an assumed royalty rate—relief of royalty method), impairment of the trademark may exist resulting in a charge to earnings to the extent of impairment.

        Pensions and Other Post-Employment Benefits—We account for our defined benefit pension plans and other post-employment benefit plans in accordance with ASC 715-30, "Defined Benefit Plans—Pensions," ASC 715-60, "Defined Benefit Plans—Other Postretirement," and ASC 715-20, "Defined Benefit Plans—General," which require that amounts recognized in financial statements be determined on an actuarial basis. As permitted by ASC 715-30, we use a smoothed value of plan assets (which is further described below). ASC 715-30 requires that the effects of the performance of the pension plan's assets and changes in pension liability discount rates on our computation of pension income (cost) be amortized over future periods. ASC 715-20 requires an employer to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare, and other postretirement plans in their financial statements.

        The most significant element in determining our pension income (cost) in accordance with ASC 715-30 is the expected return on plan assets and discount rates. In 2009, we assumed that the expected long-term rate of return on plan assets would be 7.75% for our U.S. plans and 7.00% for our Canadian plans. The assumed long-term rate of return on assets is applied to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over five years. This produces the expected return on plan assets that is included in pension income (cost). The difference between this expected return and the actual return on plan assets is deferred. The net deferral of past asset gains (losses) affects the calculated value of plan assets and, ultimately, future pension income (cost).

        The expected return on plan assets is reviewed annually, and if conditions should warrant, will be revised. If we were to lower this rate, future pension cost would increase. We currently anticipate no change in our long-term rate of return assumption in 2010 for any of our U.S. and Canada plans.

        At the end of each year, we determine the discount rates to be used to calculate the present value of each of the plan liabilities. The discount rate is an estimate of the current interest rate at which the pension liabilities could be effectively settled at the end of the year. In estimating this rate, we look to rates of return on high-quality, fixed-income investments that receive one of the two highest ratings given by a recognized ratings agency. At December 31, 2009, we determined the blended rate to be 6.11%. The net effect of changes in the discount rate, as well as the net effect of other changes in actuarial assumptions and experience, has been deferred, in accordance with ASC 715-30.

        For the fiscal year ended December 31, 2009, we recognized consolidated pretax pension cost of $6.5 million compared to $3.1 million in 2008. We currently expect to contribute $12.3 million to our pension plans during 2010, however, we may elect to adjust the level of contributions based on a number of factors, including performance of pension investments, changes in interest rates, and changes in workforce compensation.

        For the fiscal year ended December 31, 2009, we recognized a consolidated pre-tax post-retirement welfare benefit cost of $1.9 million compared to $2.2 million in 2008. We expect to contribute $3.8 million during 2010 to our post-retirement welfare benefit plans.

        Income Taxes—Management judgment is required in developing our provision for income taxes, including the determination of deferred tax assets, liabilities and any valuation allowances recorded against the deferred tax assets. We evaluate quarterly the realizability of our net deferred tax assets by assessing the valuation allowance and adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of future taxable income and the availability of tax planning strategies that can be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets. Factors that may affect our ability to achieve sufficient forecasted taxable income include, but are not limited to, the following: increased competition, a decline in sales or margins, or loss of market share.

        We operate in multiple jurisdictions and are routinely under audit by federal, state and international tax authorities. Exposures exist related to various filing positions that may require an extended period of time to resolve and may result in income tax adjustments by the taxing authorities. Reserves for these potential exposures that have been established represent management's best estimate of the probable adjustments. On a quarterly basis, management evaluates the reserve amounts in light of any additional information and adjusts the reserve balances as necessary to reflect the best estimate of the probable outcomes. We believe that we have established the appropriate reserve for these estimated exposures. However, actual results may differ from these estimates. The resolution of these matters in a particular future period could have an impact on our consolidated statement of operations and provision for income taxes.

Recent Developments

New Accounting Pronouncements

        In January 2010, the Financial Accounting Standards Board, which we refer to as "FASB," issued ASU 2010-6, "Improving Disclosures about Fair Value Measurements," which requires interim disclosures regarding significant transfers in and out of Level 1 and Level 2 fair value measurements. Additionally, this ASU requires disclosure for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements. These disclosures are required for fair value measurements that fall in either Level 2 or Level 3. Further, the ASU requires separate presentation of Level 3 activity for the fair value measurements. We adopted the interim disclosure requirements under this standard during the nine-month period ended September 30, 2010, with the exception of the separate presentation in the Level 3 activity rollforward, which is not effective until fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.

Compensation Programs and Policies Risk Assessment

        We conducted a risk assessment of our compensation programs and policies from a legal, human resources, auditing and risk management perspective and reviewed and discussed this assessment with the compensation committee. Based on this assessment we concluded that we do not have any compensation programs or practices which would reasonably likely have a material adverse effect our business.

Effects of Inflation

        The effects of inflation were not considered material during fiscal years 2009, 2008, or 2007.

Quantitative and Qualitative Disclosure about Market Risk

        In the normal course of doing business, we are exposed to the risks associated with changes in foreign exchange rates, raw material/commodity prices, and interest rates. We use derivative instruments to manage these exposures. The objectives for holding derivatives are to minimize the risks using the most effective methods to eliminate or reduce the impacts of these exposures.

Foreign Currency Risk

        Certain forecasted transactions, assets, and liabilities are exposed to foreign currency risk. We monitor our foreign currency exposures to maximize the overall effectiveness of our foreign currency derivatives. The principal currency of exposure is the Canadian dollar. From time to time, we use foreign currency financial instruments to offset the impact of the variability in exchange rates on our operations, cash flows, assets and liabilities. At September 30, 2010, we had no open foreign exchange contracts.

        Foreign currency derivative contracts provide only limited protection against currency risks. Factors that could impact the effectiveness of our currency risk management programs include accuracy of sales estimates, volatility of currency markets and the cost and availability of derivative instruments.

        The counterparty to the foreign exchange contracts is a financial institution with an investment grade credit rating. The use of forward contracts protects our cash flows against unfavorable movements in exchange rates, to the extent of the amount under contract.

Raw Material/Commodity Price Risk

        We rely upon the supply of certain raw materials and commodities in our production processes, and we have entered into firm purchase commitments for certain metals and natural gas. Additionally, from time to time, we use commodity price swaps and futures contracts to manage the variability in certain commodity prices on our operations and cash flows. At September 30, 2010, we had no open commodity price swaps or futures contracts.

Interest Rate Risk

        We use long-term debt as a primary source of capital. The following table presents the principal cash repayments and related weighted average interest rates by maturity date for our long-term fixed-rate debt and other types of long-term debt at September 30, 2010:

(Dollars in thousands)	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value
Long-term Debt:
Fixed Rate	—	—	—	—	—	$455,250	$455,250	$634,874
Average Rate	—	—	—	—	—	8.86%	8.86%
Variable Rate	—	—	—	—	$—	—	$—	$—
Average Rate	—	—	—	—	—%	—	—%

        The carrying value of our $145.3 million aggregate principal amount of convertible notes is disclosed on our condensed consolidated balance sheet at $285.3 million, which considers the fair value of the conversion option and accrued PIK interest, as of September 30, 2010. The table above represents the face value of the debt instrument with a fixed rate of interest of 7.5%. After completion of the conversion offer on November 29, 2010, which reduced the outstanding amount of convertible notes to $4,173,035 principal amount, the carrying value of our total indebtedness is approximately $310.0 million.

        We have used interest rate swaps to alter interest rate exposure between fixed and variable rates on a portion of our long-term debt. As of December 31, 2009, we had one interest rate swap agreement to exchange, at specified intervals, the difference between 3.81% from March 2008 through March 2010, and the variable rate interest amounts calculated by reference to the notional principal amount of $125 million. As of December 31, 2009, we had a liability of $1.1 million included in accrued and other liabilities on the consolidated balance sheet. On March 10, 2010 we terminated the swap agreement and paid the outstanding liability.

Legal Proceedings

        Neither we nor any of our subsidiaries is a party to any legal proceeding which, in the opinion of management, would have a material adverse effect on our business or financial condition. However, we from time-to-time are involved in ordinary routine litigation incidental to our business, including actions related to product liability, contractual liability, intellectual property, workplace safety and environmental claims. We establish reserves for matters in which losses are probable and can be reasonably estimated. While we believe that we have established adequate accruals for our expected future liability with respect to our pending legal actions and proceedings, we cannot assure you that our liability with respect to any such action or proceeding would not exceed our established accruals. Further, we cannot assure that litigation having a material adverse affect on our financial condition will not arise in the future.

BUSINESS

Our Company

        We are one of the largest manufacturers and suppliers of commercial vehicle components in North America, offering one of the broadest product lines to the commercial vehicle industry. We believe that we have the number one or number two market position in a variety of heavy- and medium-duty commercial vehicle products including: steel wheels, forged aluminum wheels, brake drums, disc wheel hubs, metal bumpers and seating assemblies. We market our products under some of the most recognized brand names in the industry, including Accuride, Bostrom, Brillion, Fabco, Gunite, Highway Original and Imperial. We have long-standing relationships with the leading OEM and the related aftermarket channels in most major segments of the commercial vehicle market, including heavy- and medium-duty trucks, commercial trailers, light trucks, buses, as well as specialty and military vehicles. For the fiscal year ended December 31, 2008, we reported net sales of $931.4 million and Adjusted EBITDA of $79.0 million. For the fiscal year ended December 31, 2009, we reported net sales of $570.2 million and Adjusted EBITDA of $23.7 million. For the nine-month period ended September 30, 2010, we generated net sales of $570.3 million and Adjusted EBITDA of $51.1 million. For a reconciliation of Adjusted EBITDA to the closest related GAAP measure, net income (loss), see footnote (d) to "—Summary Historical and Pro Forma Financial Information and Other Data."

        Our primary product lines are designated as standard equipment by a majority of North American heavy- and medium-duty truck OEMs, providing us with a significant competitive advantage. We believe that a majority of all heavy- and medium-duty truck models manufactured in North America contain one or more of our components. For the fiscal year ended December 31, 2009, we sold approximately 51% of our products to heavy- and medium-duty truck and commercial trailer OEMs and approximately 32% to the related aftermarkets. The remainder of our sales were made to customers in the light truck, specialty and military vehicle and other industrial markets. We continue to pursue growth in sales to the aftermarket, which we believe complements our original equipment business due to its relative stability and higher profit margins. In addition, we continue to pursue increased sales to military OEMs, particularly sales of wheel assemblies and wheel-end components, which we believe provide a robust growth opportunity as well as the opportunity to partially offset the cyclicality of our primary commercial vehicle market.

        Our diversified customer base includes substantially all of the leading commercial vehicle OEMs, such as DTNA, with its Freightliner and Western Star brand trucks, PACCAR, with its Peterbilt and Kenworth brand trucks, Navistar, with its International brand trucks, and Volvo/Mack, with its Volvo and Mack brand trucks. Our primary commercial trailer customers include leading commercial trailer OEMs, such as Great Dane, Wabash and Utility. Our major light truck customer is General Motors Company. We have established relationships of more than 20 years with many of these leading OEM customers. Our product portfolio is supported by strong sales, marketing and design engineering capabilities with 17 strategically located, technologically-advanced manufacturing facilities across the United States, Mexico and Canada.

Our Competitive Strengths

        Leading market positions and strong brands.    We are among North America's largest companies serving the heavy- and medium-duty truck OEMs and the related aftermarkets, supplying a broad range of commercial vehicle components. We expect our broad product portfolio, established brand names and dedicated sales force to help us maintain and improve our strong market position by enhancing our ability to cross-sell products, increase our content per vehicle and market ourselves as a broad-based provider of commercial vehicle components to our customers. Our leading market shares and longstanding relationships with our customers provide us the opportunity to further build upon our content per vehicle. We offer an extensive portfolio of products for commercial vehicles that we believe to be technologically superior and, as a broad-based provider, have the ability to serve many of our customers' needs. We seek to continue to increase the number of truck platforms on which our products are designated as standard equipment, which also contributes to the growth of our aftermarket business. Based on internal market data, we believe that we have leading market share positions in several of our business segments. For example, we believe that we have the number one or number two market position in heavy- and medium-commercial vehicle products with respect to the following products:

Estimated Market Position in Key Products

Product Line	Brand	Rank
Steel wheels	Accuride	#1
Forged aluminum wheels	Accuride	#2
Brake drums	Gunite	#1
Disc wheel hubs	Gunite	#2
Metal bumpers	Imperial	#2
Seating assemblies	Bostrom	#2

        With regard to our wheels product segment, we believe that steel wheels represent approximately two-thirds of the total North American market (by volume) for commercial vehicle wheels.

        Broad-based product portfolio.    We believe we have one of the broadest product portfolios in the North American commercial vehicle components industry. This product diversity provides us with a competitive advantage because it allows us to meet more of our customers' needs as they increasingly outsource production and seek to streamline their supplier base. Our diversification also enables us to capitalize on growth in different end markets while limiting exposure to any one product line, technology, end-market or customer. The following charts describe our approximate 2009 net sales by end market and customer.

By End Market	By Customer

        Strong, long-term customer relationships.    We have successfully developed strong relationships with all of the primary North American commercial vehicle OEMs by offering a broad range of high quality products through targeted sales and marketing efforts. We have a dedicated sales force located near major customers such as DTNA, PACCAR, Volvo/Mack and Navistar with additional field personnel positioned throughout North America to service other OEMs, independent distributors and trucking fleets. In addition, our research and development personnel work closely with customer engineering groups to develop new proprietary products and improve existing products and manufacturing processes. The strength of our customer relationships is reflected by the fact that for over ten years our largest and most important products, wheel products, have been designated as standard equipment by the majority of the North American heavy- and medium-duty truck OEMs. We have long-term relationships with our larger customers, many of whom have purchased components from us or our predecessors for more than 45 years. We garner repeat business through our reputation for quality and our position as standard equipment on a variety of truck platforms.

        Significant and growing aftermarket presence.    The respective aftermarket portions of our business represent a less cyclical, recurring and higher margin portion of our business, and we have recently increased our efforts to further penetrate this market and gain market share. In 2009, we created a new aftermarket division as part of our operational restructuring initiatives. This initiative consolidated our aftermarket facilities into one business unit, improving our ability to service customers of all sizes. Within this newly-created division, we have a group of salespeople who provide aftermarket sales coverage for our various products, particularly wheels, wheel-ends, and seating assemblies.

        Modern and strategically located manufacturing facilities.    Our facilities are strategically located within relatively close proximity of many of our customers, facilitating more effective and efficient customer service, while reducing customer freight charges. Since 2006, we have invested over $80 million to expand, improve and optimize our facilities, including the wide use of robotics and increased automation. These investments have significantly lowered overall labor costs while still producing components of high quality. Our enhanced facilities have available capacity to meet projected demand for the vast majority of our products and require only modest capital expenditures to increase capacity selectively and lower overall manufacturing costs.

        Significant barriers to entry.    Our businesses have considerable barriers to entry, including the following: significant capital investment and research and development requirements; stringent OEM technical and manufacturing requirements; just-in-time delivery requirements to meet OEM volume demand; and strong name-brand recognition. Competition from non-U.S. manufacturers is constrained in the markets in which we compete due to factors including high shipping costs, quality concerns given the safety aspect of many of our products, the need to be responsive to order changes on short notice, unique North American design requirements and the small labor component of most of our products.

        Proven and experienced management team.    Our senior management team has almost 150 years of combined experience, including strong execution experience in cyclical manufacturing environments. The expertise and strength of our management team has resulted in tangible successes carrying out our restructuring program and maintaining our strong market presence and reputation as an industry leader.

Our Strategy

        We believe that our strong competitive position, in combination with the restructuring initiatives that we have implemented, will enable us to significantly benefit from the anticipated growth in the North American commercial vehicle market as the economy recovers. We are committed to enhancing our sales, profitability and cash flows through the following strategies:

        Enhance market position through organic growth and further product diversification. We have a multi-pronged growth strategy that includes initiatives to continue to increase market share, add new products and increase customer penetration. Our strategy is focused on providing customer-driven solutions that will strengthen our customer relationships and drive higher organic growth. We intend to leverage our position as a diverse supplier of commercial vehicle components to sell a broader line of products to existing customers and increase content per vehicle. We have and will continue to seek to expand our product offering to provide customers with value-added solutions, which we expect will include new technologies that improve performance and reliability when compared to existing product offerings. We intend to continue to diversify our end market exposure and further expand into adjacent markets such as bus, military and construction where we can add value to those businesses.

        Increase products under standard supplier arrangements.    We provide standard content to a majority of truck platforms at each of DTNA, PACCAR, and Navistar and trailer platforms at Wabash, Great Dane and Utility. We continue to focus on these relationships in order to become the standard supplier for additional products and truck platforms. We believe that we have opportunities to increase the number of platforms on which we are the standard supplier as well as the number of products for which we are the primary supplier. Such an increase in content per vehicle would allow us to gain market share and drive revenue growth both with and without increased OEM production levels. We also expect that an increase in our standard supplier positions will contribute to the continued growth of our aftermarket business.

        Expand truck aftermarket penetration.    The aftermarket segment represents a less cyclical, recurring and higher profit margin portion of our business. Effective May 2009, we implemented a consolidated aftermarket distribution strategy for our wheels, wheel-ends, seating, and newly-created Highway Original aftermarket brand. As a result, customers can now order steel and aluminum wheels, brake drums/rotors, automatic slack adjusters, seats, bumpers, fuel tanks, and battery boxes on one purchase order, improving freight efficiencies and inventory turns for our customers. We believe this capability provides a strategic advantage over our single product line competitors. The new aftermarket infrastructure enables us to expand direct shipments from our manufacturing plant to larger aftermarket customers utilizing a virtual distribution strategy that allows us to maintain and enhance our competitiveness by eliminating unnecessary freight and handling through the new distribution center. We seek to continue to expand our aftermarket penetration to leverage the large installed base for our products and increase the use of our replacement parts.

        Growth opportunities in military and specialty markets.    We have opportunities to broaden our product offering and leverage existing customer relationships to include additional truck parts, military applications and other industrial products using similar manufacturing processes. We believe these markets provide a robust growth opportunity as well as the opportunity to offset the cyclicality of our primary commercial vehicle market. Over the past five years, we have developed, tested and qualified approximately two dozen different military and specialty application wheels. We are currently a wheel supplier on several military and specialty platforms within the FHTV (Family of Heavy Tactical Vehicles), FMTV (Family of Medium Tactical Vehicles), and MRAP (Mine Resistant Ambush Protected) military vehicle categories, as well as ARFF (Airport Rescue Firefighting) vehicle platforms. Sales in the military and specialty markets increased from approximately $5 million in 2006 to over $30 million in 2009. We continue to vigorously pursue new business awards on additional military and specialty platforms and to broaden content on existing platforms beyond wheels to include other products. This growth initiative leverages our sales, engineering, and production resources to drive growth in the military and specialty segments. This initiative further aims to capture additional content at new and current customers producing military and specialty vehicles and equipment.

        Expand our geographic footprint through growth opportunities in international markets.    We intend to expand our geographic footprint to provide Accuride products to customers in Europe, South America and Asia. We believe that there are significant growth opportunities in these markets and we are currently exploring different alternatives. For instance, we have introduced our aluminum wheels in Europe, and we are looking to expand our strong Accuride brand in Asia through potential joint ventures and strategic partnerships.

        Continue to improve operational efficiency and cost position through business optimization.    We believe that we have a highly competitive cost structure. Over the past several years, we have reduced our fixed costs and increased our operating efficiencies, resulting in a lower fixed cost structure. We have streamlined operations through the addition of more efficient manufacturing capabilities, the consolidation and integration of some of our manufacturing plants and reduced headcount. Efficiency improvements have increased our manufacturing capacity, positioning us more favorably to meet the projected growth in North American truck demand. After emerging from Chapter 11 bankruptcy proceedings, we continue to be focused and disciplined in the management of our costs, working capital, and cash balance. One near-term objective is to improve average payment terms on our accounts payable to our vendors, which would lead to a significant cash flow improvement. Going forward, we plan to continue to lower our cost structure by focusing on initiatives to further reduce our fixed cost base as well as material and labor costs which may include continued rationalization and optimization of facilities, new product designs and automation. We expect that these actions will improve our competitive position and should enable us to improve profitability and cash flow as the market recovers.

Product Overview

        We believe we design, produce, and market one of the broadest portfolios of commercial vehicle components in the industry. We classify our products under several categories, which include wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies, and other commercial vehicle components. The following describes our major product lines and brands.

Wheels (approximately 42% of our 2009 net sales, 42% of our 2008 net sales, and 47% of our 2007 net sales)

        We are the largest North American manufacturer and supplier of wheels for heavy- and medium-duty trucks and commercial trailers. We offer the broadest product line in the North American heavy- and medium-duty wheel industry and are the only North American manufacturer and supplier of both steel and forged aluminum heavy- and medium-duty wheels. We also produce wheels for commercial trailers, light trucks, buses, as well as specialty and military vehicles. We market our wheels under the Accuride brand. A description of each of our major products is summarized below:

  •
  Heavy- and medium-duty steel wheels.  We offer the broadest product line of steel wheels for the heavy- and medium-duty truck and commercial trailer markets. The wheels range in diameter from 17.5" to 24.5" and are designed for load ratings ranging from 2,400 to 13,000 lbs. We also offer a number of coatings and finishes which we believe provide the customer with increased durability and exceptional appearance. We are the standard steel wheel supplier to most North American heavy- and medium-duty truck OEMs and to a number of North American trailer OEMs.

  •
  Heavy- and medium-duty aluminum wheels.  We offer a full product line of aluminum wheels for the heavy- and medium-duty truck and commercial trailer markets. The wheels range in diameter from 19.0" to 24.5" and are designed for load ratings ranging from 7,000 to 13,000 lbs. Aluminum wheels are generally lighter in weight, more readily stylized, and approximately 2.5 to 3.0 times as expensive as steel wheels.

  •
  Light truck steel wheels.  We manufacture light truck single and dual steel wheels that range in diameter from 16" to 20" for customers such as General Motors. We are focused on larger diameter wheels designed for select truck platforms used for carrying heavier loads.

  •
  Military wheels.  We produce steel and aluminum wheels for military applications under the Accuride brand name.

        With regard to our wheels product segment, we believe that steel wheels represent approximately two-thirds of the total North American market (by volume) for commercial vehicle wheels.

Wheel-End Components and Assemblies (approximately 27% of our 2009 net sales, 23% of our 2008 net sales, and 20% of our 2007 net sales)

        We are the leading North American supplier of wheel-end components and assemblies to the heavy- and medium-duty truck markets and related aftermarket. We market our wheel-end components and assemblies under the Gunite brand. We produce four basic wheel-end assemblies: (1) disc wheel hub/brake drum; (2) spoke wheel/brake drum; (3) spoke wheel/brake rotor; and (4) disc wheel hub/brake rotor. We also manufacture a full line of wheel-end components for the heavy- and medium-duty truck markets, such as brake drums, disc wheel hubs, spoke wheels, rotors and automatic slack adjusters. The majority of these components are critical to the safe operation of vehicles. A description of each of our major wheel-end components is summarized below:

  •
  Disc wheel hubs.  We manufacture a complete line of traditional ferrous disc wheel hubs for heavy- and medium-duty trucks and commercial trailers. A disc wheel hub is the connecting piece between the brake system and the axle upon which the wheel and tire are mounted. In addition, we offer a line of lightweight cast iron hubs that provide users with improved operating efficiency. Our lightweight hubs utilize advanced metallurgy and unique structural designs to offer both significant weight savings and lower costs due to fewer maintenance requirements. Our product line also includes finely machined hubs for anti-lock braking systems, or ABS, which enhance vehicle safety.

  •
  Spoke wheels.  Due to their greater strength and reduced downtime, we manufacture a full line of spoke wheels for heavy- and medium-duty trucks and commercial trailers. While disc wheel hubs have begun to displace spoke wheels, they are still popular for severe-duty applications such as off-highway vehicles, refuse vehicles, and school buses. Our product line also includes finely machined wheels for ABS systems, similar to our disc wheel hubs.

  •
  Brake drums.  We offer a variety of heavy- and medium-duty brake drums for truck, commercial trailer, bus, and off-highway applications. A brake drum is a braking device utilized in a "drum brake" which is typically made of iron and has a machined surface on the inside. When the brake is applied, air or brake fluid is forced, under pressure, into a wheel cylinder which, in turn, pushes a brake shoe into contact with the machined surface on the inside of the drum and stops the vehicle. Our brake drums are custom-engineered to exact requirements for a broad range of applications, including logging, mining, and more traditional over-the-road vehicles. To ensure product quality, we continually work with brake and lining manufacturers to optimize brake drum and brake system performance. Brake drums are our primary aftermarket product. The aftermarket opportunities in this product line are substantial as brake drums continually wear with use and eventually need to be replaced, although the timing of such replacement depends on the severity of use.

  •
  Disc brake rotors.  We develop and manufacture durable, lightweight disc brake rotors for a variety of heavy-duty truck applications. A disc rotor is a braking device that is typically made of iron with highly machined surfaces. Once a disc brake is applied, brake fluid from the master cylinder is forced into a caliper where it presses against a piston, which then squeezes two brake pads against the disc rotor and stops the vehicle. Disc brakes are generally viewed as more efficient, although more expensive, than drum brakes and are often found in the front of a vehicle with drum brakes often located in the rear. We manufacture ventilated disc brake rotors that significantly improve heat dissipation as required for applications on Class 7 and Class 8 vehicles. We offer one of the most complete lines of heavy-duty and medium-duty disc brake rotors in the industry.

  •
  Automatic slack adjusters.  Automatic slack adjusters react to, and adjust for, variations in brake shoe-to-drum clearance and maintain the proper amount of space between the shoe and drum. Our automatic slack adjusters automatically adjust the brake shoe-to-brake drum clearance, ensuring that this clearance is always constant at the time of braking. The use of automatic slack adjusters reduces maintenance costs, improves braking performance and minimizes side-to-pull and stopping distance.

Truck Body and Chassis Parts (approximately 13% of our 2009 net sales, 12% of our 2008 net sales, and 14% of our 2007 net sales)

        We are a leading supplier of truck body and chassis parts to heavy- and medium-duty truck manufacturers. We fabricate a broad line of truck body and chassis parts under the Imperial and Highway Original brand names, including bumpers, battery and toolboxes, crown assemblies, fuel tanks, roofs, fenders, and crossmembers. We also provide a variety of value-added services, such as chrome plating and polishing, hood assembly, and the kitting and assembly of exhaust systems.

        We specialize in the fabrication of components requiring a significant amount of tooling or customization. Our truck body and chassis parts manufacturing operations are characterized by low-volume production runs. Additionally, because each truck is uniquely customized to end user specifications, we have developed flexible production systems that are capable of accommodating multiple variations for each product design. A description of each of our major truck body and chassis parts is summarized below:

  •
  Bumpers.  We manufacture a wide variety of steel bumpers, as well as polish and chrome these products with pre-plate and decorative polishing to meet specific OEM requirements, for our new Highway Original aftermarket brand and private label aftermarket requirements.

  •
  Fuel tanks.  We manufacture and assemble aluminum and steel fuel tanks, fuel tank ends and fuel tank straps, as well as polish fuel tanks for OEM and for our Highway Original aftermarket customers.

  •
  Battery boxes and toolboxes.  We design and manufacture, as well as polish, steel and aluminum battery and toolboxes for our heavy-duty truck OEM customers and our new Highway Original aftermarket brand.

  •
  Front-end crossmembers.  We fabricate and assemble front-end crossmembers for heavy-duty trucks. A crossmember is a structural component of a chassis. These products are manufactured from heavy steel and assembled to customer line-set schedules.

  •
  Muffler assemblies.  We fabricate, assemble and polish muffler assemblies consisting of large diameter exhaust tubing assembled with a muffler manufactured by a third party.

  •
  Crown assemblies and components.  We manufacture multiple styles of crown assemblies and components. A crown assembly is the highly visible front grill and nameplate of the truck. These products are fabricated from both steel and aluminum and are chrome-plated and polished.

  •
  Other products.  We fabricate a wide variety of structural components/assemblies and chrome-plate and polish numerous other components for truck manufacturers, bus manufacturers, OEM and aftermarket suppliers. These products include fenders, exhaust components, sun visors, windshield masts, step assemblies, quarter fender brackets, underbells, fuel tank supports, hood inner panels, door assemblies, dash panel assemblies, outrigger assemblies, diesel particulate filter housings, and various other components.

Seating Assemblies (approximately 4% of our 2009 net sales, 4% of our 2008 net sales, and 5% of our 2007 net sales)

        Under the Bostrom brand name, we design, engineer and manufacture air suspension and static seating assemblies for heavy- and medium-duty trucks, the related aftermarket, and school and transit buses. The majority of North American heavy-duty truck manufacturers offer our seats as standard equipment or as an option.

        Seating assemblies are primarily differentiated on comfort, price, and quality, with driver comfort being especially important given the substantial amount of time that truck drivers spend on the road. Our seating assemblies typically utilize a "scissor-type" suspension, which we believe offers superior cushioning for the driver.

Other Components (approximately 14% of our 2009 net sales, 19% of our 2008 net sales, and 15% of our 2007 net sales)

        We produce other commercial vehicle components, including steerable drive axles and gearboxes as well as engine and transmission components.

  •
  Steerable drive axles and gear boxes.  We believe we are a leading supplier of steerable drive axles, gearboxes and related parts for heavy- and medium-duty on/off highway trucks, military and utility vehicles under the Fabco brand name. Our axles and gearboxes are used by most major North American heavy- and medium-duty truck manufacturers and modification centers. We also supply replacement parts for all of our axles and gearboxes to OEMs and, in some cases, directly to end users. Our quick turnaround of such parts minimizes the need for our customers to maintain their own parts inventory.

  •
  Transmission and engine-related components.  We believe we are a leading manufacturer of transmission and engine-related components to the heavy- and medium-duty truck markets under the Brillion brand name, including flywheels, transmission and engine-related housings and chassis brackets.

  •
  Industrial components.  We produce components for a wide variety of applications to the industrial machinery and construction equipment markets under the Brillion brand name, including flywheels, pump housings, small engine components, and other industrial components. Our industrial components are made to specific customer requirements and, as a result, our product designs are typically proprietary to our customers.

  •
  Non-powered farm equipment.  Effective November 2, 2010, we sold substantially all of the assets related to our Brillion Farm Equipment operating segment. Prior to that time, we also designed, manufactured and marketed a line of non-powered farm equipment and landscaping products for the "behind-the-tractor" market, including pulverizers, pulvi-mulchers, conservation tillage tools, sub soilers, strip-tillage, chisel plows, turn and agricultural grass seeders, field cultivators, and flail shredders under the Brillion brand name.

Customers

        We market our components to more than 1,000 customers, including a majority of the major North American heavy- and medium-duty truck and commercial trailer OEMs, as well as to the major aftermarket suppliers, including OEM dealer networks, wholesale distributors, and aftermarket buying groups. Our largest customers are Navistar, PACCAR, DTNA, and Volvo/Mack, which combined accounted for approximately 55% of our net sales in 2009, and individually constituted approximately 19%, 16%, 14%, and 7%, respectively, of our 2009 net sales. We have long-term relationships with our larger customers, many of whom have purchased components from us or our predecessors for more than 45 years. We garner repeat business through our reputation for quality and position as a standard supplier for a variety of truck lines. We believe that we will continue to be able to effectively compete for our customers' business due to the high quality of our products, the breadth of our product portfolio, and our continued product innovation.

Sales and Marketing

        We have an integrated, corporate-wide sales and marketing group. We have dedicated salespeople and sales engineers who reside near the headquarters of each of the four major truck OEMs and who spend substantially all of their professional time coordinating new sales opportunities and developing our relationship with the OEMs. These sales professionals function as a single point of contact with the OEMs, providing "one-stop shopping" for all of our products. Each brand has marketing personnel who, together with applications engineers, have in-depth product knowledge and provide support to the designated OEM salespeople.

        We also have fleet sales personnel focused on our wheels, wheel-end and seating assembly markets who seek to develop relationships directly with fleets to create "pull-through" demand for our products. This effort is intended to help convince the truck and trailer OEMs to designate our products as standard equipment and to create sales by encouraging fleets to specify our products on the equipment that they purchase, even if our product is not standard equipment. This same group provides aftermarket sales coverage for our various products, particularly wheels, wheel-end components, and seating assemblies. These salespeople promote and sell our products to the aftermarket, including OEM dealers, warehouse distributors and aftermarket buying groups.

        Effective May 2009, we implemented a consolidated aftermarket distribution strategy for our wheels, wheel-ends, seating, and newly-created Highway Original aftermarket brand. In support of this initiative, we closed two existing warehouses and opened a new distribution center strategically located in the Indianapolis, Indiana, metropolitan area. As a result, customers can now order steel and aluminum wheels, brake drums/rotors, automatic slack adjusters, seats, bumpers, fuel tanks, and battery boxes on one purchase order, improving freight efficiencies and improved inventory turns for our customers. We believe this capability provides a strategic advantage over our single product line competitors. The new aftermarket infrastructure enables us to expand our manufacturing plant direct shipments to larger aftermarket customers utilizing a virtual distribution strategy that allows us to maintain and enhance our competitiveness by eliminating unnecessary freight and handling through the new distribution center.

International Sales

        We consider sales to customers outside of the U.S. as international sales. International sales for the years, ended December 31, 2009, 2008, and 2007 are as follows:

(dollars in millions)	International Sales	Percent of Net Sales
2009	$80.0	14.0%
2008	$156.5	16.8%
2007	$192.3	19.0%

        For additional information, see the consolidated financial statements and related notes included elsewhere in this prospectus.

Manufacturing

        We operate 17 manufacturing facilities, which are characterized by advanced manufacturing capabilities, in North America. Our U.S. manufacturing operations are located in Alabama, California, Illinois, Indiana, Kentucky, Ohio, Pennsylvania, Tennessee, Texas, Virginia, Washington, and Wisconsin. In addition, we have manufacturing facilities in Canada and Mexico. These facilities are strategically located to meet our manufacturing needs and the demands of our customers.

        All of our significant operations are QS-9000/TS 16949 certified, which means that they comply with certain quality assurance standards for truck components suppliers. We believe our manufacturing operations are highly regarded by our customers, and we have received numerous quality awards from our customers including PACCAR's Preferred Supplier award and DTNA's Masters of Quality award.

Competition

        We operate in highly competitive markets. However, no single manufacturer competes with all of the products manufactured and sold by us in the heavy-duty truck market, and the degree of competition varies among the different products that we sell. In each of our markets, we compete on the basis of price, manufacturing and distribution capabilities, product quality, product design, product line breadth, delivery, and service.

        The competitive landscape for each of our brands is unique. Our primary competitors in the wheel markets include Alcoa Inc. and Hayes Lemmerz International, Inc. The competitors in the wheel-ends and assemblies markets for heavy-duty trucks and commercial trailers are ArvinMeritor, Inc., Consolidated Metco Inc., and Webb Wheel Products Inc. The truck body and chassis parts markets are fragmented and characterized by many small private companies. The seating assemblies market has a limited number of competitors, with National Seating Company as our main competitor. Our major competitors in the industrial components market include ten to twelve foundries operating in the Midwest and Southern regions of the U.S. and Mexico. ArvinMeritor, Marmon Herrington and Cushman are the primary competitors in the steerable drive axle and gear box market.

Raw Materials and Suppliers

        We typically purchase steel for our wheel products from a number of different suppliers by negotiating high-volume contracts with terms ranging from one to two years. While we believe that our supply contracts can be renewed on acceptable terms, we may not be able to renew these contracts on such terms or at all. However, we do not believe that we are overly dependent on long-term supply contracts for our steel requirements as we have alternative sources available if need requires. Furthermore, it should be understood that the domestic steel industry, under normal circumstances, does not have the capacity to support the economy at large and the market thus depends on a certain level of imports. Depending on market dynamics and raw material availability, the market is occasionally in tight supply, which may result in occasional industry allocations and surcharges.

        We obtain aluminum for our wheel products through third-party suppliers. We believe that aluminum is readily available from a variety of sources. Aluminum prices have been volatile from time-to-time. We attempt to minimize the impact of such volatility through selected customer supported hedge agreements, supplier agreements and contractual price adjustments with customers.

        Major raw materials for our wheel-end and industrial component products are steel scrap and pig iron. The availability and price of steel scrap and pig iron are subject to market forces largely beyond our control, including North American and international demand for steel scrap and pig iron, freight costs, speculation, foreign exchange rates and governmental regulation. While we do not have any long-term contractual commitments with any steel scrap or pig iron suppliers, we do not anticipate having any difficulty in obtaining steel scrap or pig iron due to the large number of potential suppliers and our position as a major purchaser in the industry. In addition, at present, a portion of the increases in steel scrap prices for our wheel-ends and industrial components are passed-through to most of our customers by way of raw material price adjustments, which is calculated and adjusted on a periodic basis. However, we are not always able, and may not be able in the future, to pass on increases in the price of raw steel or aluminum to our customers on a timely basis or at all. Other major raw materials include silicon sand, binders, sand additives and coated sand, which are generally available from multiple sources. Coke and natural gas, the primary energy sources for our melting operations, have historically been generally available from multiple sources, and electricity, another of these energy sources, has historically been generally available.

        The main raw materials for our truck body and chassis parts are sheet and formed steel and aluminum. Price adjustments for these raw materials are passed- through to our largest customers for those parts on a contractual basis. We purchase major fabricating and seating materials, such as fasteners, steel, foam, fabric and tube steel, from multiple sources, and these materials have historically been generally available.

Employees and Labor Unions

        As of September 30, 2010, we had approximately 3,022 employees, of which 657 were salaried employees with the remainder paid hourly. Unions represent approximately 1,739 of our employees, which is approximately 58% of our total employees. We have collective bargaining agreements with several unions, including: (1) the United Auto Workers; (2) the International Brotherhood of Teamsters; (3) the United Steelworkers; (4) the International Association of Machinists and Aerospace Workers; (5) the National Automobile, Aerospace, Transportation, and General Workers Union of Canada; and (6) El Sindicato Industrial de Trabajadores de Nuevo Leon.

        Each of our unionized facilities has a separate contract with the union that represents the workers employed at such facility. The union contracts expire at various times over the next few years with the exception of our union contract that covers the hourly employees at our Monterrey, Mexico, facility, which expires on an annual basis in January unless otherwise renewed. The 2010 negotiations in our Monterrey, Elkhart, Erie and Rockford facilities have been completed. In 2011, collective bargaining agreements at our Brillion, Elkhart, Livermore and Monterrey facilities expire, and we plan to timely negotiate new agreements at each facility. We do not anticipate that the outcome of the 2011 negotiations will have a material adverse effect on our operating performance or cost.

Intellectual Property

        We believe the protection of our intellectual property is important to our business. Our principal intellectual property consists of product and process technology, a number of patents, trade secrets, trademarks and copyrights. Although our patents, trade secrets, and copyrights are important to our business operations and in the aggregate constitute a valuable asset, we do not believe that any single patent, trade secret, or copyright is critical to the success of our business as a whole. We also own registered or common law trademarks in the U.S. and internationally for several of our brands, which we believe are valuable, including Accuride, Bostrom, Brillion, Fabco, Gunite, Highway Original and Imperial. Our practice is to seek protection for our intellectual property as appropriate, including by means of patent, trademark and trade secret protection. From time to time, we grant licenses under our intellectual property and receive licenses under intellectual property of others.

Backlog

        Our production is based on firm customer orders and estimated future demand. Since firm orders generally do not extend beyond 15-45 days and we generally meet all requirements, backlog volume is generally not significant.

Cyclical and Seasonal Industry

        The commercial vehicle components industry is highly cyclical and, in large part, depends on the overall strength of the demand for heavy- and medium-duty trucks. This industry has historically experienced significant fluctuations in demand based on factors such as general economic conditions, fuel prices, interest rates, government regulations, and consumer spending, together with the resulting impact of equipment utilization, freight rates, operating costs, and new and used equipment prices. From mid-2000 through 2003, the industry was in a severe downturn. From 2004 though 2006, major OEM customers experienced an upturn in net orders, which resulted in stronger industry conditions.

Since the second quarter of 2007, the commercial vehicle market has experienced a severe drop in production as predicted by analysts, including ACT Publications and FTR Publications. We expect demand for our products to improve as economic conditions continue to improve.

        The heavy- and medium-duty truck commercial vehicle components aftermarket typically has less cyclical sales than the OEM market. The heavy- and medium-duty truck and trailer parts aftermarket enjoys more muted cyclicality because the purchase of replacement parts is nondiscretionary and truck maintenance is usage-driven. Additionally, customers in this aftermarket come from a broad range of end-markets, which helps reduce fluctuations in demand related to any one end-market. The heavy- and medium-duty aftermarket has experienced steady growth over the past decade, with total sales increasing nine out of the past ten years.

        In addition, our operations are typically seasonal as a result of regular customer maintenance and model changeover shutdowns, which typically occur in the third and fourth quarter of each calendar year. This seasonality may result in decreased net sales and profitability during the third and fourth fiscal quarters of each calendar year.

Properties

        The table below sets forth certain information regarding our material owned and leased properties of as of September 30, 2010. We believe these properties are suitable and adequate for our business.

Facility Overview

Location	Business function	Brands Manufactured	Owned/ Leased	Size (sq. feet)
Evansville, IN	Corporate Headquarters	Corporate	Leased	37,229
London, Ontario, Canada	Heavy- and Medium-duty Steel Wheels, Light Truck Steel Wheels	Accuride	Owned	536,259
Henderson, KY	Heavy- and Medium-duty Steel Wheels, R&D	Accuride	Owned	364,365
Monterrey, Mexico	Heavy- and Medium-duty Steel Wheels, Light Truck Wheels	Accuride	Owned	262,000
Erie, PA	Forging and Machining-Aluminum Wheels	Accuride	Leased(a)	421,229
Springfield, OH	Assembly Line and Sequencing	Accuride	Owned	136,036
Whitestown, IN	Warehouse	Various	Leased	364,000
Rockford, IL	Wheel-end Foundry, Warehouse, Administrative Office	Gunite	Owned	619,000
Elkhart, IN	Machining and Assembling-Hub, Drums and Rotors	Gunite	Owned	258,000
Brillion, WI	Molding, Finishing, Administrative Office	Brillion	Owned	451,740
Brillion, WI	Machining and Manufacturing, Administrative Office	Brillion	Owned	141,460
Portland, TN	Metal Fabricating, Stamping, Assembly, Administrative Office	Imperial	Leased	200,000
Portland, TN	Plating and Polishing	Imperial	Owned	86,000
Decatur, TX	Metal Fabricating, Stamping, Assembly, Machining and Polishing Shop	Imperial	Owned	122,000
Denton, TX	Assembly Line and Sequencing	Imperial	Leased	60,000
Dublin, VA	Tube Bending, Assembly and Line Sequencing	Imperial	Owned	122,000
Chehalis, WA	Metal Fabricating, Stamping, Assembly	Imperial	Owned	90,000
Piedmont, AL	Manufacturing, Administrative Office	Bostrom	Owned	200,000
Livermore, CA	Manufacturing, Warehouse, Administrative Office	Fabco	Leased	56,800

(a)
This property is a leased facility for which we have an option to buy at any time.

Environmental Matters

        Our operations, facilities, and properties are subject to extensive and evolving laws and regulations pertaining to air emissions, wastewater and stormwater discharges, the handling and disposal of solid and hazardous materials and wastes, the investigation and remediation of contamination, and otherwise relating to health, safety, and the protection of the environment and natural resources. The violation of such laws can result in significant fines, penalties, liabilities or restrictions on operations. From time to time, we are involved in administrative or legal proceedings relating to environmental, health and safety matters, and have in the past incurred and will continue to incur capital costs and other expenditures relating to such matters. For example, we are involved in proceedings regarding alleged violations of air regulations at our Rockford facility and stormwater regulations at our Brillion facility, which could subject us to fines, penalties or other liabilities. In connection with such matters, we are negotiating with state authorities regarding certain capital improvements related to the underlying allegations. Based on current information, we do not expect that these matters will have a material adverse effect on our business, results of operations or financial conditions; however, we cannot assure you that these or any other future environmental compliance matters will not have such an effect.

        In addition to environmental laws that regulate our ongoing operations, we are also subject to environmental remediation liability. Under the federal CERCLA and analogous state laws, we may be liable as a result of the release or threatened release of hazardous materials into the environment regardless of when the release occurred. We are currently involved in several matters relating to the investigation and/or remediation of locations where we have arranged for the disposal of foundry and other wastes. Such matters include situations in which we have been named or are believed to be potentially responsible parties in connection with the contamination of these sites. Additionally, environmental remediation may be required to address soil and groundwater contamination identified at certain of our facilities.

        As of September 30, 2010, we had an environmental reserve of approximately $1.5 million, related primarily to our foundry operations. This reserve is based on management's review of potential liabilities as well as cost estimates related thereto. The reserve takes into account the benefit of a contractual indemnity given to us by a prior owner of our wheel-end subsidiary. The failure of the indemnitor to fulfill its obligations could result in future costs that may be material. Any expenditures required for us to comply with applicable environmental laws and/or pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve. Our environmental reserve may not be adequate to cover our future costs related to the sites associated with the environmental reserve, and any additional costs may have a material adverse effect on our business, results of operations or financial condition. The discovery of additional environmental issues, the modification of existing laws or regulations or the promulgation of new ones, more vigorous enforcement by regulators, the imposition of joint and several liability under CERCLA or analogous state laws, or other unanticipated events could also result in a material adverse effect.

        The Iron and Steel Foundry NESHAP was developed pursuant to Section 112(d) of the Clean Air Act and requires major sources of hazardous air pollutants to install controls representative of maximum achievable control technology. Based on currently available information, we do not anticipate material costs regarding ongoing compliance with the NESHAP; however if we are found to be out of compliance with the NESHAP, we could incur liability that could have a material adverse effect on our business, results of operations or financial condition.

        Many scientists, legislators and others attribute climate change to increased emissions of GHGs, which has led to significant legislative and regulatory efforts to limit GHGs. There are bills pending in Congress that would limit and reduce GHG emissions through a cap-and-trade system of allowances and credits, under which emitters would be required to buy allowances to offset emissions. In addition, in late 2009, the EPA promulgated a rule requiring certain emitters of GHGs to monitor and report data with respect to their GHG emissions and, in June 2010 promulgated a rule regarding future regulation of GHG emissions from stationary sources. Also, several states, including states in which we have facilities, are considering or have begun to implement various GHG registration and reduction programs. Certain of our facilities use significant amounts of energy and may emit amounts of GHGs above certain existing and/or proposed regulatory thresholds. GHG laws and regulations could increase the price of the energy we purchase, require us to purchase allowances to offset our own emissions, require us to monitor and report our GHG emissions or require us to install new emission controls at our facilities, any one of which could significantly increase our costs or otherwise negatively affect our business, results of operations or financial condition. In addition, future efforts to curb transportation-related GHGs could result in a lower demand for our products, which could negatively affect our business, results of operation or financial condition. While future GHG regulation appears increasingly likely, it is difficult to predict how these regulations will affect our business, results of operations or financial condition.

Research and Development Expense

        Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The amounts expensed in the fiscal years ended December 31, 2009, 2008, and 2007 totaled $6.8 million, $10.9 million and $7.3 million, respectively.

MANAGEMENT

Identification of Directors

        The names of the members of our board of directors, and certain information about them as of December 21, 2010, are set forth below.

Name	Age	Director Since	Position
Michael J. Bevacqua(2)	44	2010	Director
Keith E. Busse(2)(3)	67	2010	Director
Benjamin C. Duster, IV(1)(2)	50	2010	Director
Robert J. Kelly(1)(2)	51	2010	Director
William M. Lasky	63	2007	Director, Chairman of the Board, Interim President & Chief Executive Officer
Stephen S. Ledoux(1)(3)	41	2010	Director
John W. Risner(3)	51	2010	Director, Lead Independent Director

(1)
Member of the Nominating and Corporate Governance Committee.

(2)
Member of the Compensation and Human Resources Committee.

(3)
Member of the Audit Committee.

Director Information

        The principal occupations and positions for at least the past five years of the current directors are described below, along with the specific experience, qualifications, attributes or skills that led to the conclusion that each director is qualified to serve on our board of directors.

        Michael J. Bevacqua joined Sankaty Advisors, LLC in 1999 and currently is Managing Director with responsibility for distressed investing and restructurings, which has provided Mr. Bevacqua with a unique understanding of the challenges facing a company after emerging from bankruptcy. Previously, Mr. Bevacqua was Vice President of First Union Capital Markets, where he worked in the Asset Securitization Group. Mr. Bevacqua also worked as an Associate in Corporate Finance at NationsBanc Capital Markets and spent four years as an officer in the U.S. Marine Corps. Mr. Bevacqua holds a B.S. in Finance from Ithaca College and an M.B.A. from Pennsylvania State University. Mr. Bevacqua's familiarity with restructurings and capital markets, as well as his experience as an executive officer within the investment community qualify him to serve on our board of directors.

        Keith E. Busse has served as the Chairman and CEO of Steel Dynamics, Inc. since 2007. From 1993 to May 2007, Mr. Busse also served as President and CEO of Steel Dynamics, Inc. Prior to 1993, Mr. Busse worked for Nucor Corporation for a period of twenty-one years, where he last held the office of Vice President. Mr. Busse is a co-founder of Steel Dynamics and is also Chairman of the Board and a director of Tower Financial Corporation. From 2008 to 2009 Mr. Busse was the American Iron and Steel Institute (AISI) Chairman and from 2004 to 2005 he served as Chairman of Steel Manufacturing Association. Mr. Busse has served on the board of directors of Tower Financial Corporation, a publicly held bank holding company, since 1998. He has also served as a Trustee for the University of St. Francis and Tri-State University. Mr. Busse holds a B.S. in Accounting from International Business College, a B.A. with a major in Business Finance and an Honorary Doctorate Degree in Business from St. Francis College, an M.B.A. from Indiana University, and an Honorary Degree of Doctor of Engineering from Purdue University. Mr. Busse's extensive experience as an executive officer with public manufacturing companies, his unique knowledge of the steel industry and prominent position in that industry's community and his accounting education and financial reporting expertise qualify him to serve on our board of directors.

        Benjamin C. Duster, IV owns and manages B. Duster & Company, LLC, a strategic and financial consulting firm, and is an Executive Managing Director for Watermark Advisors, LLC, a broker-dealer headquartered in Greenville, South Carolina specializing in providing mergers and acquisitions, private capital financing, valuation, and financial and strategic modeling solutions to middle market, privately-owned businesses. From October 2001 through May 2005, Mr. Duster was a partner with Masson & Company, LLC, an interim and crisis management and financial restructuring firm and has extensive experience in turnaround management and restructuring. From 1997 to 2001 he was a Managing Director for Wachovia Securities where he headed the Mergers & Acquisitions advisory business focusing on middle market companies. Previously, Mr. Duster held various positions at Solomon Brothers from 1981 through 1997. Mr. Duster served as Chairman of the Board for Algoma Steel, Inc. from February 2002 through June 2007, and as a director for Neenah Foundry from September 2003 through May 2006. Mr. Duster currently serves as a director of Catalyst Paper, RCN Corporation and Ormet Corporation. Through his board membership, Mr. Duster has acquired substantial experience in corporate governance matters. Mr. Duster holds a B.A. in Economics from Yale College, an M.B.A. from Harvard Business School and a J.D. from Harvard Law School. Mr. Duster's relevant experience with turnaround management and restructuring, his valuable financial expertise, familiarity with mergers and acquisitions, capital markets transactions and private equity and his board experience and corporate governance knowledge qualify him to serve on our board of directors.

        Robert J. Kelly has been employed by Tinicum, the management company of Tinicum Capital Partners II, L.P., which we refer to as "TCP II," since 1991. Tinicum is an investment company that has been a long-standing investor of ours. Mr. Kelly currently is an observer on the board of X-Rite, Inc. and a Director of Penn Engineering and Manufacturing Corp, a leading manufacturer of specialty fasteners. Mr. Kelly has in the past served as a director of a number of TCP II portfolio companies. Prior to joining Tinicum, Mr. Kelly held positions at Pacific Telesis and Bain & Company. Mr. Kelly is a graduate of Yale College and the Stanford University Graduate School of Business. Mr. Kelly's knowledge of restructuring transactions, his familiarity with our Company, his investment expertise and his experience on the boards of private and public companies qualify him to serve on our board of directors.

        William M. Lasky has served as our Interim President and Chief Executive Officer since agreeing to serve in that capacity at the request of our Board in September 2008 upon resignation of our former President and Chief Executive Officer. Mr. Lasky will continue serving in such capacity until a permanent President and Chief Executive Officer is appointed. He has served as a director since October 2007 and as Chairman of the Board since January 2009. Mr. Lasky has served as the Chairman of the Board for Stoneridge, Inc., a manufacturer of electronic components, modules and systems for various vehicles, since July 2006, and has been a director of Stoneridge, Inc., since January 2004. Previously, Mr. Lasky served as the Chairman of the Board and President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of aerial work platforms, telescopic material handlers and related accessories, from 1999 through late 2006. Prior to joining JLG Industries, Mr. Lasky served in various senior capacities at Dana Corporation from 1977 to 1999. Mr. Lasky holds a B.S. from Norwich University. Mr. Lasky's familiarity with the Company and ultimate responsibility for the day-to-day oversight of the Company, his extensive experience as an executive officer of manufacturing companies and his board memberships qualify him to serve on our board of directors.

        Stephen S. Ledoux has served as Managing Director, Rothschild, Inc., one of the world's leading independent investment banking organizations providing financial services to governments, corporations and individuals world wide, since 2001. Prior to joining Rothschild, Mr. Ledoux held the position of Portfolio Manager of Morgens Waterfall and Vintiadas, an investment advisory firm focused on equity and distressed debt investing from 1999 to 2001, as well as various positions at Lehman Brothers, The Blackstone Group, and Salomon Brothers. Mr. Ledoux holds a B.S. in Finance, Investments and Economics from Babson College. Mr. Ledoux's experience with distressed investing and his long career in investment banking, along with his business leadership skills and management experience qualify him to serve on our board of directors.

        John W. Risner has served as President of The Children's Tumor Foundation since 2005, after joining the Foundation as Treasurer in 2002. From 1997 to 2002, he served as a Senior Vice President and Senior Portfolio Manager—High Yield Bonds at AIG/Sun America Asset Management. From 1991to 1997 he was Vice President-Senior Portfolio Manager at Value Line Asset Management. Through his long career in corporate finance, Mr. Risner has obtained significant financial experience. Mr. Risner serves on the board of directors, audit and finance committees of NII Holdings, and previously served on the board of directors of Airgate PCS and UGC Europe. Mr. Risner has management and government relations experience through work as an executive of a nonprofit organization, and he currently Chairs the Congressionally Directed Medical Research Program NFRP Integration Panel. He has experience serving on audit, compensation, finance and special committees, and qualifies as an audit committee financial expert. Mr. Risner earned a B.S. from the University of Maryland, an M.B.A. from Fordham University and is a Chartered Financial Analyst. Mr. Risner's background in finance, directorship experiences and corporate governance expertise qualify him to serve on our board of directors.

Identification of Executive Officers

        Set forth below is information concerning our executive officers as of December 21, 2010.

Name	Age	Position(s)
William M. Lasky	63	Chairman, Interim President and Chief Executive Officer
James H. Woodward, Jr.	57	Senior Vice President/Chief Financial Officer
Edward J. Gulda	65	Senior Vice President/Components Operations
James J. Maniatis	61	Senior Vice President/Human Resources
Stephen A. Martin	41	Senior Vice President/General Counsel & Corporate Secretary
Gregory A. Risch	39	Vice President/Chief Accounting Officer
Richard F. Schomer	54	Senior Vice President/Marketing and Sales
Leigh A. Wright	53	Senior Vice President/Accuride Wheels

        The principal occupations and positions for at least the past five years of the executive officers named above are as follows:

        William M. Lasky. Please see Mr. Lasky's biography set forth in "Identification of Directors," presented above.

        James H. Woodward, Jr. has served as our Senior Vice President/Chief Financial Officer since May 17, 2010. Mr. Woodward was previously the interim Senior Vice President/Chief Financial Officer from March 2009 to May 17, 2010. Mr. Woodward has more than thirty (30) years experience in corporate finance and currently serves as an independent director on the board of Altra Holdings, Inc. From January 2007 through February 2008, Mr. Woodward served as the Executive Vice President, Chief Financial Officer and Treasurer of Joy Global, Inc. Prior to joining Joy Global, Inc., Mr. Woodward worked as the Executive Vice President and Chief Financial Officer for JLG Industries, Inc. from 2002 through 2006 and served as Senior Vice President and Chief Financial Officer from 2000 through 2002. Mr. Woodward served nineteen years at Dana Corporation, from 1982 through 2000, working in a variety of management positions in the finance department, including Vice President and Corporate Controller from 1997 through 2000. He also previously worked in finance and auditing positions with Household International, Inc. and Touche Ross & Company from 1978 through 1982 and 1975 through 1978, respectively. Mr. Woodward received his Bachelor's Degree in Accounting from Michigan State University and is a Certified Public Accountant.

        Edward J. Gulda has served as our Senior Vice President/Components Operations since December 2007. Prior to joining us, Mr. Gulda served as Principal for Kinnick Group LLC from 1998 to December 2007. He served as Chairman and Chief Executive Officer of Peregrine Incorporated from 1997 to 1998. Mr. Gulda also served as Chief Executive Officer of Kelsey Hayes from 1995 to 1996 as well as other senior management positions with Kelsey Hayes from 1989 to 1996, and was President and Chief Operating Officer of Dayton Walter from 1988 to 1989. Mr. Gulda holds a B.S.E. and an M.B.A. from the University of Michigan.

        James J. Maniatis has served as our Senior Vice President/Human Resources since October 2008. Mr. Maniatis previously served as Vice President/Human Resources from February to October 2008. Prior to joining us, Mr. Maniatis served as Vice President Human Resources for Cooper Lighting from 1997 to March 2007 and served in various other capacities for Cooper Industries from April 2007 through January 2008. Prior to that, he served as Vice President Human Resources for Varity Kelsey-Hayes from 1992 to 1997 and has also held senior human resource positions with RJR Nabisco. Mr. Maniatis received a B.B.A. from Loyola University.

        Stephen A. Martin has served as our General Counsel and Corporate Secretary since March 2008. Mr. Martin previously served as Vice President/Corporate Counsel from January 2007 through February 2008 and as Associate Corporate Counsel from December 2005 through December 2006. Prior to joining us, Mr. Martin was an attorney at Latham & Watkins LLP from January 2002 through October 2005. Prior to attending law school, Mr. Martin served as an officer in the U.S. Air Force for over six years. Mr. Martin received a B.S.E.E. from the University of Miami, an M.S.E.E. from the University of Southern California and a J.D. from Duke University School of Law.

        Gregory A. Risch has served as our Vice President/Chief Accounting Officer since January 2010. Mr. Risch previously served the Company in various capacities over the last 16 years, including as our Director of Financial Planning and Reporting from January 2008 through December 2009, Assistant Controller from May 2005 to December 2007, Plant Controller from August 2001 through April 2005, General Accounting Manager from April 1999 through July 2001, and Accountant/Analyst from August 1994 through March 1999. Mr. Risch received a Bachelor of Arts degree from Kentucky Wesleyan College and is a Certified Public Accountant.

        Richard F. Schomer has served as our Senior Vice President/Marketing and Sales since August 2007. Prior to joining us, since August 2000, Mr. Schomer served as a Principal at MR3 LLP, a business consulting firm he established, where he advised new enterprises in market development, product development, and quality and production improvement. Prior to that, Mr. Schomer served in various executive positions at AutoLign Manufacturing Group, Peregrine Incorporated, Lucas Varity (now TRW) and Freudenberg—NOK. Mr. Schomer received a B.S. from Defiance College, where he majored in business management.

        Leigh A. Wright has served as our Senior Vice President/Accuride Wheels since December 2007. Mr. Wright served as Vice President of Steel Wheels from May 2006 to December 2007 and as Director Operations—London from March 2004 to May 2006. Prior to joining us, Mr. Wright served as President of Office Specialty, a Toronto-based manufacturer of premium storage and seating products, from 2001 to 2003 and as Vice President and General Manager of ArvinMeritor Ride Control Products from 1996 to 2001. Mr. Wright holds an M.B.A. from the Richard Ivey School of Business at the University of Western Ontario, a C.I.M. from McMaster University, and a Manufacturing Engineering Technologist diploma from Fanshawe College in London, Ontario.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis of compensation arrangements of our Named Executive Officers ("NEOs") for 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

        In 2009, our NEOs were, as follows:

William M. Lasky	Chairman, Interim President and Chief Executive Officer
James H. Woodward, Jr.	Interim Senior Vice President/Chief Financial Officer (from 3/17/09)
David K. Armstrong	Senior Vice President/Chief Financial Officer (through 4/30/09)
Edward J. Gulda	Senior Vice President/Components Operations
James J. Maniatis	Senior Vice President/Human Resources
Richard F. Schomer	Senior Vice President/Marketing and Sales

Executive Summary

        2009 was a challenging year for Accuride because of the economic and commercial vehicle industry downturns, which resulted in our bankruptcy filing in October of that year. In response, it was necessary to modify our compensation programs in 2009 to address retention, as well as to redirect our incentive programs. For our NEOs, base salary remained the same as 2008 with the exception of Mr. Maniatis, who was awarded an increase in base salary in conjunction with a promotion to senior vice president, and Mr. Schomer, who received a salary increase based on merit and market comparables.

        During 2009, it became apparent that because of the economic downturn we were not going to satisfy any of the pre-established performance goals and therefore no annual bonuses would be earned (or were earned). We therefore adopted a retention incentive in May in order to retain certain key employees, and in connection with our bankruptcy we established a Key Executive Incentive Plan (KEIP) as a means of retaining key employees and incentivizing them towards maximizing liquidity and facilitating an early emergence from bankruptcy.

        Also, due to the significant decline in the price of our common stock and the limited number of shares available for issuance under our 2005 Incentive Award Plan, we modified the structure of our long-term incentive program in 2009 by reducing the overall target economic value of the awards and including a cash award component. The cash award component was designed to provide additional retention incentives and to offset the loss of economic value attributable to the limitations on the number of RSUs and SARs that were available for grant.

        Upon emergence from bankruptcy in February 2010, the Compensation Committee was replaced in full with new directors. Accordingly, the actions described below were taken by member of the Compensation Committee in 2009, and not by the current Compensation Committee. As of the Effective Date, all outstanding equity awards under our long-term incentive program were either cancelled or fully-vested, pursuant to the terms of the Plan of Reorganization.

Compensation Objectives

        Our objectives in establishing compensation for executive officers, including our NEOs, are as follows:

  •
  Attract and retain individuals of superior ability and leadership talent;

  •
  Ensure senior officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

  •
  Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

  •
  Enhance the officers' incentive to increase our stock price and maximize stockholder value by providing compensation opportunities in the form of equity.

        Except with respect to William M. Lasky, our Interim President and CEO, and Mr. Woodward, our Senior Vice President and CFO, whose compensation is discussed below, our compensation program has historically consisted of a fixed base salary and variable cash and stock-based incentive awards. This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. Total compensation is allocated between cash and equity compensation based on benchmarking to market consensus compensation levels and a peer group, discussed below. In addition, we consider the balance between providing short-term incentives and long-term equity compensation.

        In 2006 the Compensation Committee commissioned the design of and implemented an annual systematic equity award granting program within the existing structure of our 2005 Incentive Award Plan. This program was intended to improve the motivation and retention value of our long-term incentives and provide competitive equity opportunities relative to our industry segment and general industry as a whole. Based upon the results of that study, an executive officer's total compensation package is comprised of a base salary, an annual performance-based cash incentive program and a long-term incentive program ("LTIP") under our 2005 Incentive Award Plan, historically consisting of annual grants of RSUs and stock-settled stock appreciation rights ("SARs"). As a result, our senior executive management team members have historically had a substantial portion of their potential compensation tied to performance- and incentive-based programs based on the financial performance of the Company.

        With respect to the 2009 compensation of Mr. Lasky, who in addition to continuing to serve as a member of our Board of Directors agreed to serve as our President and CEO on an interim basis commencing in September 2008 upon resignation of our former President and CEO, the Compensation Committee sought to compensate Mr. Lasky appropriately for taking on such additional responsibilities under challenging circumstances, while taking into consideration the marketplace consensus compensation data for CEOs at our peer companies as determined in the compensation consultant analysis performed in late-2007. As a result, Mr. Lasky and the Company agreed that Mr. Lasky would receive annual compensation of $800,000, plus cash equal to the retainer and other cash fees (except meeting fees) paid to the Company's non-employee directors and upon the same terms and conditions ($85,000 per annum in 2009), as well as an annual equity grant equal to the equity grants issued annually to the Company's non-employee directors (in 2009, 10,000 RSUs which vest over one year). In addition, concurrently with his appointment, the Compensation Committee granted Mr. Lasky 250,000 shares of restricted common stock of the Company, which vested in March 2009. Because his service as President and CEO was intended to be on an interim basis at the time his 2009 compensation was established, Mr. Lasky did not participate in the Company's annual cash-based short-term performance incentive program (see the discussion below regarding our AICP) or in the LTIP in 2009. As Mr. Lasky's service was intended to be temporary, the Company agreed to pay for travel, lodging, meals and other incidental expenses incurred by Mr. Lasky while he was away from his home and at the Company's headquarters. The Company viewed these expenses as necessary in order to secure Mr. Lasky's services during 2009. See "Executive Compensation—Summary Compensation Table—2009," below.

        With respect to the 2009 compensation of Mr. Woodward, who agreed to serve as our Senior Vice President and CFO on an interim basis in contemplation of the April 2009 departure of David K. Armstrong, our former Senior Vice President and CFO, the Compensation Committee sought to compensate Mr. Woodward appropriately for assuming a critical role on an interim basis, taking into consideration the cost of hiring an interim CFO through an agency as well as other market data. As a result, Mr. Woodward and the Company agreed that Mr. Woodward would receive annualized compensation of $720,000, and Mr. Woodward did not participate in the Company's annual cash-based short-term performance incentive program (see the discussion below regarding our AICP) or in the LTIP in 2009. As Mr. Woodward's service was intended to be temporary, the Company agreed to pay for travel, lodging, meals and other incidental expenses incurred by Mr. Woodward while he was away from his home and at the Company's headquarters. The Company viewed these expenses as necessary in order to secure Mr. Woodward's services during 2009. See "Executive Compensation—Summary Compensation Table—2009," below.

Determination of Compensation and Awards

        The Compensation Committee has the primary authority to determine and recommend the compensation paid to the Company's executive officers. The Compensation Committee has from time to time retained the services of a compensation consultant to assist it in determining the key elements of our compensation programs, as well as analyzing key executive management compensation relative to comparable companies. In late-2008, the Company's compensation consultant Hewitt Associates ("Hewitt") assisted the Compensation Committee in analyzing key executive management compensation by providing an updated analysis of compensation to similarly situated executives at comparable companies. Additionally, in mid-2009, Hewitt assisted the Compensation Committee in structuring the Key Executive Incentive Plan that was implemented as part of our bankruptcy process. The Compensation Committee will periodically review and revise the previous compensation analyses so that it may keep informed about emerging compensation design, as well as competitive trends and issues.

        In addition to compensation consulting fees, Hewitt earned fees in 2009 from the Company by assisting with various human resources matters, including benefit and pension plan testing and actuarial analyses, compensation and benefits analysis, proxy disclosure matters, and other consulting services. In 2009, Hewitt earned $124,922 from providing compensation consulting services to our Compensation Committee and $181,795 (after accounting for reimbursements from Mass Mutual, the Company's 401(k) and pension plan administrator) for providing all other services to the Company. Notwithstanding the fees earned by Hewitt for non-compensation consulting services, the Compensation Committee at the time was satisfied that Hewitt would provide independent advice regarding executive compensation matters.

        To aid the Compensation Committee in setting compensation, our CEO provides recommendations annually to the Compensation Committee regarding the compensation for all executive officers, but does not actually set any NEO's compensation. Each member of our senior executive management team, in turn, participates in an annual performance review with the CEO and provides input about his or her contributions to our success for the relevant period. The Compensation Committee reviews the performance of each senior executive officer annually. The CEO participates in such annual performance review with the Compensation Committee.

Compensation Benchmarking and Peer Group

        As discussed above, through the information and analysis provided by the compensation consultants, the Compensation Committee compares base salary structures and annual incentive compensation to our market sector and industry in general. This approach ensures that our compensation remains competitive in our market and relative to our industry peers. In determining the level of compensation provided to our executive officers, the Compensation Committee evaluated consensus marketplace executive compensation levels for base salary, total cash compensation (base salary plus short-term incentives), and total direct compensation (total cash compensation plus long-term incentives, including stock option awards valued using the Black-Scholes model). The 2008 marketplace consensus compensation data for our CFO, and our business unit leaders was determined using strictly the peer group data. For other executive positions, both published survey data and the Company's peer group data were used. Published survey data included companies with revenues ranging from $590 million to $6.5 billion, and was gathered from two surveys: manufacturing and auto/vehicle manufacturing industry data from Hewitt's Total Compensation Measurement™ (Manufacturing) survey and Mercer's 2008—US—US Executive Compensation Survey (General Industry). During 2009, our peer group consists of the following 15 leading suppliers in the transportation sector:

American Axle & Manufacturing	ArvinMeritor, Inc.	Carlisle Companies, Inc.
CLARCOR, Inc.	Commercial Vehicle Group, Inc.	Donaldson Company, Inc.
Dura Automotive Systems, Inc.	Hayes Lemmerz International, Inc.	Modine Manufacturing Company
Shiloh Industries, Inc.	Standard Motor Products, Inc.	Stoneridge, Inc.
Superior Industries International, Inc.	Titan International, Inc.	Wabash National Corporation

        We typically target the aggregate value of our total compensation at approximately the median level of market consensus compensation for most executive officer positions. However, we strongly believe in retaining the best talent among our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with senior executive management that may deviate from the general principle of targeting total compensation at the median level of market consensus compensation. Equity grant guidelines have historically been set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year. While target compensation is generally set near the market median, performance results in actual payout levels that may be above or below the market median.

        Our 2008 review indicated that we were providing annual cash compensation and long-term incentives that were generally comparable to the median of market consensus compensation, and that the design of base and incentive annual cash compensation appropriately provides market compensation to our executive officers.

Base Compensation

        An NEO's base salary is based on his or her performance, as well as, comparable compensation of similar executives in surveys and our peer group. The Compensation Committee plans to continue to review base salary data from compensation research using survey data as well as actual salaries reported in the proxy statements of peer group companies. In addition to market positioning, each year base salaries may increase based upon the performance of the NEO as assessed by the Compensation Committee. In 2009, base salary remained the same as 2008 for our NEOs with the exception of Mr. Maniatis, who was awarded an increase in base salary in conjunction with a promotion to senior vice president, and Mr. Schomer, who received a salary increase based on merit and market comparables.

Performance-Based Compensation

        Historically, our compensation programs have been structured to reward executive officers based on our performance and the individual executive's contribution to that performance. This allows executive officers to receive incentive compensation in the event certain specified corporate performance measures are achieved. In determining the compensation awarded to each NEO based on performance, the Compensation Committee has historically evaluated our performance and an executive's performance in a number of areas.

Annual Performance-Based Incentive Cash Compensation ("AICP")

        Our AICP is a cash-based short-term performance incentive program. The Compensation Committee, with input from the senior executive team, establishes goals for the AICP program based on our past performance, expected industry trends and projected revenue and earnings targets. We have historically used bank adjusted EBITDA and free cash flow ("FCF"), which is defined as cash from operations less capital expenditures, of the Company ("Corporate EBITDA" and "Corporate FCF", respectively) as performance goals for determining AICP payments. In addition, we have in the past included operating segment and sub-segment level EBITDA and adjusted cash flow ("ACF") metrics among the AICP metrics for our senior managers that lead such operating segments and sub-segments. However, in 2009 the performance goals for all participating NEOs were limited to Corporate EBITDA and Corporate FCF.

        Corporate EBITDA and Corporate FCF goals typically correspond with projected EBITDA and FCF contained in our annual budget, which is established in December for the upcoming year, based upon input from management and the Board. Final payment for each AICP component is determined based upon the actual results for such component, compared with certain pre-established threshold, target and maximum goals for that component. Threshold goals are typically established based on achievement of 90% of the budgeted targets, and maximum goals are typically set based on achievement of 110% of the budgeted targets.

        Subject to the discretion of the Compensation Committee and/or management, no payment for a particular AICP component is earned unless the threshold goal is achieved. There is no guaranteed minimum payout under the AICP, and, subject to the discretion of the Compensation Committee as outlined above, there is no AICP payment in the event that (i) the EBITDA results are below the threshold value, (ii) the Company is cited with a material weakness in its internal controls under Section 404 of the Sarbanes-Oxley Act or (iii) the Company violates its bank covenants. Proportional awards can also be earned for goal attainment levels between threshold and maximum performance target levels.

        The performance goals under the AICP may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of Company performance. Payments under the AICP are contingent upon continued employment, though pro rata payments will be paid in the event of retirement, job elimination due to restructuring, death or disability based on that year's actual performance relative to the targeted performance measures for each objective. The AICP is designed to provide annual cash incentives that the Compensation Committee has historically believed are necessary to retain executive officers and reward them for short-term Company performance. It is further designed to intensify executive officers' focus on Company financial performance and value creation and on achieving Company goals through "at risk" compensation.

        The 2009 AICP structure for our senior executive management team (other than Messrs. Lasky and Woodward who did not participate in the AICP in 2009) was:

Position	Threshold (% of base salary)	Target (% of base salary)	Maximum (% of base salary)
Senior Vice Presidents	18%	60%	108%

        Threshold Corporate EBITDA and Corporate FCF targets for 2009 were $80 million and $(24.3), respectively. Due to a variety of conditions, however, including, most significantly, the challenges presented by the general economic and industry downturn in 2009, the Company did not achieve any of its AICP thresholds for 2009. Accordingly, no bonuses under our AICP were earned in 2009.

Long-Term Incentive Plan ("LTIP")

        As described earlier, historically we have made annual grants of SARs and RSUs, with fifty percent (50%) of the grant value expected to be delivered through stock-settled SARs and fifty percent (50%) through RSU awards. Like stock options, SARs are performance-based, rewarding participants only when value has been created through stock price appreciation. RSU awards are designed to align the recipient's interests with shareholders as well as to serve as a long-term retention tool.

        For the 2009 grants, the annual target LTIP values for our NEOs (other than Messrs. Lasky, Woodward and Armstrong) were:

Richard F. Schomer	$182,083
Edward J. Gulda	$218,499
James J. Maniatis	$171,158

        As described below, the target value of the 2009 LTIP awards listed in this table reflect a reduction of approximately twenty-seven (27%) from the equivalent target award value for 2008. No LTIP awards were granted to Messrs. Lasky and Woodward due to the interim nature of their positions at the time 2009 LTIP grants were made. Mr. Armstrong had announced his plans to leave the company prior to the time 2009 LTIP awards were made and thus did not receive an award.

        These long-term incentive targets, when considered in conjunction with current base salaries and short-term cash incentives under the AICP, were designed to provide a competitive total compensation opportunity for our executives. However, the actual value to be received by the executive would have, of course, depended upon the value of our prepetition common stock at the time of vesting in the case of the RSUs, and at exercise in the case of the SARs.

        Due to the significant decline in the price of our prepetition common stock and the limited number of shares available for issuance under our 2005 Incentive Award Plan, the Compensation Committee elected to adjust the structure of the LTIP awards in 2009. Rather than divide the value of the total target LTIP award between RSUs and SARs as it had done in the past, the Compensation Committee determined that it would approximately double the number of each of the SARs and RSUs awarded to each recipient in 2008, and then supplement the value conveyed in such RSU and SAR awards with a cash award to achieve a total grant value of approximately seventy-three percent (73%) of the annual LTIP target. In structuring the 2009 LTIP awards in this fashion, the Compensation Committee attempted to strike a balance between providing meaningful long term equity incentives, judiciously using the remaining equity pool under the 2005 Incentive Award Plan and providing an award whose reduced total value reflected the difficult economic circumstances facing the Company. In addition, the structure of the 2009 LTIP awards was consistent with the approach used in determining the 2009 Board of Directors equity grant program. The cash award was designed to provide a set level of compensation at the same time as the RSUs would have vested. Accordingly, the cash award vests on the same schedule as the RSU grants would have vested, including automatic vesting upon a change in control or the award recipient's death.

2009 Retention and Incentive Programs

        In May 2009, due to the extraordinary challenges placed upon the Company by the economic and industry downturn and the existing equity incentive programs not providing the desired retention incentive, the Board of Directors determined the Company was at risk of not retaining certain critical employees and implemented a cash retention bonus program, for each of Messrs. Gulda, Maniatis and Schomer, as well as a limited number of other key employees. Pursuant to the cash retention bonus agreements, each of these NEOs received a bonus equal to his base salary if he remained employed through May 7, 2010, or was terminated without cause prior thereto. The retention bonus agreements were subject to the executive entering into and complying with certain noncompete and confidential information covenants. The noncompete applies during employment and for a period of 24 months following executive's termination for any reason. The covenant regarding confidential information has no set duration and remains applicable as long as the information the executive possesses remains confidential. If the executive violates his noncompete or confidential information covenants prior to November 7, 2010, then he is obligated to repay his retention bonus in full, and we may offset that amount against any other amounts that we may owe him. The retention bonuses do not offset any severance that may be payable under the executive's Severance and Retention Agreement. All cash retention bonuses were paid in May 2010.

        In addition, in order to incentivize certain management employees to optimize our emergence from bankruptcy by (i) maximizing liquidity and (ii) facilitating an early emergence from bankruptcy, we implemented a Key Executive Incentive Plan ("KEIP"), in which all of our NEO's other than Mr. Armstrong, who had already departed the Company, participated. The amounts to be paid under the KEIP, or the total plan pool, were based upon: (i) the attainment of a threshold liquidity target upon emergence from bankruptcy and (ii) the date of emergence from bankruptcy. The size of the total plan pool ranged from $2.42 million to $4.41 million. However, no amounts were payable under the KEIP if either a threshold liquidity of $56 million plus two times the total plan pool was not met, or if emergence occurred after May 31, 2010. The design of the KEIP and the amount of KEIP payment to be received by each NEO was set by the Compensation Committee at the time, based on recommendations from Hewitt as to similar plans for companies in bankruptcy. Elements of the KEIP were also negotiated with our creditors and approved by the Bankruptcy Court. All KEIP payments were made on the Effective Date and Messrs. Lasky and Woodward's KEIP payments were paid in Common Stock.

Other Elements of Compensation and Perquisites

        NEOs are also eligible to participate in various employee benefit plans which we provide to all employees and executives in general. Additionally, the executives also receive certain fringe benefits and perquisites, which are more fully described in the narrative to the Summary Compensation Table. These employee benefits and perquisites are used by the Company to provide additional compensation to executives as a means to attract and retain executives.

Compensation Recovery Policy

        We maintain a clawback policy relating to LTIP awards. Under the clawback provisions specified in our award agreements, LTIP award holders will forfeit any unvested cash awards, SARs and/or RSUs, as applicable, if they violate any non-compete or non-solicitation covenants they may have. In addition, if he or she violates such covenants within 24 months after he or she received cash or stock in settlement of any SARs and/or RSUs, he or she must repay the full amount of all amounts of the cash award previously received and/or an amount equal to the sum of (a) the gross sales proceeds of any such stock that was previously sold plus (b) the closing market price per share of the stock on the date it was distributed to him or her for any share of stock which has not been sold. These provisions serve to ensure that executive officers act in our best interest and that of our stockholders even after termination of employment.

Policies with Respect to Equity Compensation Awards

        The exercise price of all stock options and SARs is based on the fair market value of our common stock on the date of grant. Under the 2005 Incentive Award Plan, fair market value is defined as the closing price for our common stock on the grant date. We do not have a policy of granting equity-based awards at any other price.

        Equity awards are typically made under the compensation programs discussed above at regularly scheduled meetings of the Compensation Committee. The Company has historically made annual LTIP grants at the Board meeting held in conjunction with our annual meeting of stockholders. The effective date for equity grants is usually the date of such meeting. The Compensation Committee also may make grants of equity incentive awards in its discretion, including in connection with the hiring of new executives or upon promotion. In such case the effective date of such grants may be in the future.

Stock Ownership Guidelines

        As a further method of aligning director and executive interest with that of the shareholder, we have established stock ownership guidelines for our directors and senior executives. Under the stock ownership guidelines, each director and senior executive officer is expected to hold Common Stock that has a fair market value of a multiple of his or her base annual retainer (for directors) or salary (for senior executives) by December 31, 2011 or five years from his or her first grant of stock, whichever is later. These stock ownership guidelines are as follows:

Executive	Ownership Multiple
Directors	3.0 times
CEO	4.0 times
Senior VPs	2.0 times

Policy Regarding Tax Deductibility of Compensation

        Within its performance-based compensation program, the Company aims to compensate the senior executive management team in a manner that is tax effective for the Company. Currently, all annual compensation is intended to be deductible under Section 162(m) of the Code. SARs are performance based and also deductible under Section 162(m). However, RSUs, the cash awards and retention payments are not performance based and therefore may not be deductible under Section 162(m). In the future, the Compensation Committee may determine that it is appropriate to pay compensation which is not deductible.

SUMMARY COMPENSATION TABLE—2009

        The following table summarizes the annual compensation for fiscal years 2009, 2008, and 2007 paid to or earned by our CEO, CFO, the three of our other most highly-compensated executive officers who were serving as executive officers at the end of fiscal year 2009, and our former CFO, David K. Armstrong, whose employment with us ended in April 2009, whom we refer to collectively as the "Named Executive Officers" or "NEOs:"

	Year	Salary		Bonus(1)	Stock Awards(2)			Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation(5)			Total
William M. Lasky(6) (Chairman, Interim CEO and President)	2009 2008	$ $	800,000 231,873	— —	$	— 246,250			— —		— —		— —	$ $	112,204 32,026	(6)	$ $	912,204 493,694
James H. Woodward, Jr.	2009		$567,500	—		—			—		—		—		$35,825			$603,325
(Senior VP / CFO)
David K. Armstrong (Former Senior VP / CFO)	2009 2008 2007	$ $ $	116,720 350,160 350,160	— — —	$ $ $	10,800 175,080 175,000	(7)	$ $	— 175,080 175,000	$	— — 215,138	$ $	— 8,751 11,822	$ $ $	80,741 123,136 116,888		$ $ $	208,261 832,207 1,044,008
Edward J. Gulda (Senior VP / Component Operations)	2009 2008	$ $	300,000 300,000	$17,693 —	$ $	14,840 150,000		$ $	26,726 150,000		— —		— —	$ $	26,288 107,202		$ $	385,547 707,202
Richard F. Schomer (Senior VP / Marketing and Sales)	2009 2008	$ $	250,000 225,000	$14,743 —	$ $	12,390 112,500		$ $	22,262 112,500		— —		— —	$ $	22,938 93,752		$ $	322,333 543,752
James J. Maniatis	2009		$235,000	$13,861		$11,620			$20,929		—		—		$23,994			$305,404
(Senior VP / Human Resources)

(1)
Represents ten percent of cash awards granted on April 22, 2009 under our Long Term Incentive Plan. The total cash award to Messrs. Gulda, Schomer and Maniatis was $176,933, $147,430, and $138,609, respectively, of which ten percent vested on December 1, 2009, 20% was scheduled to vest on December 1, 2010, 30% was scheduled to vest on December 1, 2011 and 40% was scheduled to vest on December 1, 2012. See Compensation Discussion and Analysis—Performance-Based Compensation—Long Term Incentive Plan for more information regarding the cash awards.

(2)
Except as noted in footnote 7 below, amounts shown represent the grant date fair value of restricted stock units (RSUs) granted in the year indicated disregarding forfeitures related to vesting conditions, as computed in accordance with FASB (ASC) Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 10 to the Consolidated Financial Statements. The stock awards (RSUs) granted under our LTIP during 2007-2009 were to have vested in annual installments of 10%, 20%, 30%, and 40% over an approximately three and one-half year-period on each December 1st following the date of grant.

(3)
Amounts shown represent the grant date fair value of options and stock appreciation rights (SARs) granted in the year indicated disregarding forfeitures related to vesting conditions, as computed in accordance with FASB (ASC) Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 10 to the Consolidated Financial Statements for the fiscal year ended December 31, 2009 included herein. No options were granted in 2009 to any NEO.

(4)
Reflects AICP amounts earned in the year reported and subsequently paid in the first quarter of the following year.

(5)
All Other Compensation for the year ended December 31, 2009, includes payments made under our Executive Retirement Allowance Policy (including tax gross-up), premiums under our Executive Life Insurance Policy (including tax gross-up), financial planning fees (including tax gross-up), payments for health services under our Executive Health Care program, payments made pursuant to our annual retirement contributions, company matches to 401(k) contributions and various gifts and awards. All Other Compensation for Mr. Armstrong includes vacation termination payment of $9,091 and a cash award of $50,000. For Messrs. Lasky and Woodward, includes travel, lodging, meals and other incidental expenses incurred as a result of their travel between their permanent home and our headquarters in support of their performing their duties on an interim basis at our headquarters during 2009. While the Company believed that Messrs. Lasky's and Woodward's presence in person at the our headquarters during 2009 was essential for the performance of their duties and is in our best interests, in accordance with the definition of perquisites contained in Item 402 of Regulation S-K, we have included these incremental costs as a perquisite to Messrs. Lasky and Woodward. Other perquisites that exceed $25,000 or ten-percent of the total perquisites' value and tax gross-up payments for 2009 are as follows:

	Executive Retirement Allowance Policy	Gross-up of Executive Retirement Allowance Policy	ELIP Premiums	Gross-up of ELIP Premiums	Gross-up of Financial Planning Fees	Gross-up of Personal Excess Insurance Premium	401(k) Company Match and Profit Sharing	Travel, Lodging, Meals and Incidentals
William M. Lasky	$77	$51	—	—	$8,770	$1,004	$6,210	$72,131
James H. Woodward	—	—	—	—	—	$994	—	$33,331
David K. Armstrong	—	—	—	—	$8,459	—	$2,792	—
Edward J. Gulda	$2,870	$1,964	—	—	$7,168	$1,019	$1,367	—
Richard F. Schomer	—	—	—	—	$7,182	$1,036	$1,139	—
James J. Maniatis	—	—	—	—	$6,962	$1,004	$1,071	—
(6)
As reflected in the Director Compensation Table, Mr. Lasky also received $85,000 in fees and a stock award with a value of $3,900 on the date of grant for his service as a Director.

(7)
Reflects a stock award of 40,000 shares of our prepetition common stock to Mr. Armstrong on January 6, 2009 at $0.27 per share, the closing price on that date.

Narrative to Summary Compensation Table

        A description of various employee benefit plans and fringe benefits available to our NEOs and certain other employees are described below.

  Equity Grants

        Prior to our IPO we made stock option grants from time to time. At the time of our IPO in 2005, we issued a number of stock option awards to our directors and senior executives, as well as other employees under our 2005 Incentive Award Plan. These IPO grants were divided equally between time-based vesting awards and time- and performance-based vesting awards, with the latter being forfeited in the event we do not achieve predetermined annual bank adjusted EBITDA targets. Subsequent to the IPO, we periodically issued discretionary stock option awards to newly hired employees and upon promotions. As discussed in the Compensation Discussion and Analysis, in 2006 we implemented our long term incentive program, which provides annual grants of RSUs and SARs, and discontinued the practice of granting stock options. Equity grants typically have a three and one-half year vesting schedule and are awarded to align the executive's interest with those of the stockholder by incenting the creation of additional stockholder value through stock price appreciation and acting as a long-term retention tool.

  Defined Contribution Plans

        We have a Section 401(k) Savings/Retirement Plan, which we refer to as the "401(k) Plan," which covers all of our eligible employees. Effective January 1, 2009, plan participants in the 401(k) Plan receive matching contributions in an amount equal to one dollar for every dollar they contribute on the first 1%, and fifty cents for each dollar they contribute on the next 5%, of the participant's annual salary, subject to certain IRS limits. Matching contributions to 401(k) Plan participants become vested after two years of employment. Employees are eligible to participate in the 401(k) Plan in the first payroll period after thirty days of employment. Effective March 23, 2009, however, we indefinitely suspended the matching contributions in order to reduce expenses in response to the on-going industry and economic downturn.

  Defined Benefit Plans

        The Accuride Retirement Plan, which we refer to as the "Retirement Plan," covers certain employees who began employment prior to January 1, 2006. Under the Retirement Plan, each participant has a "cash balance account" which is established for bookkeeping purposes only. Prior to 2009, each year, each participant's cash balance account was credited with a percentage of the participant's earnings (as defined in the Retirement Plan), which we refer to as the "Base Earning Credit." The percentage ranged from 2% to 11.5%, depending on the participant's age, years of service, and date of participation in the Retirement Plan. If a participant had excess earnings above the Social Security taxable wage base, then an additional 2% of the excess earnings amount was credited to the participant's account, which we refer to as the "Supplemental Earning Credit." Participants' accounts also are credited with interest each year, based upon the rates payable on certain U.S. Treasury debt instruments. Employees' first becoming participants after January 1, 1998, also receive an additional credit for their first year of service. Effective January 1, 2009, the Retirement Plan was modified such that no further Base Earning Credits or Supplement Earning Credits will be credited to participants' cash balance accounts. However, interest credits will continue to be credited to participants' cash balance accounts.

        A participant's benefit at normal retirement age, if calculated as a lump sum payment, equals the balance of his or her cash balance account. The actuarial equivalent of the account balance also can be paid as a single life annuity, a qualified joint and survivor annuity, or an alternative form of payment allowed under the Retirement Plan.

  Financial Planning Fees

        In 2009, we provided each NEO, other than Mr. Woodward, and certain other executives a stipend to cover the cost of financial planning services. The stipend in 2009 was $13,100 per year for Mr. Lasky and $10,400 for each of our Senior Vice Presidents, plus a gross-up for taxes incurred by the executive on the stipend.

  Executive Life Insurance Plan

        Historically, certain executive officers annually received an amount to pay the premium on a flexible premium variable universal life insurance policy or variable annuity, to be wholly owned by the executive. The annual amount was equal to 7% of the executive's base salary plus 50% of such amount in order to offset taxes. However, no Executive Life Insurance Plan, which we refer to as "ELIP," payment was made to any executive in 2009 in order to reduce expenses in response to the on-going industry and economic downturn.

  Executive Health Care

        Each NEO and certain other executives are eligible to participate in the Mayo Clinic's Executive Health Program, which provides a comprehensive examination and access to Mayo's medical, surgical and laboratory facilities. We pay the cost of certain eligible Mayo services, with any additional ineligible services billed directly to the NEO's insurance company.

  Executive Retirement Allowance

        Each NEO, as well as certain other executives, receives an executive retirement allowance in order to replace benefits lost due to the compensation that may be taken into account under our tax qualified retirement plans (the 401(k) Plan and the Retirement Plan). Effective January 1, 2009, the annual executive retirement allowance is equal to the sum of (i) 3.5% of the executive's base salary for the calendar year in excess of the compensation limits set forth in our 401(k) Plan, (ii) the retirement contribution percentage multiplied by the executive's base salary in excess of the compensation limits set forth in our 401(k) Plan, and (iii) an amount equal to the transition credits that the executive would be entitled to receive under the 401(k) Plan if that plan were not subject to the compensation limit, less the actual transition credits received by the executive under the 401(k) Plan for that year. The allowance is in the form of a cash payment to eligible executives and is grossed-up for taxes. Due to the economic and industry downturn in 2009, no retirement contribution or transition credits were made for the 2009 plan year in order to reduce expenses in response to the on-going industry and economic downturn. Also, as noted above, effective March 23, 2009, we suspended our match to employee 401(k) Plan contributions.

  Retirement Contribution Plan

        Effective January 1, 2009, our Annual Profit Sharing program was replaced by our retirement contribution program. Under our retirement contribution program, we will determine whether or not to make a discretionary contribution of 3% of total pay up to the Social Security Wage Base ($106,800 for 2009), which we refer to as the "SSWB," and of 6% of total pay exceeding the SSWB. In order to be eligible, employees must have completed at least thirty days continuous employment and must be employed on the last day of the plan year (December 31st), provided, however, that participants who retire, die, become disabled, enter into service with the armed forces of the U.S., or terminate employment due to an involuntary reduction in workforce, during the plan year are also eligible to receive a discretionary retirement contribution. Actual contributions are calculated based on the eligible employee's "salary" as defined by the Plan. Retirement contributions are either paid in cash or contributed to the recipient's 401(k) account, depending upon regulatory compliance, and become vested after two year of service. We did not make a retirement contribution for the 2009 plan year.

  Personal Excess and Gross-Up

        We pay premiums on personal excess umbrella insurance coverage for each of our NEOs as well as all of our other Senior Vice Presidents and certain Vice Presidents. This policy provides liability coverage in excess of the individual's underlying insurance anywhere in the world unless stated otherwise or an exclusion applies. This policy pays on the behalf of the employee up to their specific limit amount for covered damages from any one occurrence, regardless of how many claims, homes, vehicles, watercraft, or people are involved in the occurrence; again, which are in excess of the underlying policy. Current policy limits are $10,000,000.

 GRANTS OF PLAN-BASED AWARDS—2009

        The following table shows all grants of awards in 2009 to each of the executive officers named in the Summary Compensation Table:

						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
			Estimated Possible Potential Payouts Under Non-Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Share)	Grant Date Closing Price of Common Stock ($/Share)	Grant Date Fair Value of Stock and Option Awards(4)
	Grant Date		Threshold ($)	Target ($)	Max ($)
William M. Lasky	2/9/09	(1)	—	—	—	10,000	—	—	0.39	$3,900
	11/24/09	(5)	810,000	1,080,000	1,485,000	—	—	—	—	—
James H. Woodward, Jr	—		—	—	—	—	—	—	—	—
	11/24/09	(5)	240,000	320,000	440,000	—	—	—	—	—
David K. Armstrong	1/6/09		—	—	—	40,000	—	—	0.27	$10,800
Edward J. Gulda	—		54,000	180,000	324,000	—	—	—	—	—
	4/22/09		—	—	—	42,400	92,200	0.35	0.35	$41,566
	11/24/09	(5)	180,000	240,000	330,000	—	—	—	—	—
James J. Maniatis	—		42,300	141,000	253,800	—	—	—	—	—
	4/22/09		—	—	—	33,200	72,200	0.35	0.35	$32,549
	11/24/09	(5)	141,000	188,000	258,500	—	—	—	—	—
Richard F. Schomer	—		45,000	150,000	270,000	—	—	—	—	—
	4/22/09		—	—	—	35,400	76,800	0.35	0.35	$34,652
	11/24/09	(5)	150,000	200,000	275,000	—	—	—	—	—

(1)
Reflects the potential payouts under the AICP for 2009 as more fully described in the Compensation Discussion and Analysis above. The AICP payment for 2009 was determined in March 2010 upon completion of the consolidated financial statements for the fiscal year ended December 31, 2009. The Summary Compensation Table details amounts actually paid in 2010 under the 2009 AICP in the column Non-Equity Incentive Plan Compensation. As stated in the Summary Compensation Table, there was no AICP paid out in 2010 for 2009 or in 2009 for 2008. Mr. Armstrong was not eligible to receive a 2009 AICP payment once his employment terminated in April 2009.

(2)
Except for Messrs. Lasky and Armstrong, reflects RSUs granted during 2009 under our LTIP which were scheduled to vest in annual installments of 10%, 20%, 30%, and 40% each December 1st of 2009, 2010, 2011, and 2012, respectively. Pursuant to our Plan of Reorganization, all outstanding RSUs vested on the Effective Date of the Plan of Reorganization. Mr. Lasky's February 9, 2009 grant represented compensation related to his service as a Director of the Company. Mr. Armstrong received a grant of 40,000 shares on January 6, 2009 at the discretion of the Compensation Committee.

(3)
Reflects SARs granted during 2009 under our LTIP that were scheduled to vest on December 31, 2012; provided, however, that 25% of the total award was eligible to vest on an accelerated basis on December 31st of each of 2009, 2010, and 2011 based on the achievement of pre-established bank adjusted EBITDA goals for each year. We did not achieve the bank adjusted EBITDA threshold goal of $80 million for the accelerated vesting of SARs in 2009 and, accordingly, no SARs vested on an accelerated basis in 2009. Pursuant to our Plan of Reorganization, all outstanding SARs vested on the Effective Date of the Plan of Reorganization. Due to the fact that the exercise price of the all outstanding SARs were above the market price of our stock on the Effective Date, all outstanding SARs were cancelled.

(4)
In determining the estimated fair value of our share-based awards as of the grant date, we used the Black-Scholes option-pricing model. The assumptions underlying our model are described in the notes to our consolidated financial statements contained for the fiscal year ended December 31, 2009 included herein (Note 10—Stock-Based Compensation Plans).

(5)
Reflects the potential payouts under the KEIP as more fully described in the Compensation Discussion and Analysis above. The amounts to be paid under the KEIP, or the total plan pool, were based upon: (i) the attainment of a threshold liquidity target upon emergence from bankruptcy and (ii) the date of emergence from bankruptcy. The maximum and threshold payment were set at one hundred thirty-seven and one-half percent (137.5%) and seventy-five percent (75%) of the target, respectively. The maximum, target and threshold payments would become payable we exited bankruptcy in February 2010, April 2010, and May 2010, respectively, and if we achieved the threshold liquidity targets. An intermediary payment of one hundred twelve and one-half percent (112.5%) would be payable if we exited bankruptcy in March 2010 and achieved the threshold liquidity target. No awards under the KEIP would become payable if we did not satisfy the threshold liquidity target or if we exited bankruptcy after May 2010. Mr. Armstrong did not participate in the KEIP as he had already left the Company at the time the program was established. KEIP payments were made to the NEO's after we exited bankruptcy on February 26, 2010 and achieved the threshold liquidity target.

Narrative to Grants of Plan-Based Awards Table

        Vesting in pre-bankruptcy LTIP awards were generally under an approximately three and one-half year back-loaded vesting schedule. Pre-bankruptcy SAR grants under the LTIP generally had a three and one-half year cliff vesting schedule, subject to accelerated vesting based on our financial performance. In particular, twenty five percent (25%) of the total SAR award were eligible to vest each year through the attainment of the same target bank adjusted EBITDA goal established for the AICP. Pre-bankruptcy RSU awards granted under our LTIP vested in annual installments of 10%, 20%, 30% and 40% over approximately a three and one-half year period on each December 1st following the date of grant.

        In 2009, the target bank adjusted EBITDA goal that would trigger accelerated vesting of a portion of outstanding SAR awards was $80 million. This goal was not achieved.

        Notwithstanding the vesting procedures outlined above, SAR and RSU grants vested pro rata, as specified in the award agreements, if the recipient's employment terminated due to death, disability, or qualified retirement (i.e., age 55 or over after having at least ten years of service, or over age 65 and other than by reason of termination for cause). Our pre-bankruptcy RSU and SAR award agreements specify that unvested shares will vest upon a change in control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE—2009

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
William M. Lasky	—	—		—	—	—	2,500	(2)	$825	—	—
James H. Woodward, Jr.	—	—		—	—	—	—		—	—	—
David K. Armstrong(3)	—	—		—	—	—	—		—	—	—
James J. Maniatis	—	—		—	—	—	10,353	(4)	$3,416	—	—
	—	—		—	—	—	29,880	(5)	$9,860	—	—
	—	32,245	(6)	—	$7.10	05/16/18	—		—	—	—
	—	72,200	(7)	—	$0.35	04/22/19	—		—	—	—
Edward J. Gulda	—	—		—	—	—	14,789	(8)	$4,880	—	—
	—	—		—	—	—	38,160	(9)	$12,593	—	—
	—	46,065	(10)	—	$7.10	05/16/18	—		—	—	—
	—	92,000	(11)	—	$0.35	04/22/19	—		—	—	—
Richard F. Schomer	—	—		—	—	—	3,628	(12)	$1,197	—	—
	—	—		—	—	—	11,092	(13)	$3,660	—	—
	—	—		—	—	—	31,860	(14)	$10,514	—	—
	—	21,829	(15)	—	$12.68	08/20/17	—		—	—	—
	—	34,549	(16)	—	$7.10	05/16/18	—		—	—	—
	—	76,800	(17)	—	$0.35	04/22/19	—		—	—	—

(1)
Except with respect to Mr. Lasky, represents RSUs granted under our LTIP. Assumes that the market value of unvested equity awards was $0.33, which was the closing price of our prepetition common stock on December 31, 2009 (the last day of trading of 2009).

(2)
Represents RSUs granted in February 2009 related to Mr. Lasky's service as a Director, which vest on January 2, 2010. All RSUs vested on the Effective Date of the Plan of Reorganization.

(3)
Mr. Armstrong's employment with us terminated in April 2009 and all unvested and unexercised options as of the end of the 90th day following Mr. Armstrong's last day of employment were forfeited.

(4)
Represents RSUs granted in May 2008; 4,436 shares and 5,916 shares of which were to vest on December 1st of 2010 and 2011, respectively. All RSUs vested on the Effective Date of the Plan of Reorganization.

(5)
Represents RSUs granted in April 2009; 6,640 shares, 9,960 shares, and 13,280 shares of which vest on December 1st of 2010, 2011, and 2012, respectively. All RSUs vested on the Effective Date of the Plan of Reorganization.

(6)
Represents SARs granted in May 2008 under our LTIP, which were to vest on December 31, 2011, provided however that 25% of such shares were to vest on December 31st of 2010 if certain pre-established EBITDA targets are satisfied. All SARs were cancelled on the Effective Date of the Plan or Reorganization.

(7)
Represents SARs granted in April 2009 under our LTIP, which were to vest on December 31, 2012, provided however that 25% of such shares were to vest each year on December 31st of 2010 and 2011 if certain pre-established EBITDA targets are satisfied. All SARs were cancelled on the Effective Date of the Plan or Reorganization.

(8)
Represents RSUs granted in May 2008; 6,339 shares and 8,450 shares of which vest on December 1st of 2010 and 2011, respectively. All RSUs vested on the Effective Date of the Plan of Reorganization.

(9)
Represents RSUs granted in April 2009; 8,480 shares, 12,720 shares, and 16,960 shares of which were to vest on December 1st of 2010, 2011, and 2012, respectively.

(10)
Represents SARs granted in May 2008 under our LTIP, which were to vest on December 31, 2011, provided however that 25% of such shares were to vest on December 31st of 2010 if certain pre-established EBITDA targets are satisfied. All SARs were cancelled on the Effective Date of the Plan or Reorganization.

(11)
Represents SARs granted in April 2009 under our LTIP, which were to vest on December 31, 2012, provided however that 25% of such shares were to vest each year on December 31st of 2010 and 2011 if certain pre-established EBITDA targets are satisfied. All SARs were cancelled on the Effective Date of the Plan or Reorganization.

(12)
Represents RSUs granted on August 20, 2007; 3,628 shares of which were to vest on December 1st of 2010. All RSUs vested on the Effective Date of the Plan of Reorganization.

(13)
Represents RSUs granted on May 16, 2008; 4,754, and 6,338 shares of which were to vest on December 1st of 2010 and 2011, respectively. All RSUs vested on the Effective Date of the Plan of Reorganization.

(14)
Represents RSUs granted in April 2009; 7,080 shares, 10,620 shares, and 14,160 shares of which were to vest on December 1st of 2010, 2011, and 2012, respectively. All RSUs vested on the Effective Date of the Plan of Reorganization.

(15)
Represents SARs granted in August 2007 under our LTIP, which were to vest on December 31, 2010. All SARs were cancelled on the Effective Date of the Plan or Reorganization.

(16)
Represents SARs granted in May 2008 under our LTIP, which were to vest on December 31, 2011, provided however that 25% of such shares were to vest on December 31st of 2010 if certain pre-established EBITDA targets are satisfied. All SARs were cancelled on the Effective Date of the Plan or Reorganization.

(17)
Represents SARs granted in April 2009 under our LTIP, which were to vest on December 31, 2012, provided however that 25% of such shares were to vest each year on December 31st of 2010 and 2011 if certain pre-established EBITDA targets are satisfied. All SARs were cancelled on the Effective Date of the Plan or Reorganization.

OPTIONS EXERCISED & STOCK VESTED DURING FISCAL 2009

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William M. Lasky	—	—	258,750	$68,823
James H. Woodward, Jr.	—	—	—	—
David K. Armstrong	—	—	40,000	$10,800
James J. Maniatis	—	—	6,278	$1,256
Edward J. Gulda	—	—	8,466	$1,693
Richard F. Schomer	—	—	9,430	$1,886

PENSION BENEFITS

	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
William M. Lasky	None	—	—	—
James H. Woodward, Jr.	None	—	—	—
David K. Armstrong	Accuride Retirement Plan	9.25	$168,427	$0
James J. Maniatis	None	—	—	—
Edward J. Gulda	None	—	—	—
Richard F. Schomer	None	—	—	—

(1)
Represents the present value of benefits accrued-to-date. For the Accuride Retirement Plan, this is the cash balance account as of the measurement date. The present value of benefits accrued-to-date was calculated using a discount rate of 5.90% and interest crediting at 4.50% (consistent with SFAS No. 87 disclosure assumptions). The model applies a postretirement mortality using the Fully Generational RP-2000 Combined Healthy Mortality table projected using Scale AA and no mortality applied preretirement.

Potential Post Employment Payments

  Severance and Retention Arrangements—Change of Control

        We have entered into amended and restated severance and retention agreements with each NEO, other than Mr. Lasky due to the fact that he was serving in an interim capacity during 2009.

        The amended and restated severance and retention agreements have a one-year term, subject to automatic one-year renewals if not terminated by either party in accordance with the terms of the agreement. If a "Change of Control" (as defined in the agreement) occurs, the scheduled expiration date of the initial term or renewal term, as the case may be, will be extended for a term ending 18 months after the Change of Control. A Change in Control within the meaning of the agreements occurred as a result of the implementation of the Plan of Reorganization.

        Under the terms of the amended and restated severance and retention agreement, a NEO is entitled to severance if the executive's employment is terminated by us without "cause" or if he or she terminates employment for "good reason" (as these terms are defined in the agreement). This severance generally is equal to one year of the executive's base salary. However, if such termination is within 18 months following a Change of Control, then such severance benefits are as follows:

  •
  For each of Messrs. Gulda, Maniatis, Schomer and Woodward, a payment equal to 200% of his salary plus 200% of the greater of (i) the annualized AICP payment to which he would be entitled as of the date on which the Change of Control occurs or (ii) his average AICP payment over the three years prior to termination.

  •
  In addition, each participating NEO is entitled to continue certain employee benefits, including health, disability, accident and dental insurance coverage for an 18 month period from the date of termination or if earlier, the date on which the executive receives such benefits from a subsequent employer.

        Any such severance is reduced by all payments the executive may become entitled under any other severance policy we may have with the exception of a one year retention plan.

        All severance is subject to the executive executing a general release of claims and agreeing to non-compete and non-solicitation covenants. In addition, if necessary to comply with the tax laws, the severance may not be paid until six months following the NEO's termination.

        No severance is payable if the NEO's employment is terminated for "cause," if they resign without "good reason" or if they become disabled or die.

        Finally, under the terms of the 2005 Equity Incentive Plan, in the event of a Change of Control, if all options, RSUs or SARs settled in stock are not converted, assumed, or replaced by a successor, then such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse and all RSUs shall become deliverable, unless otherwise provided in any award agreement or any other written agreement entered into with an executive. Our stock option, RSU and SAR award agreements outstanding as of the end of 2009 provided that such awards would vest upon a Change of Control. A Change in Control occurred upon our emergence from bankruptcy on the Effective Date, at which time all outstanding awards vested, including the cash awards. SARs and Options were cancelled since they all had base prices which were below the market price of our prepetition common stock and shares of our prepetition common stock were delivered in settlement of all outstanding RSUs based on the appropriate conversion rate of our old equity for new equity.

  Value of Payment Presuming Hypothetical December 31, 2009 Termination Date

        The following tables summarize enhanced payments our NEOs would be eligible to receive assuming a hypothetical separation of employment on December 31, 2009, based upon the circumstances listed in the columns of each table. Mr. Armstrong is excluded since he is no longer employed with us following his resignation. The tables do not include amounts for vested equity awards and vested pension benefits, or similar non-discriminatory benefits to which each NEO is eligible. No amounts are payable to an executive, and no stock options, RSUs, SARs or cash awards will vest if the executive voluntarily terminates his or her employment, other than for "good reason," or is terminated for cause.

William M. Lasky

	Retirement ($)	Involuntary or For Good Reason Termination ($)	Change of Control ($)	Involuntary or For Good Reason Termination (Change of Control) ($)	Disability ($)	Death ($)
Compensation:
—Severance	0	0	0	0	0	0
—Incentive Pay	0	0	0	0	0	0
—Retention Bonus	0	0	0	0	0	0
Long-Term Incentives
—Unvested and Accelerated RSUs	0	0	$825	0	0	0
—Unvested and Accelerated Stock Options / SARs	0	0	0	0	0	0
—Unvested and Accelerated Cash	0	0	0	0	0	0
Benefits & Perquisites:
—Post Separation Health Care, Disability & Accident Ins.	0	0	0	0	0	0
—Insurance Benefits	0	0	0	0	0	0
—Outplacement	0	0	0	0	0	0
—Financial Planning and Executive Physical	0	0	0	0	0	0
Excise Tax Gross-Up Payment	n/a	n/a	0	0	n/a	n/a

Total Payment:	0	0	0	0	0	0

(a)
Assumes that the market value of unvested equity awards was $0.33, which was the closing price of our prepetition common stock on December 31, 2009.

James H. Woodward, Jr.

	Retirement ($)	Involuntary or For Good Reason Termination ($)	Change of Control ($)	Involuntary or For Good Reason Termination (Change of Control) ($)	Disability ($)	Death ($)
Compensation:
—Severance	0	0	0	0	0	0
—Incentive Pay	0	0	0	0	0	0
—Retention Bonus	0	0	0	0	0	0
Long-Term Incentives
—Unvested and Accelerated RSUs	0	0	0	0	0	0
—Unvested and Accelerated Stock Options / SARs	0	0	0	0	0	0
—Unvested and Accelerated Cash	0	0	0	0	0	0
Benefits & Perquisites:
—Post Separation Health Care, Disability & Accident Ins.	0	0	0	0	0	0
—Insurance Benefits	0	0	0	0	0	0
—Outplacement	0	0	0	0	0	0
—Financial Planning and Executive Physical	0	0	0	0	0	0
Excise Tax Gross-Up Payment	n/a	n/a	0	0	n/a	n/a

Total Payment:	0	0	0	0	0	0

James J. Maniatis

	Involuntary or For Good Reason Termination ($)		Change of Control ($)	Involuntary or For Good Reason Termination (Change of Control) ($)		Disability ($)	Death ($)
Compensation:
—Severance	235,000		0	470,000		0	0
—Incentive Pay	0		0	0		0	0
—Retention Bonus	235,000	(g)	0	235,000	(g)	0	0
Long-Term Incentives(a)
—Unvested and Accelerated RSUs	0		13,277	13,277		4,375	4,375
—Unvested and Accelerated Stock Options / SARs(b)	0		0	0		0	0
—Unvested and Accelerated Cash	0		124,748	124,748		0	124,748
Benefits & Perquisites:
—Post Separation Health Care, Disability & Accident Ins.(c)	0		0	18,645		0	0
—Insurance Benefits(d)	0		0	0		0	0
—Outplacement	0		0	10,000		0	0
—Financial Planning and Executive Physical(e)	0		0	22,362		0	0
Excise Tax Gross-Up Payment(f)	n/a		0	0		n/a	n/a

Total Payment:	470,000		138,025	894,032		4,375	129,123

(a)
Assumes that the market value of unvested equity awards was $0.33, which was the closing price of our prepetition common stock on December 31, 2009.

(b)
Represents intrinsic value of unvested stock options/SARs/cash.

(c)
Cost estimated assuming 2010 COBRA rates for Company health benefits and 2010 costs for Company disability and accident insurance.

(d)
Represents death benefit payable to the executive's heirs under insurance purchased by executive through the ELIP.

(e)
Assumes Company cost of $15,400 and income tax gross-up of $6,962.

(f)
Under the amended and restated severance and retention agreement, if payments are subject to excise taxes imposed under Section 4999 of the Code, we will pay to the executive an additional "gross-up" amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the benefits received without applying a 280G scaleback is greater than 120% of the benefits the executive would receive if the payments were scaled back to the 280G safe harbor. Otherwise, the payments will be reduced to the 280G safe harbor.

The following assumptions were used to calculate payments under Section 280G:

(1)
Equity valued at $0.33, which was the closing price of our prepetition common stock on December 31, 2009.

(2)
Calculations include an estimated value for the two-year non-compete provision. Annual value estimated to be the executive's current target total cash compensation (salary and target annual bonus).

(g)
The Retention Bonus was paid in 2010.

Edward J. Gulda

	Involuntary or For Good Reason Termination ($)		Change of Control ($)	Involuntary or For Good Reason Termination (Change of Control) ($)		Disability ($)	Death ($)
Compensation:
—Severance	300,000		0	600,000		0	0
—Incentive Pay	0		0	0		0	0
—Retention Bonus	300,000	(g)	0	300,000	(g)	0	0
Long-Term Incentives(a)
—Unvested and Accelerated RSUs	0		17,474	17,474		5,858	5,858
—Unvested and Accelerated Stock Options / SARs(b)	0		0	0		0	0
—Unvested and Accelerated Cash	0		159,240	159,240		0	159,240
Benefits & Perquisites:
— Post Separation Health Care, Disability & Accident Ins.(c)	0		0	14,833		0	0
—Insurance Benefits(d)	0		0	0		0	0
—Outplacement	0		0	10,000		0	0
—Financial Planning and Executive Physical(e)	0		0	22,568		0	0
Excise Tax Gross-Up Payment(f)	n/a		0	0		n/a	n/a

Total Payment:	600,000		176,714	1,124,115		5,858	165,098

(a)
Assumes that the market value of unvested equity awards was $0.33, which was the closing price of our prepetition common stock on December 31, 2009.

(b)
Represents intrinsic value of unvested stock options/SARs.

(c)
Cost estimated assuming 2010 COBRA rates for Company health benefits and 2010 costs for Company disability and accident insurance.

(d)
Represents death benefit payable to the executive's heirs under insurance purchased by executive through the ELIP.

(e)
Assumes Company cost of $15,400 and income tax gross-up of $7,168.

(f)
Under the amended and restated severance and retention agreement, if payments are subject to excise taxes imposed under Section 4999 of the Code, we will pay to the executive an additional "gross-up" amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the benefits received without applying a 280G scaleback is greater than 120% of the benefits the executive would receive if the payments were scaled back to the 280G safe harbor. Otherwise, the payments will be reduced to the 280G safe harbor.

The following assumptions were used to calculate payments under Section 280G:

(1)
Equity valued at $0.33, which was the closing price of our prepetition common stock on December 31, 2009.

  (2)
  Calculations include an estimated value for the two-year non-compete provision. Annual value estimated to be the executive's current target total cash compensation (salary and target annual bonus).

(g)
The Retention Bonus was paid in 2010.

Richard F. Schomer

	Involuntary or For Good Reason Termination ($)		Change of Control ($)	Involuntary or For Good Reason Termination (Change of Control) ($)		Disability ($)	Death ($)
Compensation:
—Severance	250,000		0	530,720		0	0
—Incentive Pay	0		0	0		0	0
—Retention Bonus	250,000	(g)	0	250,000	(g)	0	0
Long-Term Incentives(a)
—Unvested and Accelerated RSUs	0		15,372	15,372		5,536	5,536
—Unvested and Accelerated Stock Options / SARs(b)	0		0	0		0	0
—Unvested and Accelerated Cash	0		132,687	132,687		0	132,687
Benefits & Perquisites:
—Post Separation Health Care, Disability & Accident Ins.(c)	0		0	14,705		0	0
—Insurance Benefits(d)	0		0	0		0	0
—Outplacement	0		0	10,000		0	0
—Financial Planning and Executive Physical(e)	0		0	22,582		0	0
Excise Tax Gross-Up Payment(f)	n/a		0	0		n/a	n/a

Total Payment:	500,000		148,059	976,066		5,536	138,223

(a)
Assumes that the market value of unvested equity awards was $0.33, which was the closing price of our prepetition common stock on December 31, 2009.

(b)
Represents intrinsic value of unvested stock options/SARs.

(c)
Cost estimated assuming 2010 COBRA rates for Company health benefits and 2010 costs for Company disability and accident insurance.

(d)
Represents death benefit payable to the executive's heirs under insurance purchased by executive through the ELIP.

(e)
Assumes Company cost of $15,400 and income tax gross-up of $7,182.

(f)
Under the amended and restated severance and retention agreement, if payments are subject to excise taxes imposed under Section 4999 of the Code, we will pay to the executive an additional "gross-up" amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the benefits received without applying a 280G scaleback is greater than 120% of the benefits the executive would receive if the payments were scaled back to the 280G safe harbor. Otherwise, the payments will be reduced to the 280G safe harbor.

  The following assumptions were used to calculate payments under Section 280G:

  (1)
  Equity valued at $0.33, which was the closing price of our prepetition common stock on December 31, 2009.

  (2)
  Calculations include an estimated value for the two-year non-compete provision. Annual value estimated to be the executive's current target total cash compensation (salary and target annual bonus).

(g)
The Retention Bonus was paid in 2010.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serve as a member of the board of directors or compensation committee of any other company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

        The following Director Compensation Table sets forth summary information concerning the compensation earned in 2009 for services as directors to our Company.

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Michael Alger	$34,818	—	$34,818
Mark D. Dalton	$149,250	$3,700	$152,950
John D. Durrett, Jr.	$109,000	$3,700	$112,700
Donald T. Johnson, Jr.	$155,250	$3,700	$158,950
William M. Lasky	$85,000	$3,900	$88,900
Donald C. Mueller	$85,972	—	$85,972
Jason H. Neimark	$85,972	—	$85,972
Charles E. Mitchell Rentschler	$108,000	$3,700	$111,700
Donald C. Roof	$166,500	$3,700	$170,200
Thomas V. Taylor, Jr.	$85,972	—	$85,872
Brian J. Urbanek	$86,722	—	$86,722
Douglas C. Werking	$49,018	—	$49,018

(1)
All fees are shown in this column regardless of payment method. The amounts are detailed below:

	Base Annual Fee	Audit Committee Chairman	Human Resource & Compensation Committee Chairman	Nominating/ Governance Committee Chairman	Meeting Attendance Fee	Special Committee Fee(a)	Total
Michael Alger(b)	$32,568	—	—	—	$2,250	—	$34,818
Mark D. Dalton	$85,000	—	—	—	$19,250	$45,000	$149,250
John D. Durrett, Jr.	$85,000	—	—	$7,500	$16,500	—	$109,000
Donald T. Johnson, Jr.	$85,000	—	$7,500	—	$17,750	$45,000	$155,250
William M. Lasky(c)	$85,000	—	—	—	—	—	$85,000
Donald C. Mueller	$76,972	—	—	—	$9,000	—	$85,972
Jason H. Neimark	$76,972	—	—	—	$9,000	—	$85,972
Charles E. Mitchell Rentschler	$85,000	—	—	—	$23,000	—	$108,000
Donald C. Roof	$85,000	$15,000	—	—	$21,500	$45,000	$166,500
Thomas V. Taylor, Jr.	$76,972	—	—	—	$9,000	—	$85,972
Brian J. Urbanek	$76,972	—	—	—	$9,750	—	$86,722
Douglas C. Werking(d)	$76,972	—	—	—	$6,000	—	$49,018

(a)
As members of the Special Committee appointed by the full board of directors, each was granted a cash award during 2009 as compensation for services.

(b)
Mr. Alger began serving as a director on August 13, 2009.

(c)
As reflected in the Summary Compensation Table, Mr. Lasky also received $912,204 in fees for his services as Interim President and CEO.

(d)
Mr. Werking resigned as of August 6, 2009.
(2)
These amounts represent the aggregate expense recognized for financial statement reporting purposes in 2009, disregarding forfeitures related to service-based vesting conditions, in accordance with the FASB's ASC Topic 718, Compensation—Stock Compensation, for stock options and RSUs granted to the directors. The total grant date fair value of awards to the directors made in 2009 was $22,400. The awards for which expense is shown in this table include the awards described below:

	Grant Date	Restricted Stock Units Granted		Stock Option Shares Granted	Exercise Price	Grant Date Fair Value of Stock and Option Awards(a)	Stock Option Shares Exercisable at 12/31/2009	Stock Option Shares Outstanding at 12/31/2009(b)
Mark D. Dalton	4/26/2005	—		25,000	$9.00	$40,164	8,334	8,334
	2/02/2009	10,000		—	—	$3,700	—	—
John D. Durrett, Jr.	2/02/2009	10,000	(c)	—	—	$3,700	—	—

	Grant Date	Restricted Stock Units Granted		Stock Option Shares Granted	Exercise Price	Grant Date Fair Value of Stock and Option Awards(a)	Stock Option Shares Exercisable at 12/31/2009	Stock Option Shares Outstanding at 12/31/2009(b)
Donald T. Johnson, Jr.	4/10/2006	—		25,000	$10.53	$58,725	25,000	25,000
	2/02/2009	10,000	(c)	—	—	$3,700	—	—
William M. Lasky	2/09/2009	10,000		—	—	$3,900	—	—
Charles E. Mitchell Rentschler	4/26/2005	—		25,000	$9.00	$40,164	25,000	25,000
	2/02/2009	10,000	(c)	—	—	$3,700	—	—
Donald C. Roof	4/26/2005	—		25,000	$9.00	$40,164	25,000	25,000
	2/02/2009	10,000		—	—	$3,700	—	—

(a)
In determining the estimated fair value of our share-based awards as of the grant date, we used the Black-Scholes option-pricing model. The assumptions underlying our model are described in the notes to our consolidated financial statements for the fiscal year ended December 31, 2009 (Note 10—Stock-Based Compensation Plans) contained herein.

(b)
Options were fully vested at grant, but became exercisable in one-third increments on each anniversary of the grant date. Once exercisable the option may be exercised at any time up until the tenth anniversary of the grant date.

(c)
Elected to defer the 10,000 RSUs pursuant to the Directors' Deferred Compensation Plan.

Narrative to Director Compensation Table

        Effective as of March 1, 2010, our director compensation structure was revised as follows:

  •
  each non-employee director will receive an annual cash retainer of $60,000;

  •
  each non-employee director will receive an annual grant of RSU valued at $60,000 and vesting on the first anniversary of the grant date, each of which we refer to as an "Annual RSU Grant";

  •
  the lead independent director will receive a $20,000 annual cash retainer in addition to the non-employee director fees outlined here; and

  •
  the chairpersons of board committees will receive the following annual retainers in addition to the non-employee director fees outlined here:

  •
  Audit Committee Chairperson—$15,000 annual retainer;

  •
  Nominating Committee Chairperson—$7,500 annual retainer; and

  •
  Compensation Committee Chairperson—$7,500 annual retainer.

        In making the Annual RSU Grant for 2010, the board of directors directed that each non-employee director be awarded a grant of 43,479 RSUs, which will vest on March 1, 2011. In addition, the board of directors also made a one-time grant of 36,232 RSUs to each non-employee director, of which one hundred percent will vest on March 1, 2014. Each of the Annual RSU Grants and the one-time grants referenced in this paragraph (i) are subject to a Form S-8 registration statement registering the underlying shares, (ii) were made outside of any incentive award plan and (iii) were awarded using the Form of Restricted Stock Unit Agreement filed as an exhibit hereto with the vesting schedule conformed to the vesting provisions noted above.

        Pursuant to the terms of his employment agreement, William M. Lasky, the Company's Chairman and Interim President and Chief Executive Officer, also receives normal director fees and equity grants, including the fees and equity grants outlined above.

        We reimburse directors for out-of-pocket expenses incurred in connection with their attendance at Board and Board Committee meetings.

 CERTAIN RELATIONSHIPS AND TRANSACTIONS AND DIRECTOR INDEPENDENCE

        We have adopted a related party transaction policy and procedures for the approval or ratification of any "related party transaction." "Related party transaction" is defined as any transaction, arrangement or relationship in which we (including any of our subsidiaries) were, are or will be a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom we refer to as a "related person," had, has or will have a direct or indirect interest as set forth in Item 404 of Regulation S-K under the Securities Act. The policy provides that management will present to the audit committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters, certain ordinary course transactions, transactions involving competitive bids or rates fixed by law, and transactions involving services as a bank depository, transfer agent or similar services). The audit committee will review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party and the extent of the related party's interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the audit committee's approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chairperson of the audit committee, subject to ratification of the transaction by the audit committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party. In certain situations, we may adopt alternative procedures for the approval of a related party transaction, if appropriate under the circumstances, including the appointment of an independent committee of the board of directors to evaluate and approve the transaction.

Plan of Reorganization

        Robert J. Kelly, a director of Accuride, is employed by Tinicum, which advises funds that were beneficial owners of greater than 5% of our prepetition common stock prior to the Effective Date. As backstop providers in the rights offering of the convertible notes, on the Effective Date, funds advised by Tinicum (1) were issued approximately 2.95 million shares of common stock, before giving effect to the reverse stock split, as payment of their backstop fees and (2) subscribed for $148,862 aggregate principal amount of convertible notes pursuant to their backstop commitments. Also pursuant to the Plan of Reorganization and on the Effective Date, funds advised by Tinicum were issued (1) approximately $7.1 million aggregate principal amount of convertible notes pursuant to their rights offering subscription and (2) 8,064,734 shares of common stock and 1,731,633 warrants, before giving effect to the reverse stock split, in exchange for their prepetition common stock and prepetition senior subordinated notes. In addition, funds advised by Tinicum were lenders to us of approximately $2.95 million under the DIP credit facility. On the Effective Date, all amounts outstanding under the DIP credit facility were paid.

        Michael J. Bevacqua, a director of Accuride, is a Managing Director of Sankaty Advisors, LLC. As backstop providers, on the Effective Date, the Sankaty Funds (1) were issued approximately 7.7 million shares of common stock as payment of their backstop fees, before giving effect to the reverse stock split, and (2) subscribed for $388,918 aggregate principal amount of convertible notes pursuant to their backstop commitments. Also pursuant to the Plan of Reorganization and on the Effective Date, funds advised by Sankaty were issued (1) approximately $6.7 million aggregate principal amount of convertible notes pursuant to their rights offering subscription and (2) 14,918,004 shares of common stock and 270,697 warrants, before giving effect to the reverse stock split, in exchange for their prepetition common stock and prepetition senior subordinated notes. In addition, funds advised by Sankaty were lenders to us of approximately $7.7 million under the DIP credit facility. On the Effective

Date, all amounts outstanding under the DIP credit facility were paid. Funds advised by Sankaty Advisors, LLC are also lenders of approximately $65.0 million under our postpetition senior credit facility, which we refinanced in July 2010. For the terms of the postpetition senior credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operation—Capital Resources and Liquidity—Bank Borrowing."

        Stephen S. Ledoux, a director of Accuride, is a Managing Director at Rothschild, Inc., which we refer to as "Rothschild." In connection with our reorganization, Rothschild provided financial advisory services to the Ad Hoc Committee of Noteholders formed in connection with our bankruptcy, which we refer to as the "Ad Hoc Noteholders Group." We paid Rothschild's fees for this service which totaled approximately $616,000 in 2009 and approximately $1.9 million in the first quarter of 2010.

Sun Capital Transaction

        On February 4, 2009, we completed (1) an amendment, which we refer to as the "Sun Amendment," to our prepetition senior credit facility and (2) a transaction, which we refer to as the "Sun Capital Transaction," with Sun Accuride Debt Investments, LLC, which, together with its affiliates, we refer to as Sun Capital, and which at the time held the Last-Out Loans. Under the terms of the Sun Amendment and the Sun Capital Transaction, Sun Capital agreed to make the Last-Out Loans last-out as to payment to the other loans outstanding under our prepetition senior credit facility.

        In connection with the modification of the Last-Out Loans and pursuant to a Last-Out Debt Agreement, dated February 4, 2009, that we entered into with Sun Capital, which we refer to as the "Last-Out Debt Agreement," we (1) issued a warrant, which we refer to as the "Sun Warrant," to Sun Capital, which was exercisable for 25% of our fully-diluted prepetition common stock, (2) entered into a Registration Agreement with Sun Capital providing for the registration of the prepetition common stock owned by Sun Capital (including the prepetition common stock issuable upon exercise of the Sun Warrant) and (3) entered into a Consulting Agreement with Sun Capital pursuant to which Sun Capital would provide customary strategic, business and operational support to us.

        As part of the Sun Capital Transaction, we also issued a preferred share, which we refer to as the "Preferred Share," to Sun Capital, which carried voting rights equal to the number of shares of our prepetition common stock issuable upon the exercise of the Sun Warrant in an amount that was not to exceed 25% of our outstanding prepetition common stock, required approval of the noteholder of the Preferred Share for certain corporate actions and granted the noteholder of the Preferred Share the right to nominate and elect five Series A Directors and to nominate an independent director for election/appointment to the board of directors. The Preferred Share had no rights to dividends or distributions and was redeemable by us for a nominal amount if Sun Capital no longer had beneficial ownership of at least 10% of our prepetition common stock. In connection with the Sun Capital Transaction, we also amended our Bylaws to require approval of two thirds of the board of directors for certain corporate actions and expanded the board of directors to twelve members.

        In connection with the Sun Capital Transaction, we appointed Brian J. Urbanek, Jason H. Neimark, Douglas C. Werking, Thomas V. Taylor and Donald C. Mueller as Series A Directors to fill five of the vacancies created as a result of the expansion of the board of directors. We entered into indemnification agreements with each of our directors as part of the Sun Capital Transaction, which contractually obligate us to provide indemnification and advancement of expenses to the fullest extent permitted by Delaware General Corporation Law. We also agreed that these indemnification obligations, and all other indemnification obligations assumed by us as part of the Sun Capital Transaction, would be first in priority to the indemnification obligations of certain affiliates of Sun Capital covering the indemnified parties.

        On the Effective Date, the Sun Warrant, the Preferred Share and the prepetition common stock held by Sun Capital and all related registration rights were cancelled, and the directors appointed by

Sun Capital resigned from the board of directors. In addition, (1) Sun Capital received 630,317 shares of common stock and 3,475,790 warrants, before giving effect to the reverse stock split, (2) the $70.1 million of Last-Out Loans held by Sun Capital were paid in full, and (3) we paid $1.65 million of fees and expenses incurred by Sun Capital under the prepetition senior credit facility. Additionally, all first-out loans held by Sun Capital under the prepetition senior credit facility were converted into loans under the postpetition senior credit facility, which is described above in "Management's Discussion and Analysis of Financial Condition and Results of Operation—Capital Resources and Liquidity—Bank Borrowing," and Sun Capital agreed to sell the loans as soon as practicable, provided that it was able to sell the loans at an acceptable price. In connection with any such proposed sale, the Ad Hoc Noteholders Group were given a right of first refusal allowing them to purchase the loans if the proposed sale by Sun Capital was for an amount less than 98% of the par amount of such loans. In addition, to the extent the sale price of the loans would be less than 98% of their par value, we agreed to pay the difference between 98% of par value and the sale price, up to a maximum payment equal to 7% of the par value. On March 22, 2010, Sun Capital sold all of its loans under the postpetition senior credit facility. In connection with this sale, we were not obligated to make any payments to Sun Capital because the sale price exceeded 98% of par value.

Director Independence

        Our common currently trades on the NYSE under the symbol "ACW." Our current board of directors has determined that Messrs. Busse, Duster, Kelly, Ledoux and Risner, are "independent" as that term is defined in the NYSE rules. In making that determination, the board of directors considered the objective standards set forth in the NYSE rules, and also reviewed relationships between each director and the Company in detail to determine whether, despite satisfying the objective standards for independence, any such director has relationships with the Company that, individually or in the aggregate, would prevent the board of directors from finding that such director is independent or would be reasonably expected to interfere with such person's exercise of independent judgment. The board of directors considered directors' relationships with the Company from the standpoint of both the nominee and the persons and organizations with which the nominee has an affiliation. The members of the board of director's standing committees are all NYSE "independent" with the exception of Michael Bevacqua, who serves on our Compensation and Human Resources Committee. With respect to Mr. Bevacqua's membership on our Compensation and Human Resources Committee, we intend to rely on the NYSE phase in rules, which permit a non-NYSE "independent" director on this committee for up to one year after our listing date on the NYSE.

        Additionally, the members of our board of directors prior to the Effective Date of our Plan of Reorganization had determined that Mark D. Dalton, John D. Durrett, Jr., Donald T. Johnson, Jr., Charles E. Mitchell Rentschler and Donald C. Roof were "independent" as that term is defined in the NYSE rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

        The following table sets forth, based on information we have, the beneficial ownership of our common stock by:

  •
  all persons known to us to be the beneficial owners of more than 5% of our common stock;

  •
  each of the Named Executive Officers, other than Mr. Armstrong, who is no longer employed by us;

  •
  each current director; and

  •
  all directors and executive officers as a group.

As of December 21, 2010, after giving effect to the reverse stock split and the conversion offer, there were:

  •
  46,235,659 shares of common stock issued and outstanding;

  •
  2,205,882 shares of common stock issuable at any time upon exercise of the warrants at an exercise price of $21.50 per share of common stock (subject to adjustment); and

  •
  Approximately 587,243 shares of common stock issuable at any time upon conversion of the $4,173,035 aggregate principal amount of convertible notes currently outstanding, at a conversion rate of 140.7234 (subject to adjustment) per $1,000 aggregate principal amount.

        Unless otherwise indicated, each of the holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on 46,235,659 shares of common stock outstanding on December 21, 2010. In certain reports filed with the SEC that we have used to generate the following table, reporting persons and groups have reported ownership of our common stock (i) on a pre-reverse stock split basis and/or (ii) in the form of convertible notes, which we believe were all converted upon settlement of the conversion offer. Holdings of convertible notes may also have been reported prior to the August 26, 2010 payment of PIK interest on the convertible notes. Accordingly, certain reported numbers have been adjusted to give effect to the August 26, 2010 payment of PIK interest and the completions of the reverse stock split and the conversion offer, so as to provide updated approximations of beneficial ownership information that is consistent with the number of shares of our common stock currently outstanding. In addition, if applicable, shares of common stock underlying our warrants, which are currently convertible within 60 days, are deemed outstanding for computing the percentage of the person or group holding such instruments, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is c/o Accuride Corporation, 7140 Office Circle, Evansville, IN 47715.

	Shares of Common Stock Beneficially Owned(1)	Approximate % of Common Stock Beneficially Owned
5% Holders:
Entities advised by Sankaty Advisors, LLC(3) 111 Huntington Avenue Boston, MA 02199	4,030,650	8.7	(4)
Entities affiliated with Tinicum Capital Partners II, L.P.(5) c/o Tinicum Capital Partners II, L.P. 800 Third Avenue, 40th Floor New York, NY 10022	2,777,893	6.0	(6)
Entities affiliated with York Capital Management Global Advisors, LLC(7) c/o York Capital Management 767 Fifth Avenue, 17th Floor New York, NY 10153	3,945,706	8.5	(8)

	Shares of Common Stock Beneficially Owned(1)	Approximate % of Common Stock Beneficially Owned
Entities affiliated with Cetus Capital, LLC(9) 8 Sounds Shore Drive, Greenwich, CT 06830	2,743,066	5.9	(10)
Individuals affiliated with Whippoorwill Associate, Inc.(11) 11 Martine Avenue, White Plains, New York 10606	3,747,350	8.1	(12)
Individuals affiliated with Third Point LLC(13) 390 Park Avenue New York, New York 10022	3,692,198	8.0	(14)
Directors & Named Executive Officers:
Michael Bevacqua	—	—
Keith E. Busse	—	—
Benjamin C. Duster	—	—
Robert J. Kelly	—	—
William M. Lasky(15)	116,402	*	(16)
Stephen S. Ledoux	—	—
John W. Risner	—	—
Edward J. Gulda(17)	2,670	*	(18)
James J. Maniatis(19)	2,001	*	(20)
Richard F. Schomer(21)	2,517	*	(22)
James H. Woodward	30,756	*
All current directors and executive officers as a group (14 persons)(23)	159,605	0.4	(24)

(1)
The beneficial ownership numbers in this column assume that convertible notes reported on filings made prior to the completion of the conversion offer by the above-listed holders were converted into shares of common stock in the conversion offer at a conversion rate of 238.2119 shares per $1,000 principal amount of convertible notes, subject to certain adjustments for fractional shares. In addition, we have, if appropriate, adjusted the beneficial ownership of certain holders to reflect (i) the completion of the reverse stock split and (ii) the August 26, 2010 payment of PIK interest on the convertible notes.

(2)
The beneficial ownership percentages in this column have been calculated in accordance with Rule 13d-3(c) of the Exchange. Under Rule 13d-3(c), shares of common stock that are not outstanding, but that are issuable upon exercise of out-of-the-money warrants, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares of common stock owned by each person in the table, and are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock beneficially owned by any other person in the table.

(3)
Based on information as set forth in the Company's Registration Statement on Form S-1, which was declared effective on August 12, 2010, which we refer to as the "Form S-1." Jonathan Lavine is the managing member of Sankaty Credit Member, LLC, which we refer to as "SCM," which is (a) the managing member of Prospect Harbor Investors, LLC, which is the sole general partner of Prospect Harbor Credit Partners, L.P., which is the sole member of Prospect Funding I, LLC, which we refer to as "PFI", (b) the managing member of Sankaty Credit Opportunities Investors, LLC, which we refer to as "SCOI," which is the sole general partner of Sankaty Credit Opportunities, LLC, which we refer to as "SCO", (c) the managing member of Sankaty Credit Opportunities Investors II, LLC, which we refer to as "SCOI II", (d) the managing member of Sankaty Credit Opportunities Investors III, LLC, which we refer to as "SCOI III," which is the sole general partner of Sankaty Credit Opportunities III, LLC, which we refer to as SCO III"; and (e) the managing member of Sankaty Credit Opportunities Investors IV, LLC, which we refer to as "SCOI IV," which is the sole general partner of Sankaty Credit Opportunities IV, LLC, which we refer to as "SCO IV." Mr. Lavine is the sole director of Sankaty Credit Member (Offshore), Ltd., which we refer to as "SCMO," which is the sole general partner of Sankaty Credit Opportunities Investors (Offshore) IV, L.P., which we refer to as "SCOIO IV," which is the sole general partner of Sankaty Credit Opportunities (Offshore Master) IV, L.P., which we refer to as "SCOM IV." By virtue of these relationships, Mr. Lavine may be deemed to share voting and dispositive power with respect to the shares of common stock held by PFI, SCO, SCOM IV, SCO II, SCO III and SCO IV. Mr. Lavine and each of the entities noted above disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The number of shares of common stock above includes: 207,804 shares of common stock held by PFI; 15 shares of common stock and 257 shares of common stock issuable upon the exercise of warrants held by SCO; 18,490 shares of common stock and 7,053 shares of common stock issuable upon the exercise of warrants held by SCO II; 459,266 shares of common stock and 2,108 shares of common stock issuable upon the exercise of warrants held by SCOM IV; 324,777 shares of common stock and 16,021 shares of common stock issuable upon the exercise of warrants held by SCO III; and 356,446 shares of common stock and 1,629 shares of common stock issuable upon the exercise of warrants held by SCO IV.

(4)
In accordance with Rule 13d-3(c) of the Exchange Act, the beneficial ownership percentage of entities advised by Sankaty Advisors, LLC in this column has been calculated based on 46,262,727 shares of common stock outstanding as of December 21, 2010, which assumes conversion of the out-of-the-money warrants held by such entities into 27,068 shares of common stock, only for purposes of calculating such entities' beneficial ownership.

(5)
As set forth in the Form S-1 and the Schedule 13D/A jointly filed with the SEC on December 3, 2010 by Tinicum Lantern II, LLC, which we refer to as "Tinicum Lantern," Tinicum Capital Partners II Parallel Fund, L.P., which we refer to as "Parallel Fund," and Tinicum Capital Partners II Executive Fund L.L.C., which we refer to as "Executive Fund." Tinicum Lantern is the general partner of each of TCP II and Parallel Fund and the managing member of Executive Fund. Eric M. Ruttenberg and Terence M. O'Toole, as co-managing members of Tinicum Lantern II, LLC, have shared voting or dispositive power over the common stock held by each Tinicum Fund. The number of shares of common stock above includes: 2,372 shares of common stock held by Executive Fund; 4,152 shares of common stock and 896 shares of common stock issuable upon the exercise of warrants held by Parallel Fund; and 799,949 shares of common stock and 172,267 shares of common stock issuable upon the exercise of warrants held by TCP II.

(6)
In accordance with Rule 13d-3(c) of the Exchange Act, the beneficial ownership percentage of entities affiliated with TCP II as set forth in this column has been calculated based on 46,408,822 shares of common stock outstanding as of December 21, 2010, which assumes conversion of the out-of-the-money warrants held by such entities into 173,163 shares of common stock, only for purposes of calculating such entities' beneficial ownership.

(7)
Based on information as set forth in the Form S-1. YGA has sole voting or dispositive power over the common stock held by York Credit Opportunities Fund, L.P., which we refer to as "York Credit Opportunities," and York Credit Opportunities Master Fund, L.P., which we refer to as "York Credit Opportunities Master." James G. Dinan is the chairman and one of the two senior managers of YGA. Daniel A Schwartz is also a senior manager of YGA.

(8)
In accordance with Rule 13d-3(c) of the Exchange Act and the York Agreement, the beneficial ownership percentage of entities affiliated with YGA as set forth in this column has been calculated based on 46,235,659 shares of common stock outstanding as of December 21, 2010.

(9)
Based on the Schedule 13G/A jointly filed on December 1, 2010 by Cetus Capital, LLC and Littlejohn Associates III, L.L.C., both Delaware limited liability companies, and Littlejohn Fund III, L.P., a Delaware limited partnership.

(10)
In accordance with Rule 13d-3(c) of the Exchange Act, the beneficial ownership percentage of entities affiliated with Cetus Capital, LLC as set forth in this column has been calculated based on 46,236,502 shares of common stock of outstanding as of December 21, 2010, which assumes conversion of the out-of-the-money warrants held by such entities into 843 shares of common stock, only for purposes of calculating such entities' beneficial ownership.

(11)
Based on the Schedule 13G/A jointly filed jointly filed on December 2, 2010 by Whippoorwill Associates, Inc., a Delaware corporation, which we refer to as "Whippoorwill," Shelley F. Greenhaus, as President and Principal of Whippoorwill and Steven K. Gendal, as Principal of Whippoorwill. The common stock owned by Whippoorwill is held for the account of various funds and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager. As of November 29, 2010, Messrs. Greenhaus and Gendal may each be deemed the beneficial owner of 3,747,350 Common Shares deemed to be beneficially owned by Whippoorwill. Mr. Greenhaus is the President and a Principal of Whippoorwill. Mr. Gendal is a Principal of Whippoorwill.

(12)
In accordance with Rule 13d-3(c) of the Exchange Act, the beneficial ownership percentage of entities affiliated with Whippoorwill as set forth in this column has been calculated based on 46,235,659 shares of common stock of outstanding as of December 21, 2010.

(13)
Based on to the Schedule 13G/A jointly filed on December 16, 2010 with the SEC by Third Point LLC, a Delaware limited liability company, which we refer to as "Third Point," Mr. Daniel S. Loeb, Third Point Offshore Master Fund, L.P., a Cayman Islands exempted limited partnership, which we refer to as the "Offshore Master Fund" and Third Point Advisors II L.L.C., which we refer to as "Advisors II." Third Point serves as investment manager or adviser to a variety of hedge funds and managed accounts, with respect to shares of common stock directly owned by the funds. Mr. Loeb is the Chief Executive Officer of Third Point and controls its business activities, with respect to shares of common stock indirectly beneficially owned by Mr. Loeb by virtue of such position. The Schedule 13G/A also reports that Offshore Master Fund and Advisors II beneficially own 1,950,376 shares of common stock, which is equal to 4.2% of our outstanding common stock. The Offshore Master Fund invests and trades in securities, with respect to shares of common stock directly held by it. Advisors II serves as the general partner of the Offshore Master Fund.

(14)
In accordance with Rule 13d-3(c) of the Exchange Act, the beneficial ownership percentage of entities affiliated with Third Point as set forth in this column has been calculated based on 46,235,659 shares of common stock of outstanding as of December 21, 2010.

(15)
Mr. Lasky's beneficial ownership includes (i) 99,945 shares of common stock and (ii) out-of-the-money warrants to purchase 16,457 shares of common stock.

(16)
In accordance with Rule 13d-3(c) of the Exchange Act, Mr. Lasky's beneficial ownership percentage in this column has been calculated based on 46,252,116 shares of common stock outstanding as of December 21, 2010, which assumes conversion of the out-of-the-money warrants to purchase 16,457 shares of common stock held by Mr. Lasky, only for purposes of calculating Mr. Lasky's beneficial ownership.

(17)
Mr. Gulda's beneficial ownership includes (i) 183 shares of common stock and (ii) out-of-the-money warrants to purchase 2,487 shares of common stock.

(18)
In accordance with Rule 13d-3(c) of the Exchange Act, Mr. Gulda's beneficial ownership percentage in this column has been calculated based on 46,238,146 shares of common stock outstanding as of December 21, 2010, which assumes conversion of the out-of-the-money warrants to purchase 2,487 shares of common stock held by Mr. Gulda, only for purposes of calculating Mr. Gulda's beneficial ownership.

(19)
Mr. Maniatis's beneficial ownership includes (i) 137 shares of common stock and (ii) out-of-the-money warrants to purchase 1,864 shares of common stock.

(20)
In accordance with Rule 13d-3(c) of the Exchange Act, Mr. Maniatis's beneficial ownership percentage in this column has been calculated based on 46,237,523 shares of common stock outstanding as of December 21, 2010, which assumes conversion of the out-of-the-money warrants to purchase 1,864 shares of common stock held by Mr. Maniatis, only for purposes of calculating Mr. Maniatis's beneficial ownership.

(21)
Mr. Schomer's beneficial ownership includes (i) 172 shares of common stock and (ii) out-of-the-money warrants to purchase 2,345 shares of common stock.

(22)
In accordance with Rule 13d-3(c) of the Exchange Act, Mr. Schomer's beneficial ownership percentage in this column has been calculated based on 46,238,004 shares of common stock outstanding as of December 21, 2010, which assumes conversion of the out-of-the-money warrants to purchase 23,453 shares of common stock held by Mr. Schomer, only for purposes of calculating Mr. Schomer's beneficial ownership.

(23)
The beneficial ownership of the directors and executive officers as a group includes (i) 131,552 shares of common stock and (ii) out-of-the-money warrants to purchase 28,053 shares of common stock. The total number of shares listed does not double count the shares that may be beneficially attributable to more than one person.

(24)
In accordance with Rule 13d-3(c) of the Exchange Act, the beneficial ownership percentage of the directors and executive officers as a group as set forth in this column has been calculated based on 46,263,712 shares of common stock outstanding as of December 21, 2010, which assumes conversion of out-of-the-money warrants to purchase 28,053 shares of common stock held by directors and executive officers as a group, only for purposes of calculating the group's beneficial ownership.

DESCRIPTION OF OTHER INDEBTEDNESS

ABL Facility

        On July 29, 2010, we entered into our ABL Facility. The ABL Facility is a senior secured asset based revolving credit facility in an aggregate principal amount of up to $75.0 million, with the right, subject to certain conditions, to increase the availability under the facility by up to $25.0 million in the aggregate (for total aggregate availability of $100.0 million). The ABL Facility provides for loans and letters of credit in an amount up to the aggregate availability under the facility, subject to meeting certain borrowing base conditions, with sub-limits of up to $10.0 million for swingline loans and $25.0 million for letters of credit. As of September 30, 2010, we had no amounts drawn under our ABL Facility.

        Interest.    At our option, loans under the ABL Facility bear interest at an annual rate equal to (i) LIBOR plus 3.50% or (ii) Base Rate plus 2.50%, subject to stepdowns based on our leverage ratio. We must also pay a commitment fee equal to 0.50% per annum to the lenders under the ABL Facility if utilization under the facility exceeds 50.0% of the total commitments under the facility and a commitment fee equal to 0.75% per annum if utilization under the facility is less than or equal to 50.0% of the total commitments under the facility. Customary letter of credit fees are also payable, as necessary.

        Maturity.    The ABL Facility matures on July 29, 2014.

        Security.    The obligations under the ABL Facility are secured by (i) first-priority liens on substantially all of our accounts receivable and inventories, subject to certain exceptions and permitted liens (the "ABL Priority Collateral") and (ii) second-priority liens on substantially all of our owned real property and tangible and intangible assets other than the ABL Priority Collateral, including all of the outstanding capital stock of the our subsidiaries that are co-borrowers under the ABL Facility, subject to certain exceptions and permitted liens (the "Notes Priority Collateral").

        Covenants.    The ABL Facility contains covenants that, among other things, restrict our ability to:

  •
  modify and/or incur additional debt, pay dividends and make distributions;

  •
  make certain investments and acquisitions, repurchase equity interests and prepay certain indebtedness;

  •
  create liens;

  •
  enter into agreements with affiliates;

  •
  modify the nature of their business;

  •
  transfer and sell material assets and merge or consolidate; and

  •
  require monthly (or under certain circumstances, weekly) delivery of borrowing base certificates.

        The ABL Facility also contains a financial covenant which requires us to maintain a fixed charge coverage ratio during any compliance period, which is anytime when the excess availability is less than or equal to the greater of $10,000,000 or 15% of the total commitment under the ABL Facility. Due to the amount of our excess availability (as calculated under the ABL Facility), we are not currently in a compliance period and we do not have to maintain a fixed charge coverage ratio, which is subject to change.

        Events of Default.    The ABL Facility provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding obligations under the ABL Facility will become due and payable immediately without further action or notice. If any other event of default under the ABL Facility occurs, the administrative agent shall, at the request of, or may, with the consent of, the lenders holding a majority of obligations outstanding under the ABL Facility, among other things, declare all outstanding amounts under the ABL Facility due and payable.

Convertible Notes

        On February 26, 2010, we issued $140.0 million of our convertible notes. Under the terms of the indenture governing the convertible notes, dated February 26, 2010, between us, certain of our subsidiaries, as guarantors, and Wilmington Trust FSB, as trustee, as amended by the first supplemental indenture, dated November 29, 2010, the convertible notes bear interest at a rate of 7.5% per annum and will mature on February 26, 2020. The first six interest payments will be PIK interest. Thereafter, beginning on August 26, 2013, interest on the convertible notes will be paid in cash.

        On August 26, 2010, we made a PIK interest payment with respect to the convertible notes by increasing the principal amount of the notes by $5,250,001. Pursuant to the terms of the indenture, on August 26, 2010, the conversion rate of the convertible notes was adjusted to 1,407.2343 shares of pre-reverse split common stock per $1,000 principal amount of notes from an initial conversion rate of 1,333.3333 shares of pre-reverse split common stock per $1,000 principal amount of convertible. The conversion rate is subject to customary adjustments and will also be adjusted to account for PIK interest. The convertible notes are currently convertible into our common stock at any time beginning on February 26, 2010 until the second business day preceding maturity, at the current conversion rate of 140.7234 shares of common stock per $1,000 principal amount of convertible notes (equivalent to a conversion price of $0.71 per share of common stock).

        On November 29, 2010, we completed a conversion offer for all of our convertible notes. Convertible notes accepted for conversion in the conversion offer were converted at a conversion rate of 238.2119 shares of common stock per $1,000 principal amount of convertible notes, rounded down to the nearest whole number of shares, plus cash paid in lieu of fractional shares. Upon settlement of the conversion offer, an aggregate of 33,606,177 shares of common stock were issued to the surrendering noteholders and $141,076,966 principal amount of the convertible notes were cancelled, constituting approximately 97.1% of the outstanding principal amount of the convertible notes. As of November 29, 2010, $4,173,035 aggregate principal amount of convertible notes remains outstanding.

        Based on the current conversion rate of 140.7234 shares of common stock per $1,000 principal amount of convertible notes, the $4,173,035 aggregate principal amount of convertible notes outstanding is convertible into approximately 587,243 shares of common stock. After taking into account the issuance of all six payments of PIK interest and the adjustments to the conversion rate resulting from such issuances (but no other issuances, adjustments or events that may occur), the convertible notes would be convertible into approximately 1,014,353 shares of common stock.

        The convertible notes are redeemable by us at any time, subject to applicable law, at a price equal to 100% of the principal amount of the convertible notes to be redeemed, plus any accrued and unpaid interest up to the redemption date.

DESCRIPTION OF EXCHANGE NOTES

General

        Certain terms used in this description are defined under the subheading "Certain Definitions." In this description, (i) the terms "Company," "we ," "our" and "us" each refer to Accuride Corporation ("Accuride") and its consolidated Subsidiaries, (ii) the term "Issuer" refers only to Accuride Corporation and not any of its Subsidiaries, (iii) the term "outstanding notes" means the notes issued on July 29, 2010, (iv) the term "exchange notes" means the notes offered hereby and (v) the term "Notes" means the exchange notes and the outstanding notes (and any other notes issued pursuant to the Indenture (as defined below)), in each case outstanding at any given time and issued under the Indenture (as defined below).

        Accuride issued the outstanding notes to the initial purchasers on July 29, 2010. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in reliance on Regulation S under the Securities Act. Accuride Corporation issued the outstanding notes and will issue the exchange notes under the indenture dated as of July 29, 2010 (the "Indenture") among the Issuer, the Guarantors, Wilmington Trust FSB, as trustee (the "Trustee") and Deutsche Bank Trust Company Americas, as registrar, paying agent and transfer agent. The terms of the exchange notes are identical in all material respects to the outstanding notes except that, upon completion of the exchange offer, the exchange notes will be:

  •
  registered under the Securities Act;

  •
  will not be subject to restrictions on transfer under the Securities Act; and

  •
  free of any covenants regarding exchange registration rights.

        The Indenture contains provisions that define your rights under the notes. In addition, the Indenture governs the obligations of the Issuers and of each Guarantor under the notes. The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is only a summary of the material provisions of the exchange notes, the Indenture, the Security Documents and the Intercreditor Agreement and does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the exchange notes. You may request copies of the Indenture at our address set forth under the heading "Where You Can Find Additional Information."

Brief Description of the Notes and the Guarantees

        The notes are:

  •
  general senior obligations of the Issuer;

  •
  pari passu in right of payment with any existing and future Senior Indebtedness of the Issuer, including the ABL Facility;

  •
  secured on a first-priority lien basis by the Notes Priority Collateral and on a second-priority lien basis by the ABL Priority Collateral, in each case subject to certain liens permitted under the Indenture;

  •
  senior in right of payment to any existing or future Subordinated Indebtedness of the Issuer;

  •
  effectively senior to the ABL Facility Debt to the extent of the value of the Notes Priority Collateral;

  •
  effectively senior to all of the Issuer's existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Liens on the Collateral);

  •
  structurally subordinated to all liabilities and preferred stock of Subsidiaries of the Issuer that are not Guarantors, including any obligations under the ABL Facility of Subsidiaries of the Issuer that are not Guarantors;

  •
  effectively subordinated to the Issuer's obligations under the ABL Facility Debt to the extent of the value of the ABL Priority Collateral; and

  •
  guaranteed on a senior secured basis (with the Lien priorities described below) by each Guarantor.

The Guarantees

        The Notes are guaranteed by all Subsidiaries of the Issuer (other than Unrestricted Subsidiaries and Foreign Subsidiaries).

        Each Guarantee is:

  •
  a senior obligation of the applicable Guarantor;

  •
  pari passu in right of payment with any existing and future Senior Indebtedness of such Guarantor, including such Guarantor's guarantee of the ABL Facility;

  •
  secured on a first-priority basis by the Notes Priority Collateral owned by such Guarantor and on a second-priority basis by the ABL Priority Collateral owned by such Guarantor, in each case subject to certain liens permitted under the Indenture and under the ABL Facility;

  •
  senior in right of payment to any existing or future Subordinated Indebtedness of such Guarantor;

  •
  effectively senior to the guarantee of the ABL Facility Debt by such Guarantor to the extent of the value of the Notes Priority Collateral owned by such Guarantor;

  •
  effectively senior to all of the Guarantors' existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Liens on the Collateral);

  •
  structurally subordinated to all liabilities and preferred stock of any Subsidiaries of such Guarantor that are not Guarantors, including any obligations under the ABL Facility of Subsidiaries of such Guarantor that are not Guarantors; and

  •
  effectively subordinated to the guarantee of the ABL Facility Debt by such Guarantor to the extent of the value of the ABL Priority Collateral owned by such Guarantor.

        As of the date hereof, all of the Issuer's Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted Payments," the Issuer will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." The Issuer's Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Issuer's Unrestricted Subsidiaries will not guarantee the Notes and neither will any Foreign Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer.

        The obligations of each Guarantor under its Guarantees will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

        Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Related to the Exchange Notes and Other Indebtedness—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees. If that occurs, you may not receive any payments on the notes."

        The Guarantee by each Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged under certain specified circumstances, including upon:

          (1)   (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

            (b)   the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

            (c)   the Issuer exercising its legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" or the Issuer's obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

          (2)   such Guarantor delivering to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Paying Agent and Registrar for the Notes

        The Issuer maintains one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The paying agent for the Notes is set forth in the Indenture.

        The Issuer also maintains a registrar with offices in the Borough of Manhattan, City of New York. The registrar is the paying agent. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitate transfer of Notes on behalf of the Issuer.

        The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders are required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

        After completion of the exchange offer, $310,000,000 of Notes will be outstanding. The notes will mature on August 1, 2018. Subject to compliance with the covenants described below under the captions "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Liens" the Issuer may issue additional Notes from time to time after this offering under the Indenture ("Additional Notes"). The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "Notes" for all purposes of the Indenture and this "Description of Exchange Notes" include the exchange notes, the outstanding notes and any Additional Notes that are actually issued.

        Interest on the Notes accrues at the rate of 9.5% per annum and is payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2011 to the Holders of Notes of record on the immediately preceding January 15 and July 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes are to be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

        Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York is the office of the paying agent maintained for such purpose.

Security for the Notes

        The Notes and the Guarantees have the benefit of the Collateral, which consists of (i) the Notes Priority Collateral as to which the Holders of the Notes and holders of any future Other Pari Passu Lien Obligations have a first-priority security interest, the ABL Facility Lenders and other holders of ABL Facility Debt have a second-priority security interest (in each case subject to Permitted Liens) and (ii) the ABL Priority Collateral as to which the ABL Facility Lenders and certain other holders of ABL Facility Debt have a first-priority security interest, the Holders of the Notes have a second-priority security interest, and holders of any future Other Pari Passu Lien Obligations may have a second-priority security interest (in each case subject to Permitted Liens).

        The Issuer and the Guarantors are able to incur additional Indebtedness in the future which could share in all or part of the Collateral, including additional ABL Facility Debt which has a first-priority security interest with respect to the ABL Priority Collateral. The amount of all such additional Indebtedness is limited by the covenants disclosed under "—Certain Covenants—Liens" and "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." Under certain circumstances the amount of such additional secured Indebtedness could be significant.

  Notes Priority Collateral

        The Notes Priority Collateral has been pledged as collateral to the Notes Priority Collateral Agent for the benefit of the Trustee, the Notes Priority Collateral Agent and the Holders of the Notes. The

Notes and Guarantees are secured by first-priority security interests in the Notes Priority Collateral, subject to certain Permitted Liens. The Notes Priority Collateral generally consists of the following assets of the Issuer and the Guarantors:

  •
  all of the Equity Interests held by the Issuer or any Guarantor (which, in the case of any equity interest in any Foreign Subsidiary, is limited to 100% of the non-voting stock (if any) and 66% of the voting stock of such Foreign Subsidiary) except, in each case, to the extent that the pledge of these Equity Interests would result in any Subsidiary of the Issuer being required to file separate financial statements with the SEC;

  •
  real properties located in the United States and owned by the Issuer or the Guarantors with a cost or book value (whichever is greater) in excess of $2.0 million;

  •
  equipment;

  •
  patents, trademarks and copyrights;

  •
  general intangibles, instruments, books and records and supporting obligations related to the foregoing and proceeds of the foregoing (other than ABL Priority Collateral); and

  •
  substantially all of the other tangible and intangible assets of the Issuer and the Guarantors, other than (i) the ABL Priority Collateral and (ii) Excluded Assets.

        Subject to Permitted Liens, only the Notes and Guarantees have the benefit of the first-priority security interest in the Notes Priority Collateral. Subject to Permitted Liens, no other Indebtedness incurred by the Issuer may share in the first-priority security interest in the Notes Priority Collateral other than any Additional Notes and certain future Indebtedness constituting Other Pari Passu Lien Obligations.

        In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary's Equity Interests secure the Notes, then the Equity Interests of such Subsidiary shall automatically be deemed not to be part of the Notes Priority Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in favor of the Notes Priority Collateral Agent on the shares of Equity Interests that are so deemed to no longer constitute part of the Notes Priority Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Equity Interests to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Equity Interests of such Subsidiary shall automatically be deemed to be a part of the Notes Priority Collateral but only to the extent necessary to not be subject to any such financial statement requirement.

  ABL Priority Collateral

        The Notes and Guarantees are secured by a second-priority Lien on and security interest in the ABL Priority Collateral, subject to Permitted Liens. The "ABL Priority Collateral" generally consists of all of the following assets of the Issuer and the Guarantors:

  •
  all accounts;

  •
  all inventory and documents for any inventory;

  •
  all investment property, but specifically excluding any securities representing any capital stock of Issuer or any of its Subsidiaries or instruments which arise from the sale, license, assignment or other disposition of Notes Priority Collateral;

  •
  all commodity accounts, deposit accounts and securities accounts (and all assets and amounts contained therein but excluding identifiable proceeds of the Notes Priority Collateral);

  •
  all contracts, contract rights and other general intangibles (including any and all contracts, contract rights and other general intangibles providing for or relating to the sale or other disposition of inventory), instruments, chattel paper, books and records and supporting obligations related to the foregoing and proceeds of the foregoing, in each case held by the Issuer and the Guarantors;

  •
  letter of credit rights arising out of, or related to, or derivative of any of the property or interests in property described in this definition;

  •
  letters of credit transferred to the ABL Facility Security Agent or any lender under the ABL Facility, or with respect to which the proceeds thereof have been assigned to the ABL Facility Security Agent or any lender under the ABL Facility, or on which the ABL Facility Security Agent or any lender under the ABL Facility is named as beneficiary, in each case arising out of, related to, or derivative of the property or interests described in this definition;

  •
  commercial tort claims, in each case, to the extent arising out of, or related to, or derivative of the property or interests in property described in this definition;

  •
  to the extent not otherwise described in this definition, all Receivables; and

  •
  all proceeds of any of the foregoing.

        For purposes of clarification, any of the items set forth above that are or become branded, or otherwise produced through the use or other application of, any trademarks, patents or other intellectual property shall fully constitute ABL Priority Collateral, and no proceeds arising from any disposition of any such ABL Priority Collateral shall be, or be deemed to be, attributable to Notes Priority Collateral. For purposes of further clarification, the ABL Facility Debt may constitute obligations of Subsidiaries of the Issuer that are not Guarantors, such as Foreign Subsidiaries, in which case the ABL Facility Debt may also be secured by assets of such Subsidiaries that are described in the items set forth above. Any such assets shall not constitute ABL Priority Collateral or Notes Priority Collateral but may secure a portion of the ABL Facility Debt.

        Except as provided in the Intercreditor Agreement, holders of Liens on the ABL Priority Collateral that are junior relative to the holders of ABL Facility Debt, including Holders, will not be able to take any enforcement action with respect to the ABL Priority Collateral so long as any ABL Facility Debt is outstanding.

Tracing of Proceeds of ABL Priority Collateral and Notes Priority Collateral

        Notwithstanding the fact that the ABL Priority Collateral and the Notes Priority Collateral each includes "proceeds" of specific assets included in each category of Collateral, the Intercreditor Agreement provides that, during any period prior to either (x) the commencement of an enforcement action against Collateral by the ABL Facility Security Agent or the Notes Priority Collateral Agent or (y) an insolvency or liquidation proceeding against the Issuer or any Guarantor, notwithstanding that an asset may constitute "proceeds" of ABL Priority Collateral or Notes Priority Collateral, such status as "proceeds" shall be disregarded in determining whether such asset is ABL Priority Collateral or Notes Priority Collateral; provided, however, that with respect to Net Proceeds of Asset Sales of Notes Priority Collateral, such proceeds shall continue to constitute Notes Priority Collateral until such proceeds are applied as provided in "—Certain Covenants—Limitation on Sales of Assets".

After-Acquired Property

        Promptly, but in no event later than 90 days, following the acquisition by the Issuer or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under "—Security for the Notes—Notes Priority Collateral" and "—Security for the Notes—ABL Priority Collateral"), the Issuer or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Priority Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Priority Collateral or the ABL Priority Collateral, as applicable, and thereupon all provisions of the Indenture relating to the Notes Priority Collateral or the ABL Priority Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Information Regarding Collateral

        The Issuer will furnish to the Trustee and the Notes Priority Collateral Agent, with respect to the Issuer or any Guarantor, prompt written notice of any change in such Person's (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) organizational identification number. The Issuer and the Guarantors have agreed not to effect or permit any change referred to in the preceding sentence unless all filings have been made by the Issuer and the Guarantors under the Uniform Commercial Code or otherwise that are required in order for the Notes Priority Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. In no event shall the Trustee, the paying agent, or the Notes Priority Collateral Agent have any responsibility to (i) make such filings or any filings relating to the continuation, amendments or termination thereof or (ii) ensure that any such filings have been made. The Issuer also agrees promptly to notify the Trustee and the Notes Priority Collateral Agent if any portion of the Collateral suffers any damage, destruction or condemnation which would have a material adverse effect on the Collateral as a whole.

        Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the Trustee and the Notes Priority Collateral Agent a certificate of a financial officer updating the information set forth in the schedules to the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

Sufficiency of Collateral

        The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited, to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Further Assurances

        The Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Priority Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Issuer will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Notes Priority Collateral Agent.

Security Documents and Certain Related Intercreditor Provisions

        The Issuer, the Guarantors and the Notes Priority Collateral Agent entered into one or more Security Documents creating and establishing the terms of the security interests and Liens that secure the Notes and the Guarantees. These security interests and Liens secure the payment and performance when due of all of the Obligations of the Issuer and the Guarantors under the Notes, the Indenture, the Guarantees, the Intercreditor Agreement and the Security Documents, as provided in the Security Documents. If the Issuer and the Guarantors are not able to complete all filings and other similar actions required in connection with the perfection of such security interests on or prior to the Issue Date, they will use their commercially reasonable efforts to complete such actions as soon as reasonably practicable after such date. The Notes Priority Collateral Agent was appointed pursuant to the Indenture. The ABL Facility Security Agent and holders of ABL Facility Debt secured by ABL Priority Collateral are referred to collectively as "ABL Secured Parties." The Trustee, Notes Priority Collateral Agent, each Holder, each other holder of, or obligee in respect of, any Obligations in respect of the Notes outstanding at such time are referred to collectively as the "Noteholder Secured Parties."

Intercreditor Agreement

        The Notes Priority Collateral Agent and the ABL Facility Security Agent entered into the Intercreditor Agreement on the Issue Date and such agreement was acknowledged by the Issuer and the Guarantors. Although the Holders of the Notes and the holders of ABL Facility Debt are not party to the Intercreditor Agreement, by their acceptance of the Notes and ABL Facility Debt, respectively, they each agreed to be bound thereby. The Indenture provides that the Intercreditor Agreement may be amended from time to time without the consent of the Holders or the holders of ABL Facility Debt to add other parties holding Other Pari Passu Lien Obligations in each case to the extent permitted to be incurred under the Indenture and other applicable agreements. See "—Amendment, Supplement and Waiver."

        The aggregate amount of the obligations secured by the ABL Priority Collateral may, subject to the limitations set forth in the Indenture, be increased. A portion of the obligations secured by the ABL Priority Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Liens in favor of the Noteholder Secured Parties (relative to those of the ABL Secured Parties) or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto. The Lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the ABL Priority Collateral or the obligations secured by the Notes Priority Collateral, by the release of any Collateral securing any secured obligations or the release of any guarantee guaranteeing secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

Control of Enforcement With Respect to the ABL Priority Collateral and Application of Proceeds of ABL Priority Collateral

        Pursuant to the terms of the Intercreditor Agreement, prior to the Discharge of ABL Facility Debt, the ABL Facility Security Agent has the exclusive right to control the time and method by which the security interests in the ABL Priority Collateral will be enforced, including, without limitation, following the occurrence of an Event of Default under the Indenture. Prior to the Discharge of ABL Facility Debt, the Noteholder Secured Parties will not be permitted to enforce their security interests in the ABL Priority Collateral even if any Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, solely as necessary to file a proof of claim or statement of interest with respect to the Obligations under the Notes and Guarantees or (b) certain protective actions in order to prove, preserve, perfect or protect (but not enforce) its security interest and rights in, and the perfection and priority of its Lien on, the ABL Priority Collateral.

        Any proceeds from any ABL Priority Collateral received in any insolvency or liquidation proceeding or pursuant to any enforcement of remedies against the ABL Priority Collateral will be applied to repay the ABL Facility Debt in full (including any post-petition interest thereon) until the Discharge of ABL Facility Debt has occurred prior to being applied to the repayment of any Obligations owing to the Noteholder Secured Parties.

        After the Discharge of ABL Facility Debt, the Notes Priority Collateral Agent will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration, including any amounts owed to the Trustee in its capacity as Trustee, to the paying agent in its capacity as paying agent and to the Notes Priority Collateral Agent in its capacity as Notes Priority Collateral Agent) of the ABL Priority Collateral received by it under the Security Documents for the ratable benefit of the Noteholder Secured Parties.

        The proceeds from the sale of any ABL Priority Collateral remaining after the satisfaction of all Obligations under ABL Facility Debt may not be sufficient to satisfy the Obligations under the Indenture and Notes. The Intercreditor Agreement contains provisions similar to the foregoing regarding the ABL Facility Security Agent's rights relative to those of the Notes Priority Collateral Agent with respect to the Notes Priority Collateral.

        The Intercreditor Agreement provides that if prior to the Discharge of ABL Facility Debt, proceeds of the Collateral are received in connection with a loss, condemnation or disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Notes Priority Collateral, for the purposes of the Intercreditor Agreement with respect to such loss, condemnation or disposition, the ABL Priority Collateral consisting of accounts shall be deemed to have a valuation equal to the face amount of each such account and all ABL Priority Collateral consisting of inventory shall be deemed to have a value equal to the net book value of such inventory. In addition, the Intercreditor Agreement provides that if proceeds of the Collateral are received in connection with a disposition of all or substantially all of the capital stock issued by any grantor under the documents related to the ABL Facility and the Notes, and the Liens of the ABL Facility Security Agent, on behalf of the ABL Secured Parties on any ABL Priority Collateral in which such grantor has an interest are released, then such ABL Priority Collateral shall also be deemed to be disposed of in connection with such disposition for the purposes of the Intercreditor Agreement.

No Duties of ABL Facility Security Agent

        The Intercreditor Agreement provides that the ABL Secured Parties will generally have no duties or other obligations to any Noteholder Secured Party with respect to the ABL Priority Collateral, other than the ABL Facility Security Agent serving as agent for perfection with respect to certain ABL Priority Collateral. In addition, the Intercreditor Agreement further provides that, until the Discharge of ABL Facility Debt, the ABL Facility Security Agent is entitled, for the benefit of the ABL Secured Parties, to sell, transfer or otherwise dispose of or deal with such ABL Priority Collateral without regard to any security interests that are junior relative to those of the ABL Secured Parties therein or any rights to which any Noteholder Secured Party would otherwise be entitled as a result of such junior-priority security interests. Without limiting the foregoing, the Notes Priority Collateral Agent agreed in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that no ABL Secured Party has any duty or obligation first to marshal or realize upon the ABL Priority Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the ABL Priority Collateral, in any manner that would maximize the return to the Noteholder Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Noteholder Secured Parties from such realization, sale, disposition or liquidation. The Intercreditor Agreement has reciprocal provisions regarding the duties owed to the ABL Secured Parties by the Noteholder Secured Parties with respect to the Notes Priority Collateral.

        The Notes Priority Collateral Agent agreed in the Intercreditor Agreement, on behalf of each of the Noteholder Secured Parties, that each of the Noteholder Secured Parties waives any claim that may be had against any ABL Secured Party arising out of (i) any actions which any ABL Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any ABL Priority Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the ABL Priority Collateral and actions with respect to the collection of any claim for all or any part of the ABL Facility Debt from any account debtor, guarantor or any other party) or the valuation, use, protection or release of any security for such ABL Facility Debt, (ii) any election by any ABL Secured Party, in any proceeding instituted under Title 11 of the United States Code (the "Bankruptcy Code") of the application of Section 1111(b)(2) of the Bankruptcy Code or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Sections 363 and 364 of the Bankruptcy Code to the Issuer or any of its Subsidiaries as debtor-in-possession. The ABL Secured Parties agreed to waive similar claims with respect to the actions of any of the Noteholder Secured Parties pursuant to the Intercreditor Agreement.

No Interference; Payment Over; Reinstatement; Similar Liens and Agreements

        The Notes Priority Collateral Agent agreed in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, among other things, that prior to the Discharge of ABL Facility Debt:

  •
  it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the ABL Priority Collateral, the validity, attachment, perfection or priority of any Lien held by any ABL Secured Party, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

  •
  it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the ABL Priority Collateral by any ABL Secured Party;

  •
  it will have no right to (A) direct any ABL Secured Party to exercise any right, remedy or power with respect to such ABL Priority Collateral or (B) consent to the exercise by any ABL Secured Party of any right, remedy or power with respect to such ABL Priority Collateral;

  •
  it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and no ABL Secured Party will be liable for, any action taken or omitted to be taken by any ABL Secured Party with respect to such ABL Priority Collateral;

  •
  to the maximum extent permitted by law, each of the Noteholder Secured Parties shall be deemed to have irrevocably, absolutely, and unconditionally waived any right to object (and seek or be awarded any relief of any nature whatsoever based on any such objection), at any time prior or subsequent to any disposition of any of the ABL Priority Collateral, on the ground(s) that any such disposition of ABL Priority Collateral (x) would not be or was not "commercially reasonable" within the meaning of any applicable Uniform Commercial Code and/or (y) would not or did not comply with any other requirement under any applicable Uniform Commercial Code or under any other applicable law governing the manner in which a secured creditor (including one with a Lien on real property) is to realize on its collateral;

  •
  it will not object to any waiver or forbearance by the ABL Facility Security Agent from or in respect of bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Priority Collateral;

  •
  it will not seek, and will waive any right, to have any ABL Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of such ABL Priority Collateral; and

  •
  it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement.

        If any ABL Secured Party is required in any insolvency or liquidation proceeding or otherwise to turn over or otherwise pay to the estate of the Issuer or any Guarantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount, a "Recovery," whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties to the Intercreditor Agreement, the ABL Facility Debt shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and such holder of ABL Facility Debt shall be entitled to a reinstatement of ABL Facility Debt with respect to all such recovered amounts and shall have all rights under the Intercreditor Agreement. If the Intercreditor Agreement was terminated (in whole or in part) prior to such Recovery, the Intercreditor Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties thereto. Any ABL Priority Collateral received by a Noteholder Secured Party prior to the time of such Recovery shall be deemed to have been received prior to the Discharge of ABL Facility Debt and subject to the provisions of the immediately preceding paragraph. The ABL Secured Parties agreed to reciprocal limitations with respect to their rights in the Notes Priority Collateral and their ability to bring a suit against the Notes Priority Collateral Agent or the Holders of the Notes pursuant to the Intercreditor Agreement.

        The Notes Priority Collateral Agent agreed in the Intercreditor Agreement, on behalf of each of the Noteholder Secured Parties, that if any Noteholder Secured Party obtains possession of the ABL Priority Collateral or realizes any proceeds or payment in respect of the ABL Priority Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time prior to the Discharge of ABL Facility Debt, then it will hold such ABL Priority Collateral, proceeds or payment in trust for the ABL Secured Parties and transfer such ABL Priority Collateral, proceeds or payment, as the case may be, to the ABL Facility Security Agent. The Notes Priority Collateral Agent further agreed in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that if, at any time, all or part of any payment with respect to any ABL Facility Debt secured by any ABL Priority Collateral previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the ABL Facility Security Agent any payment received by it in respect of any such ABL Priority Collateral and shall promptly turn any such ABL Priority Collateral then held by it over to the ABL Facility Security Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such

ABL Facility Debt. The ABL Secured Parties are subject to reciprocal limitations with respect to the Notes Priority Collateral and any proceeds or payments in respect of any Notes Priority Collateral pursuant to the Intercreditor Agreement.

        In addition, the Intercreditor Agreement provides that the Issuer and the Guarantors shall not grant or permit any additional Liens on any assets of the Issuer or any Guarantor (that does not otherwise constitute Collateral) securing any Obligations under the Notes or Guarantees unless it takes all reasonable action that is within its control to grant a Lien on such assets to the ABL Facility Security Agent for the benefit of the holders of ABL Facility Debt on or before the time of the grant of a Lien thereon to secure any Obligations under the Notes or Guarantees. If the Notes Priority Collateral Agent shall acquire or hold any Lien on any assets of the Issuer or a Guarantor in contravention of the foregoing sentence, any amounts received by or distributed to it pursuant to or as a result of such Lien shall be subject to the pay over provisions of the Intercreditor Agreement. The ABL Facility Security Agent is subject to similar limitations and requirements in favor of the Notes Priority Collateral Agent with respect to the Notes Priority Collateral pursuant to the Intercreditor Agreement.

        In addition, the Intercreditor Agreement provides that it is the intention of the parties thereto that the collateral securing the Obligations under the Notes and Guarantees and the ABL Facility Debt be identical except as otherwise expressly provided therein. In furtherance of the foregoing, the Intercreditor Agreement provides that, subject to the other provisions thereof, upon request by the Notes Priority Collateral Agent or the ABL Facility Security Agent, the parties thereto will cooperate in good faith (and direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the collateral securing the Obligations under the Notes and Guarantees and the ABL Facility Debt and the steps taken to perfect the respective Liens thereon and the identity of the respective parties obligated under the documentation related thereto. Notwithstanding the foregoing, the ABL Facility Debt may constitute obligations of Subsidiaries of the Issuer that are not Guarantors, such as Foreign Subsidiaries, in which case the ABL Facility Debt may also be secured by the assets of such Subsidiaries. Any such assets shall not constitute ABL Priority Collateral or Notes Priority Collateral for purposes of the Intercreditor Agreement and the Indenture. Therefore, it is possible the ABL Facility Debt will be secured by ABL Priority Collateral, Notes Priority Collateral and assets not constituting ABL Priority Collateral or Notes Priority Collateral.

Entry Upon Premises by ABL Facility Security Agent and Holders of ABL Facility Debt

        The Intercreditor Agreement provides that if the ABL Facility Security Agent takes any enforcement action with respect to the ABL Priority Collateral, the Noteholder Secured Parties (i) will reasonably cooperate with the ABL Facility Security Agent in its efforts to enforce its security interest in the ABL Priority Collateral and to finish any work-in-process and assemble the ABL Priority Collateral, (ii) will use reasonable efforts to not hinder or restrict in any respect the ABL Facility Security Agent from enforcing its security interest in the ABL Priority Collateral or from finishing any work-in-process or assembling the ABL Priority Collateral, and (iii) will permit the ABL Facility Security Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the ABL Secured Parties, to enter upon and use the Notes Priority Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) trademarks, patents and other intellectual property, which includes a royalty-free license with respect to intellectual property incorporated into the ABL Priority Collateral), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (A) assembling and storing the ABL Priority Collateral and completing the manufacture, packaging, processing of and turning into finished goods of any ABL Priority Collateral consisting of work-in-process or raw materials, (B) selling any or all of the ABL Priority Collateral located on such Notes Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Priority Collateral located on such Notes Priority Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the ABL Secured Parties in and to the ABL Priority Collateral; provided, however, that nothing contained in the Intercreditor Agreement restricts the rights of the Notes Priority Collateral Agent from selling, assigning or otherwise transferring any Notes Priority Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. If the ABL Facility Security Agent conducts a public auction or private sale of the ABL Priority Collateral at any of the real property included within the Notes Priority Collateral, the ABL Facility Security Agent shall provide the Notes Priority Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Notes Priority Collateral Agent's use of such real property.

        During the period of actual occupation, use or control by the ABL Facility Security Agent or the holders of ABL Facility Debt or their agents or representatives of any Notes Priority Collateral, the ABL Secured Parties will be obligated to repair at their expense any physical damage to such Notes Priority Collateral or other assets or property resulting from such occupancy, use or control, ordinary wear and tear excepted.

Agreements With Respect to Bankruptcy or Insolvency Proceedings

        If the ABL Facility Security Agent consents to financing ("DIP Financing") to be provided by one or more lenders (the "DIP Lenders") under Section 364 of the Bankruptcy Code which is to be secured by any ABL Priority Collateral or the use of cash collateral representing proceeds of ABL Priority Collateral under Section 363 of the Bankruptcy Code, the Notes Priority Collateral Agent agreed in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that it will raise no objection to any such financing or to the Liens on the ABL Priority Collateral securing the same ("DIP Financing Liens") or to any use of cash collateral that constitutes ABL Priority Collateral so long as:

          (i)    either (x) all DIP Financing Liens are senior to, or rank pari passu with, the Liens of the ABL Facility Debt in such ABL Priority Collateral (in which case, the Notes Priority Collateral Agent will agree on behalf of the Noteholder Secured Parties, to subordinate the Liens of the Noteholder Secured Parties in such ABL Priority Collateral to the Liens of the ABL Facility Debt in such ABL Priority Collateral and the DIP Financing Liens) or (y) the Liens of the Notes Priority Collateral Agent are not subordinated to such DIP Financing Liens;

          (ii)   the Noteholder Secured Parties retain liens on all the ABL Priority Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code, subject to any super-priority ranking of liens in favor of the DIP Lenders as provided above and any "carve out" for administrative expenses agreed to by the ABL Facility Security Agent;

          (iii)  the Noteholder Secured Parties retain liens on all the Notes Priority Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code; and

          (iv)  no Noteholder Secured Party is required (without its consent) to lend or incur any monetary obligation in connection with such DIP Financing.

        The ABL Secured Parties agreed to similar provisions with respect to any DIP Financing and DIP Financing Liens related to the Notes Priority Collateral.

        The Notes Priority Collateral Agent agreed in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that it will:

          (i)    not object to or oppose a sale or other disposition of any ABL Priority Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the ABL Secured Parties shall have consented to such sale or disposition of such ABL Priority Collateral and the proceeds of such sale or disposition are applied in accordance with the Intercreditor Agreement. Notwithstanding the foregoing, the Intercreditor Agreement shall not be construed to prohibit the Noteholder Secured Parties from exercising a credit bid in a sale or other disposition of ABL Priority Collateral under Section 363 of the Bankruptcy Code; provided that in connection with and immediately after giving effect to any such sale pursuant to such credit bid there occurs a Discharge of ABL Facility Debt;

          (ii)   not object to or otherwise contest (or support any other Person contesting), any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Priority Collateral made by the ABL Secured Parties;

          (iii)  until the Discharge of ABL Facility Debt, not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the ABL Priority Collateral, without the prior written consent of the ABL Facility Security Agent;

          (iv)  not object to, or otherwise contest (or support any Person contesting), (a) any request by the ABL Secured Parties for adequate protection on account of the ABL Priority Collateral or (b) any objection by the ABL Secured Parties to any motion, relief, action or proceeding based on the ABL Facility Security Agent's or such holder of ABL Facility Debt claiming a lack of adequate protection with respect to the ABL Priority Collateral;

          (v)   until the Discharge of ABL Facility Debt, not assert or enforce (or support any Person asserting or enforcing) any claim under Section 506(c) of the Bankruptcy Code pari passu with the Liens on the ABL Priority Collateral securing the ABL Facility Debt for costs or expenses of preserving or disposing any ABL Priority Collateral; and

          (vi)  not oppose or otherwise contest (or support any other Person contesting) any lawful exercise by the ABL Secured Parties of the right to credit bid at any sale of ABL Priority Collateral.

        In addition, no Noteholder Secured Party will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their respective security interests in the ABL Priority Collateral, except that:

          (i)    any of them may freely seek and obtain relief granting a junior Lien on ABL Priority Collateral co-extensive in all respects with, but subordinated to, all Liens on ABL Priority Collateral granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of ABL Facility Debt (and the Intercreditor Agreement provides that the ABL Secured Parties will not object to the granting of such junior Lien); and

          (ii)   any of them may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of ABL Facility Debt.

        Without limiting the generality of any provisions of the Intercreditor Agreement, any vote to accept, and any other act to support the confirmation or approval of any Non-Conforming Plan of Reorganization shall be inconsistent with and, accordingly, a violation of the terms of the Intercreditor Agreement, and the ABL Facility Security Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization dismissed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

        The Notes Priority Collateral Agent agreed in the Intercreditor Agreement, on behalf of the Noteholder Secured Parties, that (a) the Noteholder Secured Parties' claims against the Issuer and the Guarantors in respect of the ABL Priority Collateral constitutes junior claims separate and apart (and of a different class) from the senior claims of the holders of ABL Facility Debt against the Issuer and the Guarantors in respect of the ABL Priority Collateral, (b) to the extent the value of the ABL Priority Collateral is equal to or greater than the ABL Facility Debt, the ABL Facility Debt includes all interest that accrues after the commencement of any insolvency or liquidation proceeding of the Issuer or any Guarantor at the rate provided for in the ABL Facility, regardless of whether a claim for post-petition interest is allowed or allowable in any such insolvency or liquidation proceeding and (c) the Intercreditor Agreement constitutes a "subordination agreement" under Section 510 of the Bankruptcy Code.

        The ABL Secured Parties are subject to similar limitations in favor of the Noteholder Secured Parties pursuant to the Intercreditor Agreement.

Insurance

        Until written notice by the ABL Facility Security Agent to the Trustee that the Discharge of ABL Facility Debt has occurred, as between the ABL Facility Security Agent, on the one hand, and the Noteholder Secured Parties, on the other hand, only the ABL Facility Security Agent will have the right (subject to the rights of the Grantors under the documents related to the ABL Facility) to adjust or settle any insurance policy or claim covering or constituting ABL Priority Collateral in the event of any covered loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral. Unless and until written notice is sent by the Trustee to the ABL Facility Security Agent, the paying agent and the Notes Priority Collateral Agent, that the obligations under the Indenture and the Notes have been paid in full, as between the ABL Facility Security Agent, on the one hand, and the Trustee and the Notes Priority Collateral Agent, on the other hand, only the Notes Priority Collateral Agent will have the right (subject to the rights of the relevant grantors under the documents related to the ABL Facility and the Notes) to adjust or settle any insurance policy or claim covering or constituting Notes Priority Collateral in the event of any covered loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Notes Priority Collateral. To the extent that an insured loss covers or constitutes both ABL Priority Collateral and Notes Priority Collateral, then the ABL Facility Security Agent and the Notes Priority Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the relevant grantors under the documents related to the ABL Facility and the Notes) under the relevant insurance policy.

Refinancings of the ABL Facility and the Notes

        The obligations under the ABL Facility and the obligations under the Indenture and the Notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the ABL Facility or any security document related thereto or the Indenture or the Security Documents) of the ABL Secured Parties or any Noteholder Secured Party, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders of any such refinancing or replacement Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the ABL Facility Security Agent or Notes Priority Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the ABL Facility Security Agent or Notes Priority Collateral Agent, as the case may be.

        In addition, if at any time in connection with or after the Discharge of ABL Facility Debt, the Issuer enters into any refinancing of the ABL Facility secured by the ABL Priority Collateral on a first-priority basis, then such Discharge of ABL Facility Debt shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement, the ABL Facility and the Indenture and the obligations under such refinancing shall automatically be treated as debt under the ABL Facility for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of ABL Priority Collateral set forth therein.

        In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the Issuer, and without the consent of any Holder of Notes, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement Indebtedness in compliance with the ABL Facility and the Indenture, (b) to establish that Liens on any Notes Priority Collateral securing such refinancing or replacement Indebtedness shall have the same priority (or junior priority) as the Liens on any Notes Priority Collateral securing the Indebtedness being refinanced or replaced and (c) to establish that the Liens on any ABL Priority Collateral securing such refinancing or replacement indebtedness shall have the same priority (or junior priority) as the Liens on any ABL Priority Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Rights and Obligations of Notes Priority Collateral Agent after Discharge of ABL Facility Debt

        The Intercreditor Agreement provides that after the Discharge of ABL Facility Debt, the Notes Priority Collateral Agent shall accede to the rights of the ABL Facility Security Agent thereunder.

Release of Collateral

        The Issuer and the Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

  •
  to enable the disposition of such property or assets to the extent not prohibited under the covenant described under "—Certain Covenants—Limitation on Sales of Assets";

  •
  the release of Excess Proceeds that remain unexpended after the conclusion of an Asset Sale Offer conducted in accordance with the Indenture;

  •
  in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor;

  •
  as to any asset that becomes an Excluded Asset;

  •
  with the consent of Holders of 75% in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes); or

  •
  as described under "—Amendment, Supplement and Waiver" below.

        Any release of ABL Priority Collateral from the Liens securing the ABL Facility will be subject to the terms of the ABL Facility. The second-priority lien on the ABL Priority Collateral securing the Notes will terminate and be released automatically if the first-priority liens on the ABL Priority Collateral are released by the ABL Facility Security Agent in connection with a sale, transfer or disposition of ABL Priority Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Priority Collateral by the ABL Facility Security Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after the Discharge of ABL Facility Debt). The second-priority lien on the Notes Priority Collateral securing the

ABL Facility will terminate and be released automatically if the first-priority liens on the Notes Priority Collateral are released by the Notes Priority Collateral Agent in connection with a sale, transfer or other disposition of Notes Priority Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such Notes Priority Collateral by the Notes Priority Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after the repayment in full, in cash, of the Notes).

        The security interests in all Collateral securing the Notes and Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under the Indenture, the Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under "—Legal Defeasance and Covenant Defeasance" or a discharge of the Indenture as described under "—Satisfaction and Discharge."

        To the extent necessary and for so long as required for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act to file separate financial statements with the SEC (or any other governmental agency), the Equity Interests of any Subsidiary of the Issuer shall not be included in the Collateral with respect to the Notes and shall not be subject to the Liens securing the Notes and the Guarantees. In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary's Equity Interests secures the Notes affected thereby, then the Equity Interests of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Notes affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of such Notes, to the extent necessary to release the security interests in favor of the Notes Priority Collateral Agent on the Equity Interests that are so deemed to no longer constitute part of the Collateral for the relevant Notes. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Equity Interests to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Equity Interests of such Subsidiary will automatically be deemed to be a part of the Notes Priority Collateral and the Issuer or the applicable Subsidiary Guarantor will take such actions as may be required to pledge such Equity Interests as Notes Priority Collateral under the relevant Security Document.

Compliance with Trust Indenture Act

        The Indenture provides that the Issuer will comply with the provisions of TIA § 314 to the extent applicable. To the extent applicable, the Issuer will cause TIA § 313(b), relating to reports, and TIA § 3 14(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) shall be made by an officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including

"no action" letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

        Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer's business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Issuer and the Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Noteholder Secured Parties, conduct ordinary course activities with respect to the Collateral, including, without limitation:

  •
  selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

  •
  abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

  •
  surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

  •
  altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

  •
  granting a license of any intellectual property;

  •
  selling, transferring or otherwise disposing of inventory in the ordinary course of business;

  •
  collecting accounts receivable in the ordinary course of business as permitted by the covenant described under "—Certain Covenants—Limitation on Sales of Assets";

  •
  making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and

  •
  abandoning any intellectual property that is no longer used or useful in the Issuer's or the Guarantor's business.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption "Repurchase at the Option of Holders." We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

        Except as set forth below, the Issuer is not entitled to redeem the Notes at its option prior to August 1, 2014.

        At any time prior to August 1, 2014 the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to the registered address of each Holder, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the "Redemption Date"), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

        On and after August 1, 2014 the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading "Repurchase at the Option of Holders—Selection and Notice" at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

        In addition, until August 1, 2013, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it at a redemption price equal to 109.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes that are Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Public Equity Offering.

        Additionally, until August 1, 2013, during any 12-month period commencing on the Issue Date, the Issuer is entitled at its option to redeem up to 10% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued interest thereon, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Notice of any such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 or more than 60 days prior to the redemption date.

        Notice of any redemption upon any Public Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer's discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Public Equity Offering.

        If a Redemption Date is on or after an interest payment date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption.

        The paying agent shall select the Notes to be redeemed in the manner described under "—Repurchase at the Option of Holders—Selection and Notice."

Repurchase at the Option of Holders

  Change of Control

        The Notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under "Optional Redemption," the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee and the paying agent, with the following information:

          (1)   that a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any Note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

          (6)   that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

          (7)   that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000; and

          (8)   the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

          (3)   deliver, or cause to be delivered, to the paying agent for cancellation the Notes so accepted together with an Officer's Certificate to the Trustee and the paying agent stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

        Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. As of the date hereof, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Certain Covenants—Liens." Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

        We are not required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, with such Change of Control Offer being conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above. For further discussion of the risks related to the Change of Control provision, see "Risk Factors—Risks Related to the Notes and Other Indebtedness—We may not be able to repurchase the notes upon a change of control."

        The provisions under the Indenture relative to the Issuer's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

  Selection and Notice

        If the Issuer is redeeming less than all of the Notes issued by it at any time, the paying agent will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis, by lot or by such other method as the paying agent shall deem fair and appropriate.

        Notices of purchase or redemption shall be mailed by the Issuer by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder's registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indenture.

  Limitation on Sales of Assets

        The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that (a) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing, and (b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 270 days following the closing of such Asset Sale, shall be deemed to be cash for purposes of this clause (2) and for no other purpose;

          (3)   to the extent that any consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale constitute securities or other assets that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes; and

          (4)   the Net Proceeds from any such Asset Sale of Notes Priority Collateral are paid directly by the purchaser thereof to the Notes Priority Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with this covenant.

        Notwithstanding the foregoing provisions of the above paragraph, the Issuer and the Restricted Subsidiaries are not required to cause any Net Proceeds to be held in an Asset Sale Proceeds Account in accordance with clause (4) of the above paragraph except to the extent the aggregate Net Proceeds from all Asset Sales of Notes Priority Collateral which are not held in an Asset Sale Proceeds Account, or have not been previously applied in accordance with the provisions of the following paragraphs relating to the application of Net Proceeds from Asset Sales of Notes Priority Collateral, exceeds $5.0 million.

        Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

          (1)   to permanently reduce:

            (a)   in the case of an Asset Sale of ABL Priority Collateral, (x) Obligations under the ABL Facility or any Indebtedness of the Issuer or a Guarantor that, in each case, is secured by a Lien on the ABL Priority Collateral that is prior to the Lien on the ABL Priority Collateral in favor of Holders of Notes, or (y) any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto;

            (b)   in the case of an Asset Sale of assets that do not constitute ABL Priority Collateral, Obligations under the Notes and, at the option of the Issuer, Other Pari Passu Lien Obligations (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto, if any); provided that if the Issuer or such Restricted Subsidiary reduces any Other Pari Passu Lien Obligations, the Issuer shall equally and ratably reduce Obligations under the Notes as provided under "Optional Redemption," through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

            (c)   in the case of an Asset Sale of assets that do not constitute Collateral, Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary,

          (2)   to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and, after giving effect to such Investment, the Issuer or another of its Restricted Subsidiaries, as the case may be, owns an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; provided that any such Investment, capital expenditure or other acquisition made with the Net Proceeds of Notes Priority Collateral is concurrently added to the Notes Priority Collateral, and any such Investment, capital expenditure or other acquisition made with any other Net Proceeds is concurrently added to the Collateral, or

          (3)   to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and, after giving effect to such investment, the Issuer or another of its Restricted Subsidiaries, as the case may be, owns an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that any such investment made with the Net Proceeds of Notes Priority Collateral is concurrently added to the Notes Priority Collateral, and any such investment made with any other Net Proceeds is concurrently added to the Collateral;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an

"Acceptable Commitment") and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a "Second Commitment") within 180 days of entering into the first such Acceptable Commitment; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Other Pari Passu Lien Obligations, to the holders of such Other Pari Passu Lien Obligations (an "Asset Sale Offer"), to purchase the maximum aggregate principal amount of the Notes and such Other Pari Passu Lien Obligations that is, in the case of the Notes, $2,000 or an integral multiple of $1,000 in excess of $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee and the Notes Priority Collateral Agent.

        To the extent that the aggregate amount of Notes and such Other Pari Passu Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Other Pari Passu Lien Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the paying agent shall select the Notes and such Other Pari Passu Lien Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Other Pari Passu Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        For the purposes of this covenant, any sale of the Capital Stock of the Issuer or a Restricted Subsidiary that owns assets constituting Notes Priority Collateral or ABL Priority Collateral shall be deemed to be a sale of such Notes Priority Collateral or ABL Priority Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Notes Priority Collateral and ABL Priority Collateral a separate sale of each of such Notes Priority Collateral and ABL Priority Collateral). In the event of any such sale (or a sale of assets that includes any combination of Notes Priority Collateral and ABL Priority Collateral), the proceeds received by the Issuer and the Restricted Subsidiaries in respect of such sale shall be allocated to the Notes Priority Collateral and ABL Priority Collateral in accordance with their respective fair market values (which, in the case of accounts receivable and inventory, shall not be less than the respective book value of such ABL Priority Collateral), which shall be determined in good faith by the Issuer.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

  Limitation on Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (I)   declare or pay any dividend or make any payment or distribution on account of the Issuer's, or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

            (a)   dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer; or

            (b)   dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (II)  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer, including in connection with any merger or consolidation;

          (III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (excluding Indebtedness of the Issuer to a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary); or

          (IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (1)   no Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)   immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses 1, 2(b) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

            (a)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

            (b)   100% of the aggregate net cash proceeds since the Issue Date from the issue or sale of:

              (i)    Equity Interests of the Issuer, including Treasury Capital Stock (as defined below); or

              (ii)   debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

  provided, however, that this clause (b) shall not include (1) any proceeds to the extent that they are used to redeem, repurchase, retire, defease or otherwise acquire the Issuer's Senior Convertible Notes, and (2) the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

            (c)   100% of the aggregate amount of cash received by means of:

              (i)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

              (ii)   the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

            (d)   [INTENTIONALLY OMITTED]

              (e)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, the lesser of (i) the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or, if such fair market value may exceed $25 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary and (ii) the amount of all Restricted Investments made to such Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary.

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   (a) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests ("Treasury Capital Stock") or Subordinated Indebtedness of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as:

            (a)   the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

            (b)   such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

            (c)   such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

            (d)   such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4)   a Restricted Payment to pay for the redemption, repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former employee, director or consultant (or their heirs or estates) of the Issuer, any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $2.5 million and $15 million in the aggregate pursuant to this clause (4);

          (5)   any repricing or issuance of employee stock options or the adoption of bonus arrangements and payments pursuant to such arrangements;

          (6)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (7)   the distribution, dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

          (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights;

          (9)   payments of cash, dividends, distributions or advances by the Issuer to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options, warrants or similar rights or (b) the conversion or exchange of Capital Stock of the Issuer;

          (10) [INTENTIONALLY OMITTED];

          (11) Restricted Payments that are made with Excluded Contributions;

          (12) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (12) not to exceed $15 million;

          (13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "—Limitation on Sales of Assets"; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (12) and (13), no Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the Issue Date, all of the Issuer's Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Indenture.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing limitations will not apply to:

          (1)   the incurrence of Indebtedness under the ABL Facility by the Issuer or any of its Restricted Subsidiaries and the issuance or creation of letters of credit and bankers' acceptances thereunder or in connection therewith (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount of up to the greater of (x) $100 million and (y) the Borrowing Base as of the date of such incurrence of Indebtedness;

          (2)   the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes and the Guarantees, including any notes and any guarantees thereof issued in exchange for the Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Notes);

          (3)   Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2), and including the Issuer's outstanding 7.5% Senior Convertible Notes Due 2020 (the "Senior Convertible Notes")), including interest accruing thereon;

          (4)   [INTENTIONALLY OMITTED];

          (5)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets up to an aggregate amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (5) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (5), does not exceed $25 million;

          (6)   Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers' acceptances, workers' compensation claims or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, in each case, in the ordinary course of business;

          (7)   Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

          (8)   Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary to which Issuer is indebted ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

          (9)   Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

          (10) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

          (11) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," exchange rate risk or commodity pricing risk;

          (12) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (13) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (13), does not at any one time outstanding exceed $25 million;

          (14) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (5), (14), and (15) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that in connection with any refunding or refinancing of the Senior Convertible Notes, the amount of any premiums (including tender premiums) paid and included in such refunding or refinancing Indebtedness shall not exceed 10.0% of the principal amount thereof; provided, further, however that such Refinancing Indebtedness:

            (a)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or is more than 91 days after the final maturity date of the Notes,

            (b)   to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

            (c)   shall not include:

              (i)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

              (ii)   Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

              (iii)  Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

          (15) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, after giving effect to such acquisition or merger, either:

            (a)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

            (b)   the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

          (16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

          (17) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the ABL Facility, in a principal amount not in excess of the stated amount of such letter of credit;

          (18) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

            (b)   any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

          (19) the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

          (20) Indebtedness representing installment insurance premiums of the Issuer owing to insurance companies in the ordinary course of business;

          (21) the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees or consultants of the Issuer, or any of its Subsidiaries for the purposes of permitting such Persons to purchase Capital Stock of the Issuer, not to exceed $1.0 million; and

          (22) the incurrence by the Issuer and the Guarantors of royalties, the dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with the ordinary course of business or normal practices in the commercial vehicle components industry.

        For purposes of determining compliance with this covenant:

          (1)   in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the ABL Facility on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

          (2)   at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

        Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

  Liens

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Issuer or any Guarantor that secures obligations under any Indebtedness, or any income or profits therefrom, or assign or convey any right to receive income therefrom, other than in the case of Liens on any asset or property other than Notes Priority Collateral, if the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the Indebtedness secured by such Lien.

  Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

          (1)   the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee and the Notes Priority Collateral Agent;

          (3)   immediately after such transaction, no Default exists;

          (4)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

          (5)   each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture, the Notes and the Registration Rights Agreement;

          (6)   the Issuer shall have delivered to the Trustee and the Notes Priority Collateral Agent an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

          (7)   any Collateral owned by or transferred to the Successor Company shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Priority Collateral Agent for the benefit of the Noteholder Secured Parties and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens and other Liens permitted under the covenant described above under "—Liens"; and

          (8)   to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Indenture or any of the Security Documents as evidenced by an Opinion of Counsel to such effect addressed to the Trustee and the Notes Priority Collateral Agent.

        The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees, the Security Documents and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

          (1)   (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment,

  transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

            (b)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Security Documents and such Guarantor's related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee and the Notes Priority Collateral Agent;

            (c)   immediately after such transaction, no Default exists;

            (d)   the Issuer shall have delivered to the Trustee and the Notes Priority Collateral Agent an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

            (e)   any Collateral owned by or transferred to the Successor Person shall (i) continue to constitute Collateral under the Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Notes Priority Collateral Agent for the benefit of the Noteholder Secured Parties, and (iii) not be subject to any Lien other than Permitted Liens and other Liens permitted under the covenant described above under "—Liens"; and

            (f)    to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents as evidenced by an Opinion of Counsel to such effect addressed to the Trustee and the Notes Priority Collateral Agent; or

          (2)   the transaction is made in compliance with the covenant described under "—Limitation on Sales of Assets"

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture, the Security Documents and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

  Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $1 million, unless:

          (1)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm's-length basis; and

          (2)   with respect to any Affiliate Transaction or series of related Affiliate Transactions, involving consideration in excess of $10.0 million, the Issuer delivers to the Trustee and the Notes Priority Collateral Agent a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (1) above; and

          (3)   with respect to any Affiliate Transaction involving aggregate value of $25.0 million or more, the Issuer delivers to the Trustee and the Notes Priority Collateral Agent a copy of a written opinion addressed to the Trustee and the Notes Priority Collateral Agent as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

        The foregoing provisions will not apply to the following:

          (1)   transactions between or among the Issuer or any of its Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments";

          (3)   any payment of fees or expenses paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

          (4)   transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee and the Notes Priority Collateral Agent a letter from an Independent Financial Advisor addressed to the Trustee and the Notes Priority Collateral Agent stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm's-length basis;

          (5)   any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Issue Date), or any transaction contemplated thereby;

          (6)   payments or loans (or cancellation of loans) to employees or consultants of the Issuer, or any of its Restricted Subsidiaries which, in the aggregate, do not exceed more than $1 million at any time outstanding and are approved by the Issuer in good faith;

          (7)   any employment agreement or employee benefit plan entered into by the Issuer or any of its Restricted Subsidiary in the ordinary course of business and payments pursuant thereto;

          (8)   the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any director, officer, employee or consultant;

          (9)   transactions with joint ventures in a Similar Business;

          (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (11) any contribution to the capital of the Issuer;

          (12) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; and

          (13) pledges of Equity Interests of Unrestricted Subsidiaries.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (1)   (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

            (b)   pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (3)   sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (a)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the ABL Facility;

          (b)   the Indenture and the Notes;

          (c)   purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

          (d)   applicable law or any applicable rule, regulation or order;

          (e)   any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

          (f)    contracts for the sale of assets or Capital Stock, including restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (g)   Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (h)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (i)    other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (j)    customary provisions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), including provisions limiting the distribution or disposition of assets or property, entered into in the ordinary course of business or with the approval of the Issuer;

          (k)   customary provisions (including non-assignment provisions) contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

          (l)    Refinancing Indebtedness; and

          (m)  any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any of its Restricted Subsidiaries that is a Domestic Subsidiary, other than a Guarantor, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

          (1)   such Restricted Subsidiary, concurrently therewith, executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor's Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

          (2)   notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged (i) upon any sale, exchange or transfer, to any Person not an Affiliate of the Issuer, of all of the Issuer's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited hereunder); (ii) upon the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of a payment under such guarantee; (iii) upon defeasance or satisfaction and discharge of the Indenture, or (iv) if the Issuer designates a Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary.

  Reports and Other Information

        The Issuer will deliver to the Trustee and the paying agent (without exhibits), within 15 days after it is required to file them with the SEC copies of: (A) annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (B) reports on Form 10-Q (or any successor or comparable form); (C) reports on Form 8-K (or any successor or comparable form); and (D) any other information, documents and other reports which the Issuer would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, if the Issuer is not obligated to file such reports with the SEC or if the SEC does not permit such filing, the Issuer shall make available such information to prospective purchasers of the Notes, in addition to providing such information to the Trustee, the paying agent and the holders of the Notes, in each case within 15 days after the time the Issuer would have been required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Delivery of such reports, information and documents to the Trustee and the paying agent is for informational purposes only and the Trustee's and the paying agent's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates). The Issuer shall be deemed to have furnished the reports, documents and information referred to above to the Trustee, the paying agent, the Holders and/or the prospective purchasers of the Notes, if the Issuer has filed such reports, documents or information with the SEC via the EDGAR filing system (or any successor system) and/or posted such reports, documents or information on the Issuer's website and such reports, documents and information are publicly available.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

  Covenant Suspension

        The Indenture provides that during any period of time that: (1) the Notes have an Investment Grade Rating from both Moody's and S&P and (2) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a "Covenant Suspension Event"), the Issuer and the Restricted Subsidiaries shall not be subject to the following covenants:

          (i)    Limitations on Sales of Assets;

          (ii)   Limitation on Restricted Payments;

          (iii)  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;

          (iv)  Limitation on Transactions with Affiliates;

          (v)   Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries; and

          (vi)  Limitations on Guarantees of Indebtedness by Restricted Subsidiaries.

        Notwithstanding the foregoing, if the Investment Grade Rating assigned by either Rating Agency should subsequently decline below an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated "Limitation on Restricted Payments" covenant will be made as if the covenant had been in effect since the Issuance Date except that no Default will be deemed to have occurred solely by reason of a Restricted Payment being made while the covenant was suspended. All Indebtedness or Disqualified Stock issued during the covenant suspension period shall be classified as having been issued pursuant to "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock," except that to the extent such issuance would not be permitted thereunder, such issuance shall be deemed to have been outstanding since the Issuance Date (and thereby permitted pursuant to clause (3) of "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock").

Events of Default and Remedies

        The Indenture provides that each of the following is an Event of Default:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

          (2)   default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

          (3)   failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

          (4)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, if such Indebtedness or guarantee that is the basis of such default has not been discharged, or such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then outstanding, in accordance with the Indenture, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

            (a)   such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

            (b)   the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $20.0 million or more at any one time outstanding;

          (5)   failure by the Issuer or any Significant Subsidiary to pay, bond or otherwise discharge any judgments aggregating in excess of a total uninsured amount of $20.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final;

          (6)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary;

          (7)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

          (8)   with respect to any Collateral having a fair market value in excess of $5.0 million, individually or in the aggregate, (a) the security interest under the Security Documents, at any time, ceases to be in full force and effect with the priority contemplated thereby for any reason other than in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreement for a period of 30 days after notice, (b) any security interest created thereunder or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (c) the Issuer or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable other than in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreement; or the failure of the Notes Priority Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.

        If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if the Trustee determines that acceleration is not in the best interest of the Holders of the Notes. The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder.

        In case an Event of Default occurs and is continuing, none of the Trustee, the paying agent or the Notes Priority Collateral Agent will be under any obligation to exercise any of its respective rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee, the paying agent and the Notes Priority Collateral Agent indemnity or security satisfactory to such party against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

          (3)   Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee and the Notes Priority Collateral Agent annually a statement regarding compliance with the Indenture, and the Issuer is required, within thirty days, upon becoming aware of any Default, to deliver to the Trustee and the Notes Priority Collateral Agent a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture, the Security Documents and the Intercreditor Agreement will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes, the Security Documents and the Intercreditor Agreement and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for:

          (1)   the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

          (2)   the Issuer's obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, the Notes Priority Collateral Agent and the paying agent, and the Issuer's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

          (1)   the Issuer must irrevocably deposit with the paying agent, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel addressed to the Trustee and reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (a)   the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

            (b)   since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

    in either case to the effect that, and based thereon such Opinion of Counsel addressed to the Trustee and shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel addressed to the Trustee and reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the ABL Facility or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (6)   the Issuer shall have delivered to the Trustee and the Notes Priority Collateral Agent an Officer's Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (7)   the Issuer shall have delivered to the Trustee and the Notes Priority Collateral Agent an Officer's Certificate and an Opinion of Counsel (which Opinion of Counsel shall be addressed to the Trustee and the Notes Priority Collateral Agent and may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

          (1)   all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the registrar for cancellation; or

          (2)   (a) all Notes not theretofore delivered to the registrar for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and the paying agent for the giving of notice of redemption by the registrar in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the paying agent as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the paying agent for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (b)   no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the ABL Facility or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

            (c)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

            (d)   the Issuer has delivered irrevocable instructions to the Trustee and the paying agent to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officer's Certificate and an Opinion of Counsel to the Trustee and the Notes Priority Collateral Agent stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next four succeeding paragraphs, the Indenture, any Guarantee, the Intercreditor Agreement, any Security Document and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture, the Notes issued thereunder, the Intercreditor Agreement, or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

        The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

          (1)   reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any Note;

          (4)   waive a Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the default that resulted from such acceleration;

          (5)   make any Note payable in money other than that stated therein;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

          (7)   make any change in these amendment and waiver provisions;

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

          (9)   make any change to or modify the ranking of the Notes that would adversely affect the Holders;

          (10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes; or

          (11) make any change in any Security Document, any Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents that would release all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement).

        Without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes, an amendment, supplement or waiver may not (a) make any change in any Security Document, any Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect or change or alter the priority of the security interests in the Collateral or (b) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreement.

        In addition, the Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing the obligations under the ABL Facility, to the extent applicable to the ABL Priority Collateral, will also apply automatically to the comparable Security Documents with respect to the Holders' interest in the ABL Priority Collateral. The Intercreditor Agreement has a similar provision regarding the effect of any amendment, waiver or consent to any of the Security Documents, to the extent applicable to the Notes Priority Collateral, on the corresponding collateral documents with respect to any obligations under the ABL Facility.

        Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party), the Trustee, the paying agent and the Notes Priority Collateral Agent, as applicable, may amend or supplement the Indenture, any Security Document and any Guarantee or Notes or the Intercreditor Agreement without the consent of any Holder:

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of the Issuer's or any Guarantor's obligations to the Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee and/or paying agent thereunder pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to add a Guarantor under the Indenture;

          (11) to conform the text of the Indenture, Guarantees or the Notes to any provision of the "Description of Notes" in the offering circular used in connection with the issuance of the outstanding notes to the extent that such provision in the "Description of Notes" was intended to be a verbatim recitation of a provision of the Indenture, Guarantees or Notes;

          (12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

          (13) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Priority Collateral Agent for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Priority Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

          (14) to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture or the Intercreditor Agreement; or

          (15) in the case of the Intercreditor Agreement, in order to subject the security interests in the Collateral in respect of any Other Pari Passu Lien Obligations and ABL Facility Debt to the terms of the Intercreditor Agreement, in each case to the extent the Incurrence of such Indebtedness, and the grant of all Liens on the Collateral held for the benefit of such Indebtedness were permitted hereunder.

        In addition, the Intercreditor Agreement and Security Documents may be amended from time to time at the sole request and expense of the Issuer, and without the consent of the ABL Facility Security Agent and the Notes Priority Collateral Agent:

          (1)   (a) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the ABL Facility, the Indenture and the Security Documents, (b) to establish that the Liens on any Notes Priority Collateral securing such Other Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such Notes Priority Collateral securing the Obligations under the Indenture, the Notes and the Guarantees and senior to the Liens on such Notes Priority Collateral securing any ABL Facility Debt, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (c) to establish that the Liens on any ABL Priority Collateral securing such Other Pari Passu Lien Obligations to the extent required by the terms of such Other Pari Passu Lien Obligations, shall be pari passu under the Intercreditor Agreement with the Liens on such ABL Priority Collateral securing the Obligations under the Indenture, the Notes and the Guarantees, and junior and subordinated to the Liens on such ABL Priority Collateral securing any ABL Facility Debt, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment; and

          (2)   (a) to establish that the Liens on any ABL Priority Collateral securing such Indebtedness shall be junior to the Liens on such ABL Priority Collateral securing any obligations under the Indenture, the Notes, the Guarantees and the ABL Facility Debt, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (b) to establish that the Liens on any Notes Priority Collateral securing such Indebtedness shall be junior and subordinated to the Liens on such Notes Priority Collateral securing any obligations under the Indenture and the Notes and the Guarantee and the ABL Facility Debt, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and the ABL Facility Security Agent, Trustee and Notes Priority Collateral Agent shall be entitled to rely upon a certificate delivered by an Officer certifying that such Other Pari Passu Lien Obligations were issued or borrowed in compliance with the Credit Agreement and the Indenture and the Security Documents. Any amendment of the Intercreditor Agreement or Security Documents that is proposed to be effected without the consent of the ABL Facility Security Agent or the Notes Priority Collateral Agent, as applicable, will be submitted to such Person for its review at least 5 business days prior to the proposed effectiveness of such amendment.

        The Security Documents or the Intercreditor Agreement provide that, as between collateral or security agents in whose favor equal priority Liens have been granted on the applicable Collateral for the benefit of holders of different series of Indebtedness (e.g. the Notes Priority Collateral Agent and the collateral or security agent for any Other Pari Passu Lien Obligations as to their respective first priority Liens on the Notes Priority Collateral), the "Applicable Authorized Representative" will have the right to direct foreclosures and take other actions with respect to the applicable Collateral and the other collateral or security agent shall have no right to take actions with respect to such Collateral. The Applicable Authorized Representative shall be the collateral or security agent representing the series of Indebtedness with the greatest outstanding aggregate principal amount.

        The consent of the Holders is not necessary under the Indenture, and Security Document or the Intercreditor Agreement to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        See also "—Security for the Notes," "—Intercreditor Agreement" and "—Refinancings of the ABL Facility and the Notes."

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "ABL Facility" means the credit facility under the Credit Agreement entered into as of the Issue Date by and among the Issuer, the Guarantors, the lenders party thereto in their capacities as lenders thereunder, Deutsche Bank Trust Company Americas, SunTrust Bank and Wells Fargo Capital Finance, LLC, as co-collateral agents, SunTrust Bank and Wells Fargo Capital Finance, LLC, as co-documentation agents, and Deutsche Bank Trust Company Americas, as Administrative Agent and as Security Agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" above).

        "ABL Facility Security Agent" means Deutsche Bank Trust Company Americas, in its capacity as Security Agent under the ABL Facility, and any successor or other agent under the ABL Facility from time to time.

        "ABL Facility Debt" means any (i) Indebtedness outstanding from time to time under the ABL Facility, (ii) any Indebtedness which has a first-priority security interest in the ABL Priority Collateral (subject to Permitted Liens), and (iii) all cash management Obligations and all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Facility) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture.

        "ABL Facility Lenders" means the lenders or holders of Indebtedness incurred under the ABL Facility.

        "ABL Priority Collateral" means the portion of the Collateral as to which the Notes and Guarantees have a second-priority security interest, subject to Permitted Liens, as described under "—Security for the Notes—ABL Priority Collateral."

        "Acquired Indebtedness" means, with respect to any specified Person,

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Interest" means all additional interest then owing pursuant to the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "After-Acquired Property" means any property of the Issuer or any Guarantor acquired after the Issue Date that is intended to secure the Obligations under the Indenture and the Notes pursuant to the Indenture and the Security Documents.

        "Applicable Premium" means, with respect to any Note on any Redemption Date, the greater of:

          (1)   1.0% of the principal amount of such Note; and

          (2)   the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at August 1, 2014 (each such redemption price being set forth in the table appearing above under the caption "Optional Redemption"), plus (ii) all required interest payments due on such Note through August 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

        "Asset Sale" means:

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a "disposition"); or

          (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

  in each case, other than:

          (a)   any disposition of Cash Equivalents, Investment Grade Securities or obsolete, surplus, damaged or worn out assets (including facilities) in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

          (b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

          (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

          (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $12.5 million;

          (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

          (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

          (g)   the lease, assignment of a lease or sub-lease of any real or personal property in the ordinary course of business;

          (h)   any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

          (i)    any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issuance Date, including, without limitation, sale-leasebacks and asset securitizations permitted by the Indenture;

          (j)    the cancellation or abandonment or other disposition of intellectual property that is no longer useful in any material respect in the conduct of the business of the Issuer and its Subsidiaries taken as a whole or the licensing or sublicensing of intellectual property or other general intangibles and license, sublicenses, leases or subleases of other property in the ordinary course of business;

          (k)   any disposition of assets or issuance or sale of Equity Interests of the Company's wholly-owned subsidiary primarily focused on the manufacture and sale of transfer cases and axles as of the Issue Date that is excluded from the definition of "asset sale" in the indenture governing the Senior Convertible Notes pursuant to clause (l) of the definition thereof for not less than $20.0 million in proceeds; and

          (l)    foreclosures on assets.

        "Asset Sale Proceeds Account" means one or more deposit accounts or securities accounts holding the proceeds of any sale or disposition of Notes Priority Collateral.

        "beneficial ownership" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        "Borrowing Base" means, as of any date, an amount equal to the sum of (x) 85% of the book value of the accounts receivable and (y) 65% of the book value of the inventory, in each case of the Issuer and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal quarter preceding such date for which internal financial statements are available.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   (a) euro, or any national currency of any participating member state of the EMU; or

            (b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

          (3)   pounds sterling;

          (4)   securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government;

          (5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

          (6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above;

          (7)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

          (8)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and in each case maturing within 24 months after the date of creation thereof;

          (9)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above;

          (10) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody's or S&P with maturities of 24 months or less from the date of acquisition;

          (11) Indebtedness or Preferred Stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 24 months or less from the date of acquisition; and

          (12) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody's.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1), (2) and (3) above, provided that such amounts are converted into any currency listed in clauses (1), (2) and (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Cash Management Agreement" means any agreement to provide (i) cash management services, including treasury, depository, overdraft, credit or debt card, electronic funds transfer and other cash management arrangements, (ii) commercial credit card and merchant card services, or (iii) other banking products or services as may be requested by the Issuer or any Guarantor, other than letters of credit.

        "Cash Management Obligations" means all obligations and liabilities (other than Indebtedness) owing by the Issuer or the Guarantors pursuant to any Cash Management Agreement, whether now in existence or hereinafter arising.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person;

          (2)   the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership of 50% or more of the total voting power of the Voting Stock of the Issuer;

          (3)   the Issuer consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, the Issuer, unless the persons that "beneficially owned," directly or indirectly, the shares of the Issuer's Voting Stock immediately prior to such consolidation or merger "beneficially own," directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation's Voting Stock representing at least a majority of the total outstanding voting power of all outstanding classes of Voting Stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

          (4)   the Issuer is liquidated or dissolved or holders of the Issuer's Capital Stock approve any plan or proposal for the Issuer's liquidation or dissolution.

        "Collateral" means all the assets and properties subject to the Liens created by the Security Documents.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

          (1)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers' acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments, including the Senior Convertible Notes, pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) any Additional Interest, and (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses; plus

          (2)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

          (3)   interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

          (1)   any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs, executive recruiting costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (3)   any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

          (4)   any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (6)   solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (7)   any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded,

          (8)   effects of adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142

  resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

          (9)   any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

          (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded, and

          (11) any non-cash expense attributable to the movement in the mark to market valuation of the Senior Convertible Notes shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds

            (a)   for the purchase or payment of any such primary obligation, or

            (b)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Discharge of ABL Facility Debt" means the date on which the ABL Facility Debt has paid in full, in cash, all commitments to extend credit thereunder shall have been terminated and the ABL Facility Debt is no longer secured by such ABL Priority Collateral; provided that the Discharge of ABL Facility Debt shall not be deemed to have occurred in connection with a refinancing of such ABL Facility Debt with Indebtedness secured by such ABL Priority Collateral on a first-priority basis under an agreement that has been designated in writing by the agent under the ABL Facility so refinancing such ABL Facility Debt in accordance with the terms of the Intercreditor Agreement.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

          (1)   increased (without duplication) by:

            (a)   provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

            (b)   Fixed Charges of such Person for such period (including (x) net losses from Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

            (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

            (d)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the ABL Facility and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

            (e)   the amount of any restructuring charge or reserve or other plant closure cost deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

            (f)    any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

            (g)   the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

            (h)   any fees or expenses incurred or paid by the Issuer or its Subsidiaries related to the financial restructuring of the Issuer and its Subsidiaries consummated on February 26, 2010, whether incurred as part of the Issuer and the Subsidiaries' Chapter 11 proceedings or otherwise; plus

            (i)    any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under "—Certain Covenants—Limitation on Restricted Payments";

          (2)   decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

          (3)   increased or decreased by (without duplication):

            (a)   any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 (including with respect to the Senior Convertible Notes); plus or minus, as applicable, and

            (b)   any net gain or loss resulting in such period from currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from hedge agreements for currency exchange risk), plus or minus, as applicable.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or Preferred Stock of the Issuer (excluding Disqualified Stock), other than:

          (1)   public offerings with respect to the Issuer's common stock registered on Form S-8;

          (2)   issuances to any Subsidiary of the Issuer; and

          (3)   any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Assets" means the collective reference to (i) any interest in real property (x) leased by the Issuer or any Guarantor or (y) owned by the Issuer or any Guarantor, if the greater of the cost and the book value of such interest is less than $2.0 million; (ii) any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; (iii) any right, title or interest in any permit, license or contract held by the Issuer or any Guarantor or to which the Issuer or any Guarantor is a party or any of its right, title or interest thereunder, in each case only to the extent and for so long as the terms of such permit, license or contract validly prohibits the creation by the Issuer or a Guarantor, as applicable, of a security interest in such permit, license or contract in favor of the Notes Priority Collateral Agent (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provisions) of any relevant jurisdiction or any other applicable law (including Title 11 of the United States Code) or principles of equity); (iv) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly-Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person that is binding on or relating to such Capital Stock; (v) any equipment or real property (and proceeds thereof) of the Issuer or any Guarantor that is subject to a purchase money Lien or Capitalized Lease Obligation permitted under the Indenture to the extent the documents relating to such purchase money Lien or Capitalized Lease Obligation would not permit such equipment or real property (and proceeds thereof) to be subject to the Liens created under the Security Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such equipment or real property shall cease to be an "Excluded Asset"; (vi) assets of the Issuer or any Guarantor located outside of the United States to the extent a Lien on such assets cannot be created and perfected under United States federal or state law; (vii) any Equity Interests and other securities of a Subsidiary to the extent that the pledge of such Equity Interests and other securities results in the Issuer being required to file separate financial statements of such Subsidiary with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act, but only to the extent necessary to not be subject to such requirement, (viii) any voting Equity Interests in excess of 66% of the issued and outstanding voting Equity Interests in any Foreign Subsidiary; (ix) any collateral account of the Issuer or any Guarantor maintained with the ABL Facility Security Agent solely for purposes of avoiding breakage costs in connection with mandatory prepayments of loans under the ABL Facility; and (x) After-Acquired Property subject to Permitted Liens described in clause (8) or (9) of the definition of Permitted Liens so long as the documents governing such Permitted Liens do not permit any other Liens on such After-Acquired Property; provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Assets) or (b) any asset which secures ABL Facility Debt.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from contributions to its common equity capital designated as Excluded Contributions pursuant to an officer's certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under "—Certain Covenants—Limitation on Restricted Payments."

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facilities unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by the chief financial officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under revolving credit facilities computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of:

          (1)   Consolidated Interest Expense of such Person for such period;

          (2)   all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

          (3)   all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are:

          (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Obligations under the Indenture.

        "Guarantor" means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity pricing or currency risks either generally or under specific contingencies.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   any indebtedness (including principal and premium) of such Person, whether or not contingent:

            (a)   in respect of borrowed money;

            (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof);

            (c)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade or similar creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

            (d)   representing any Hedging Obligations;

        if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

          (2)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

          (3)   to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and SunTrust Robinson Humphrey.

        "Intercreditor Agreement" means the intercreditor agreement dated as of the Issue Date among the Issuer, the Guarantors, the Trustee, the Notes Priority Collateral Agent and the ABL Facility Security Agent, as it may be amended from time to time in accordance with the Indenture.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means:

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

          (2)   debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

            (a)   the Issuer "Investment" in such Subsidiary at the time of such redesignation; less

            (b)   the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

        "Issue Date" means July 29, 2010.

        "Issuer" has the meaning set forth in the first paragraph under "General".

        "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under the Indenture on assets that do not constitute Collateral required (other than required by clause (1) of the third paragraph of "—Certain Covenants—Limitation on Sales of Assets") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Non-Conforming Plan of Reorganization" means any plan of reorganization that grants any Noteholder Secured Party any right or benefit, directly or indirectly, which right or benefit is prohibited at such time by the provisions of the Intercreditor Agreement.

        "Notes Priority Collateral" means the portion of the Collateral as to which the Notes and Guarantees have a first-priority security interest subject to certain Permitted Liens as described under "—Security for the Notes—Notes Priority Collateral".

        "Notes Priority Collateral Agent" means the "Collateral Agent" under the Indenture and under the Security Documents, and any successor thereto in such capacity.

        "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or of any other Person, as the case may be.

        "Officer's Certificate" means a certificate signed on behalf of the Issuer by an Officer of the Issuer, or on behalf of any other Person, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or such other Person, that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee and, if applicable, the Notes Priority Collateral Agent. The counsel may be an employee of or counsel to the Issuer, the Trustee or the Notes Priority Collateral Agent.

        "Other Pari Passu Lien Obligations" means any Additional Notes and any other Indebtedness having Pari Passu Lien Priority relative to the Notes with respect to the Notes Priority Collateral, either Pari Passu Lien Priority or no Lien with respect to the ABL Priority Collateral and substantially identical terms as the Notes (other than issue price, interest rate, yield and redemption terms) and any Indebtedness that refinances or refunds (or successive refinancings and refundings) any Notes or Additional Notes and all obligations with respect to such Indebtedness; provided, that such Indebtedness may (a) contain terms and covenants that are, in the reasonable opinion of the Issuer, less restrictive to the Issuer and the Restricted Subsidiaries than the terms and covenants under the Notes; provided that such Indebtedness has Pari Passu Lien Priority relative to the Notes; and (b) contain terms and covenants that are more restrictive to the Issuer and its Restricted Subsidiaries than the terms and covenants under the Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the Notes and the Indenture are amended to contain any such more restrictive terms and covenants; provided further, that such Indebtedness shall have a stated maturity date that is the same as or later than that of the Notes.

        "Pari Passu Lien Priority" means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a substantially identical basis as the holders of such specified Indebtedness or subject to intercreditor agreements providing holders of the Indebtedness intended to have Pari Passu Lien Priority with substantially the same rights and obligations and Lien priority that the holders of such specified Indebtedness have pursuant to the Intercreditor Agreement as to the specified Collateral.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "—Certain Covenants—Limitation on Sales of Assets" covenant.

        "Permitted Investments" means:

          (1)   any Investment in the Issuer or any of its Restricted Subsidiaries;

          (2)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (3)   any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys a division, a line of business or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

          (4)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Certain

  Covenants—Limitation on Sales of Assets" or any other disposition of assets not constituting an Asset Sale;

          (5)   any Investment existing on the Issue Date;

          (6)   any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

            (a)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

            (b)   as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (7)   Hedging Obligations permitted under clause (11) of the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (8)   additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $20.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (9)   Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in "Certain Covenants—Limitation on Restricted Payments";

          (10) guarantees of Indebtedness permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of clause (6) of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates";

          (12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

          (13) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (14) advances to, or guarantees of Indebtedness of, employees not in excess of $1.0 million outstanding at any one time, in the aggregate, and advances to employees solely for the purchase of Capital Stock of the Issuer not to exceed $2.5 million outstanding at any one time, in the aggregate;

          (15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; and

          (16) Investments in foreign entities engaged in a Similar Business not in excess of $25 million in the aggregate.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 60 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, landlord liens and Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate have a material adverse effect on said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness permitted to be incurred pursuant to clause (5) or (13) of the second paragraph under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (7)   Liens existing on the Issue Date (other than Liens securing the ABL Facility Debt);

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

          (9)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (11) Liens securing Hedging Obligations so long as related Indebtedness (if any) is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases, subleases, licenses or sublicenses (including real property and intellectual property rights) granted to others which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of the Issuer or any Restricted Subsidiary;

          (16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer's clients;

          (17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (14); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (14) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (18) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (19) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10.0 million at any one time outstanding;

          (20) to the extent not an Event of Default under clause (5) under the caption "Events of Default and Remedies", Liens arising by reason of a judgment, decree or order and Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings;

          (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (23) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

          (24) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (25) Liens securing Senior Indebtedness permitted to be incurred pursuant to the first paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that any such Indebtedness has Pari Passu Lien Priority relative to the Notes; and provided further that at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 2.5 to 1.0;

          (26) Liens securing Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that (1) any such Liens on Notes Priority Collateral shall rank junior in priority to the Liens on the Notes Priority Collateral securing the Notes and related Guarantees and (2) the holder of such Lien either (x) is subject to an intercreditor agreement consistent with the Intercreditor Agreement on the same basis as the ABL Secured Parties or (y) is or agrees to become bound by the terms of the Intercreditor Agreement on the same basis as the ABL Secured Parties;

          (27) Liens securing the Notes and the Guarantees (and the exchange Notes and the exchange Guarantees) outstanding on the Issue Date, Refinancing Indebtedness with respect to such Notes, and the Guarantees relating thereto and any Obligations with respect to such Notes, Refinancing Indebtedness, and Guarantees;

          (28) Liens on the Notes Priority Collateral in favor of any collateral or security agent relating to such collateral or security agent's administrative expenses with respect to the Notes Priority Collateral;

          (29) Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby;

          (30) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

          (31) Liens securing Cash Management Obligations so long as such Lien is on the same property which secures Indebtedness permitted pursuant to clause (1) of "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (32) Liens not otherwise permitted pursuant to the preceding clauses (1) through (31) securing Indebtedness that do not exceed $10 million in the aggregate at any one time outstanding.

        For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Issuer shall, in its sole discretion, classify (but not reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Public Equity Offering" means any public sale of common stock or Preferred Stock of the Issuer (excluding Disqualified Stock), other than:

          (1)   public offerings with respect to the Issuer's common stock registered on Form S-8;

          (2)   issuances to any Subsidiary of the Issuer; and

          (3)   any such public sale that constitutes an Excluded Contribution.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables" means all of the following now owned or hereafter arising or acquired property of Issuer or any Guarantor: (a) all accounts; (b) all amounts at any time payable to Issuer or any Guarantor in respect of the sale or other disposition by any Issuer or any Guarantor of any account; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any account; (d) all payment intangibles of Issuer or any Guarantor and other contact rights, chattel paper, instruments, notes, and other forms of obligations owing to Issuer or any Guarantor, in each case arising from the sale and lease of inventory, licensing of inventory or the rendition of services or otherwise directly related to any accounts or inventory of Issuer or any Guarantor (including, without limitation, chooses in action, causes of action, or other rights and claims against carriers and shippers, rights to indemnification, and identifiable proceeds thereof, casualty or any similar types of insurance, in each case relating to ABL Priority Collateral and identifiable proceeds thereof).

        "Registration Rights Agreement" means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and any registration rights agreement entered into in connection with any issuance of Additional Notes.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Security Documents" means the security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, control agreements and related agreements (including, without limitation, financing statements under the Uniform Commercial Code of the relevant jurisdictions), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

        "Senior Indebtedness" means:

          (1)   all Indebtedness of the Issuer or any Guarantor outstanding under the ABL Facility and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

          (2)   all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Facility) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

          (3)   any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

          (4)   all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

          (a)   any obligation of such Person to the Issuer or any of its Subsidiaries;

          (b)   any liability for federal, state, local or other taxes owed or owing by such Person;

          (c)   any accounts payable or other liability to trade creditors arising in the ordinary course of business;

          (d)   any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

          (e)   that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

        "Senior Secured Indebtedness" means any Indebtedness (other than Capitalized Lease Obligations) that is secured by a Lien on any Collateral that ranks pari passu or senior in priority to the Lien securing the Notes pursuant to the Intercreditor Agreement or otherwise, including the Notes and any other Pari Passu Lien Obligations.

        "Senior Secured Leverage Ratio" means as of any date of determination (the "Determination Date"), the ratio of (a) the aggregate Senior Secured Indebtedness of the Issuer and its Restricted Subsidiaries as of the Determination Date to (b) EBITDA of the Issuer and its Restricted Subsidiaries on a consolidated basis for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Determination Date.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Determination Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by the chief financial officer of the Issuer.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Subordinated Indebtedness" means, with respect to the Notes,

          (1)   any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

          (2)   any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

        "Subsidiary" means, with respect to any Person:

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2013; provided, however, that if the period from the Redemption Date to February 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

          (1)   such designation complies with the covenants described under "—Certain Covenants—Limitation on Restricted Payments"; and

          (2)   each of:

            (a)   the Subsidiary to be so designated; and

            (b)   its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

          (1)   the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

          (2)   the Fixed Charge Coverage Ratio for the Issuer its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee and the Notes Priority Collateral Agent a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

          (2)   the sum of all such payments.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

 BOOK-ENTRY SETTLEMENT AND CLEARANCE

        The exchange notes will be issued in the form of one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but neither we nor the initial purchasers take any responsibility for or make any representation or warranty with respect to the accuracy of this information. DTC, Euroclear and Clearstream are under no obligation to follow the procedures described herein to facilitate the transfer of interest in global notes among participants and account holders of DTC, Euroclear and Clearstream, and such procedures may be discontinued or modified at any time. Neither we, the guarantors, the trustee nor any paying agent will have any responsibility for the performance of DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC,

Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes certain U.S. federal income tax consequences relevant to the exchange of the outstanding notes for the exchange notes (collectively, the "notes") pursuant to the exchange offer and the ownership and disposition of the exchange notes. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, which we refer to as the IRS, all as in effect on the date of this prospectus. These authorities are subject to change, possibly retroactively, resulting in tax consequences different from those discussed below. No rulings have or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer and the ownership or disposition of the exchange notes, or that any such position would not be sustained by a court.

        This discussion is limited to holders who hold the notes as "capital assets" within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, "controlled foreign corporations," "passive foreign investment companies," dealers in securities or currencies, traders in securities, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction.

        As used herein, "U.S. holder" means a beneficial owner of the notes who is treated for U.S. federal income tax purposes as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all its substantial decisions or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and validly elected to continue to be so treated.

        A "non-U.S. holder" is a beneficial owner of the notes who is an individual, corporation, estate or trust for U.S. federal income tax purposes and who is not a U.S. holder.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the tax consequences to them of the ownership and disposition of the notes.

        Holders of the notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax law, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to the Exchange Offer

        The exchange of the outstanding notes for the exchange notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of the outstanding notes for the exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes and tax consequences as the outstanding notes exchanged therefore, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

        YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES PURSUANT TO THIS EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER U.S. FEDERAL TAX LAWS.

Classification of the Notes

        In certain circumstances (see "Description of Notes—Optional Redemption" and "Description of Notes—Repurchase at the Option of Holders—Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. Our obligation to pay any such excess amounts may implicate the provisions of the U.S. Treasury Regulations relating to "contingent payment debt instruments." We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of such payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will not have to be paid. Assuming such position is respected, a holder generally would not be required to include any income in respect of the foregoing contingencies unless and until any of such contingencies occurred. Our position is binding on a holder unless the holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our position, however, is not binding on the IRS. If the IRS were to challenge this determination, a holder might be required to accrue income on its notes in excess of stated interest and original issue discount (if any), and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note. This disclosure assumes that the notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt regulations to the notes and the consequences thereof.

U.S. Holders

  Stated Interest

        Absent an election to treat all interest on a note as original issue discount, as discussed below under "—Election to Treat All Interest as OID," payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time such payments are received or accrued, in accordance with such holder's method of accounting for U.S. federal income tax purposes. Beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts will be subject to a newly enacted additional 3.8% tax on payments of stated interest and any original issue discount on the notes.

  Original Issue Discount

        The notes will be treated as issued with original issue discount, which we refer to as OID, in an amount equal to the difference between their stated principal amount and their "issue price." The "issue price" of the notes is the first price at which a substantial amount of the outstanding notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

        Subject to the rules described below under "—Acquisition Premium" and "—Amortizable Bond Premium," U.S. holders must include OID in gross income (as ordinary income) on a constant yield basis in advance of the receipt of cash attributable to that income irrespective of their method of tax accounting. However, U.S. holders generally will not be required to include separately in income cash payments received on the notes to the extent such payments constitute payments of previously accrued OID.

        The amount of OID includible in gross income by a U.S. holder is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which such U.S. holder holds such note, which we refer to as accrued OID. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the aggregate amount of all stated interest allocable to the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of stated interest) and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments previously made on such note other than payments of stated interest. The "yield to maturity" of the notes is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the notes, produces an amount equal to the issue price of the notes. Under these rules, a U.S. holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

  Market Discount

        If a U.S. holder acquires a note at a cost that is less than its adjusted issue price on the acquisition date, the amount of the difference is treated as "market discount" for U.S. federal income tax purposes, unless the difference is less than .0025 multiplied by the note's stated redemption price at maturity multiplied by the number of complete years to maturity of the note from the date of acquisition (in which case, the difference is "de minimis market discount"). In general, market discount will be treated as accruing ratably over the remaining term of the note or, at the holder's election, on a constant yield to maturity basis. If a constant yield election is made, it will apply only to the note for which it is made and may not be revoked.

        A U.S. holder may elect to include market discount in income currently as it accrues. Once made, this election will apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election. If a holder does not elect to include accrued market discount in income over the remaining term of the note, the holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

        If a U.S. holder acquires a note at a market discount, the holder will be required to treat any gain on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the note. If a U.S. holder disposes of a note with market discount in certain otherwise nontaxable transactions, the U.S. holder must include accrued market discount in income as ordinary income as if the holder had sold the note at its then fair market value.

  Acquisition Premium

        If a U.S. holder acquires a note at a cost less than or equal to the sum of all amounts payable on the note after the acquisition date other than stated interest, but greater than the note's adjusted issue price on the acquisition date, the holder will be treated as acquiring the note at an "acquisition premium." Unless an election is made, the holder generally will reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the holder's initial basis in the note over the note's adjusted issue price on the acquisition date and the denominator of which is the excess of the sum of all amounts payable on the note after the acquisition date other than qualified stated interest over the note's adjusted issue price on the acquisition date. Alternatively, the U.S. holder may elect to compute OID accruals by treating the acquisition of the note as a purchase at original issuance and applying the constant yield method described above.

  Amortizable Bond Premium

        A U.S. holder generally will be considered to have acquired the note with amortizable bond premium if the holder acquires the note for an amount greater than the stated principal amount. A U.S. holder generally may elect to amortize bond premium under a constant yield method from the acquisition date to the note's maturity date (or, if it results in a smaller amount of amortizable premium, to an earlier call date with reference to the amount payable on the earlier call date such as described under "Description of Exchange Notes— Optional Redemption"). Once made, this election applies to all debt obligations held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to interest income on the note and not as a separate deduction.

  Election to Treat All Interest as OID

        A U.S. holder may elect to treat all interest (including any stated interest, OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election must be made for the taxable year in which the U.S. holder acquires the note, and may not be revoked without the consent of the IRS. If a note was acquired with market discount, this election will result in a deemed election to accrue market discount in income currently with respect to the note and all other market discount obligations acquired by the holder on or after the first day of the taxable year to which the election first applies. Similarly, if a note was acquired with amortizable bond premium, this election will result in a deemed election to amortize bond premium with respect to the note and all other debt obligations held or subsequently acquired by the holder on or after the first day of the taxable year to which the election first applies. U.S. holders should consult their tax advisors about this election.

        The rules regarding OID, market discount, acquisition premium and amortizable bond premium are complex. Accordingly, prospective investors should consult their own tax advisors regarding the application of the rules described above.

  Sale or Other Taxable Disposition of the Notes

        A U.S. holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer or pursuant to a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid stated interest that the holder has not elected to treat as OID as discussed above, which will be taxable as interest if not previously included in income) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be the U.S. holder's cost therefor, increased by OID (net of any reduction in OID made to reflect acquisition premium) and market discount previously included in gross income and decreased by amounts of amortizable bond premium used to offset stated interest income with respect to the note. Other than as described above under "—Market Discount," this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. holder has held the note for more than one year. Long-term capital gains of non-corporate holders are currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations. Beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts will be subject to a newly enacted additional 3.8% tax on capital gains from the sale or other taxable disposition of the notes.

  Information Reporting and Backup Withholding

        Information with respect to interest and OID paid on the notes and gross proceeds paid on a taxable disposition of the notes to U.S. holders, other than certain exempt holders, will be required to be furnished to such holders and to the IRS.

        A U.S. holder may be subject to backup withholding (currently at a rate of 28%) on interest (including OID) received on the notes and on the proceeds received upon the sale or other disposition (including a retirement or redemption) of such notes. Certain holders generally are not subject to backup withholding. A U.S. holder generally will be subject to backup withholding if such holder is not otherwise exempt and:

  •
  such holder fails to furnish its taxpayer identification number, which, for an individual, is ordinarily his or her social security number;

  •
  such holder furnishes an incorrect taxpayer identification number;

  •
  we are notified by the IRS that such holder is subject to backup withholding because it has failed to properly report payments of interest or dividends; or

  •
  such holder fails to certify, under penalties of perjury, that it has furnished its correct taxpayer identification number and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

        U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

  Interest

        Interest and OID paid to a non-U.S. holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

  •
  such interest and OID is not effectively connected with the non-U.S. holder's conduct of a trade or business in the United States;

  •
  such holder does not directly, indirectly, actually or constructively own 10% or more of the total combined voting power of all of the classes of our stock (which should include for these purposes our currently outstanding convertible notes because we are treating the convertible notes as stock for federal income tax purposes);

  •
  such holder is not a controlled foreign corporation that is related to us; and

  •
  either (1) the non-U.S. holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person and provides its name and address (which certification may be made on IRS Form W-8BEN, or applicable successor form), (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement or (3) the non-U.S. holder holds its notes through a "qualified intermediary" and certain conditions are satisfied.

        If the requirements described above are not satisfied, the gross amount of any payments of interest and OID made to the non-U.S. holder that are not effectively connected with the non-U.S. holder's conduct of a U.S. trade or business will be subject to U.S. federal withholding tax at a rate of 30% (or, if applicable, a lower treaty rate). Interest and OID that is effectively connected with a non-U.S. holder's conduct of a trade or business in the United States will be taxed as discussed below under "—U.S. Trade or Business."

        Even if the above conditions are not met, a non-U.S. holder may be entitled to a reduction in or an exemption from withholding tax on interest and OID under an income tax treaty between the United States and the non-U.S. holder's country of residence. To claim such a reduction or exemption, a non-U.S. holder generally must complete IRS Form W-8BEN and claim this reduction or exemption on the form. In some cases, a non-U.S. holder instead may be permitted to provide documentary evidence of its claim to an intermediary, or a qualified intermediary already may have some or all of the necessary evidence in its files.

        The certification requirements described above may require a non-U.S. holder to provide its U.S. taxpayer identification number in order to claim the benefit of an income tax treaty or for other reasons. Special certification requirements apply to intermediaries. Non-U.S. holders should consult their tax advisors regarding the certification requirements discussed above.

  Sale or Other Taxable Disposition of the Notes

        A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note unless (i) such gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (in which case, such non-U.S. holder will be taxed as discussed below under "—U.S. Trade or Business") or (ii) such holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met (in which case, such holder will be subject to a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain, which may be offset by certain U.S. source capital losses).

  U.S. Trade or Business

        If interest, OID or gain from a disposition of the notes is effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, the non-U.S. holder maintains a "permanent establishment" in the United States to which the interest,

OID or gain is attributable, the non-U.S. holder generally will be subject to U.S. federal income tax on the interest, OID or gain on a net basis in the same manner as if it were a U.S. holder. If interest income received (including OID) with respect to the notes is effectively connected income, the 30% withholding tax described above will not apply (assuming the appropriate certification is provided, which may be done by filing a properly executed IRS Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest or OID on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest, OID or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

  Information Reporting and Backup Withholding

        Backup withholding generally will not apply to payments of interest (including OID) made by us or our paying agent, in such capacities to a non-U.S. holder of a note if the holder certifies as to its non-U.S. status in the manner described above under "—Non-U.S. Holders—Interest." However, information reporting on IRS Form 1042-S may still apply with respect to interest payments (including OID). In addition, information regarding interest (including OID) payments on the notes may be made available to the tax authorities in the country where the non-U.S. holder resides or is established, pursuant to an applicable income tax treaty.

        Payments of the proceeds from a disposition (including a retirement or redemption) by a non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

  •
  a U.S. person;

  •
  a controlled foreign corporation for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

        Payment of the proceeds from a disposition (including a retirement or redemption) by a non-U.S. holder of a note made to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

        Non-U.S. holders should consult their tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of, and the procedure for obtaining an exemption from, withholding, information reporting and backup withholding under current U.S. Treasury Regulations. In this regard, the current U.S. Treasury Regulations provide that a certification may not be relied on if the payer knows or has reason to know that the certification may be false. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

        You should consult your tax advisor regarding the U.S. federal income tax consequences to you of the exchange of the outstanding notes for the exchange notes and the ownership and disposition of the exchange notes, as well as any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in any such resale. All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers,, and pursuant to the terms of the registration rights agreement, will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

        The financial statements as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to (1) uncertainties resulting from the consequences of the bankruptcy proceedings and (2) the order by the Bankruptcy Court confirming the plan of reorganization effective at the close of business on February 26, 2010). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ACCURIDE CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Accuride Corporation
Evansville, Indiana

        We have audited the accompanying consolidated balance sheets of Accuride Corporation (Debtors-in-Possession) and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Accuride Corporation (Debtors-in-Possession) and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, the Company and its U.S. subsidiaries have filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (3) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (4) as to operations, the effect of any changes that may be made in its business.

        As discussed in Note 21 to the consolidated financial statements, on February 18, 2010, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on February 26, 2010. Under the plan of reorganization, the Company is required to comply with certain terms and conditions as more fully described in Note 21 to the consolidated financial statements.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
March 29, 2010

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56,521	$123,676
Customer receivables, net of allowance for doubtful accounts of $2,329 and $1,743 in 2009 and 2008, respectively	60,120	70,485
Other receivables	6,181	7,734
Inventories	50,742	78,805
Supplies, net	16,600	18,501
Deferred income taxes	2,811	1,955
Income tax receivable	1,542	1,140
Prepaid expenses and other current assets	4,620	5,463

Total current assets	199,137	307,759
PROPERTY, PLANT AND EQUIPMENT, net	229,527	258,638
OTHER ASSETS:
Goodwill	127,474	127,474
Other intangible assets, net	89,230	97,482
Deferred financing costs, net of accumulated amortization of $7,360 and $4,940 in 2009 and 2008, respectively	4,282	5,559
Marketable securities and other investments	—	5,000
Other	22,020	6,638

TOTAL	$671,670	$808,550

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$31,277	$63,937
Accrued payroll and compensation	14,318	19,651
Accrued interest payable	3,571	12,505
Accrued workers compensation	7,038	7,969
Debt	397,472	—
Accrued and other liabilities	20,609	21,556

Total current liabilities	474,285	125,618
LONG-TERM DEBT	—	651,169
DEFERRED INCOME TAXES	14,274	12,554
NON-CURRENT INCOME TAXES PAYABLE	7,914	8,715
OTHER POSTRETIREMENT BENEFIT PLAN LIABILITY	61,292	50,400
PENSION BENEFIT PLAN LIABILITY	35,932	31,941
OTHER LIABILITIES	4,125	1,968
LIABILITIES SUBJECT TO COMPROMISE	302,114	—
COMMITMENTS AND CONTINGENCIES (Notes 11 and 17)	—	—
STOCKHOLDERS' DEFICIENCY:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized and 1 issued	—	—
Common Stock, $0.01 par value; 100,000,000 shares authorized, 48,139,000 and 36,573,000 shares issued, and 47,562,000 and 35,869,000 shares outstanding in 2009 and 2008, respectively	476	359
Additional paid-in-capital	268,106	263,858
Treasury stock—76,000 shares at cost in 2009 and 2008	(751)	(751)
Accumulated other comprehensive loss	(48,376)	(29,672)
Accumulated deficiency	(447,721)	(307,609)

Total stockholders' deficiency	(228,266)	(73,815)

TOTAL	$671,670	$808,550

See notes to consolidated financial statements.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
(In thousands except per share data)	2009	2008	2007
NET SALES	$570,193	$931,409	$1,013,686
COST OF GOODS SOLD	572,495	875,809	927,192

GROSS PROFIT (LOSS)	(2,302)	55,600	86,494
OPERATING EXPENSES:
Selling, general and administrative	42,448	55,202	55,798
Prepetition professional fees	17,015	—	—
Impairment of goodwill and other intangibles	3,330	277,041	1,100

INCOME (LOSS) FROM OPERATIONS	(65,095)	(276,643)	29,596
OTHER INCOME (EXPENSE):
Interest income	720	1,288	1,952
Interest expense	(60,473)	(52,688)	(50,296)
Loss on extinguishment of debt	(5,389)	—	—
Other income (loss), net	6,888	(4,821)	6,978

LOSS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(123,349)	(332,864)	(11,770)
Reorganization Items	14,379	—	—

LOSS BEFORE INCOME TAXES	(137,728)	(332,864)	(11,770)
INCOME TAX PROVISION (BENEFIT)	2,384	(4,598)	(3,131)

NET LOSS	$(140,112)	$(328,266)	$(8,639)

Weighted average common shares outstanding—basic	39,028	35,538	35,179
Basic loss per share	$(3.59)	$(9.24)	$(0.25)

Weighted average common shares outstanding—diluted	39,028	35,538	35,179
Diluted loss per share	$(3.59)	$(9.24)	$(0.25)

See notes to consolidated financial statements.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

(In thousands)	Comprehensive Income (Loss)	Common Stock and Additional Paid-in- Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficiency)	Total Stockholders' Equity (Deficiency)
BALANCE at January 1, 2007	—	$256,090	$(751)	$(23,100)	$31,343	$263,582
Net loss	$(8,639)	—	—	—	(8,639)	(8,639)
Exercise of share-based awards	—	4,190	—	—	—	4,190
Stock compensation expense	—	2,719	—	—	—	2,719
Adoption of FIN 48	—	—	—	—	(2,047)	(2,047)
Other comprehensive income:
Pension liability adjustment (net of tax)	13,995	—	—	13,995	—	13,995

Comprehensive income	$5,356

BALANCE—December 31, 2007		262,999	(751)	(9,105)	20,657	273,800
Net loss	$(328,266)	—	—	—	(328,266)	(328,266)
Exercise of share-based awards	—	431	—	—	—	431
Reversal of tax benefit of share-based awards	—	(1,647)	—	—	—	(1,647)
Stock compensation expense	—	2,434	—	—	—	2,434
Other comprehensive income:
Pension liability adjustment (net of tax)	(20,567)	—	—	(20,567)	—	(20,567)

Comprehensive loss	$(348,833)

BALANCE—December 31, 2008		264,217	(751)	(29,672)	(307,609)	(73,815)
Net loss	$(140,112)	—	—	—	(140,112)	(140,112)
Exercise of share-based awards	—	47	—	—	—	47
Exercise of warrants	—	3,985	—	—	—	3,985
Stock compensation expense	—	333	—	—	—	333
Other comprehensive income:
Pension liability adjustment (net of tax)	(18,704)	—	—	(18,704)	—	(18,704)

Comprehensive loss	$(158,816)

BALANCE—December 31, 2009		$268,582	$(751)	$(48,376)	$(447,721)	$(228,266)

See notes to consolidated financial statements.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(140,112)	$(328,266)	$(8,639)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and impairment of property, plant and equipment	47,413	44,021	55,912
Amortization—deferred financing costs	4,557	1,235	1,235
Amortization—other intangible assets	4,922	5,398	5,674
Loss on extinguishment of debt	5,389	—	—
Reorganization items	14,379	—	—
Payments on reorganization items	(5,559)	—	—
Loss on disposal of assets	305	3,160	433
Provision for deferred income taxes	864	(6,264)	(8,450)
Non-cash stock-based compensation	333	2,434	2,719
Loss on sale of marketable securities	1,100	—	—
Impairments of investments	—	3,056	—
Impairments of goodwill and other intangibles	3,330	277,041	1,100
Change in warrant liability	(594)	—	—
Paid-in-kind interest	9,421	—	—
Changes in certain assets and liabilities:
Receivables	11,918	8,145	55,470
Inventories and supplies	29,964	15,806	12,667
Prepaid expenses and other assets	368	(26,708)	11,142
Accounts payable	(20,968)	(13,027)	(25,873)
Accrued and other liabilities	(6,342)	4,804	(20,448)

Net cash provided by (used in) operating activities	(39,312)	(9,165)	82,942

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(20,364)	(29,685)	(36,499)
Cash distribution from investment—Trimont	280	353	427
Proceeds from sale of property, plant and equipment	—	—	446
Purchase of marketable securities	—	(5,000)	—
Sale of marketable securities	3,900	—	—
Other investments	(18,689)	(975)	(740)

Net cash used in investing activities	(34,873)	(35,307)	(36,366)

CASH FLOWS FROM FINANCING ACTIVITIES:
Debtor in possession borrowing	21,467	—	—
Payments on long-term debt	—	—	(70,000)
Increase in revolving credit advance	49,315	78,444	5,000
Decrease in revolving credit advance	(53,000)	—	(5,000)
Credit facility amendment fees	(10,797)	—	—
Proceeds from employee stock option and stock purchase plans	45	416	3,006
Tax effect from employee stock option exercises	—	(1,647)	1,149

Net cash provided by (used in) financing activities	7,030	77,213	(65,845)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(67,155)	32,741	(19,269)
CASH AND CASH EQUIVALENTS—Beginning of year	123,676	90,935	110,204

CASH AND CASH EQUIVALENTS—End of year	$56,521	$123,676	$90,935

Supplemental cash flow information:
Cash paid for interest	$41,051	$43,499	$46,794
Cash paid for income taxes	$777	$2,231	$2,101
Cash paid for capital leases	$493	$200	$214
Non-cash transactions:
Purchases of property, plant and equipment in accounts payable	$1,401	$5,115	$8,221
Issuance of warrants	$4,655	$—	$—
Exercise of warrants	$3,985	$—	$—
Financing fees related to the DIP credit facility	$3,533	$—	$—

See notes to consolidated financial statements.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies

        Basis of Consolidation—The accompanying consolidated financial statements include the accounts of Accuride Corporation (the "Company") and its wholly-owned subsidiaries, including Accuride Canada, Inc. ("Accuride Canada"), Accuride Erie L.P. ("Accuride Erie"), Accuride de Mexico, S.A. de C.V. ("AdM"), AOT, Inc. ("AOT"), and Transportation Technologies Industries, Inc. ("TTI"). TTI's subsidiaries include Bostrom Seating, Inc. ("Bostrom"), Brillion Iron Works, Inc. ("Brillion"), Fabco Automotive Corporation ("Fabco"), Gunite Corporation ("Gunite"), and Imperial Group, L.P. ("Imperial"). All significant intercompany transactions have been eliminated.

        Subsequent events have been evaluated for potential recognition and disclosure through March 29, 2010, the date that these financial statements are filed with the Securities and Exchange Commission. See Note 21, Subsequent Events.

        Bankruptcy Filing—On October 8, 2009, The Company and its United States ("U.S.") subsidiaries (the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Company's Mexico and Canada subsidiaries were not included in the filings and will continue their business operations without supervision from the Bankruptcy Court and will not be subject to the requirements of the Bankruptcy Code. See Note 21, Subsequent Events.

        Accounting standards applicable to companies in Chapter 11, generally do not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from postpetition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in the statements of cash flows. The Debtors operated pursuant to Chapter 11 under the Bankruptcy Code and continuation of the Company as a going-concern was contingent upon, among other things, the Debtors' ability (i) to comply with the terms and conditions of the DIP financing agreement described in Note 21; (ii) to develop a plan of reorganization and obtain confirmation under the Bankruptcy Code; (iii) to reduce unsustainable debt and other liabilities and simplify our complex and restrictive capital structure through the bankruptcy process; (iv) to return to profitability; (v) to generate sufficient cash flow from operations; and (vi) to obtain financing sources to meet our future obligations. The confirmation of the Plan of Reorganization and execution of the postpetition credit agreement and postpetition senior convertible notes on February 26, 2010 (the "Effective Date"), allowed us to emerge from bankruptcy, which resolved these uncertainties.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

        Fees related to the evaluation of alternatives for addressing the failure to comply with certain financial covenants under our prepetition Credit Agreement were recognized as a component of Operating Expenses.

        Liabilities Subject to Compromise—As a result of the Chapter 11 filing, the payment of prepetition indebtedness may be subject to compromise or other treatment under the Debtors' plan of reorganization. Generally, actions to enforce or otherwise effect payment of prepetition liabilities are stayed. Although prepetition claims are generally stayed, at hearings held on October 9, 2009, the Court approved the Debtors' "first day" motions generally designed to stabilize the Debtors' operations and cover, among other things, human capital obligations, supplier relations, customer relations, business operations, tax matters, cash management, utilities, case management and retention of professionals.

        Undisputed post petition claims in the ordinary course of business are being paid. In addition, the Debtors may reject prepetition executory contracts and unexpired leases with respect to the Debtors' operations, with the approval of the Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims and were classified as liabilities subject to compromise. On November 3, 2009, the Court established November 30, 2009 as the bar date. The bar date is the date by which claims against the Debtors arising prior to the Debtors' Chapter 11 filings must be filed if the claimants wish to receive any distribution in the Chapter 11 cases. On November 9, 2009, the Debtors commenced notification, including publication, to all known actual and potential creditors informing them of the bar date and the required procedures with respect to the filing of proofs of claim with the Court.

        Liabilities subject to compromise consist of the following:

December 31, 2009
Debt	$275,000
Accrued interest	15,976
Accounts payable	7,978
Executory contracts and leases	3,160

Liabilities subject to compromise	$302,114

        On the Effective Date of our Plan or Reorganization, the debt and accrued interest was cancelled. The subordinated senior note holders received 98 million shares of our postpetition common stock and the accounts payable liabilities were subsequently paid. See Note 21.

        Reorganization Items—Reorganization items such as certain revenues, expenses such as professional fees directly related to the process of reorganizing the Debtors under Chapter 11, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business are separately disclosed. The Debtors' reorganization items incurred from the filing date of October 8, 2009 through December 31, 2009, consist of professional, financing, and other fees directly related to reorganization, excluding prepetition fees, of approximately $14.4 million. Professional fees directly

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

related to the reorganization include fees associated with advisors to the Debtors, unsecured creditors and secured creditors. From October 8, 2009 through December 31, 2009, approximately $5.6 million of professional fees were paid and $3.5 million of financing fees were incurred.

        Prepetition Professional Fees—Special legal and other advisors fees associated with our prepetition reorganization efforts, including preparation for the bankruptcy filing, are reflected in prepetition professional fees in the consolidated statement of operations for the year ended December 31, 2009.

        Business of the Company—We are engaged primarily in the design, manufacture and distribution of components for trucks, trailers and certain military and construction vehicles. We sell our products primarily within North America and Latin America to original equipment manufacturers and to the aftermarket.

        Management's Estimates and Assumptions—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Revenue Recognition—Revenue from product sales is recognized primarily upon shipment whereupon title passes and we have no further obligations to the customer. Provisions for discounts and rebates to customers, and returns and other adjustments are provided for as a reduction of sales in the same period the related sales are recorded.

        Cash and Cash Equivalents—Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of acquisition. The carrying value of these investments approximates fair value due to their short maturity.

        Included in other assets at December 31, 2009, is restricted cash of $15.6 million related to drawn letters of credit.

        Inventories—Inventories are stated at the lower of cost or market. Cost for substantially all inventories is determined by the first-in, first-out method ("FIFO"). We review inventory on hand and write down excess and obsolete inventory based on our assessment of future demand and historical experience. We also recognize abnormal items as current-period charges. Fixed production overhead costs are based on the normal capacity of the production facilities.

        Supplies—Supplies primarily consist of spare parts and consumables used in the manufacturing process. Supplies are stated at the lower of cost or market. Cost for substantially all supplies is determined by a moving-average method. We perform annual evaluations of supplies and provide an allowance for obsolete items based on usage activity.

        Property, Plant and Equipment—Property, plant and equipment are recorded at cost and are depreciated using the straight-line method over their expected useful lives. Generally, buildings and

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

improvements have useful lives of 15-30 years, and factory machinery and equipment have useful lives of 10 years.

        Deferred Financing Costs—Costs incurred in connection with the Credit Agreement and issuance of senior subordinated notes (see Note 6) were originally deferred and are being amortized over the life of the related debt using the effective interest method. Deferred financing costs related to prepetition senior subordinated debt that is subject to compromise were recognized as reorganization items during the year ended December 31, 2009. Debt issuance costs and discounts on prepetition senior debt were not adjusted because we continued to make payments based on the original contract terms.

        Goodwill—Goodwill consists of costs in excess of the net assets acquired in connection with the Phelps Dodge Corporation ("PDC") acquisition of us in 1988, the Accuride Erie and AdM acquisitions in 1999, and the TTI acquisition in 2005. In accordance with ASC 350, Intangibles—Goodwill and other, we test goodwill for impairment at least annually or more frequently if impairment indicators arise. See Note 4 for a discussion of recorded impairments.

        Intangible Assets—In accordance with ASC 350, our indefinite lived intangibles assets (trade names) are not amortized but are reviewed for impairment at least annually or more frequently if impairment indicators arise. The lives for the definite-lived intangibles assets are reviewed annually to ensure recoverability when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. See Note 4 for a discussion of recorded impairments.

        Long-Lived Assets—We evaluate our long-lived assets to be held and used and our amortizing intangible assets for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Impairment is determined by comparison of the carrying amount of the asset to the undiscounted net cash flows expected to be generated by the related asset group. Long-lived assets to be disposed of are carried at the lower of cost or fair value less the costs of disposal.

        Pension Plans—We have trusteed, non-contributory pension plans covering certain U.S. and Canadian employees. For certain plans, the benefits are based on career average salary and years of service and, for other plans, a fixed amount for each year of service. Our net periodic pension benefit costs are actuarially determined. Our funding policy provides that payments to the pension trusts shall be at least equal to the minimum legal funding requirements.

        Postretirement Benefits Other Than Pensions—We have postretirement health care and life insurance benefit plans covering certain U.S. non-bargained and Canadian employees. We account for these benefits on an accrual basis and provide for the expected cost of such postretirement benefits accrued during the years employees render the necessary service. Our funding policy provides that payments to participants shall be at least equal to our cash basis obligation.

        Postemployment Benefits Other Than Pensions—We have certain post-employment benefit plans, which provide severance benefits, covering certain U.S. and Canadian employees. We account for these benefits on an accrual basis.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

        Income Taxes—Deferred tax assets and liabilities are computed based on differences between financial statement and income tax bases of assets and liabilities using enacted income tax rates. Deferred income tax expense or benefit is based on the change in deferred tax assets and liabilities from period to period, subject to an ongoing assessment of realization of deferred tax assets. Management judgment is required in developing our provision for income taxes, including the determination of deferred tax assets, liabilities and any valuation allowance recorded against the deferred tax assets. We evaluate quarterly the realizability of our net deferred tax assets by assessing the valuation allowance and adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of taxable income and the availability of tax planning strategies that can be implemented to realize the net deferred tax assets. We have concluded that we will more than likely not realize the benefits of certain deferred tax assets, totaling $114.0 million, for which we have provided a valuation allowance. See Note 9 for a discussion of valuation allowances.

        In July 2006, the FASB issued ASC 740-10, Accounting for Uncertainty in Income Taxes, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in ASC 740, Accounting for Income Taxes, on the uncertainty in income taxes recognized in an enterprise's financial statements. Specifically, ASC 740-10 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken, and provides related guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The impact of the adoption of ASC 740-10 on January 1, 2007, was to decrease retained earnings by $2.1 million, increase goodwill by $0.7 million, decrease income taxes payable by $6.1 million, decrease net deferred tax liabilities by $2.7 million, and increase non-current income taxes payable by $11.6 million.

        Research and Development Costs—Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The amounts expensed in the years ended December 31, 2009, 2008, and 2007 totaled $6.8 million, $10.9 million and $7.3 million, respectively.

        Foreign Currency—The assets and liabilities of Accuride Canada and AdM that are receivable or payable in cash are converted at current exchange rates, and inventories and other non-monetary assets and liabilities are converted at historical rates. Revenues and expenses are converted at average rates in effect for the period. The functional currencies of Accuride Canada and AdM have been determined to be the U.S. dollar. Accordingly, gains and losses resulting from conversion of such amounts, as well as gains and losses on foreign currency transactions, are included in operating results as "Other income (loss), net." We had aggregate foreign currency gains of $7.1 million and $6.6 million for the years ended December 31, 2009, and 2007, respectively. For the year ended December 31, 2008 we had an aggregate foreign currency loss of $5.2 million.

        Concentrations of Credit Risk—Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents, customer receivables, and derivative financial instruments. We place our cash and cash equivalents and execute derivatives with

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

high quality financial institutions. Generally, we do not require collateral or other security to support customer receivables.

        Derivative Financial Instruments—We use derivative instruments to manage exposure to foreign currency, commodity prices, and interest rate risks. We do not enter into derivative financial instruments for trading or speculative purposes. The derivative instruments used by us include interest rate, foreign exchange, and commodity price instruments. All derivative instruments are recognized on the consolidated balance sheet at their estimated fair value. As of December 31, 2009, there were no derivatives designated as hedges for financial reporting purposes.

        Interest Rate Instruments—From time to time, we use interest rate swap agreements as a means of fixing the interest rate on portions of our floating-rate debt. The interest rate swap agreements are not designated as hedges for financial reporting purposes and are carried in the consolidated financial statements at fair value, with all realized and unrealized gains or losses reflected in current period earnings as a component of interest expense. As of December 31, 2009, we had one interest rate swap agreement to exchange, at specified intervals, the difference between 3.81% from March 2008 through March 2010, and the variable rate interest amounts calculated by reference to the notional principal amount of $125 million. As of December 31, 2009, we had a liability of $1.1 million included in accrued and other liabilities on the consolidated balance sheet. On March 10, 2010 we terminated the swap agreement and paid the outstanding liability.

        Foreign Exchange Instruments—We had $21.8 million of outstanding foreign currency exchange instruments for the year ended December 31, 2008. We had no outstanding instruments for the years ended December 31, 2009 and 2007. Foreign currency forward contracts are carried in the consolidated financial statements at fair value, with unrealized gains or losses reflected in current period earnings as a component of "Other income (loss), net." The settlement amounts are also reported in the consolidated financial statements as a component of "Other income (loss), net." As of December 31, 2008, no derivatives were designated as hedges for financial reporting purposes.

        Commodity Price Instruments—We periodically use commodity price swap contracts to limit exposure to changes in certain raw material prices. Commodity price instruments, which do not meet the normal purchase exception, are not designated as hedges for financial reporting purposes and, accordingly, are carried in the financial statements at fair value, with realized and unrealized gains and losses reported in current period earnings as a component of "Cost of goods sold." While we had no commodity price instruments outstanding for the years ended December 31, 2009 and 2008, the notional amount of commodity price instruments at December 31, 2007 was $12.5 million.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

        The pre-tax realized and unrealized gains (losses) on our derivative financial instruments for the years ended December 31, 2009, 2008, and 2007 recognized in our consolidated statements of operations are as follows:

	Interest Rate Instruments		Foreign Exchange Instruments		Commodity Instruments
	Realized Gain (Loss)	Unrealized Gain (Loss)	Realized Gain (Loss)	Unrealized Gain (Loss)	Realized Gain (Loss)	Unrealized Gain (Loss)
2007	$2,644	$(2,323)	$3,426	$283	$(251)	$(452)
2008	(1,338)	(4,362)	(849)	843	(1,001)	452
2009	(4,968)	4,217	2,396	(843)	—	—

        Earnings Per Share—Earnings per share are calculated as net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by dividing net income (loss) by this weighted-average number of common shares outstanding plus common stock equivalents outstanding during the year. Employee stock options outstanding to acquire 1,566,428 shares in 2009, 1,356,419 shares in 2008, 1,176,276 shares in 2007 and a warrant exercisable for 239,003 shares outstanding in 2009 were not included in the computation of diluted earnings per common share because the effect would be anti-dilutive.

	December 31,
	2009	2008	2007
Numerator:
Net loss	$(140,112)	$(328,266)	$(8,639)

Denominator:
Basic weighted average shares outstanding	39,028	35,538	35,179
Effect of dilutive share-based awards	—	—	—

Dilutive weighted average shares outstanding	39,208	35,538	35,179

        Stock Based Compensation—As described in Note 10, we maintain stock-based compensation plans which allow for the issuance of incentive stock options, or ISOs, as defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights ("SARs"), deferred stock, dividend equivalent rights, performance awards and stock payments (referred to collectively as Awards), to officers, our key employees, and to members of the Board of Directors. Effective January 1, 2006, we adopted ASC 718, Stock Compensation. Under the modified prospective method of adoption, compensation expense related to share-based awards is recognized beginning in 2006.

Recent Accounting Adoptions

        ASC 805—In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141, Business Combinations.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

SFAS No. 141(R) requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at fair value. SFAS No. 141(R) also requires transaction costs related to the business combination to be expensed as incurred. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We adopted SFAS No. 141(R) on January 1, 2009 and it had no material impact on our consolidated financial statements.

        ASC 810-10—In December 2007, the FASB issued the Noncontrolling Interests in Consolidated Financial Statements topic in the FASB Accounting Standards Codification. Noncontrolling Interests in Consolidated Financial Statements requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. Its intention is to eliminate the diversity in practice regarding the accounting for transactions between an entity and noncontrolling interests. Noncontrolling Interests in Consolidated Financial Statements applies to fiscal years and interim periods beginning on or after December 15, 2008. We adopted Noncontrolling Interests in Consolidated Financial Statements topic on January 1, 2009 and it had no material impact on our consolidated financial statements.

        ASC 815-10—In March 2008, the FASB issued Disclosures about Derivative Instruments and Hedging Activities in the FASB Accounting Standards Codification. Disclosures about Derivative Instruments and Hedging Activities amends and expands the disclosure requirements to provide a better understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and their effect on an entity's financial position, financial performance, and cash flows. Disclosures about Derivative Instruments and Hedging Activities is effective for fiscal years and interim periods beginning after November 15, 2008. We adopted Disclosures about Derivative Instruments and Hedging Activities topic on January 1, 2009 and it had no material impact on our consolidated financial statements.

        ASC 855-10—We adopted Subsequent Events topic in the FASB Accounting Standard Codification for the Quarterly Report for the period ended June 30, 2009. Subsequent Events establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, which are referred to as subsequent events. The statement clarifies existing guidance on subsequent events, including a requirement that a public entity should evaluate subsequent events through the issue date of the financial statements, the determination of when the effects of subsequent events should be recognized in the financial statement and disclosures regarding all subsequent events. Adoption of the Subsequent Events topic did not have a material affect on our consolidated financial statements. See Note 21.

        ASC 820—In April 2009, the Financial Accounting Standards Board (FASB) issued accounting guidance on interim disclosures about fair value of financial instruments. This guidance amends previous guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance also amends previous guidance to require disclosures in summarized financial information at interim

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

reporting periods. This guidance was effective for interim reporting periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        ASC 105-10—In June 2009, the FASB issued ASC topic 105 (formerly Statement of Financial Standards (SFAS) No. 168, The Hierarchy of Generally Accepted Accounting Principles). ASC 105 contains guidance which reduces the U.S. GAAP hierarchy to two levels, one that is authoritative and one that is not. This pronouncement became effective September 15, 2009. The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

        ASC 820-10—In February 2008, the FASB issued the Effective Date of FASB Statement No. 157 topic in the FASB Accounting Standards Codification, which delayed the effective date of fair value measurements for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of ASC 820-10 did not have a material impact on our consolidated financial statements.

        ASC 715-20—In March 2008, the FASB issued the Employers' Disclosures about Postretirement Benefit Plan Assets topic in the FASB Accounting Standards Codification. The statement requires disclosures of the objectives of postretirement benefit plan assets, investment policies and strategies, categories of plan assets, fair value measurements of plan assets, and significant concentrations of risk. Disclosures about Postretirement Benefit Plan Assets is effective for fiscal years and interim periods beginning after December 15, 2008. The adoption of ASC 715-20 increased our disclosures, but did not have an impact on our consolidated financial statements.

New Accounting Pronouncements

        ASC 810—In June 2009, the FASB finalized SFAS No. 167, Amending FASB interpretation No. 46(R), which was later superseded by the FASB Codification and included in ASC topic 810. The provisions of ASC 810 provide guidance in determining whether an enterprise has a controlling financial interest in a variable interest entity. This determination identifies the primary beneficiary of a variable interest entity as the enterprise that has both the power to direct the activities of a variable interest entity that most significantly impacts the entity's economic performance, and the obligation to absorb losses or the right to receive benefits of the entity that could potentially be significant to the variable interest entity. This pronouncement also requires ongoing reassessments of whether an enterprise is the primary beneficiary and eliminates the quantitative approach previously required for determining the primary beneficiary. New provisions of this pronouncement are effective January 1, 2010. The Company is currently evaluating the impact of adopting this pronouncement.

Note 2—Operational Restructuring

        During 2008, in response to the slow commercial vehicle market and the decline of sales, management undertook a review of current operations that led to a comprehensive restructuring plan. During 2008, we approved a restructuring plan to more appropriately align our workforce in response

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 2—Operational Restructuring (Continued)

to the relatively slow commercial vehicle market. Continuing in 2009, we announced additional actions in regards to the restructuring plan that focused on the consolidation of several of our facilities.

        Restructuring costs are shown below by reportable segment:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Wheels
Employee severance costs	$606	$3,819
Pension curtailment	—	1,063
Lease and other contractual commitments	141	—

Subtotal	747	4,882
Components
Employee severance costs	182	1,863
Lease and other contractual commitments	3,219	—
Other asset disposals	—	252

Subtotal	3,401	2,115
Other
Employee severance costs	—	95

Subtotal	—	95
Corporate
Employee severance costs	1,037	2,226
Impaired investments and other charges	—	3,094

Subtotal	1,037	5,320

Total	$5,185	$12,412

        Of the $12.4 million restructuring expenses recognized in 2008, $7.4 million was recorded in cost of goods sold and the remaining $5.0 million was recorded in selling, general and administrative operating expenses. Of the $5.2 million restructuring expenses recognized in 2009, $4.2 million was recorded in cost of goods sold and the remaining $1.0 million was recorded in selling, general and administrative operating expenses. Included in restructuring expenses during 2009 was $3.2 million for the abandonment of our warehouse in Bristol, Indiana.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 2—Operational Restructuring (Continued)

        The following is a reconciliation of the beginning and ending restructuring reserve balances for the periods ended December 31, 2008 and 2009:

	Employee Severance Costs	Lease and Other Contractual Costs	Total
Balance December 31, 2007	$—	$—	$—
Costs incurred and charged to operating expenses	1,914	—	1,914
Costs incurred and charged to cost of goods sold	6,089		6,089
Costs paid or otherwise settled	(3,722)	—	(3,722)

Balance December 31, 2008	$4,281	$—	$4,281
Costs incurred and charged to operating expenses	1,037	—	1,037
Costs incurred and charged to cost of goods sold	788	3,360	4,148
Adjustments(1)	—	59	59
Costs paid or otherwise settled	(5,420)	(259)	(5,679)

Balance at December 31, 2009	$686	$3,160	$3,846

(1)
Represents accretion of interest on discounted restructuring liabilities.

        The remaining accrued liabilities will be paid in 2010.

Note 3—Inventories

        Inventories at December 31, 2009 and 2008, on a FIFO basis, were as follows:

	December 31,
	2009	2008
Raw materials	$14,432	$22,839
Work in process	15,566	21,930
Finished manufactured goods	20,744	34,036

Total inventories	$50,742	$78,805

Note 4—Goodwill and Other Intangible Assets

        Goodwill and any indefinite-lived intangible assets are assessed for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The analysis of potential impairment of goodwill requires a two-step approach. The first step is the estimation of fair value of each reporting unit. The midpoint of the range of reorganization values, $563 million, in our Plan of

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 4—Goodwill and Other Intangible Assets (Continued)

Reorganization, which was approved by the bankruptcy court, is used as the fair value of the Company. This fair value was allocated to the reporting units for the step one analysis. If step one indicates that impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the implied fair value is less than its carrying value. Based on the analysis performed, no impairment for goodwill existed as of December 31, 2009. As such, we were not required to complete the second step. Because fresh-start reporting will be adopted on the Effective Date of February 26, 2010, the reorganization value will be allocated to the assets of the post-emergence Company. The allocation process has commenced, but is not completed or available in preliminary form. At this time, we are reasonably certain that goodwill and intangibles as of the emergence date will be materially different from carrying amounts recorded as of December 31, 2009.

        Due to the significant decline in our stock price resulting from overall economic and industry conditions, we determined that an indicator of impairment existed as of June 30, 2008, and performed the appropriate analysis. The results indicated that impairments existed in our Components and Other reportable segments. We recorded estimated goodwill and other intangible asset impairment charges of $193.1 million and $19.1 million, respectively, during the quarter ended September 30, 2008, related to the impairment indicator as of June 30, 2008.

        As a result of finalizing our impairment test from June 30, 2008 and performing our annual impairment test on November 30, 2008, we recognized goodwill and other intangible asset impairment charges of $250.5 million and $26.6 million, respectively, during 2008. Similarly, we recognized other intangible asset impairment charges of $3.3 million during 2009. Such charges are non-cash and did not affect our liquidity, tangible equity or debt covenant ratios.

        The carrying amounts of goodwill for each of the two years ended December 31, 2009 by reportable segment are, as follows:

(in thousands)	Wheels	Components	Other	Corporate	Total
Balance as of December 31, 2007	$123,199	$243,915	$11,690	$—	$378,804
Impairment losses	—	(243,915)	(7,415)	—	(251,330)

Balance as of December 31, 2008	$123,199	$—	$4,275	$—	$127,474
Balance as of December 31, 2009	$123,199	$—	$4,275	$—	$127,474

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 4—Goodwill and Other Intangible Assets (Continued)

        The changes in the carrying amounts of other intangibles for the two years in the period ended December 31, 2009 by reportable segment, are as follows:

(in thousands)	Wheels	Components	Other	Corporate	Total
Balance as of December 31, 2007	$—	$118,423	$9,860	$587	$128,870
Additions	—	—	—	560	560
Amortization	—	(4,426)	(385)	(587)	(5,398)
Impairment losses	—	(23,270)	(3,280)	—	(26,550)

Balance as of December 31, 2008	$—	$90,727	$6,195	$560	97,482
Amortization	—	(4,352)	(383)	(187)	(4,922)
Impairment losses	—	(3,330)	—	—	(3,330)

Balance as of December 31, 2009	$—	$83,045	$5,812	$373	$89,230

        The summary of goodwill and other intangible assets is as follows:

		As of December 31, 2009			As of December 31, 2008
	Weighted Average Useful Lives
		Gross Amount	Accumulated Amortization & Impairment	Carrying Amount	Gross Amount	Accumulated Amortization & Impairment	Carrying Amount
Goodwill	—	$378,804	$251,330	$127,474	$378,804	$251,330	$127,474

Other intangible assets:
Non-compete agreements	3.0	$3,160	$2,787	$373	$3,160	$2,599	$561
Trade names	—	38,080	30,980	7,100	38,080	27,650	10,430
Technology	14.7	33,540	11,279	22,261	33,540	8,989	24,551
Customer relationships	29.6	71,500	12,004	59,496	71,500	9,560	61,940

	24.2	$146,280	$57,050	$89,230	$146,280	$48,798	$97,482

        We estimate that aggregate amortization expense by year as follows:

2010	$4,923
2011	$4,922
2012	$4,736
2013	$4,736
2014	$4,736

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 5—Property, Plant and Equipment

        Property, plant and equipment at December 31, 2009 and 2008 consist of the following:

	2009	2008
Land and land improvements	$22,191	$11,245
Buildings	100,560	99,156
Machinery and equipment	587,541	595,570

Property, plant and equipment, gross	710,292	705,971
Less: accumulated depreciation	480,765	447,333

Property, plant and equipment, net	$229,527	$258,638

        During 2006, we changed our estimated lives for certain light wheel assets related to a customer re-sourcing decision. The new depreciation period was selected to correspond with the estimated date of re-sourcing. Due to the acceleration of depreciation, operating income during 2007 was reduced by $12.8 million. The impact on earnings per share for 2007 was $0.24.

        Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $47.4 million, $40.6 million and $55.9 million, respectively. In 2008, we recorded a $4.3 million impairment of certain assets in our Piedmont, Alabama facility as a result of a discontinuation of a certain product line.

Note 6—Debt

        Debt at December 31, 2009 and 2008 consists of the following:

	2009		2008
	Subject to Compromise	Debt	Debt
Term Facility—Non-related Parties	$—	$224,560	$294,625
Term Facility—Related Party (Sun Capital)	—	79,486	—
Senior Subordinated Notes	275,000	—	275,000
Revolving Credit Facility	—	71,659	78,444
Industrial Revenue Bond	—	—	3,100
Term Facility Discount	—	(3,233)	—
Debtors-In-Possession ("DIP") Debt	—	25,000	—

Total	$275,000	$397,472	$651,169

Sun Capital Transaction

        On February 4, 2009, we completed (1) an amendment (the "Sun Amendment") to our prepetition credit facility and (2) a transaction (the "Sun Capital Transaction") with Sun Accuride Debt Investments, LLC (together with its affiliates, "Sun Capital"), which at the time held approximately $70 million principal amount of the indebtedness outstanding under the prepetition credit facility (the "Last-Out Loans"). Under the terms of the Sun Amendment and the Sun Capital Transaction, Sun

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 6—Debt (Continued)

Capital agreed to make the Last-Out Loans last-out as to payment to the other loans outstanding under the prepetition senior credit facility. This transaction resulted in recognition of a loss on extinguishment of debt of $5.4 million.

        In connection with the modification of the Last-Out Loans and pursuant to a Last-Out Debt Agreement, dated February 4, 2009 (the "Last-Out Debt Agreement"), that we entered into with Sun Capital, we (1) issued a warrant (the "Sun Warrant") to Sun Capital, which was exercisable for 25% of our fully-diluted prepetition common stock, (2) entered into a Registration Agreement with Sun Capital providing for the registration of the prepetition common stock owned by Sun Capital (including the prepetition common stock issuable upon exercise of the Sun Warrant) and (3) entered into a Consulting Agreement with Sun Capital pursuant to which Sun Capital would provide customary strategic, business and operational support to us.

        As part of the Sun Capital Transaction, we also issued a preferred share (the "Preferred Shares") to Sun Capital, which carried voting rights equal to the number of shares of our prepetition common stock at $0.01 per share issuable upon the exercise of the Sun Warrant in an amount that was not to exceed 25% of the outstanding prepetition common stock, required approval of the holder of the Preferred Share for certain corporate actions and granted the holder of the Preferred Share the right to nominate and elect five Series A Directors and to nominate an independent director for election/appointment to the Board. The Preferred Share had no rights to dividends or distributions and was redeemable by us for a nominal amount if Sun Capital no longer had beneficial ownership of at least 10% of our prepetition common stock. The fair value of the Sun Warrant was approximately $4.7 million and was recognized as a discount to the Term Facility to be amortized over the life of the Term Loan. In connection with the Sun Capital Transaction, we also amended our Bylaws to require approval of two thirds of the Board of Directors for certain corporate actions and expanded the Board of Directors to twelve members.

        In connection with the Sun Capital Transaction, we appointed Brian J. Urbanek, Jason H. Neimark, Douglas C. Werking, Thomas V. Taylor and Donald C. Mueller as Series A Directors to fill five of the vacancies created as a result of the expansion of the Board of Directors. We entered into indemnification agreements with each of our directors as part of the Sun Capital Transaction, which contractually obligate us to provide indemnification and advancement of expenses to the fullest extent permitted by Delaware General Corporation Law. We also agreed that these indemnification obligations, and all other indemnification obligations assumed by us as part of the Sun Capital Transaction, would be first in priority to the indemnification obligations of certain affiliates of Sun Capital covering the indemnified parties.

        During 2009, PIK interest was accrued on the Last-Out Loans at LIBOR plus 500 basis points.

        On the Effective Date of the Plan of Reorganization, the Sun Warrant, the Preferred Share and the prepetition common stock held by Sun Capital and all related registration rights were all cancelled, and the directors appointed by Sun Capital resigned from the Board. In addition, (i) Sun Capital received 630,317 shares of postpetition common stock, (ii) 3,475,790 Warrants (iii) the $70.1 million of Last-Out Loans held by Sun Capital were paid in full, and (iv) we paid $1.65 million of fees and

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 6—Debt (Continued)

expenses incurred by Sun Capital under the prepetition senior credit facility. In addition, to the extent the sale price of the loans is less than 98% of their par value, Accuride agreed to pay the difference between 98% of par value and the sale price, up to a maximum payment equal to 7% of the par value.

Prepetition Credit Agreement

        Effective January 31, 2005, we entered into a fourth amended and restated credit agreement, which, as amended, we refer to as our prepetition senior credit facility, in conjunction with the acquisition of TTI to refinance substantially all of our credit facilities, as well as the senior bank debt and subordinated debt of TTI. Prior to our bankruptcy filing, our prepetition credit facility consisted of (i) a term facility in an aggregate principal amount of $550 million that required annual amortization payments of 1% per year, which would have matured on January 31, 2012, and (ii) a revolving credit facility in an aggregate amount of $100 million (comprised of a $76 million U.S. revolving credit facility and a $24 million Canadian revolving credit facility) which would have matured on January 31, 2010. At December 31, 2009, and 2008, interest rates under our prepetition senior credit facilities were 9.25% and 5.6%, respectively.

        The loans under our prepetition senior credit facility were secured by, among other things, a lien on substantially all of our U.S. properties, assets and domestic subsidiaries and a pledge of 65% of the stock of our foreign subsidiaries. The loans under the Canadian revolving facility were secured by substantially all the properties and assets of Accuride Canada, Inc. As of December 31, 2009, the outstanding balance on the term debt was $304.0 million. The U.S. and Canadian revolving credit facilities were drawn down $34.1 million and $22 million, respectively, and drawn letters of credit were $15.5 million as of December 31, 2009, leaving availability of approximately $1.5 million, which considers outstanding letters of credit of $2.7 million and excludes $24.2 million of the revolving credit facility held by Lehman Commercial Paper, Inc.

Debtors-in-Possession Financing

        In connection with our Chapter 11 filing, we entered into a superpriority secured ABL revolving credit facility of $25 million and a term loan first-in, last-out facility of $25 million (together, the "DIP credit facility"). The $25 million of ABL loans under the DIP credit facility bore interest, at our election, at a rate of LIBOR + 6.50% (with a LIBOR floor of 2.50%) or Base Rate + 5.50% (with a Base Rate floor of 3.50%), and the $25 million of first-in, last-out term loans under the DIP credit facility would bore interest, at our election, at a rate of LIBOR + 7.50% (with a LIBOR floor of 2.50%) or Base Rate + 6.50% (with a Base Rate floor of 3.50%).

        The use of proceeds under the DIP credit facility were limited to working capital and other general corporate purposes consistent with a budget that we presented to the administrative agent, including payment of costs and expenses related to the administration of the bankruptcy proceedings and payment of other expenses as approved by the bankruptcy court. Upon the Effective Date of the Plan of Reorganization, all amounts outstanding under the DIP credit facility were paid and the DIP credit facility was terminated in accordance with its terms.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 6—Debt (Continued)

Bond Financing

Prepetition Senior Subordinated Notes

        On January 31, 2005, we issued $275 million aggregate principal amount of 8 1/2% senior subordinated notes due 2015 in a private placement transaction. Interest on the prepetition senior subordinated notes was payable on February 1 and August 1 of each year, beginning on August 1, 2005. The prepetition senior subordinated notes would have matured on February 1, 2015 and were redeemable, at our option, in whole or in part, at any time on or before February 1, 2010 in cash at the redemption prices set forth in the indenture, plus interest. The prepetition senior subordinated notes were general unsecured obligations ranking senior in right of payment to all of our existing and future subordinated indebtedness. The prepetition senior subordinated notes were subordinated to all of our existing and future senior indebtedness including indebtedness incurred under any senior credit facilities. In May 2005, we successfully completed an exchange offer pursuant to which holders of our outstanding prepetition senior subordinated notes exchanged such notes for otherwise identical 8 1/2% Senior Subordinated Notes due 2015 which had been registered under the Securities Act.

        Subsequent to the Company's Chapter 11 bankruptcy filing, the Company has recorded postpetition interest on prepetition obligations only to the extent management believes the interest will be paid during the bankruptcy proceedings or that the interest is included in the allowed claim. The amount of the allowed claim for the prepetition senior subordinated notes is $291.2 million, which includes accrued interest of $16.2 million. Had the Company recorded interest expense based on all of its pre-petition contractual obligations, interest expense for the senior subordinated notes would have increased by $5.8 million during the period from October 8, 2009 to December 31, 2009.

        Pursuant to the Plan of Reorganization, the prepetition senior subordinated notes and the indenture governing the prepetition senior subordinated notes were cancelled on the Effective Date when the holders of the prepetition senior subordinated notes received 98 million shares of our postpetition Common Stock.

        Maturities of debt, excluding liabilities subject to compromise, as of December 31, 2009, are as follows:

2010	$25,000
2011	71,659
2012	300,813

Total	$397,472

Note 7—Supplemental Cash Flows Disclosure

        During 2009, 2008, and 2007, we recorded non-cash pension liability adjustments, net of tax, of $18.7 million, $20.6 million, and $14.0 million, respectively, as a component of Other Comprehensive Income.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 8—Pension and Other Postretirement Benefit Plans

        We have funded noncontributory employee defined benefit pension plans that cover substantially all U.S. and Canadian employees (the "plans"). Employees covered under the U.S. salaried plan are eligible to participate upon the completion of one year of service and benefits are determined by their cash balance accounts, which are based on an allocation they earn each year. Employees covered under the Canadian salaried plan are eligible to participate upon the completion of two years of service and benefits are based upon career average salary and years of service. Employees covered under the hourly plans are generally eligible to participate at the time of employment and benefits are generally based on a fixed amount for each year of service. U.S. employees are vested in the plans after five years of service; Canadian hourly employees are vested after two years of service. We use a December 31 measurement date for all of our plans.

        In addition to providing pension benefits, we also have certain unfunded health care and life insurance programs for U.S. non-bargained and Canadian employees who meet certain eligibility requirements. These benefits are provided through contracts with insurance companies and health service providers. The coverage is provided on a non-contributory basis for certain groups of employees and on a contributory basis for other groups.

Obligations and Funded Status:

	Pension Benefits		Other Benefits
	2009	2008	2009	2008
Change in benefit obligation:
Benefit obligation—beginning of year	$164,683	$196,560	$54,021	$61,962
Service cost	1,479	3,221	300	419
Interest cost	11,566	11,280	3,662	3,626
Actuarial gains (losses)	21,550	(15,603)	9,377	(4,410)
Benefits paid	(16,030)	(14,547)	(4,165)	(3,846)
Foreign currency exchange rate changes	11,642	(15,451)	1,835	(2,171
Plan amendment	—	19	—	(1,560)
Curtailment	(764)	(1,870)	(538)	(552)
Special termination benefits	2,187	1,074	—	—
Incurred retiree drug subsidy reimbursements	—	—	119	108
Plan participant's contributions	—	—	454	445

Benefit obligation—end of year	196,313	164,683	65,065	54,021

Accumulated benefit obligation	$195,832	$164,291	—	—
Change in plan assets:
Fair value of assets—beginning of year	137,843	190,740	—	—
Actual return (loss) on plan assets	25,998	(36,497)	—	—
Employer contribution	7,789	14,606	3,711	3,401
Plan participant's contribution	—	—	454	445
Benefits paid	(16,030)	(14,547)	(4,165)	(3,846)
Foreign currency exchange rate changes	12,633	(16,459)	—	—

Fair value of assets—end of year	168,233	137,843	—	—

Reconciliation of funded status:
Unfunded status	$(28,080)	$(26,840)	$(65,065)	$(54,021)

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 8—Pension and Other Postretirement Benefit Plans (Continued)

	Pension Benefits		Other Benefits
	2009	2008	2009	2008
Amounts recognized in the statement of financial position:
Prepaid benefit cost	$7,851	$5,100	—	—
Accrued benefit liability	(35,930)	(31,941)	$(65,065)	$(54,021)
Accumulated other comprehensive loss (income)	72,530	64,192	(18,472)	(29,777)

Net amount recognized	$44,451	$37,351	$(83,537)	$(83,798)

Amounts expected to be recognized in AOCI in the following fiscal year:
Amortization of net transition (asset)/obligation	$12
Amortization of prior service (credit) cost	303		$(1,573)
Amortization of net (gain)/loss	3,540		(5)

Total amortization	$3,855		$(1,578)

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 8—Pension and Other Postretirement Benefit Plans (Continued)

Components of Net Periodic Benefit Cost:

	Pension Benefits			Other Benefits
	2009	2008	2007	2009	2008	2007
Service cost-benefits earned during the year	$1,479	$3,221	$3,717	$300	$420	$1,058
Interest cost on projected benefit obligation	11,566	11,281	10,298	3,662	3,626	4,403
Expected return on plan assets	(12,347)	(14,575)	(13,930)	—	—	—
Prior service cost (net)	335	388	469	(1,573)	(1,409)	(841)
Other amortization (net)	2,424	1,835	1,847	(503)	(467)	137

Net amount charged to income	$3,457	$2,150	$2,401	$1,886	$2,170	$4,757
Curtailment charge (gain) and special termination benefits	3,006	901	11,085	24	—	(739)

Total benefits cost charged to income	$6,463	$3,051	$13,486	$1,910	$2,170	$4,018

Recognized in other comprehensive income (loss):
Amortization of net transition (asset) obligation	(17)	(28)		—	—
Prior service (credit) cost	—	19		—	(1,560)
Amortization of prior service (credit) cost	(536)	(942)		1,564	1,386
Change in net actuarial (gain) loss	11,411	28,023		9,238	(5,088)
Amount of net actuarial valuation (gain) loss	(2,411)	(1,820)		503	467

Total (gain) loss recognized in other comprehensive income	8,447	25,252		11,305	(4,795)

Total (gain) loss recognized in total benefits charged to income and other comprehensive income	$14,910	$28,303		$13,215	$(2,625)

        During 2009 and 2008, we recorded pre-tax curtailment charge of $2.2 million and $1.1 million, respectively, as a result of a reduction of workforce in our London, Ontario facility. During 2007, we recorded pre-tax curtailment charges and special termination benefits of $9.1 million as a result of a reduction of workforce in our London, Ontario facility. During 2007, we recorded pre-tax curtailment charges of $1.2 million and a $9.8 million reduction of our benefit obligation as a result of an amendment to our post-employment benefit plan at our Erie, Pennsylvania facility.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 8—Pension and Other Postretirement Benefit Plans (Continued)

Actuarial Assumptions:

        Assumptions used to determine benefit obligations as of December 31 were as follows:

	Pension Benefits		Other Benefits
	2009	2008	2009	2008
Average discount rate	6.11%	7.11%	6.02%	6.96%
Rate of increase in future compensation levels	3.50%	3.50%	N/A	3.50%

        Assumptions used to determine net periodic benefit cost for the years ended December 31 were as follows:

	Pension Benefits		Other Benefits
	2009	2008	2009	2008
Average discount rate	7.13%	6.10%	6.97%	6.44%
Rate of increase in future compensation levels	3.50%	3.50%	3.50%	3.50%
Expected long-term rate of return on assets	7.41%	7.88%	N/A	N/A

        The expected long-term rate of return on assets is determined primarily by looking at past performance. In addition, management considers the long-term performance characteristics of the asset mix.

        Assumed health care cost trend rates at December 31 were as follows:

	2009	2008
Health care cost trend rate assumed for next year	8.00%	9.00%
Rate to which the cost trend rate is assumed to decline	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2012	2012

        The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects on 2009:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$635	$(691)
Effect on postretirement benefit obligation	$7,634	$(6,549)

Plan Assets:

        Our pension plan weighted-average asset allocations by level within the fair value hierarchy at December 31, 2009, are presented in the table below. Our pension plan assets were accounted for at fair value and are classified in their entirety based on the lowest level of input that is significant to the

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 8—Pension and Other Postretirement Benefit Plans (Continued)

fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and their placement within the fair value hierarchy levels. For more information on a description of the fair value hierarchy, see Note 13.

	Level 1	Level 2	Level 3	Total	% of total
Equity securities	$90,718	—	$—	$90,718	53%
Pooled equity securities	—	$12,733	—	12,733	8%
Debt securities	60,414	—	—	60,414	36%
Cash and cash equivalents	4,368	—	—	4,368	3%

Total assets at fair value	$155,500	$12,733	$—	$168,233	100%

% of fair value hierarchy	92%	8%	—%	100%

        Our investment objectives are (1) to maintain the purchasing power of the current assets and all future contributions; (2) to maximize return within reasonable and prudent levels of risk; (3) to maintain an appropriate asset allocation policy that is compatible with the actuarial assumptions, while still having the potential to produce positive real returns; and (4) to control costs of administering the plan and managing the investments.

        Our desired investment result is a long-term rate of return on assets that is at least a 5% real rate of return, or 5% over inflation as measured by the Consumer Price Index for the U.S. plans. The target rate of return for the plans have been based upon the assumption that future real returns will approximate the long-term rates of return experienced for each asset class in our investment policy statement. Our investment guidelines are based upon an investment horizon of greater than five years, so that interim fluctuations should be viewed with appropriate perspective. Similarly, the Plans' strategic asset allocation is based on this long-term perspective.

        We believe that the Plans' risk and liquidity posture are, in large part, a function of asset class mix. Our investment committee has reviewed the long-term performance characteristics of various asset classes, focusing on balancing the risks and rewards of market behavior. Based on this and the Plans'

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 8—Pension and Other Postretirement Benefit Plans (Continued)

time horizon, risk tolerances, performance expectations and asset class preferences, the following strategic asset allocation was derived:

	Lower Limit	Strategic Allocation	Upper Limit
Domestic Large Capitalization Equities:
Value	10%	15%	20%
Growth	10%	15%	20%
Index-Passive	15%	20%	25%
Domestic Aggressive Growth Equities:
International Equities	5%	10%	15%
Large-Mid Cap	5%	10%	15%
Fixed Income:
Domestic	25%	30%	35%

        The allocation of the fund is reviewed periodically. Should any of the strategic allocations extend beyond the suggested lower or upper limits, a portfolio rebalance may be appropriate.

        While we use the same methodologies to manage the Canadian plans, the primary objective is to achieve a minimum rate of return of Consumer Price Index plus 3 over 4-year moving periods, and to obtain total fund rates of return that are in the top third over 4-year moving periods when compared to a representative sample of Canadian pension funds with similar asset mix characteristics. The asset mix for the Canadian pension fund is targeted as follows:

	Minimum	Maximum
Total Equities	40%	65%
Foreign Equities	0%	50%
Bonds and Mortgages	25%	50%
Short-Term	0%	15%

        Cash Flows—We expect to contribute approximately $12.3 million to our pension plans and $3.8 million to our other postretirement benefit plan in 2010. Pension and postretirement benefits (which include expected future service) are expected to be paid out of the respective plans as follows:

	Pension Benefits	Other Benefits
2010	$10,267	$3,773
2011	$10,289	$3,986
2012	$11,187	$4,081
2013	$11,987	$4,277
2014	$11,535	$4,390
2015 - 2019 (in total)	$68,158	$23,770

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 8—Pension and Other Postretirement Benefit Plans (Continued)

        Other Plans—We also provide a 401(k) savings plan and a profit sharing plan for substantially all U.S. salaried employees. Select employees may also participate in the Accuride Executive Retirement Allowance Policy and a supplemental savings plan. Expenses recognized in 2008 and 2007 were $4.3 million and $4.9 million, respectively. No expenses were recognized in 2009.

Note 9—Income Taxes

        The income tax provisions (benefits)for the years ended December 31 are as follows:

	2009	2008	2007
Current:
Federal	$(801)	$248	$(2,274)
State	(82)	152	665
Foreign	951	1,266	6,928

	68	1,666	5,319

Deferred:
Federal	(43,728)	(40,887)	(4,635)
State	(8,650)	(5,809)	(303)
Foreign	601	(1,235)	(3,240)
Valuation allowance	54,093	41,667	(272)

	2,316	(6,264)	(8,450)

Total provision (benefit)	$2,384	$(4,598)	$(3,131)

        The foreign component of pretax earnings (losses) before eliminations in 2009, 2008 and 2007 was approximately $9,267, $(3,209), and $17,752, respectively.

        A reconciliation of the U.S. statutory tax rate to our effective tax rate (benefit) for the years ended December 31, is as follows:

	2009	2008	2007
Statutory tax rate	(35.0)%	(35.0)%	(35.0)%
State and local income taxes	(4.1)	(0.5)	(4.1)
Incremental foreign tax (benefit)	(1.2)	0.4	(21.5)
Change in valuation allowance	39.4	12.5	(2.3)
Foreign subsidiary dividend and undistributed earnings	1.4	—	12.4
Impairment of goodwill	—	23.4	—
Change in liability for unrecognized tax benefits	(0.4)	—	20.6
Reorganization Costs	3.1	—	—
Other items—net	(1.5)	(2.2)	3.2

Effective tax rate	1.7%	(1.4)%	(26.7)%

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 9—Income Taxes (Continued)

        Deferred income tax assets and liabilities comprised the following at December 31:

	2009	2008
Deferred tax assets:
Postretirement and postemployment benefits	$23,070	$19,535
Accrued liabilities, reserves and other	7,230	9,654
Debt transaction and refinancing costs	5,968	6,131
Inventories	4,610	4,550
Accrued compensation and benefits	3,922	5,014
Worker's compensation	2,738	3,047
Pension benefit	12,980	11,850
State income taxes	1,440	1,517
Tax credits	7,227	5,838
Indirect effect of unrecognized tax benefits	1,204	1,205
Loss carryforwards	88,075	35,041
Unrealized foreign exchange gain	518	—
Valuation allowance	(114,028)	(54,423)

Total deferred tax assets	44,954	48,959

Deferred tax liabilities:
Asset basis and depreciation	14,459	17,244
Unrealized foreign exchange gain	—	78
Intangible assets	41,958	42,236

Total deferred tax liabilities	56,417	59,558

Net deferred tax asset (liability)	(11,463)	(10,599)
Current deferred tax asset	2,811	1,955

Long-term deferred income tax asset (liability)—net	$(14,274)	$(12,554)

        Our net operating losses, available in various tax jurisdictions at December 31, 2009, will expire beginning 2012 through 2029. In the current year, we have recorded deferred tax assets for additional foreign and state tax credits incurred through 2009, which will expire beginning 2016 through 2023. No net operating loss carryforwards or foreign tax credits will expire in 2010. Realization of deferred tax assets is dependent upon taxable income within the carryforward periods available under the applicable tax laws. Although realization of deferred tax assets in excess of deferred tax liabilities is not certain, management has concluded that it is more likely than not the Company will realize the full benefit of deferred tax assets in foreign jurisdictions. However, during 2008 and 2009, management has concluded that it is more than likely that we will not realize the full benefit of our U.S. deferred tax assets due to three cumulative years of net losses and changes of management's estimate of future earnings, and recorded a valuation allowance against the amounts that are more likely than not to not be recognized during 2009.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 9—Income Taxes (Continued)

        During 2009, valuation allowances related to state net operating loss carry forwards and credits were increased by $6.6 million, net. This increase was due to changes in management's estimate of future earnings. During 2008, the valuation allowances related to state net operating loss carry forwards were increased by $2.5 million. This increase was due to changes in management's estimate of future earnings.

        No provision has been made for U.S. income taxes related to undistributed earnings of our Canadian foreign subsidiary that we intend to permanently reinvest. At December 31, 2009, Accuride Canada had $25.7 million of cumulative retained earnings. Prior to 2009, the undistributed earnings of our Mexican foreign subsidiary were considered permanently reinvested. Accordingly, no provision for U.S. income taxes was made for such earnings. The Company began distributing earnings for the Mexican foreign subsidiary in 2009 and expects to distribute earnings annually. Therefore, deferred taxes have been established for the undistributed earnings of our Mexican foreign subsidiary.

        On January 1, 2007, we adopted ASC 740-10, Accounting for Uncertainty in Income Taxes. The impact of the adoption of ASC 740-10 on January 1, 2007, was to decrease retained earnings by $2.1 million, increase goodwill by $0.7 million, decrease income taxes payable by $6.1 million, decrease net deferred tax liabilities by $2.7 million, and increase non-current income taxes payable by $11.6 million. A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2009, 2008, and 2007, are as follows:

	2009	2008	2007
Balance at January 1	$5,872	$13,050	$11,566
Additions based on tax positions related to the current year	—	224	709
Additions for tax positions of prior years	2,126	792	3,412
Reductions for tax positions of prior years	(338)	(3,312)	—
Removal of penalties and interest	—	(3,892)	—
Reductions due to lapse of statute of limitations	(510)	(846)	(1,279)
Settlements with taxing authorities	—	(234)	(1,358)

Balance at December 31	$7,060	$5,782	$13,050

        The total amount of unrecognized tax benefits that would, if recognized, impact the effective income tax rate was approximately $5.9 million as of December 31, 2009. Also included in the balance of unrecognized tax benefits is $1.2 million of tax benefits that, if recognized, would affect other tax accounts.

        We also recognize accrued interest expense and penalties related to the unrecognized tax benefits as additional tax expense, which is consistent with prior periods. The total amount of accrued interest and penalties was $2.7 million and $1.6 million respectively, as of December 31, 2009. An increase in interest of $0.3 million was recognized in 2009. The total amount of accrued interest and penalties was approximately $2.4 million and $1.6 million, respectively, as of December 31, 2008.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 9—Income Taxes (Continued)

        As of December 31, 2009, we were open to examination in the U.S. federal tax jurisdiction for the 2006-2008 tax years, in Canada for the years of 2001-2008, and in Mexico for the years of 2003-2008. We were also open to examination in various state and local jurisdictions for the 2005-2008 tax years, none of which were individually material. We believe that our accrual for tax liabilities is adequate for all open audit years. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events.

        It is reasonably possible that U.S. federal, state, local, and non-U.S. tax examinations will be settled during the next twelve months. If any of these tax audit settlements do occur within the next twelve months, we would make any necessary adjustments to the accrual for uncertain tax benefits. Until formal resolutions are reached with the tax authorities, the determination of a possible audit settlement range for the impact on uncertain tax benefits is not practicable. On the basis of present information, it is our opinion that any assessments resulting from the current audits will not have a material effect on our consolidated financial statements. We believe that it is reasonably possible that an increase of up to $0.8 million in unrecognized benefits may be recognized within the coming year. In addition, we believe that it is reasonably possible that approximately $0.7 million of its currently remaining unrecognized tax positions, each of which are individually insignificant, may be recognized by the end of 2010 as a result of a lapse of the statute of limitations.

Note 10—Stock-Based Compensation Plans

        2005 Incentive Plan—In connection with the initial public offering in April 2005, we adopted the Accuride Corporation 2005 Incentive Award Plan (the "Incentive Plan"). As of the Effective Date, pursuant to our Plan of Reorganization, the Incentive Plan was cancelled.

        We account for share-based compensation under applicable accounting standards. Forfeitures are estimated over the vesting period of an award, rather than be recognized as a reduction of compensation expense at the time of the actual forfeiture.

        For awards to officers and other key employees under the 2005 Plan, 854,497 options and 1,197,016 stock appreciation rights were outstanding as of December 31, 2009. These awards, which had no intrinsic value, were cancelled as of February 26, 2010 pursuant to our Plan of Reorganization. The 391,422 restricted stock units that were unvested at December 31, 2009, became vested on the Effective Date of our Plan of Reorganization.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 10—Stock-Based Compensation Plans (Continued)

        In determining the estimated fair value of our share-based awards as of the grant date, we used the Black-Scholes option-pricing model with the assumptions illustrated in the table below:

	For The Years Ended December 31,
	2009	2008	2007
Expected Dividend Yield	0.0%	0.0%	0.0%
Expected Volatility in Stock Price	108.2%	41.3%	41.6%
Risk-Free Interest Rate	2.5%	3.6%	5.1%
Expected Life of Stock Awards	6.0 years	6.2 years	6.3 years
Weighted-Average Fair Value at Grant Date	$0.35	$3.26	$7.39

        The expected volatility is based upon volatility of comparable industry company common stock that has been traded for a period commensurate with the expected life. The expected term of options granted is derived from historical exercise and termination patterns, and represents the period of time that options granted are expected to be outstanding. The risk-free rate used is based on the published U.S. Treasury yield curve in effect at the time of grant for instruments with a similar life. The dividend yield is based upon the most recently declared quarterly dividend as of the grant date.

        Compensation expense recorded during 2009, 2008, and 2007 was $0.3 million, $2.4 million, and $2.7 million, respectively. The tax benefit (cost) recognized during 2008 and 2007 was approximately ($1.6) million and $1.3 million, respectively. For 2009, there was no tax benefit recognized.

Note 11—Commitments

        We lease certain plant, office space, and equipment for varying periods. Management expects that in the normal course of business, expiring leases will be renewed or replaced by other leases. Purchase commitments related to fixed assets at December 31, 2009 totaled $1.0 million. Rent expense for the years ended December 31, 2009, 2008, and 2007 was $9.6 million, $9.1 million and $6.5 million, respectively. Future minimum lease payments for all non-cancelable operating leases having a remaining term in excess of one year at December 31, 2009, are as follows:

2010	8,683
2011	5,688
2012	4,054
2013	3,638
2014	3,301
Thereafter	12,737

Total	$38,101

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 12—Segment Reporting

        Based on our continual monitoring of the long-term economic characteristics, products and production processes, class of customer, and distribution methods of our operating segments, we determined our seven operating segments aggregate into three reportable segments: Wheels, Components, and Other. All of our segments design, manufacture and market products to the commercial vehicle industry. The Wheels segment's products consist of wheels for heavy- and medium-duty trucks and commercial trailers. The Components segment's products consist of truck body and chassis parts, wheel-end components and assemblies, and seats. The Other segment's products primarily consist of other commercial vehicle components, including steerable drive axles and gearboxes. We believe this segmentation is appropriate based upon management's operating decisions and performance assessment. The accounting policies of the reportable segments are the same as described in Note 1, "Significant Accounting Policies".

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net sales:
Wheels	$238,745	$391,433	$477,115
Components	298,726	492,025	491,324
Other	32,722	47,951	45,247

Consolidated total	$570,193	$931,409	$1,013,686

Operating income (loss):
Wheels	$14,888	$55,673	$60,078
Components	(39,459)	(296,143)	(2,583)
Other	4,361	(1,672)	7,527
Corporate	(44,885)	(34,501)	(35,426)

Consolidated total	$(65,095)	$(276,643)	$29,596

	December 31, 2009	December 31, 2008
Total assets:
Wheels	$265,977	$191,435
Components	230,618	285,966
Other	29,997	38,064
Corporate	145,078	293,085

Consolidated total	$671,670	$808,550

        Included in operating income (loss) are goodwill and other intangible asset impairments in our Components and Other reportable segments of $267.2 million and $10.7 million, respectively, in 2008 and $3.3 million in our Components reportable segment in 2009.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 12—Segment Reporting (Continued)

        Geographic Segments—Our operations in the United States, Canada, and Mexico are summarized below:

For Year Ended Dec. 31, 2009	United States	Canada	Mexico	Eliminations	Combined
Net sales:
Sales to unaffiliated customers—domestic	$463,338	$3,621	$24,995	$—	$491,954
Sales to unaffiliated customers—export	51,379	—	26,860	—	78,239

Total	$514,717	$3,621	$51,855	$—	$570,193

Long-lived assets	$541,984	$48,831	$7,749	$(126,031)	$472,533

For Year Ended Dec. 31, 2008	United States	Canada	Mexico	Eliminations	Combined
Net sales:
Sales to unaffiliated customers—domestic	$761,319	$10,553	$43,658	$—	$815,530
Sales to unaffiliated customers—export	102,267	—	13,612	—	115,879

Total	$863,586	$10,553	$57,270	$—	$931,409

Long-lived assets	$569,776	$50,188	$9,003	$(128,176)	$500,791

For Year Ended Dec. 31, 2007	United States	Canada	Mexico	Eliminations	Combined
Net sales:
Sales to unaffiliated customers—domestic	$812,748	$12,748	$48,664	$—	$874,160
Sales to unaffiliated customers—export	130,894	—	8,632	—	139,526

Total	$943,642	$12,748	$57,296	$—	$1,013,686

Long-lived assets	$851,416	$66,520	$10,509	$(128,176)	$800,269

        Each geographic segment made sales to each of the three major customers in 2009 that each exceed 10% of total net sales for the years ended December 31. Sales to those customers are as follows:

	2009		2008		2007
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Customer one	$106,935	18.8%	$149,229	16.0%	$168,416	16.6%
Customer two	90,760	15.9%	140,538	15.1%	167,327	16.5%
Customer three	76,826	13.5%	131,047	14.1%	136,578	13.5%

	$274,521	48.2%	$420,814	45.2%	$472,321	46.6%

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 12—Segment Reporting (Continued)

        Sales by product grouping for the years ended December 31 are as follows:

	2009		2008		2007
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Wheels	$238,761	41.9%	$391,867	42.1%	$477,115	47.1%
Wheel-end components and assemblies	153,713	27.0%	211,915	22.8%	199,235	19.7%
Truck body and chassis parts	72,359	12.7%	111,160	11.9%	137,002	13.5%
Seating assemblies	22,825	4.0%	39,784	4.3%	52,087	5.1%
Other components	82,535	14.4%	176,683	18.9%	148,247	14.6%

	$570,193	100%	$931,409	100.0%	$1,013,686	100.0%

Note 13—Financial Instruments

        We have determined the estimated fair value amounts of financial instruments using available market information and other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. A fair value hierarchy accounting standard exists for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and our own assumptions (unobservable inputs). Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

        The hierarchy consists of three levels:

Level 1	Quoted market prices in active markets for identical assets or liabilities;
Level 2	Inputs other than Level 1 inputs that are either directly or indirectly observable; and
Level 3	Unobservable inputs developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

        The carrying amounts of cash and cash equivalents, trade receivables, and accounts payable approximate fair value because of the relatively short maturity of these instruments. The fair value of debt at December 31, 2009 and 2008 was $400.9 million and $358.9 million, respectively. The carrying amounts and related estimated fair values for our remaining financial instruments as of December 31, 2009 and 2008 are as follows:

		Fair Value
	Carrying Amount
		Level 1	Level 2	Level 3
As of December 31, 2009
Liabilities
Common stock warrant	$76			$76

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 13—Financial Instruments (Continued)

		Fair Value
	Carrying Amount
		Level 1	Level 2	Level 3
As of December 31, 2008
Assets
Marketable securities	$5,000			$5,000
Foreign exchange forward contracts	$843		$843
Liabilities
Interest rate swap contracts	$4,415		$4,415

        Fair values relating to derivative financial instruments reflect the estimated amounts that we would receive or pay to terminate the contracts at the reporting date based on quoted market prices of comparable contracts as of the balance sheet date. The fair value of the common stock warrant has been calculated using a Black-Scholes valuation model. As of December 31, 2009, a liability of $76 has been recorded to reflect the fair value of the remaining warrant exercisable for 0.5 percent of our fully-diluted common stock.

        The following table summarizes changes in fair value of our Level 3 assets and (liabilities) for the years ended December 31, 2008 and 2009:

	Marketable Securities	Common Stock Warrant
Balance at January 1, 2008	$—	$—
Purchase (issuance) of securities	5,000	—

Balance at December 31, 2008	$5,000	$—
Purchase (issuance) of securities	—	(4,655)
Unrealized gain (loss) recognized	—	594
Realized loss	(1,100)	—
Net settlements	(3,900)	3,985

Balance at December 31, 2009	$—	$(76)

        During the year ended December 31, 2009, a $3.3 million charge was recorded to the consolidated statements of operations to recognize the full impairment of certain intangible assets in the Components reportable segment. The fair value of the tradenames were primarily determined using Level 3 inputs including management's financial projections related to operating profit margins.

Note 14—Related Party Transactions

        In connection with the 2005 TTI merger, we entered into a management services agreement ("Management Services Agreement") with KKR and Trimaran Fund Management L.L.C. ("TFM"), pursuant to which we retained KKR and TFM to provide management, consulting and financial services to Accuride of the type customarily performed by investment companies to our portfolio companies. In exchange for such services, we agreed to pay an annual fee in the amount equal to

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 14—Related Party Transactions (Continued)

$665,000 to KKR and $335,000 to TFM. In addition, we agreed to reimburse KKR and TFM, and their respective affiliates, for all reasonable out-of-pocket expenses incurred in connection with such retention, including travel expenses and expenses of legal counsel. During 2007, we terminated the Management Services Agreement with respect to both KKR and TFM when each party no longer had the right to appoint one or more members to our Board of Directors pursuant to the terms of the Shareholder Rights Agreement that we entered in connection with the TTI merger. During 2007, payments related to these agreements totaled $0.3 million for KKR. There were no payments to TFM due to the termination of the agreement at the beginning of 2008.

        On February 4, 2009, we completed (1) an amendment (the "Sun Amendment") to our prepetition credit facility and (2) a transaction (the "Sun Capital Transaction") with Sun Accuride Debt Investments, LLC (together with its affiliates, "Sun Capital"), which at the time held approximately $70 million principal amount of the indebtedness outstanding under the prepetition credit facility (the "Last-Out Loans"). Under the terms of the Sun Amendment and the Sun Capital Transaction, Sun Capital agreed to make the Last-Out Loans last-out as to payment to the other loans outstanding under the prepetition senior credit facility.

        In connection with the modification of the Last-Out Loans and pursuant to a Last-Out Debt Agreement, dated February 4, 2009 (the "Last-Out Debt Agreement"), that we entered into with Sun Capital, we (1) issued a warrant (the "Sun Warrant") to Sun Capital, which was exercisable for 25% of our fully-diluted prepetition common stock, (2) entered into a Registration Agreement with Sun Capital providing for the registration of the prepetition common stock owned by Sun Capital (including the prepetition common stock issuable upon exercise of the Sun Warrant) and (3) entered into a Consulting Agreement with Sun Capital pursuant to which Sun Capital would provide customary strategic, business and operational support to us.

        In connection with the Sun Capital Transaction, we appointed Brian J. Urbanek, Jason H. Neimark, Douglas C. Werking, Thomas V. Taylor and Donald C. Mueller as Series A Directors to fill five of the vacancies created as a result of the expansion of the Board of Directors. We entered into indemnification agreements with each of our directors as part of the Sun Capital Transaction, which contractually obligate us to provide indemnification and advancement of expenses to the fullest extent permitted by Delaware General Corporation Law. We also agreed that these indemnification obligations, and all other indemnification obligations assumed by us as part of the Sun Capital Transaction, would be first in priority to the indemnification obligations of certain affiliates of Sun Capital covering the indemnified parties.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 15—Quarterly Data (unaudited)

        The following table sets forth certain quarterly income statement information for the years ended December 31, 2009 and 2008:

	2009
	Q1	Q2	Q3	Q4	Total
	(Dollars in thousands, except per share data)
Net sales	$143,576	$135,206	$145,209	$146,202	$570,193
Gross profit (loss)	40	(9,021)	1,874	4,805	(2,302)
Operating expenses	12,224	12,490	22,372	12,377	59,463
Impairment charges	—	—	—	3,330	3,330
Loss from operations	(12,184)	(21,511)	(20,498)	(10,902)	(65,095)
Other expense(1)	(17,881)	(14,048)	(14,900)	(11,425)	(58,254)
Reorganization items	—	—	—	(14,379)	(14,379)
Net loss	(31,055)	(36,071)	(33,329)	(39,657)	(140,112)
Basic loss per share	$(0.86)	$(1.00)	$(0.92)	$(0.83)	$(3.59)
Diluted loss per share	$(0.86)	$(1.00)	$(0.92)	$(0.83)	$(3.59)

	2008
	Q1	Q2	Q3	Q4	Total
	(Dollars in thousands, except per share data)
Net sales	$238,210	$244,919	$239,487	$208,793	$931,409
Gross profit(2)	12,269	21,350	11,888	10,093	55,600
Operating expenses	13,654	12,761	14,807	13,980	55,202
Impairment charges	—	—	212,220	64,821	277,041
Income (loss) from operations	(1,385)	8,589	(215,139)	(68,708)	(276,643)
Other expense(1)	(16,768)	(7,551)	(12,082)	(19,820)	(56,221)
Net income (loss)	(11,741)	3,375	(201,179)	(118,721)	(328,266)
Basic income (loss) per share	$(0.33)	$0.10	$(5.67)	$(3.32)	$(9.24)
Diluted income (loss) per share	$(0.33)	$0.10	$(5.67)	$(3.32)	$(9.24)

(1)
Included in other expense are interest income, interest expense, and other income (expense), net. During the first quarter of 2009, we incurred a charge of $5.4 million related to loss on extinguishment of debt.

(2)
Gross profit for 2008 was impacted by $7.7 million of costs related to a labor disruption at our Rockford, Illinois, facility, a $7.4 million charge for restructuring that was primarily severance-related, $3.1 million non-cash charge for the loss on a sale of assets at our Anniston, Alabama, facility, and $2.8 million in other severance charges unrelated to our restructuring activities.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 16—Valuation and Qualifying Accounts

        The following table summarizes the changes in our valuation and qualifying accounts:

	Balance at Beginning of Year	Charges (credits) to Cost and Expenses	Recoveries	Write-Offs	Balance at end of Year
Reserves in accounts receivable:
December 31, 2007	2,127	(62)	(436)	(168)	1,461
December 31, 2008	1,461	1,023	59	(800)	1,743
December 31, 2009	1,743	2,152	(106)	(1,460)	2,329

Note 17—Contingencies

        We are from time to time involved in various legal proceedings of a character normally incident to our business. We do not believe that the outcome of these proceedings will have a material adverse effect on our consolidated financial condition or results of our operations and cash flows.

        Our operations are subject to federal, state and local environmental laws, rules and regulations. Pursuant to our Recapitalization on January 21, 1998, we were indemnified by Phelps Dodge Corporation with respect to certain environmental liabilities at our Henderson and London facilities, subject to certain limitations. Pursuant to the AKW acquisition agreement on April 1, 1999, in which Accuride purchased Kaiser Aluminum and Chemical Corporation's ("Kaiser") 50% interest in AKW, we have been indemnified by Kaiser with respect to certain environmental liabilities relating to the facilities leased by AKW (the "Erie Lease"). On February 12, 2002, Kaiser filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware for reorganization under Chapter 11 of the United States Bankruptcy Code, which could limit our ability to pursue indemnification claims, if necessary, from Kaiser. Management does not believe that the outcome of any environmental proceedings will have a material adverse effect on the consolidated financial condition or results of our operations.

        As of December 31, 2009, we had an environmental reserve of approximately $1.5 million, related primarily to our foundry operations. This reserve is based on current cost estimates and does not reduce estimated expenditures to net present value, but does take into account the benefit of a contractual indemnity given to us by a prior owner of our wheel-end subsidiary. The failure for the indemnitor to fulfill its obligations could result in future costs that may be material. Any cash expenditures required by us or our subsidiaries to comply with applicable environmental laws and/or to pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve. We currently anticipate spending approximately $0.2 million per year in 2010 through 2013 for monitoring the various environmental sites associated with the environmental reserve, including attorney and consultant costs for strategic planning and negotiations with regulators and other potentially responsible parties, and payment of remedial investigation costs. Based on all of the information presently available to us, we believe that our environmental reserves will be adequate to cover the future costs related to the sites associated with the environmental reserves, and that any additional costs will not have a material adverse effect on our financial condition, results of operations

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 17—Contingencies (Continued)

or cash flows. However, the discovery of additional sites, the modification of existing or promulgation of new laws or regulations, more vigorous enforcement by regulators, the imposition of joint and several liability as defined in CERCLA or analogous state laws, or other unanticipated events could result in a material adverse effect.

        The final Iron and Steel Foundry NESHAP was developed pursuant to Section 112(d) of the Clean Air Act and requires all major sources of hazardous air pollutants to install controls representative of maximum achievable control technology. We believe that our foundry operations are in compliance with the applicable requirements of the Iron and Steel Foundry NESHAP.

        At the Erie, Pennsylvania, facility, we have obtained an environmental insurance policy to provide coverage with respect to certain environmental liabilities. Management does not believe that the outcome of any environmental proceedings will have a material adverse effect on our consolidated financial condition or results of operations.

        During the fourth quarter of 2006, we resolved a commercial dispute with Ford. As a result of the resolution, we recognized $10.6 million of revenue in 2007. In addition, cash flow increased by $11.0 million in 2007. Ford re-sourced its Accuride business to another supplier during 2007. In 2007, total sales to Ford were less than 5% of total revenues.

        As of December 31, 2009, we had approximately 2,450 employees, of which 638 were salaried employees with the remainder paid hourly. Unions represent approximately 1,230 of our employees, which is 50% of our total employees. Each of our unionized facilities has a separate contract with the union that represents the workers employed at such facility. The union contracts expire at various times over the next few years with the exception of our union contract that covers the hourly employees at our Monterrey, Mexico, facility, which expires on an annual basis in January unless otherwise renewed. The 2010 negotiations in Monterrey have been deferred by mutual agreement of the Company and Union until the Company emerges from bankruptcy. In 2010, we have contracts expiring at our Elkhart, Erie and Rockford facilities. We do not anticipate that the outcome of the 2010 negotiations will have a material adverse effect on our operating performance or costs.

Note 18—Product Warranties

        The Company provides product warranties in conjunction with certain product sales. Generally, sales are accompanied by a 1- to 5-year standard warranty. These warranties cover factors such as non-conformance to specifications and defects in material and workmanship.

        Estimated standard warranty costs are recorded in the period in which the related product sales occur. The warranty liability recorded at each balance sheet date in other current liabilities reflects the estimated number of months of warranty coverage outstanding for products delivered times the average of historical monthly warranty payments, as well as additional amounts for certain major warranty

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 18—Product Warranties (Continued)

issues that exceed a normal claims level. The following table summarizes product warranty activity recorded for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007
Balance—beginning of year	$998	$2,360	$1,976
Provision for new warranties	265	178	1,796
Payments	(209)	(1,540)	(1,412)

Balance—end of year	$1,054	$998	$2,360

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 19—Guarantor and Non-guarantor Financial Statements

        Our prepetition Senior Subordinated Notes are fully and unconditionally guaranteed, on a joint and several basis, by substantially all of our 100% owned domestic subsidiaries ("Guarantor Subsidiaries"). The non-guarantor subsidiaries are our foreign subsidiaries. The following condensed financial information illustrates the composition of the combined Guarantor Subsidiaries:

CONDENSED CONSOLIDATING BALANCE SHEETS
(DEBTORS-IN-POSSESSION)

	December 31, 2009
(in thousands)	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
ASSETS
Cash and cash equivalents	$53,505	$(1,871)	$4,887	—	$56,521
Accounts receivable, net	26,145	185,953	5,831	$(151,628)	66,301
Inventories and supplies	18,374	44,003	5,147	(182)	67,342
Other current assets	3,099	2,635	23,290	(20,051)	8,973

Total current assets	101,123	230,720	39,155	(171,861)	199,137
Property, plant, and equipment, net	34,672	154,173	40,682	—	229,527
Goodwill	66,973	52,460	8,041	—	127,474
Intangible assets, net	373	88,857	—	—	89,230
Investments in and advances to subsidiaries and affiliates	271,863	—	—	(271,863)	—
Other non-current assets	17,104	1,341	7,857	—	26,302

TOTAL	$492,108	$527,551	$95,735	$(443,724)	$671,670

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,289	$22,206	$3,782	—	31,277
Debt	375,472	—	22,000	$—	397,472
Accrued payroll and compensation	3,006	5,885	5,427	—	14,318
Accrued interest payable	3,067	—	504	—	3,571
Accrued and other liabilities	8,297	277,845	1,977	(260,472)	27,647

Total current liabilities	395,131	305,936	33,690	(260,472)	474,285
Deferred and non-current income taxes	10,810	10,347	1,031	—	22,188
Other non-current liabilities	18,465	69,442	13,442	—	101,349
Liabilities subject to compromise	295,968	6,146	—	—	302,114
Stockholders' equity (deficiency)	(228,266)	135,680	47,572	(183,252)	(228,266)

TOTAL	$492,108	$527,551	$95,735	$(443,724)	$671,670

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 19—Guarantor and Non-guarantor Financial Statements (Continued)

	December 31, 2008
(in thousands)	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
ASSETS
Cash and cash equivalents	$95,630	$(1,633)	$29,679	—	$123,676
Accounts receivable, net	21,244	202,230	4,416	$(149,671)	78,219
Inventories and supplies	21,278	64,506	12,056	(534)	97,306
Other current assets	2,449	3,465	2,644	—	8,558

Total current assets	140,601	268,568	48,795	(150,205)	307,759
Property, plant, and equipment, net	39,365	173,255	46,018	—	258,638
Goodwill	66,973	52,460	8,041	—	127,474
Intangible assets, net	560	96,922	—	—	97,482
Investments in and advances to subsidiaries and affiliates	343,655	—	—	(343,655)	—
Other non-current assets	10,593	1,472	5,132	—	17,197

TOTAL	$601,747	$592,677	$107,986	$(493,860)	$808,550

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$10,523	$45,172	$8,242	—	63,937
Accrued payroll and compensation	2,380	11,349	5,922	—	19,651
Accrued interest payable	12,128	9	368	—	12,505
Accrued and other liabilities	9,101	279,329	5,082	(263,987)	29,525

Total current liabilities	34,132	335,859	19,614	(263,987)	125,618
Long term debt, net	618,069	3,100	30,000	—	651,169
Deferred and non-current income taxes	6,997	13,248	1,024	—	21,269
Other non-current liabilities	16,364	57,422	10,523	—	84,309
Stockholders' equity (deficiency)	(73,815)	183,048	46,825	$(229,873)	(73,815)

TOTAL	$601,747	$592,677	$107,986	$(493,860)	$808,550

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 19—Guarantor and Non-guarantor Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(DEBTORS-IN-POSSESSION)

	Year ended December 31, 2009
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Net sales	$277,268	$303,364	$90,009	$(100,448)	$570,193
Cost of goods sold	268,701	317,958	86,284	(100,448)	572,495

Gross profit (loss)	8,567	(14,594)	3,725	—	(2,302)
Operating expenses	29,330	12,553	565	—	42,448
Impairment of other intangibles	—	3,330	—	—	3,330
Prepetition fees	17,015	—	—	—	17,015

Income (loss) from operations	(37,778)	(30,477)	3,160	—	(65,095)
Other income (expense):
Interest expense, net	(56,993)	(150)	(2,610)	—	(59,753)
Loss on extinguishment of debt	(5,389)	—	—	—	(5,389)
Equity in earnings (losses) of subsidiaries	(23,270)	—	—	23,270	—
Other income (expense), net	(1,471)	252	8,107	—	6,888

Income (loss) before reorganization items and income taxes	(124,901)	(30,375)	8,657	23,270	(123,349)
Reorganization items	14,379	—	—	—	14,379
Income tax provision	832	—	1,552	—	2,384

Net income (loss)	$(140,112)	$(30,375)	$7,105	$23,270	$(140,112)

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 19—Guarantor and Non-guarantor Financial Statements (Continued)

	Year ended December 31, 2008
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Net sales	$256,180	$667,521	$134,191	$(126,483)	$931,409
Cost of goods sold	217,214	660,520	124,558	(126,483)	875,809

Gross profit	38,966	7,001	9,633	—	55,600
Operating expenses	39,108	15,307	787	—	55,202
Impairment of goodwill and other intangibles	—	277,041	—	—	277,041

Income (loss) from operations	(142)	(285,347)	8,846	—	(276,643)
Other income (expense):
Interest expense, net	(43,758)	(79)	(7,563)	—	(51,400)
Equity in earnings (losses) of subsidiaries	(288,374)	—	—	288,374	—
Other income (expense), net	(621)	351	(4,551)	—	(4,821)

Income (loss) before income taxes	(332,895)	(285,075)	(3,268)	288,374	(332,864)
Income tax provision (benefit)	(4,629)	—	31	—	(4,598)

Net income (loss)	$(328,266)	$(285,075)	$(3,299)	$288,374	$(328,266)

	Year ended December 31, 2007
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Net sales	$297,338	$673,975	$250,582	$(208,209)	$1,013,686
Cost of goods sold	265,137	641,526	228,738	(208,209)	927,192

Gross profit	32,201	32,449	21,844	—	86,494
Operating expenses	41,977	14,015	906	—	56,898

Income from operations	(9,776)	18,434	20,938	—	29,596
Other income (expense):
Interest (expense), net	(43,927)	(138)	(4,279)	—	(48,344)
Equity in earnings of affiliates	32,787	—	—	(32,787)	—
Other income (expense), net	5,458	441	1,079	—	6,978

Income (loss) before income taxes	(15,458)	18,737	17,738	(32,787)	(11,770)
Income tax provision (benefit)	(6,819)	—	3,688	—	(3,131)

Net income (loss)	$(8,639)	$18,737	$14,050	$(32,787)	$(8,639)

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 19—Guarantor and Non-guarantor Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(DEBTORS-IN-POSSESSION)

	Year ended December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(140,112)	$(30,375)	$7,105	$23,270	$(140,112)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	8,230	33,527	5,656	—	47,413
Amortization—deferred financing costs	4,526	5	26	—	4,557
Amortization—other intangible assets	187	4,735	—	—	4,922
Loss on extinguishment of debt	5,389	—	—	—	5,389
Change in warrant liability	(594)	—	—	—	(594)
Paid-in-kind interest	9,421	—	—	—	9,421
Loss (gain) on disposal of assets	(275)	288	292	—	305
Loss on sale of marketable securities	1,100	—	—	—	1,100
Provision for deferred income taxes	263	—	601	—	864
Equity in earnings of subsidiaries and affiliates	23,270	—	—	(23,270)	—
Non-cash stock-based compensation	333	—	—	—	333
Impairments of other intangibles	—	3,330	—	—	3,330
Reorganization items	14,379	—	—	—	14,379
Payments on reorganization items	(5,559)	—	—	—	(5,559)
Change in other operating items	40,722	4,078	(29,860)	—	14,940

Net cash provided by (used in) operating activities	(38,720)	15,588	(16,180)	—	(39,312)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(6,976)	(12,776)	(612)	—	(20,364)
Other	(14,789)	280	—	—	(14,509)

Net cash used in investing activities	(21,765)	(12,496)	(612)	—	(34,873)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in revolving credit advance	4,315	—	(8,000)	—	(3,685)
Debtor in possession borrowing	21,467	—	—	—	21,467
Other	(10,752)	—	—	—	(10,752)

Net cash provided by (used in) financing activities	15,030	—	(8,000)	—	7,030

Decrease in cash and cash equivalents	(42,125)	(238)	(24,792)	—	(67,155)
Cash and cash equivalents, beginning of year	95,630	(1,633)	29,679	—	123,676

Cash and cash equivalents, end of period	$53,505	$(1,871)	$4,887	$—	$56,521

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 19—Guarantor and Non-guarantor Financial Statements (Continued)

	Year ended December 31, 2008
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(328,266)	$(285,075)	$(3,299)	$288,374	$(328,266)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and impairment of PP&E	7,624	29,932	6,465	—	44,021
Amortization—deferred financing costs	1,205	5	25	—	1,235
Amortization—other intangible assets	584	4,814	—	—	5,398
Loss on disposal of assets	(110)	3,102	168	—	3,160
Deferred income taxes	(5,032)	—	(1,232)	—	(6,264)
Equity in earnings of subsidiaries and affiliates	288,374	—	—	(288,374)	—
Non-cash stock-based compensation	2,434	—	—	—	2,434
Impairments of investments	3,056	—	—	—	3,056
Impairments of goodwill and other intangibles	—	277,041	—	—	277,041
Change in other operating items	6,550	(8,991)	(8,539)	—	(10,980)

Net cash provided by (used in) operating activities	(23,581)	20,828	(6,412)	—	(9,165)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(7,966)	(20,340)	(1,379)	—	(29,685)
Other	(5,975)	353	—	—	(5,622)

Net cash used in investing activities	(13,941)	(19,987)	(1,379)	—	(35,307)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on revolving debt	48,444	—	30,000	—	78,444
Other	(1,232)	—	1	—	(1,231)

Net cash provided by financing activities	47,212	—	30,001	—	77,213

Increase in cash and cash equivalents	9,690	841	22,210	—	32,741
Cash and cash equivalents, beginning of year	85,940	(2,474)	7,469	—	90,935

Cash and cash equivalents, end of year	$95,630	$(1,633)	$29,679	$—	$123,676

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 19—Guarantor and Non-guarantor Financial Statements (Continued)

	Year ended December 31, 2007
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(8,639)	$18,737	$14,050	$(32,787)	$(8,639)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and impairment	5,827	29,348	20,737	—	55,912
Amortization—deferred financing costs	1,209	—	26	—	1,235
Amortization and impairment—other intangible assets	787	5,987	—	—	6,774
Loss (gain) on disposal of assets	200	128	105	—	433
Deferred income taxes	(5,210)	—	(3,240)	—	(8,450)
Equity in earnings of affiliates	(32,787)	—	—	32,787	—
Non-cash stock-based compensation	2,719	—	—	—	2,719
Change in other operating items	61,527	(23,311)	(5,258)	—	32,958

Net cash provided by operating activities	25,633	30,889	26,420	—	82,942

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(4,933)	(29,734)	(1,832)	—	(36,499)
Proceeds from sale of property, plant, and equipment	—	446	—	—	446
Other investments, net of cash acquired	(740)	—	—	—	(740)
Cash distribution from investment—Trimont	—	427	—	—	427

Net cash used by investing activities	(5,673)	(28,861)	(1,832)	—	(36,366)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on long-term and revolving debt	(70,000)	—	—	—	(70,000)
Redemption of capital investment	46,970	—	(46,970)
Proceeds from employee stock option and stock purchase plans	3,006	—	—	—	3,006
Tax benefit from employee stock option exercises	1,149	—	—	—	1,149

Net cash used by financing activities	(18,875)	—	(46,970)	—	(65,845)

Increase (decrease) in cash and cash equivalents	1,085	2,028	(22,382)	—	(19,269)
Cash and cash equivalents, beginning of year	84,855	(4,502)	29,851	—	110,204

Cash and cash equivalents, end of year	$85,940	$(2,474)	$7,469	$—	$90,935

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 20—Debtors Financial Statements

        The financial statements of the Debtors are presented as follows:

Basis of Presentation

        Condensed Combined Debtors-in-Possession Financial Statements —The financial statements contained within this note represent the condensed combined financial statements for the Debtors only. Accuride's non-Debtor subsidiaries are treated as non-consolidated subsidiaries in these financial statements and as such their net income is included as "Equity income from non-Debtor subsidiaries, net of tax" in the statement of operations and their net assets are included as "Investments in non-Debtor subsidiaries" in the balance sheet.

        Intercompany Transactions—Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions with the Debtor's non-Debtor subsidiaries have not been eliminated in the financial statements and are reflected as intercompany receivables and payables.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 20—Debtors Financial Statements (Continued)

ACCURIDE CORPORATION
CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET

(in thousands)	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,634
Accounts receivable, net	60,470
Inventories and supplies	62,195
Other current assets	5,734

Total current assets	180,033
PROPERTY, PLANT AND EQUIPMENT, net	188,845
OTHER ASSETS:
Goodwill	119,433
Intangible assets, net	89,230
Investments in non-Debtor subsidiaries	47,572
Other assets, net	18,445

TOTAL	$643,558

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$27,495
Accrued payroll and compensation	8,891
Accrued interest payable	3,067
Debt	375,472
Accrued and other liabilities	25,670

Total current liabilities	440,595
LIABILITIES TO NON-DEBTOR SUBSIDIARIES	20,051
DEFERRED AND NON-CURRENT INCOME TAXES	21,157
OTHER LIABILITIES	87,907
LIABILITIES SUBJECT TO COMPROMISE	302,114
STOCKHOLDERS' DEFICIENCY	(228,266)

TOTAL	$643,558

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 20—Debtors Financial Statements (Continued)

ACCURIDE CORPORATION
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENTS OF OPERATIONS

(in thousands)	For the period from October 8, 2009 through December 31, 2009
NET SALES	$116,597
COST OF GOODS SOLD	113,176

GROSS PROFIT	3,421
OPERATING EXPENSES:
Selling, general and administrative	9,800
Impairment of other intangibles	3,330

LOSS FROM OPERATIONS	(9,709)
OTHER INCOME (EXPENSE):
Interest expense, net	(10,602)
Equity income from non-Debtor subsidiaries, net of tax	2,644
Other income (loss), net	(1,008)

LOSS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(18,675)
Reorganization Items	14,379

LOSS BEFORE INCOME TAXES	(33,054)
INCOME TAX PROVISION	3,323

NET LOSS	$(36,377)

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 20—Debtors Financial Statements (Continued)

ACCURIDE CORPORATION
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS

(In thousands)	For the period from October 8, 2009 through December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(36,377)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and impairment of property, plant and equipment	10,882
Amortization—deferred financing costs	1,209
Amortization—other intangible assets	1,138
Impairments of other intangibles	3,330
Reorganization items	14,379
Payments on reorganization items	(5,559)
Loss on disposal of assets	249
Provision for deferred income taxes	1,851
Non-cash stock-based compensation	84
Change in warrant liability	14
Paid-in-kind interest	2,902
Equity income from non-Debtor subsidiaries, net of tax	(2,644)
Change in other operating items	35,614

Net cash provided by operating activities	27,072

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,853)
Other	(19,455)

Net cash used in investing activities	(27,308)

CASH FLOWS FROM FINANCING ACTIVITIES:
Debtor in possession borrowing	21,467
Other	18,686

Net cash provided by financing activities	40,153
INCREASE IN CASH AND CASH EQUIVALENTS	39,917
CASH AND CASH EQUIVALENTS—Beginning of period	11,717

CASH AND CASH EQUIVALENTS—End of period	$51,634

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 21—Subsequent Events

        On October 8, 2009, Accuride and its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

        On November 18, 2009, we initially filed our Joint Plan of Reorganization (as amended and supplemented, the "Plan of Reorganization") and the related Disclosure Statement with the Bankruptcy Court. All classes of creditors entitled to vote voted to approve the Plan of Reorganization, and on February 18, 2010, the Bankruptcy Court entered an Order Confirming the Third Amended Joint Plan of Reorganization, which approved and confirmed the Plan of Reorganization, as modified by the confirmation order. On February 26, 2010 (the "Effective Date"), the Plan of Reorganization became effective and we emerged from Chapter 11 bankruptcy proceedings. Prior to the Effective Date, at the confirmation hearing, we and all of our constituents reached a settlement to fully resolve all disputes related to the Plan of Reorganization and all constituents agreed to support the Plan of Reorganization. During the pendency of the bankruptcy, we operated our business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

Postpetition Capital Structure

        Pursuant to the Plan of Reorganization, as of the Effective Date, our new capital structure consists of the following:

  •
  Postpetition Senior Credit Facility—Our prepetition senior credit facility was amended and restated to provide for a senior credit facility of approximately $311.2 million. The interest rate for all loans will be, at our option, LIBOR + 6.75% (with a LIBOR floor of 3.00%) or Base Rate + 5.75% (with a Base Rate floor of 4.00%). The maturity for all loans and reimbursements of draws under the letters of credit is June 30, 2013. As part of the amendment, the financial covenants in the prepetition senior credit facility were replaced with minimum liquidity and minimum EBITDA covenants and a maximum capital expenditure covenant. The credit facility is secured by, among other things, a lien on substantially all of our U.S. and Canadian properties, assets and domestic subsidiaries and a pledge of 65% of the stock of our foreign subsidiaries.

    All Last-Out-Loans (as defined below) under our prepetition credit facility were paid on the Effective Date.

  •
  7.5% Senior Convertible Notes—We issued $140 million aggregate principal amount of 7.5% senior convertible notes due February 2020 pursuant to a rights offering (the "convertible notes"). The first six interest payments on the convertible notes will be paid-in-kind ("PIK") interest. Thereafter, beginning on August 26, 2013, interest on the convertible notes will be paid in cash. The $140 million principal amount of convertible notes is convertible into 60% of our outstanding Common Stock (as defined below), on a diluted basis as provided for the in the Plan of Reorganization.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 21—Subsequent Events (Continued)

    The convertible notes are convertible into common stock at an initial conversion rate of 1,333.3333 per $1,000 principal amount of notes (equivalent to an initial conversion price of $0.75 per share of common stock). The convertible notes are redeemable by the Company subject to the terms of the indenture agreement.

  •
  Common Stock and Warrants—We issued the following equity securities: (i) 98,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), to holders of our prepetition senior subordinated notes, on a pro rata basis (ii) 25 million shares of Common Stock to the parties backstopping the rights offering of Convertible Notes as payment of their backstop fee, (iii) 2,000,000 shares of Common Stock to holders of our prepetition common stock on a pro rata basis, (iv) warrants to purchase 22,058,824 shares of Common Stock (the "Warrants") to holders of our prepetition common stock on a pro rata basis and (v) 1,294,882 shares of Common Stock, net of shares withheld for tax purposes, under our Key Executive Incentive Plan. The Warrants are exercisable at an exercise price of $2.10 per share for a period beginning on the Effective Date and ending on the two-year anniversary of the Effective Date.

        Also under the Plan of Reorganization, our prepetition common stock, all other equity interests in Accuride, our prepetition senior subordinated notes and the indenture governing our prepetition senior subordinated notes (other than for the purposes of allowing holders of the notes to receive distributions under the Plan of Reorganization and allowing the trustees to exercise certain rights) were cancelled. The holders of these securities received the distributions described above pursuant to the Plan of Reorganization. All amounts outstanding under the DIP credit facility (as defined below) we had entered into to provide financing during the pendency of our bankruptcy were also paid on the Effective Date and the DIP credit facility was terminated in accordance with its terms.

        Maturities of long-term debt as of the Effective Date are as follows:

2010	$—
2011	—
2012	—
2013	309,100
2014	—
Thereafter	140,000

Total	$449,100

        Fresh-start reporting will be adopted, which will result in a new basis of accounting on the Effective Date. The reorganization value of $563 million will be allocated to the assets and liabilities, and the post-petition capital structure will replace the historical pre-petition capital structure. Historical tax attributes, such as net operating loss ("NOL") carryforwards will change because they will offset cancellation of debt income. Further, NOL carryforwards will be subject to annual utilization limitations.

ACCURIDE CORPORATION
(DEBTORS-IN-POSSESSION)

For the years ended December 31, 2009, 2008, and 2007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except share and per share data)

Note 21—Subsequent Events (Continued)

        Fresh start accounting reflects the value of the Company as determined in the confirmed Plan of Reorganization. Under fresh start accounting, the Company's asset values are re-measured using fair value, and are allocated in conformity with applicable accounting standards. Fresh start accounting also requires that all liabilities, other than deferred taxes, should be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Deferred taxes are determined in conformity with applicable accounting standards.

        Additionally, pursuant to the Plan of Reorganization, we amended and restated our Certificate of Incorporation and our bylaws to, among other things, reduce the size of our Board of Directors to seven directors. As of the Effective Date, our Board of Directors is now comprised of our President and Chief Executive Officer and six newly-appointed directors.

ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Successor	Predecessor
(In thousands, except for per share and per share data)	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,364	$56,521
Customer receivables, net of allowance for doubtful accounts of $1,547 and $2,329 in 2010 and 2009, respectively	98,201	60,120
Other receivables	4,997	6,181
Inventories	64,693	50,742
Deferred income taxes	2,811	2,811
Income tax receivable	—	1,542
Prepaid expenses and other current assets	4,990	21,220

Total current assets	227,056	199,137
PROPERTY, PLANT AND EQUIPMENT, net	256,980	229,527
OTHER ASSETS:
Goodwill	128,741	127,474
Other intangible assets, net	234,518	89,230
Deferred financing costs, net of accumulated amortization of $285 and $7,360 in 2010 and 2009, respectively	10,583	4,282
Other	8,534	22,020

TOTAL	$866,412	$671,670

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$58,699	$31,277
Accrued payroll and compensation	18,468	14,318
Accrued interest payable	5,196	3,571
Accrued workers compensation	7,746	7,038
Debt	—	397,472
Accrued and other liabilities	20,046	20,609

Total current liabilities	110,155	474,285
LONG-TERM DEBT	587,037	—
DEFERRED INCOME TAXES	13,375	14,274
NON-CURRENT INCOME TAXES PAYABLE	8,283	7,914
OTHER POSTRETIREMENT BENEFIT PLAN LIABILITY	74,240	61,292
PENSION BENEFIT PLAN LIABILITY	33,114	35,932
OTHER LIABILITIES	5,901	4,125
LIABILITIES SUBJECT TO COMPROMISE	—	302,114
COMMITMENTS AND CONTINGENCIES (Note 7)	—	—
STOCKHOLDERS' EQUITY (DEFICIENCY):
Predecessor Company Preferred Stock, $0.01 par value; 5,000,000 shares authorized and 1 issued	—	—
Predecessor Company Common Stock, $0.01 par value; 100,000,000 shares authorized, 48,139,000 shares issued, and 47,562,000 shares outstanding and additional paid-in-capital	—	268,582
Successor Company Preferred Stock, $0.01 par value; 100,000,000 shares authorized	—	—
Successor Company Common Stock, $0.01 par value; 800,000,000 shares authorized, 126,295,024 shares issued and outstanding and additional paid-in-capital	49,974	—
Predecessor Company Treasury stock—76,000 shares at cost in 2009	—	(751)
Accumulated other comprehensive income (loss)	—	(48,376)
Accumulated deficiency	(15,667)	(447,721)

Total stockholders' equity (deficiency)	34,307	(228,266)

TOTAL	$866,412	$671,670

See notes to unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Successor	Predecessor
(In thousands except per share data)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009
NET SALES	$205,690	$145,209
COST OF GOODS SOLD	184,386	143,335

GROSS PROFIT	21,304	1,874
OPERATING EXPENSES:
Selling, general and administrative	14,854	22,372

INCOME (LOSS) FROM OPERATIONS	6,450	(20,498)
OTHER INCOME (EXPENSE):
Interest income	65	254
Interest expense	(10,787)	(18,385)
Unrealized gain on mark to market valuation of convertible debt	36,827	—
Other income, net	2,647	3,231

INCOME (LOSS) BEFORE INCOME TAXES	35,202	(35,398)
INCOME TAX PROVISION (BENEFIT)	4,351	(2,069)

NET INCOME (LOSS)	$30,851	$(33,329)

Weighted average common shares outstanding—basic	126,295	36,368
Basic income (loss) per share	$0.10	$(0.92)
Weighted average common shares outstanding—diluted	331,229	36,368
Diluted loss per share	$(0.01)	$(0.92)

See notes to unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Successor	Predecessor
(In thousands except per share data)	Period from February 26 to September 30, 2010	Period from January 1 to February 26, 2010	Nine Months Ended September 30, 2009
NET SALES	$466,243	$104,059	$423,991
COST OF GOODS SOLD	423,520	99,577	431,098

GROSS PROFIT (LOSS)	42,723	4,482	(7,107)
OPERATING EXPENSES:
Selling, general and administrative	39,455	7,595	47,086

INCOME (LOSS) FROM OPERATIONS	3,268	(3,113)	(54,193)
OTHER INCOME (EXPENSE):
Interest income	132	54	717
Interest expense	(24,584)	(7,550)	(47,742)
Loss on extinguishment of debt	—	—	(5,389)
Unrealized gain on mark to market valuation of convertible debt	5,623	—	—
Other income, net	4,588	566	5,585

LOSS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(10,973)	(10,043)	(101,022)
Reorganization items	—	(59,311)	—

INCOME (LOSS) BEFORE INCOME TAXES	(10,973)	49,268	(101,022)
INCOME TAX PROVISION (BENEFIT)	4,694	(1,534)	(567)

NET INCOME (LOSS)	$(15,667)	$50,802	$(100,455)

Weighted average common shares outstanding—basic	126,295	47,572	36,197
Basic income (loss) per share	$(0.12)	$1.07	$(2.78)
Weighted average common shares outstanding—diluted	126,295	47,572	36,197
Diluted income (loss) per share	$(0.12)	$1.07	$(2.78)

See notes to unaudited condensed consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) (UNAUDITED)

(In thousands)	Comprehensive Loss	Common Stock and Additional Paid-in- Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficiency)	Total Stockholders' Equity (Deficiency)
BALANCE at January 1, 2010 (Predecessor)	—	$268,582	$(751)	$(48,376)	$(447,721)	$(228,266)
Net loss before reorganization items	$(8,509)	—	—	—	(8,509)	(8,509)
Exercise of share-based awards	—	8	—	—	—	8
Reorganization items	—	—	—	—	(25,030)	(25,030)

Comprehensive loss	$(8,509)

BALANCE at February 26, 2010 (Predecessor)		268,590	(751)	(48,376)	(481,260)	(261,797)
FRESH START ADJUSTMENTS:
Debt discharge—Senior Subordinated Notes	—	48,540	—	—	242,436	290,976
Debt discharge—Deferred financing fees	—	—	—	—	(3,847)	(3,847)
Debt discharge—Sun Capital Warrant liability	—	—	—	—	76	76
Debt discharge—Term facility discount	—	—	—	—	(2,974)	(2,974)
Issuance of Warrants	—	—	—	—	(6,618)	(6,618)
Issuance of Notes	—	—	—	—	(144,732)	(144,732)

BALANCE at February 26, 2010 (Predecessor)		317,130	(751)	(48,376)	(396,919)	(128,916)
FRESH START ADJUSTMENTS:
Cancellation of Predecessor preferred, common and treasury stock	—	(317,130)	751	—	—	(316,379)
Cancellation of Predecessor accumulated deficit and accumulated other comprehensive loss	—	—	—	48,376	396,919	445,295
Issuance of new equity interests	—	49,396	—	—	—	49,396

BALANCE at February 26, 2010 (Successor)	—	49,396	—	—	—	49,396
Net loss	$(15,667)	—	—	—	(15,667)	(15,667)
Share-based compensation expense	—	593	—	—	—	593
Other	—	(15)	—	—	—	(15)
Other comprehensive income:
Pension liability adjustment (net of tax)	—	—	—	—	—	—

Comprehensive loss	$(15,667)

BALANCE—September 30, 2010 (Successor)		$49,974	$—	$—	$(15,667)	$34,307

See notes to unaudited condensed consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Successor	Predecessor
(In thousands)	Period from February 26 to September 30, 2010	Period from January 1 to February 26, 2010	Nine Months Ended September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(15,667)	$50,802	$(100,455)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and impairment of property, plant and equipment	24,246	6,711	34,580
Amortization—deferred financing costs and discount amortization	460	694	3,340
Amortization—other intangible assets	6,482	821	3,690
Loss on extinguishment of debt	—	—	5,389
Reorganization items	—	(59,311)	—
Payments on reorganization items	—	(12,164)	—
Loss on disposal of assets	51	3	57
Provision for deferred income taxes	2,179	(1,560)	(136)
Non-cash share-based compensation	593	—	249
Non-cash change in market valuation—convertible notes	(5,623)	—	—
Non-cash change in warrant liability	(4,633)	—	(608)
Loss on sale of marketable securities	—	—	1,100
Paid-in-kind interest	6,161	1,769	6,519
Changes in certain assets and liabilities:
Receivables	(21,064)	(15,833)	1,427
Inventories and supplies	(4,954)	(5,736)	22,464
Prepaid expenses and other assets	(4,398)	1,051	(5,921)
Accounts payable	(6,068)	12,931	(26,910)
Accrued and other liabilities	6,510	(951)	1,688

Net cash used in operating activities	(15,725)	(20,773)	(53,527)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,148)	(1,457)	(16,122)
Sale of marketable securities	—	—	3,900
Other	13,266	(555)	213

Net cash provided by (used in) investing activities	5,118	(2,012)	(12,009)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from postpetition senior credit facility	1,850	309,019	—
Payment of postpetition senior credit facility	(310,869)	—	—
Payment of prepetition senior credit facility	—	(305,814)	—
Proceeds from issuance of bonds	301,593	—	—
Proceeds from convertible notes	—	140,000	—
Payment of debtor-in-possession borrowing	—	(25,000)	—
Payment of revolving credit facility	(15,000)	(71,659)	(53,000)
Increase in revolving credit facility	15,000	—	30,626
Deferred financing fees	(10,868)	—	—
Credit facility amendment fees	—	—	(10,797)
Other	(82)	65	48

Net cash provided by (used in) financing activities	(18,376)	46,611	(33,123)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(28,983)	23,826	(98,659)
CASH AND CASH EQUIVALENTS—Beginning of period	80,347	56,521	123,676

CASH AND CASH EQUIVALENTS—End of period	$51,364	$80,347	$25,017

Supplemental cash flow information:
Cash paid for interest	$12,782	$9,393	$32,660
Cash paid (received) for income taxes	$(1,066)	$(826)	$802
Non-cash transactions:
Purchases of property, plant and equipment in accounts payable	$1,116	$—	$621
Issuance of warrants	$—	$6,618	$4,655
Exercise of warrants	$—	$—	$3,985

See notes to unaudited condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Summary of Significant Accounting Policies

        Basis of Presentation—The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, except that the unaudited condensed consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, in the opinion of Accuride Corporation ("Accuride" or the "Company"), all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the condensed consolidated financial statements have been included.

        The results of operations for the periods January 1, 2010 through February 26, 2010 for the Predecessor Company and February 26, 2010 through September 30, 2010 for the Successor Company are not necessarily indicative of the results to be expected for the year ending December 31, 2010. The unaudited consolidated financial statements and notes thereto should be read in conjunction with the audited condensed consolidated financial statements and notes thereto disclosed in Accuride's Annual Report on Form 10-K for the year ended December 31, 2009.

        Allocations of fair value to tangible and intangible assets, goodwill, pension obligations and deferred taxes are based upon preliminary valuation information. It is anticipated that all necessary information will be available and the analysis will be completed during the fourth quarter of 2010.

        Chapter 11 Proceedings—On October 8, 2009, Accuride and its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Prior to filing for bankruptcy, we were in default under our prepetition senior credit facility and the indenture governing our prepetition senior subordinated notes due to our failure to comply with certain financial covenants in the prepetition senior credit facility and to make the $11.7 million interest payment due August 3, 2009 on our prepetition senior subordinated notes. Beginning in July 2009, we entered into a series of amendments and temporary waivers with our senior lenders and forbearances with our prepetition noteholders related to these defaults, which prevented acceleration of the indebtedness outstanding under these debt instruments and enabled us to negotiate a financial reorganization to be implemented through the bankruptcy process with these key constituents prior to our bankruptcy filing. On October 7, 2009, we entered into restructuring support agreements with the holders of approximately 57% of the principal amount of the loans outstanding under our prepetition senior credit facility and the holders of approximately 70% of the principal amount of our prepetition senior subordinated notes, pursuant to which the parties agreed to support a financial reorganization of Accuride and its domestic subsidiaries consistent with the terms set forth therein.

        On November 18, 2009, we filed our Joint Plan of Reorganization and the related Disclosure Statement with the Bankruptcy Court. All classes of creditors entitled to vote voted to approve the Plan of Reorganization. A confirmation hearing for the Plan of Reorganization was held beginning on February 17, 2010. At the confirmation hearing, we and all of our constituents reached a settlement to fully resolve all disputes related to the Plan of Reorganization and all of our key constituents agreed to support the Plan of Reorganization. On February 18, 2010, the Bankruptcy Court entered an order confirming the Third Amended Joint Plan of Reorganization, which approved and confirmed the Plan of Reorganization, as modified by the confirmation order. On February 26, 2010 (the "Effective Date"), the Plan of Reorganization became effective and we emerged from Chapter 11 bankruptcy proceedings. During the pendency of the bankruptcy, we operated our business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Summary of Significant Accounting Policies (Continued)

Financial Statement Presentation

        We have prepared the accompanying consolidated financial statements in accordance with Accounting Standards Codification ("ASC") 852. ASC 852 requires that the financial statements for the periods subsequent to a Chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, all transactions (including, but not limited to, all professional fees, realized gains and losses and provisions for losses) directly associated with the reorganization of the business are reported separately in the financial statements as reorganization items, net. The Predecessor Company recognized the following reorganization income (expense) in our financial statements:

Predecessor
(In thousands)	Period from January 1 to February 26, 2010
Debt discharge—Senior subordinate notes and interest	$242,436
Market valuation of $140 million Convertible Notes	(144,732)
Professional fees	(25,030)
Market valuation of warrants issued	(6,618)
Deferred financing fees	(3,847)
Term loan facility discount	(2,974)
Other	76

Total	$59,311

Fresh-Start Reporting

        Upon our emergence from Chapter 11 bankruptcy proceedings, we adopted fresh- start accounting in accordance with the provisions of ASC 852 Reorganizations ("ASC 852"), pursuant to which the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, "Business Combinations."

        The following fresh-start balance sheet illustrates the financial effects on the Company of the implementation of the Plan of Reorganization and the adoption of fresh-start reporting. This fresh-start balance sheet reflects the effect of the consummation of the transactions contemplated in the Plan of Reorganization, including issuance of new indebtedness and repayment and settlement of old indebtedness.

        As a result of the adoption of fresh-start reporting, our consolidated statement of financial position and consolidated statements of operations subsequent to February 26, 2010, will not be comparable in many respects to our consolidated statement of financial position and consolidated statements of operations prior to February 26, 2010. References to "Successor Company" refer to Accuride after February 26, 2010, after giving effect to the application of fresh-start reporting. References to "Predecessor Company" refer to Accuride prior to February 26, 2010.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Summary of Significant Accounting Policies (Continued)

        The allocations of fair value are based upon valuation information and other studies that have not yet been completed due to the complexity of the analysis required. It is anticipated that all necessary information will be available and the analysis will be completed during the fourth quarter of 2010.

        During the three months ended September 30, 2010, significant adjustments to our fresh-start analysis included an increase to our pension and other postretirement liabilities of $17.9 million and a decrease of certain income tax liabilities of $5.2 million.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Summary of Significant Accounting Policies (Continued)

        The preliminary effects of the Plan of Reorganization and fresh-start reporting on the Company's consolidated balance sheet as of February 26, 2010 are as follows:

	Fresh-Start Adjustments
(in thousands)	Predecessor	Debt Discharge and Issuance(a)	Reinstatement of Liabilities(b)	Revaluation of Assets and Liabilities(c)		Successor
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,880	$45,467	$—	$—		$80,347
Customer receivables, net	73,636	—	—	—		73,636
Other receivables	8,498	—	—	—		8,498
Inventories	56,639	—	—	3,028		59,667
Deferred income taxes	4,371	—	—	(1,836)		2,535
Income tax receivable	720	—	—	—		720
Prepaid expenses and other current assets	20,518	—	—	(16,439)		4,079

Total current assets	199,262	45,467	—	(15,247)		229,482
PROPERTY, PLANT AND EQUIPMENT, net	224,270	—	—	48,712	(d)	272,982
Goodwill	127,474	—	—	1,267	(d)	128,741
Other intangible assets, net	88,409	—	—	152,591	(d)	241,000
Deferred financing fees, net	3,847	(3,847)	—	—		—
Other	22,221	66	—	(4,190)	(d)	18,097

TOTAL	$665,483	$41,686	$—	$183,133		$890,302

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts Payable	$57,074	$—	$7,978	$—		$65,052
Accrued payroll and compensation	18,058	—	—	—		18,058
Accrued interest payable	242	—	—	—		242
Debt	399,500	(399,500)	—	—		—
Accrued and other liabilities	27,044	(1,012)	346	(854)	(d)	25,524

Total current liabilities	501,918	(400,512)	8,324	(854)		108,876
LONG-TERM DEBT	—	593,751	—	—		593,751
DEFERRED INCOME TAXES	14,274	—	—	(3,625)	(d)	10,649
NON-CURRENT INCOME TAXES PAYABLE	7,914	—	—	—		7,914
OTHER POSTRETIREMENT BENEFIT PLAN LIABILITY	61,037	—	—	12,033	(d)	73,070
PENSION BENEFIT PLAN LIABILITY	35,915	—	—	(959)	(d)	34,956
OTHER LIABILITIES	4,108	6,542	2,814	(1,774)	(d)	11,690
LIABILITIES SUBJECT TO COMPROMISE	302,114	(290,976)	(11,138)	—		—
STOCKHOLDERS' EQUITY (DEFICIENCY):
Common stock and Additional Paid-in-Capital	268,590	48,540	—	(267,734)		49,396
Treasury stock	(751)	—	—	751		—
Accumulated other comprehensive loss	(48,376)	—	—	48,376		—
Retained earnings (deficiency)	(481,260)	84,341	—	396,919		—

Total stockholders' equity (deficiency)	(261,797)	132,881	—	178,312		49,396

TOTAL	$665,483	$41,686	$—	$183,133		$890,302

(a)
Included in the debt discharge and issuance is the receipt of the $140 million aggregate principal amount of convertible notes (as defined below), which was used to pay off the $71.1 million of Last-Out-Loans (as defined below) under our prepetition senior credit facility and our DIP facility (as defined below) of $25.0 million. The net gain recognized is a result of the discharge of our prepetition senior subordinated notes of $275.0 million along with interest of $16.0 million being

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Summary of Significant Accounting Policies (Continued)

  partially offset by the issuance of the convertible notes and the corresponding equity received from the Plan of Reorganization.

(b)
The liabilities subject to compromise other than debt were reinstated to the appropriate liability classification as part of the Plan of Reorganization.

(c)
The allocations of fair value are based upon preliminary valuation information and other studies that have not yet been completed due to the complexity of the analysis required. It is anticipated that all necessary information will be available and the analysis will be completed during the fourth quarter of 2010. Also included in this column is the adoption of the new accounting policy for supplies.

(d)
Balances reflect adjustments made based on updated information pertaining to fair value of tangible and intangible assets, deferred tax liabilities, goodwill, pension obligations, other postretirement benefit obligations and other liabilities.

Postpetition Capital Structure

        Pursuant to the Plan of Reorganization, as of the Effective Date, our new capital structure consisted of the following:

  •
  Postpetition Senior Credit Facility—Our prepetition senior credit facility was amended and restated to provide for a senior credit facility of approximately $311.2 million. All Last-Out-Loans under our prepetition senior credit facility were paid in full on the Effective Date. On July 29, 2010, we refinanced the postpetition senior credit facility and the postpetition senior credit facility was terminated.

  •
  7.5% Senior Convertible Notes—We issued $140 million aggregate principal amount of 7.5% Senior Convertible Notes due 2020 (the "convertible notes") pursuant to a rights offering. The first six interest payments on the convertible notes will be paid-in-kind ("PIK") interest. Thereafter, beginning on August 26, 2013, interest on the convertible notes will be paid in cash. As of the Effective Date, the initial $140 million principal amount of convertible notes was convertible into 186,666,662 shares of our Common Stock.

  •
  Common Stock and Warrants—We issued the following equity securities: (i) 98,000,000 shares of our postpetition common stock, par value $0.01 per share (the "Common Stock"), to holders of our prepetition senior subordinated notes, on a pro rata basis (ii) 25,000,000 shares of Common Stock to the parties backstopping the rights offering of convertible notes as payment of their backstop fee, (iii) 2,000,000 shares of Common Stock to holders of our prepetition common stock on a pro rata basis, (iv) warrants to purchase 22,058,824 shares of Common Stock (the "Warrants") to holders of our prepetition common stock on a pro rata basis and (v) 1,294,882 shares of Common Stock, net of shares withheld for tax purposes, under our Key Executive Incentive Plan. The Warrants are exercisable at an exercise price of $2.10 per share until February 26, 2012.

        Under the Plan of Reorganization, our prepetition common stock, all other equity interests in Accuride, our prepetition senior subordinated notes and the indenture governing our prepetition senior subordinated notes were cancelled. The holders of these securities received the distributions described above. All amounts outstanding under the DIP credit facility were also paid in full on the Effective Date and the DIP credit facility was terminated in accordance with its terms.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Summary of Significant Accounting Policies (Continued)

        Additionally, pursuant to the Plan of Reorganization, we amended and restated our Certificate of Incorporation and our Bylaws to, among other things, reduce the size of our Board of Directors to seven directors.

        Management's Estimates and Assumptions—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Derivative Financial Instruments—We use derivative financial instruments as part of our overall risk management strategy as further described under Item 7A of our 2009 Annual Report on Form 10-K. The derivative instruments used from time to time include interest rate and foreign exchange instruments. As of September 30, 2010, there were no derivatives that were designated as hedges for financial reporting purposes.

        Interest Rate Instruments—From time to time, we use interest rate swap agreements as a means of fixing the interest rate on portions of our floating-rate debt. The interest rate swap agreements are not designated as hedges for financial reporting purposes and are carried in the consolidated financial statements at fair value, with all realized and unrealized gains or losses reflected in current period earnings as a component of interest expense. As of December 31, 2009, we had one interest rate swap agreement to exchange, at specified intervals, the difference between 3.81% from March 2008 through March 2010, and the variable rate interest amounts calculated by reference to the notional principal amount of $125 million. As of December 31, 2009, we had a liability of $1.1 million included in accrued and other liabilities on the consolidated balance sheet. On March 10, 2010 we terminated the swap agreement and paid the outstanding liability.

        Gains and losses included as a component of interest expense for the three and nine months ended September 30, 2009, included realized losses of $1,190 and $3,044, respectively, and unrealized gains of $906 and $2,287, respectively.

        Foreign Exchange Instruments—We use foreign currency forward contracts and option contracts to limit foreign exchange risk on anticipated but not yet committed transactions expected to be denominated in Canadian dollars. At September 30, 2010, we had no open foreign exchange contracts.

        Gains and losses are included as a component of other income and are not material in 2010. Gains included as a component of other income for the three and nine months ended September 30, 2009, included realized gains of $748 and $1,498, respectively and unrealized gains (losses) of ($58) and $104, respectively.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Summary of Significant Accounting Policies (Continued)

        Earnings Per Common Share—Basic and diluted earnings (loss) per common share were computed as follows:

	Successor	Predecessor	Successor	Predecessor
(In thousands except per share data)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Period from February 26 to September 30, 2010	Period from January 1 to February 26, 2010	Nine Months Ended September 30, 2009
Numerator:
Net income (loss)	$30,851	$(33,329)	$(15,667)	$50,802	$(100,455)
Less: Earnings allocated to participating securities	(18,511)	—	—	—	—

Net income (loss) available to common stockholders—basic	$12,340	$(33,329)	$(15,667)	$50,802	$(100,455)

Net income (loss)	$30,851	$(33,329)	$(15,667)	$50,802	$(100,455)
Effect of dilutive securities:
Unrealized gain on mark to market valuation of conversion option	(36,827)	—	—	—	—
Discount amortization expense	600	—	—	—	—
PIK interest expense	2,661	—	—	—	—

Net income (loss) available to common stockholders—diluted	$(2,715)	$(33,329)	$(15,667)	$50,802	$(100,455)

Denominator:
Weighted average shares outstanding—Basic	126,295	36,368	126,295	45,572	36,197
Weighted average effect of dilutive securities:
Convertible notes	197,013	—	—	—	—
PIK notes	7,388	—	—	—	—
Effect of restricted stock units	533	—	—	—	—

Weighted average shares outstanding—Diluted	331,229	36,368	126,295	45,572	36,197
Basic income (loss) per common share	$0.10	$(0.92)	$(0.12)	$1.07	$(2.78)
Diluted income (loss) per common share	$(0.01)	$(0.92)	$(0.12)	$1.07	$(2.78)

        The computation of dilutive earnings per share for the three months ended September 30, 2010 did not include warrants exercisable for 22,058,824 shares of common stock because the effect would be anti-dilutive. For the period February 26, 2010 through September 30, 2010, there were warrants exercisable for 22,058,824 shares of common stock, convertible notes exercisable for 197,012,809 shares of common stock and convertible notes issued as PIK interest exercisable for 7,387,982 shares of common stock that were not included in the computation of diluted earnings per share because the

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Summary of Significant Accounting Policies (Continued)

effect would be anti-dilutive. For the three and nine months ended September 30, 2009, there were 544,738 stock options, 1,117,113 stock appreciation rights, and a warrant exercisable for 238,728 shares that were not included in the computation of diluted earnings per share because the effect would be anti-dilutive.

        Stock-Based Compensation—Compensation expense for share-based compensation programs was recognized as follows:

	Successor	Predecessor	Successor	Predecessor
(In thousands)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Period from February 26 to September 30, 2010	Period from January 1 to February 26, 2010	Nine Months Ended September 30, 2009
Share-based compensation expense recognized	$443	$125	$593	$—	$249

        On May 18, 2010 the Company authorized 1,829,517 shares of Common Stock for issuance pursuant to individual restricted stock unit agreements with employees of the Company. The awards granted on May 18, 2010 vest in installments of 33%, 33%, and 34% over a three year period on the anniversary date of the grant. On August 3, 2010 the Company authorized 557,977 shares of Common Stock for issuance pursuant to individual restricted stock unit agreements with directors of the Company. The awards granted on August 3, 2010 have vesting dates of March 1, 2011 and March 1, 2014 where 304,353 and 253,624 shares will vest and be paid, respectively. As of September 30, 2010, there was approximately $2.1 million of unrecognized pre-tax compensation expense related to share-based awards not yet vested that will be recognized over a weighted-average period of 1.3 years.

        Income Tax—We compute on a quarterly basis an estimated annual effective tax rate considering ordinary income and related income tax expense. Ordinary income refers to income (loss) before income tax expense excluding significant, unusual, or infrequently occurring items. The tax effect of an unusual or infrequently occurring item is recorded in the interim period in which it occurs. To the extent the Company cannot reliably estimate annual projected taxes for a taxing jurisdiction, taxes on ordinary income for such a jurisdiction are reported in the period in which they are incurred, which is the case for our domestic tax jurisdictions. Other items included in income tax expense in the periods in which they occur include the cumulative effect of changes in tax laws or rates, foreign exchange gains and losses, adjustments to uncertain tax positions, and adjustments to our valuation allowance due to changes in judgment in the realizability of deferred tax assets in future years.

        We have assessed the need to maintain a valuation allowance for deferred tax assets based on an assessment of whether it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income. Appropriate consideration is given to all available evidence, both positive and negative, in assessing the need for a valuation allowance. Due to our recent history of U.S. operating and taxable losses, the inconsistency of these profits, and the uncertainty of our financial outlook, we continue to maintain a full valuation allowance against our domestic deferred tax assets.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1—Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements

        In January 2010, the FASB issued ASU 2010-6, "Improving Disclosures about Fair Value Measurements," which requires interim disclosures regarding significant transfers in and out of Level 1 and Level 2 fair value measurements. Additionally, this ASU requires disclosure for each class of assets and liabilities and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements. These disclosures are required for fair value measurements that fall in either Level 2 or Level 3. Further, the ASU requires separate presentation of Level 3 activity for the fair value measurements. We adopted the interim disclosure requirements under this standard during the quarter ended March 31, 2010, with the exception of the separate presentation in the Level 3 activity rollforward, which is not effective until fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.

Note 2—Operational Restructuring

        Prior to 2010, in response to the slow commercial vehicle market and the decline of sales, management undertook a review of current operations that led to a comprehensive restructuring plan. During that time, we approved a restructuring plan to more appropriately align our workforce in response to the relatively slow commercial vehicle market. Included were actions that were focused on the consolidation of several of our facilities.

        Restructuring costs are shown below by reportable segment of the Predecessor Company:

	January 1, 2010 to February 26, 2010	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Wheels
Employee severance costs	$—	$—	$643
Lease and other contractual commitments	—	—	141
Components
Employee severance costs	186	88	130
Lease and other contractual commitments	—	—	3,219
Corporate
Employee severance costs	—	54	967

Total	$186	$142	$5,100

        The $0.2 million restructuring expenses recognized in the period January 1, 2010 to February 26, 2010 was recorded as a component of cost of goods sold. Of the $142 restructuring expenses recognized in the three months ended September 30, 2009, $88 was recorded in cost of goods sold and the remaining $54 was recorded in selling, general and administrative operating expenses. Of the $5.1 million restructuring expenses recognized in the nine months ended September 30, 2009, $4.1 million was recorded in cost of goods sold and the remaining $1.0 million was recorded in selling, general and administrative operating expenses.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 2—Operational Restructuring (Continued)

        The following is a reconciliation of the beginning and ending restructuring reserve balances for the periods ended December 31, 2009 and September 30, 2010:

	Employee Severance Costs	Lease and Other Contractual Costs	Total
Balance January 1, 2009	$4,281	$—	$4,281
Costs incurred and charged to operating expenses	1,037	—	1,037
Costs incurred and charged to cost of goods sold	788	3,360	4,148
Adjustments(1)	—	59	59
Costs paid or otherwise settled	(5,420)	(259)	(5,679)

Balance at December 31, 2009	$686	$3,160	$3,846
Costs incurred and charged to operating expenses	—	—	—
Costs incurred and charged to cost of goods sold	186	—	186
Adjustments(1)	—	9	9
Costs paid or otherwise settled	(293)	—	(293)

Balance at February 26, 2010	$579	$3,169	$3,748
Costs incurred and charged to operating expenses	109	—	109
Costs incurred and charged to cost of goods sold	46	—	46
Adjustments(1)	—	(2,449)	(2,449)
Costs paid or otherwise settled	(610)	(720)	(1,330)

Balance at September 30, 2010	$124	$—	$124

(1)
Represents accretion of interest on discounted restructuring liabilities and reduction in liability due to settlement agreement.

        The remaining accrued liabilities will be paid in 2010.

Note 3—Inventories

        Inventories are stated at the lower of cost or market. We review inventory on hand and write down excess and obsolete inventory based on our assessment of future demand and historical experience. The components of inventory on a FIFO basis are as follows:

	Successor	Predecessor
	September 30, 2010	December 31, 2009
Raw materials	$19,164	$14,432
Work in process	18,273	15,566
Finished manufactured goods	27,256	20,744

Total inventories	$64,693	$50,742

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 4—Goodwill and Other Intangible Assets

        Goodwill and any indefinite-lived intangible assets are assessed for impairment annually or more frequently if circumstances indicate impairment may have occurred. The analysis of potential impairment of goodwill requires a two-step approach. The first step is the estimation of fair value of each reporting unit, which is compared to the carrying value. If step one indicates that impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the implied fair value of goodwill is less than its carrying value.

        The preliminary allocations of fair value to our operating segments are based upon preliminary valuation information and have not yet been completed due to the complexity of the analysis required. It is anticipated that the analysis will be completed during the fourth quarter of 2010. During the period ended September 30, 2010, fair value estimates we recorded for tangible and intangible assets, deferred taxes, pension obligations, other postretirement benefit obligations and other liabilities, resulted in a $62.7 million change in allocated goodwill. The changes in goodwill from February 26, 2010 to September 30, 2010 are as follows:

	Wheels	Components	Other	Corporate	Total
Balance as of February 26, 2010	$131,859	$49,564	$9,991	$—	$191,414
Valuation adjustment	(60,563)	(3,834)	1,724	—	(62,673)

Balance as of September 30, 2010	$71,296	$45,730	$11,715	$—	$128,741

        The preliminary value for intangible assets for the Successor Company includes $40,900 of technology which will be amortized over 15 years, $166,100 of customer relationships which will be amortized over 20 years, not deductible for income tax purposes, and $34,000 of trade names that are not subject to amortization.

        The changes in the carrying amount of other intangible assets for the period January 1, 2010 to February 26, 2010 by reportable segment for the Predecessor Company, are as follows:

	Components	Other	Corporate	Total
Balance as of December 31, 2009	$83,045	$5,812	$373	$89,230
Amortization	(726)	(64)	(31)	(821)

Balance as of February 26, 2010	$82,319	$5,748	$342	$88,409

        The changes in the carrying amount of other intangible assets for the period February 26, 2010 to September 30, 2010 by reportable segment for the Successor Company, are as follows:

	Wheels	Components	Other	Total
Balance as of February 26, 2010	$127,800	$81,100	$36,900	$245,800
Valuation adjustment	(3,300)	(1,700)	200	(4,800)
Amortization	(3,311)	(2,103)	(1,068)	(6,482)

Balance as of September 30, 2010	$121,189	$77,297	$36,032	$234,518

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 4—Goodwill and Other Intangible Assets (Continued)

        The summary of goodwill and other intangible assets is as follows:

		Successor			Predecessor
		As of September 30, 2010			As of December 31, 2009
	Weighted Average Useful Lives	Gross Amount	Accumulated Amortization	Carrying Amount	Gross Amount	Accumulated Amortization & Impairment	Carrying Amount
Goodwill	—	$128,741	$—	$128,741	$378,804	$251,330	$127,474

Other intangible assets:
Non-compete agreements	3.0	$—	$—	$—	$3,160	$2,787	$373
Trade names	—	34,000	—	34,000	38,080	30,980	7,100
Technology	15.0	40,900	1,593	39,307	33,540	11,279	22,261
Customer relationships	20.0	166,100	4,889	161,211	71,500	12,004	59,496

	19.0	$241,000	$6,482	$234,518	$146,280	$57,050	$89,230

        We estimate that aggregate intangible asset amortization expense for the Successor Company will be $9,195 in 2010 and $11,032 in each year beginning 2011 through 2014.

Note 5—Comprehensive income (loss)

        Comprehensive income (loss) for the period is summarized as follows:

	Successor	Predecessor	Successor	Predecessor
(In thousands)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Period from February 26 to September 30, 2010	Period from January 1 to February 26, 2010	Nine Months Ended September 30, 2009
Net income (loss)	$30,851	$(33,329)	$(15,667)	$50,802	$(100,455)
Other comprehensive income (loss), net of tax:
Foreign currency translation impact on pension liabilities adjustment	(802)	(1,347)	—	—	(2,036)

Total comprehensive income (loss)	$30,049	$(34,676)	$(15,667)	$50,802	$(102,491)

        Included in accumulated other comprehensive loss is the impact of pension liability fluctuations in the Canadian dollar to U.S. dollar exchange rate related to our Canadian pension plans.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 6—Pension and Other Postretirement Benefit Plans

        Components of net periodic benefit cost for the periods ended:

	Pension Benefits		Other Benefits
	Successor	Predecessor	Successor	Predecessor
	Three Months ended September 30, 2010	Three Months ended September 30, 2009	Three Months ended September 30, 2010	Three Months ended September 30, 2009
Service cost-benefits earned during the period	$296	$390	$120	$83
Interest cost on projected benefit obligation	2,977	2,962	1,245	937
Expected return on plan assets	(2,918)	(3,238)	—	—
Amortization of net transition (asset) obligation	(4)	4	—	—
Amortization of prior service (credit) cost	(101)	96	524	(393)
Amortization of (gain)/loss	(1,179)	597	1	(123)

Net benefits cost charged to income	$(929)	$811	$1,890	$504
Curtailment charge	—	575	—	23
Contractual termination benefits charge	—	2,376	—	—

Total benefits cost charged to income	$(929)	$3,762	$1,890	$527

	Pension Benefits			Other Benefits
	Successor	Predecessor		Successor	Predecessor
	Period from February 26 to September 30, 2010	Period from January 1 to February 26, 2010	Nine Months ended September 30, 2009	Period from February 26 to September 30, 2010	Period from January 1 to February 26, 2010	Nine Months ended September 30, 2009
Service cost-benefits earned during the period	$824	$269	$1,135	$241	$61	$238
Interest cost on projected benefit obligation	6,889	1,989	8,677	2,517	642	2,764
Expected return on plan assets	(7,328)	(2,245)	(9,215)	—	—	—
Amortization of net transition (asset) obligation	—	2	10	—	—	—
Amortization of prior service (credit) cost	—	53	267	—	(261)	(1,179)
Amortization of (gain)/loss	—	603	1,684	—	—	(379)

Net benefits cost charged to income	$385	$671	$2,558	$2,758	$442	$1,444
Curtailment charge	—	—	575	—	—	23
Contractual termination benefits charge	—	—	2,376	—	—	—

Total benefits cost charged to income	$385	$671	$5,509	$2,758	$442	$1,467

        During the three months ended September 30, 2009, we recorded pre-tax curtailment losses of $3.0 million related to reductions of our workforce in our London, Ontario facility.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 6—Pension and Other Postretirement Benefit Plans (Continued)

        From January 1, 2010 to February 26, 2010 and during the period from February 26, 2010 to September 30, 2010, contributions of $0.9 million and $6.1 million have been made to our sponsored pension plans, respectively. We presently anticipate contributing an additional $2.5 million to fund our pension plans during 2010.

Note 7—Commitments and Contingencies

        We are from time to time involved in various legal proceedings of a character normally incident to our business. We do not believe that the outcome of these proceedings will have a material adverse effect on our consolidated financial condition or results of our operations.

        As of September 30, 2010, we had an environmental reserve of approximately $1.5 million, related primarily to our foundry operations. This reserve is based on current cost estimates and does not reduce estimated expenditures to net present value, but does take into account the benefit of a contractual indemnity given to us by a prior owner of our wheel-end subsidiary. The failure of the indemnitor to fulfill its obligations could result in future costs that may be material. Any cash expenditures required by us or our subsidiaries to comply with applicable environmental laws and/or to pay for any remediation efforts will not be reduced or otherwise affected by the existence of the environmental reserve. We currently anticipate spending approximately $0.2 million per year in 2010 through 2013 for monitoring the various environmental sites associated with the environmental reserve, including attorney and consultant costs for strategic planning and negotiations with regulators and other potentially responsible parties, and payment of remedial investigation costs. Based on all of the information presently available to us, we believe that our environmental reserves will be adequate to cover the future costs related to the sites associated with the environmental reserves and that any additional costs will not have a material adverse effect on our financial condition, results of operations or cash flows. However, the discovery of additional sites, the modification of existing or the promulgation of new laws or regulations, more vigorous enforcement by regulators, the imposition of joint and several liability under CERCLA or analogous state laws or other unanticipated events could result in a material adverse effect.

        The final Iron and Steel Foundry National Emission Standard for Hazardous Air Pollutants, or NESHAP, was developed pursuant to Section 112(d) of the Clean Air Act and requires all major sources of hazardous air pollutants to install controls representative of maximum achievable control technology. Based on currently available information, we do not anticipate ongoing costs regarding compliance with NESHAP; however, if we are found to be out of compliance with NESHAP, we could incur a liability that could have a material adverse effect on our business, results of operations, or financial condition.

        As of September 30, 2010, we had approximately 3,022 employees, of which 657 were salaried employees with the remainder paid hourly. Unions represent approximately 1,739 of our employees, which is approximately 58% of our total employees. We have collective bargaining agreements with several unions, including (1) the United Auto Workers, (2) the International Brotherhood of Teamsters, (3) the United Steelworkers, (4) the International Association of Machinists and Aerospace Workers, (5) the National Automobile, Aerospace, Transportation, and General Workers Union of Canada and (6) El Sindicato Industrial de Trabajadores de Nuevo Leon.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 7—Commitments and Contingencies (Continued)

        Each of our unionized facilities has a separate contract with the union that represents the workers employed at such facility. The union contracts expire at various times over the next few years with the exception of our union contract that covers the hourly employees at our Monterrey, Mexico, facility, which expires on an annual basis in January unless otherwise renewed. The 2010 negotiations in Monterrey, Elkhart and Erie have been completed. Subsequent to the period ended September 30, 2010, a new agreement at our Rockford facility was ratified on October 22, 2010. We have no remaining contracts expiring in 2010.

Note 8—Financial Instruments

        We have determined the estimated fair value amounts of financial instruments using available market information and other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. A fair value hierarchy accounting standard exists for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and our own assumptions (unobservable inputs). Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

        The hierarchy consists of three levels:

Level 1	Quoted market prices in active markets for identical assets or liabilities;
Level 2	Inputs other than Level 1 inputs that are either directly or indirectly observable; and
Level 3	Unobservable inputs developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

        The carrying amounts of cash and cash equivalents, trade receivables, and accounts payable approximate fair value because of the relatively short maturity of these instruments. The fair value of debt at December 31, 2009 and September 30, 2010 was $400.9 million and $634.9 million, respectively.

		Fair Value
	Carrying Amount
		Level 1	Level 2	Level 3
As of September 30, 2010
Liabilities
Postpetition common stock warrants	$1,985			$1,985
Conversion option within our convertible notes	165,366			165,366

        Fair values relating to derivative financial instruments reflect the estimated amounts that we would receive or pay to terminate the contracts at the reporting date based on quoted market prices of comparable contracts as of the balance sheet date. Inputs that factor into the valuations for our warrants include the strike price of the warrants ($2.10 per common share), the market price of our common stock per share, dividend yield, volatility, risk-free rate, and the contractual term, which is two years from issuance. Inputs that factor into the market-based valuation model for the conversion option within our convertible notes include the market price of our common stock per share, volatility, the risk-free rate, and credit spread.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 8—Financial Instruments (Continued)

        The following table summarizes changes in fair value of our Level 3 assets and (liabilities) for the periods ended December 31, 2009, February 26, 2010, and September 30, 2010:

	Marketable Securities	Prepetition Common Stock Warrants	Postpetition Common Stock Warrants	Conversion Option within our Convertible Notes
Balance at January 1, 2009	$5,000	—	—	—
Purchase (issuance) of securities	—	$(4,655)	—	—
Unrealized gain (loss) recognized	—	594	—	—
Realized loss	(1,100)	—	—	—
Net settlements	(3,900)	3,985	—	—

Balance at December 31, 2009	$—	$(76)	—	—
Net settlements	—	76	—	—
Issuance of securities	—	—	$6,618	$170,989

Balance at February 26, 2010	$—	$—	$6,618	$170,989
Unrealized gain	—	—	(4,633)	(5,623)

Balance at September 30, 2010	$—	$—	$1,985	$165,366

Note 9—Segment Reporting

        As a part of our continual monitoring of the long-term economic characteristics, products and production processes, class of customer, and distribution methods of our operating segments, we aggregate our seven operating segments into three reportable segments shown below. The accounting policies of the reportable segments are the same as described in Note 1, Summary of Significant Accounting Policies.

        The fair values of our operating segments are based upon preliminary valuation information which has not yet been completed due to the complexity of the analysis required. It is anticipated that the

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 9—Segment Reporting (Continued)

analysis will be completed during the fourth quarter of 2010. Due to the impact of this on our reportable segments, the information in the table below should be considered preliminary.

	Successor	Predecessor	Successor	Predecessor
(In thousands except per share data)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Period from February 26 to September 30, 2010	Period from January 1 to February 26, 2010	Nine Months Ended September 30, 2009
Net sales:
Wheels	$78,444	$63,504	$172,270	$38,379	$174,609
Components	107,385	75,412	250,365	57,233	222,535
Other	19,861	6,293	43,608	8,447	26,847

Consolidated total	$205,690	$145,209	$466,243	$104,059	$423,991

Income (loss) from operations:
Wheels	$10,661	$2,514	$16,986	$2,663	$5,388
Components	(692)	(4,850)	1,652	(2,250)	(28,395)
Other	5,208	391	10,176	1,662	3,636
Corporate	(8,727)	(18,553)	(25,546)	(5,188)	(34,822)

Consolidated total	$6,450	$(20,498)	$3,268	$(3,113)	$(54,193)

	Successor	Predecessor
	As of
	September 30, 2010	December 31, 2009
Total assets:
Wheels	$445,425	$265,977
Components	291,721	230,618
Other	72,587	29,997
Corporate	56,679	145,078

Consolidated total	$866,412	$671,670

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 10—Debt

        Debt at September 30, 2010, and December 31, 2009, consisted of the following:

	Successor	Predecessor
	September 30, 2010	December 31, 2009
		Subject to Compromise
	Debt		Debt
Term Facility—Non-related Parties	$—	$—	$224,560
Term Facility—Related Party Last-Out Loans	—	—	79,486
Senior Secured Notes	301,768	—
Senior Subordinated Notes	—	275,000	—
Convertible Notes, including conversion option	285,269	—	—
Revolving Credit Facility	—	—	71,659
Term Facility Discount	—	—	(3,233)
Debtors-In-Possession ("DIP") Facility	—	—	25,000

Total	$587,037	$275,000	$397,472

        Pursuant to the Plan of Reorganization, as of the Effective Date, our new capital structure consisted of the following:

  •
  Postpetition Senior Credit Facility—On the Effective Date of the Plan of Reorganization, we entered into the fifth amendment and restatement to our prepetition senior credit facility (the "postpetition senior credit facility"). As of the Effective Date, under our postpetition senior credit facility Accuride had outstanding term loans of $287.0 million and outstanding letters of credit in the stated amount of $2.0 million and Accuride Canada Inc. had outstanding term loans of $22.0 million. The interest rate for all loans was, at our option, LIBOR + 6.75% (with a LIBOR floor of 3.00%) or Base Rate + 5.75% (with a Base Rate floor of 4.00%). The maturity for all loans and reimbursements of draws under the letters of credit was June 30, 2013.

    With certain exceptions, our postpetition senior credit facility required us to prepay loans with (i) 100% of excess cash flow (commencing with the fiscal year ending December 31, 2010), (ii) 100% of net proceeds from asset sales, (iii) 100% of new proceeds from new debt issuances, (iv) 100% of net cash proceeds from equity issuances and (v) 100% of cash received by us from third parties that are holding cash from letters of credit that they have drawn.

    The loans under our postpetition senior credit facility were secured by, among other things, a lien on substantially all of our U.S. and Canadian properties, assets and domestic subsidiaries and a pledge of 65% of the stock of our foreign subsidiaries.

  •
  7.5% Senior Convertible Notes—On the Effective Date of the Plan of Reorganization, we issued $140.0 million aggregate principal amount of convertible notes. The first six interest payments on the convertible notes will be PIK interest. Thereafter, beginning on August 26, 2013, interest on the convertible notes will be paid in cash.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 10—Debt (Continued)

    The convertible notes are convertible into Common Stock at any time beginning on the Effective Date until the second business day preceding maturity, at an initial conversion rate of 1333.3333 per $1,000 principal amount of notes (equivalent to an initial conversion price of $0.75 per share of Common Stock). The conversion rate is subject to customary adjustments and will also be adjusted to account for PIK interest. The adjustment to the conversion rate for convertible notes issued as PIK interest serves to prevent the convertible notes outstanding immediately prior to the PIK interest payment from being diluted by the notes paid as PIK interest.

    On August 26, 2010, we made a PIK interest payment with respect to the convertible notes by increasing the principal amount of the notes by $5,250.

    Pursuant to the terms of the indenture, the conversion rate of the convertible notes is adjusted to 1407.2343 per $1,000 principal amount of notes (equivalent to a conversion price of $0.71 per share of common stock).

    The embedded conversion option is bifurcated and accounted for separately from the convertible debt. The conversion option is recorded at fair value and presented with the convertible notes on the consolidated balance sheet. Each period, the conversion option will be recorded at fair value with the corresponding non-cash gain or loss recognized in our consolidated statements of operations as a component of other income (expense). The decrease in fair value from February 26, 2010 to September 30, 2010 and for the three months ended September 30, 2010 was $5.6 million and $36.8 million, respectively.

  •
  Common Stock and Warrants—We issued the following equity securities: (i) 98,000,000 shares of Common Stock to holders of our prepetition senior subordinated notes, on a pro rata basis (ii) 25,000,000 shares of Common Stock to the parties backstopping the rights offering of convertible notes as payment of their backstop fee, (iii) 2,000,000 shares of Common Stock to holders of our prepetition common stock on a pro rata basis, (iv) Warrants to purchase 22,058,824 shares of Common Stock to holders of our prepetition common stock on a pro rata basis and (v) 1,294,882 shares of Common Stock, net of shares withheld for tax purposes, under our Key Executive Incentive Plan. The Warrants are exercisable at $2.10 per share until February 26, 2012, when they expire.

    In accordance with applicable accounting guidance, the Warrants were recorded as a liability at fair value on the Effective Date. Each period, the Warrants will be recorded at fair value with the corresponding non-cash gain or loss recognized in our consolidated statements of operations as a component of other income (expense).

        Also under the Plan of Reorganization, our prepetition common stock, all other equity interests in Accuride, our prepetition senior subordinated notes and the indenture governing our prepetition senior subordinated notes (other than for the purposes of allowing holders of the notes to receive distributions under the Plan of Reorganization and allowing the trustees to exercise certain rights) were cancelled. The holders of these securities received the distributions described above pursuant to the Plan of Reorganization. All amounts outstanding under the DIP credit facility that we had entered into to provide financing during the pendency of our bankruptcy were also paid on the Effective Date and the DIP credit facility was terminated in accordance with its terms.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 10—Debt (Continued)

        On July 29, 2010, we completed an offering, which we refer to as the "Refinancing," of $310.0 million aggregate principal amount of senior secured notes and entered into the ABL facility. We used the net proceeds from the offering of the senior secured notes and borrowings under the ABL facility to refinance our postpetition senior credit facility.

  •
  ABL Credit Agreement—In connection with the Refinancing, we entered into an ABL Credit Facility (the "ABL facility"). The ABL facility is a senior secured asset based revolving credit facility in an aggregate principal amount of up to $75.0 million, with the right, subject to certain conditions, to increase the availability under the facility by up to $25.0 million in the aggregate (for a total aggregate availability of $100.0 million). The four-year ABL facility matures on July 29, 2014 and provides for loans and letters of credit in an aggregate amount up to the amount of the facility, subject to meeting certain borrowing base conditions, with sub-limits of up to $10.0 million for swingline loans and $25.0 million to be available for the issuance of letters of credit. Loans under the ABL facility initially bears interest at an annual rate equal to either LIBOR plus 3.50% or Base Rate plus 2.50%, at our option, subject to changes based on our leverage ratio as defined in the ABL facility.

    We must also pay a commitment fee equal to 0.50% per annum to the lenders under the ABL facility if utilization under the facility exceeds 50.0% of the total commitments under the facility and a commitment fee equal to 0.75% per annum if utilization under the facility is less than or equal to 50.0% of the total commitments under the facility. Customary letter of credit fees are also payable, as necessary.

    The obligations under the ABL facility are secured by (i) first-priority liens on substantially all of the Company's accounts receivable and inventories, subject to certain exceptions and permitted liens (the "ABL Priority Collateral") and (ii) second-priority liens on substantially all of the Company's owned real property and tangible and intangible assets other than the ABL Priority Collateral, including all of the outstanding capital stock of our domestic subsidiaries, subject to certain exceptions and permitted liens (the "Notes Priority Collateral").

  •
  9.5% Senior Secured Notes—In connection with the Refinancing, we issued $310.0 million aggregate principal amount of senior secured notes. Under the terms of the indenture governing the senior secured notes, the senior secured notes bear interest at a rate of 9.5% per year and mature on August 1, 2018. Prior to maturity we may redeem the senior secured notes on the terms set forth in the indenture governing the senior secured notes. The senior secured notes are guaranteed by the Guarantors, and the senior secured notes and the related guarantees are secured by first priority liens on the Notes Priority Collateral and second priority liens on the ABL Priority Collateral.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 11—Guarantor and Non-guarantor Financial Statements

        Prior to the Refinancing, our postpetition senior credit facility was secured by, among other things, a lien on substantially all of our U.S. and Canadian properties, assets and domestic subsidiaries ("Guarantor Subsidiaries") and a pledge of 65% of the stock of our foreign subsidiaries. Our convertible notes are fully and unconditionally guaranteed, on a joint and several basis, by substantially all of our 100% owned domestic subsidiaries. The non-guarantor subsidiaries are our foreign subsidiaries. The following condensed financial information illustrates the composition of the combined Guarantor Subsidiaries:

CONDENSED CONSOLIDATED BALANCE SHEET

	Successor
	September 30, 2010
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
ASSETS
Cash and cash equivalents	$47,801	$(2,873)	$6,436	—	$51,364
Accounts receivable, net	181,842	57,806	5,936	(142,386)	103,198
Inventories	20,056	39,853	4,784	—	64,693
Other current assets	1,972	2,752	3,077	—	7,801

Total current assets	251,671	97,538	20,233	(142,386)	227,056
Property, plant, and equipment, net	41,852	163,582	51,546	—	256,980
Goodwill	15,260	83,285	30,196	—	128,741
Intangible assets, net	54,157	145,365	34,996	—	234,518
Investments in and advances to subsidiaries and affiliates	443,643	—	—	(443,643)	—
Other non-current assets	11,457	1,759	5,901	—	19,117

TOTAL	$818,040	$491,529	$142,872	$(586,029)	$866,412

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$11,893	$38,752	$8,054	—	$58,699
Accrued payroll and compensation	4,036	9,552	4,880	—	18,468
Accrued interest payable	5,196	—	—	—	5,196
Accrued and other liabilities	3,961	127,068	39,149	(142,386)	27,792

Total current liabilities	25,086	175,372	52,083	(142,386)	110,155
Long term debt	587,037	—	—	—	587,037
Deferred and non-current income taxes	154,535	(133,999)	1,122	—	21,658
Other non-current liabilities	17,075	80,701	15,479	—	113,255
Stockholders' equity	34,307	369,455	74,188	(443,643)	34,307

TOTAL	$818,040	$491,529	$142,872	$(586,029)	$866,412

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 11—Guarantor and Non-guarantor Financial Statements (Continued)

	Predecessor
	December 31, 2009
(in thousands)	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
ASSETS
Cash and cash equivalents	$53,505	$(1,871)	$4,887	—	$56,521
Accounts receivable, net	26,145	185,953	5,831	$(151,628)	66,301
Inventories	14,870	33,963	2,091	(182)	50,742
Other current assets	6,603	12,675	26,346	(20,051)	25,573

Total current assets	101,123	230,720	39,155	(171,861)	199,137
Property, plant, and equipment, net	34,672	154,173	40,682	—	229,527
Goodwill	66,973	52,460	8,041	—	127,474
Intangible assets, net	373	88,857	—	—	89,230
Investments in and advances to subsidiaries and affiliates	271,863	—	—	(271,863)	—
Other non-current assets	17,104	1,341	7,857	—	26,302

TOTAL	$492,108	$527,551	$95,735	$(443,724)	$671,670

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,289	$22,206	$3,782	—	31,277
Debt	375,472	—	22,000	—	397,472
Accrued payroll and compensation	3,006	5,885	5,427	—	14,318
Accrued interest payable	3,067	—	504	—	3,571
Accrued and other liabilities	8,297	277,845	1,977	$(260,472)	27,647

Total current liabilities	395,131	305,936	33,690	(260,472)	474,285
Deferred and non-current income taxes	10,810	10,347	1,031	—	22,188
Other non-current liabilities	18,465	69,442	13,442	—	101,349
Liabilities subject to compromise	295,968	6,146	—	—	302,114
Stockholders' equity (deficiency)	(228,266)	135,680	47,572	(183,252)	(228,266)

TOTAL	$492,108	$527,551	$95,735	$(443,724)	$671,670

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 11—Guarantor and Non-guarantor Financial Statements (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor
	Three Months Ended September 30, 2010
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Net sales	$90,287	$117,260	$31,218	$(33,075)	$205,690
Cost of goods sold	81,165	108,694	27,602	(33,075)	184,386

Gross profit	9,122	8,566	3,616	—	21,304
Operating expenses	11,091	3,702	61	—	14,854

Income (loss) from operations	(1,969)	4,864	3,555	—	6,450
Other income (expense):
Interest expense, net	(10,655)	(32)	(35)	—	(10,722)
Equity in earnings (losses) of subsidiaries	7,752	—	—	(7,752)	—
Other income (expense), net	38,750	264	460	—	39,474

Income before and income taxes	33,878	5,096	3,980	(7,752)	35,202
Income tax provision (benefit)	3,027	—	1,324	—	4,351

Net income (loss)	$30,851	$5,096	$2,656	$(7,752)	$30,851

	Predecessor
	Three Months Ended September 30, 2009
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Net sales	$73,645	$74,675	$27,213	$(30,324)	$145,209
Cost of goods sold	69,926	77,909	25,824	(30,324)	143,335

Gross profit (loss)	3,719	(3,234)	1,389	—	1,874
Operating expenses	19,128	3,118	126	—	22,372

Income (loss) from operations	(15,409)	(6,352)	1,263	—	(20,498)
Other income (expense):
Interest expense, net	(17,624)	(40)	(467)	—	(18,131)
Equity in earnings (losses) of subsidiaries	(3,654)	—	—	3,654	—
Other income (expense), net	(153)	67	3,317	—	3,231

Income (loss) before income taxes	(36,840)	(6,325)	4,113	3,654	(35,398)
Income tax provision (benefit)	(3,511)	—	1,442	—	(2,069)

Net income (loss)	$(33,329)	$(6,325)	$2,671	$3,654	$(33,329)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 11—Guarantor and Non-guarantor Financial Statements (Continued)

	Successor
	Period from February 26 to September 30, 2010
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Net sales	$212,603	$258,184	$69,217	$(73,761)	$466,243
Cost of goods sold	202,016	233,054	62,211	(73,761)	423,520

Gross profit	10,587	25,130	7,006	—	42,723
Operating expenses	30,606	8,687	162	—	39,455

Income (loss) from operations	(20,019)	16,443	6,844	—	3,268
Other income (expense):
Interest expense, net	(24,222)	(76)	(154)	—	(24,452)
Equity in earnings (losses) of subsidiaries	20,812	—	—	(20,812)	—
Other income (expense), net	10,492	428	(709)	—	10,211

Income (loss) before and income taxes	(12,937)	16,795	5,981	(20,812)	(10,973)
Income tax provision (benefit)	2,730	—	1,964	—	4,694

Net income (loss)	$(15,667)	$16,795	$4,017	$(20,812)	$(15,667)

	Predecessor
	Period from January 1 to February 26, 2010
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Net sales	$47,897	$56,971	$14,011	$(14,820)	$104,059
Cost of goods sold	45,553	54,526	14,318	(14,820)	99,577

Gross profit (loss)	2,344	2,445	(307)	—	4,482
Operating expenses	5,327	2,216	52	—	7,595

Income (loss) from operations	(2,983)	229	(359)	—	(3,113)
Other income (expense):
Interest expense, net	(6,804)	(21)	(671)	—	(7,496)
Equity in earnings (losses) of subsidiaries	(826)	—	—	826	—
Other income (expense), net	547	49	(30)	—	566

Income (loss) before reorganization items and income taxes	(10,066)	257	(1,060)	826	(10,043)
Reorganization items	(59,334)	21	2	—	(59,311)
Income tax benefit	(1,534)	—	—	—	(1,534)

Net income (loss)	$50,802	$236	$(1,062)	$826	$50,802

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 11—Guarantor and Non-guarantor Financial Statements (Continued)

	Predecessor
	Nine Months Ended September 30, 2009
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Net sales	$206,503	$223,045	$68,288	$(73,845)	$423,991
Cost of goods sold	199,800	239,525	65,618	(73,845)	431,098

Gross profit (loss)	6,703	(16,480)	2,670	—	(7,107)
Operating expenses	37,440	9,180	466	—	47,086

Income (loss) from operations	(30,737)	(25,660)	2,204	—	(54,193)
Other income (expense):
Interest expense, net	(45,373)	(107)	(1,545)	—	(47,025)
Loss on extinguishment of debt	(5,389)	—	—	—	(5,389)
Equity in earnings of subsidiaries	(21,034)	—	—	21,034	—
Other income (expense), net	(413)	221	5,777	—	5,585

Income (loss) before income taxes	(102,946)	(25,546)	6,436	21,034	(101,022)
Income tax provision (benefit)	(2,491)	—	1,924	—	(567)

Net income (loss)	$(100,455)	$(25,546)	$4,512	$21,034	$(100,455)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 11—Guarantor and Non-guarantor Financial Statements (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor
	Period from February 26 to September 30, 2010
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(15,667)	$16,795	$4,017	$(20,812)	$(15,667)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,554	15,337	3,355	—	24,246
Amortization—deferred financing costs	460	—	—	—	460
Amortization—other intangible assets	3,311	3,171	—	—	6,482
Loss on disposal of assets	4	25	22	—	51
Deferred income taxes	2,179	—	—	—	2,179
Paid-in-kind interest	6,161	—	—	—	6,161
Non-cash stock-based compensation	593	—	—	—	593
Equity in earnings of subsidiaries and affiliates	(20,812)	—	—	20,812	—
Non-cash change in market valuation—convertible notes	(5,623)	—	—	—	(5,623)
Non-cash change in warrant liability	(4,633)	—	—	—	(4,633)
Change in other operating items	(19,624)	(28,367)	18,017	—	(29,974)

Net cash provided by (used in) operating activities	(48,097)	6,961	25,411	—	(15,725)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(1,725)	(5,808)	(615)	—	(8,148)
Other	13,028	238	—	—	13,266

Net cash provided by (used in) investing activities	11,303	(5,570)	(615)	—	5,118

CASH FLOWS FROM FINANCING ACTIVITIES:
Other	3,624	—	(22,000)	—	(18,376)

Net cash provided by (used in) financing activities	3,624	—	(22,000)	—	(18,376)

Increase (decrease) in cash and cash equivalents	(33,170)	1,391	2,796	—	(28,983)
Cash and cash equivalents, beginning of period	80,971	(4,264)	3,640	—	80,347

Cash and cash equivalents, end of period	$47,801	$(2,873)	$6,436	$—	$51,364

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 11—Guarantor and Non-guarantor Financial Statements (Continued)

	Predecessor
	Period from January 1 to February 26, 2010
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$50,802	$236	$(1,062)	$826	$50,802
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,205	4,527	979	—	6,711
Amortization—deferred financing costs	690	—	4	—	694
Amortization—other intangible assets	31	790	—	—	821
Reorganization items	(59,334)	21	2	—	(59,311)
Payments on reorganization items	(12,164)	—	—	—	(12,164)
Paid-in-kind interest	1,769	—	—	—	1,769
Loss (gain) on disposal of assets	2	1	—	—	3
Equity in earnings of subsidiaries and affiliates	826	—	—	(826)	—
Deferred income taxes	(1,560)	—	—	—	(1,560)
Change in other operating items	(752)	(6,636)	(1,150)	—	(8,538)

Net cash used in operating activities	(18,485)	(1,061)	(1,227)	—	(20,773)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(60)	(1,377)	(20)	—	(1,457)
Other	(600)	45	—	—	(555)

Net cash used in investing activities	(660)	(1,332)	(20)	—	(2,012)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from debt issuance	46,611	—	—	—	46,611

Net cash provided by financing activities	46,611	—	—	—	46,611

Increase (decrease) in cash and cash equivalents	27,466	(2,393)	(1,247)	—	23,826
Cash and cash equivalents, beginning of year	53,505	(1,871)	4,887	—	56,521

Cash and cash equivalents, end of period	$80,971	$(4,264)	$3,640	$—	$80,347

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 11—Guarantor and Non-guarantor Financial Statements (Continued)

	Predecessor
	Nine Months Ended September 30, 2009
	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(100,455)	$(25,546)	$4,512	$21,034	$(100,455)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,623	24,659	4,298	—	34,580
Amortization—deferred financing costs	3,319	2	19	—	3,340
Amortization—other intangible assets	140	3,550	—	—	3,690
Loss on extinguishment of debt	5,389	—	—	—	5,389
Deferred income taxes	(136)	—	—	—	(136)
Change in warrant liability	(608)	—	—	—	(608)
Paid-in-kind interest	6,519	—	—	—	6,519
Loss (gain) on disposal of assets	(477)	242	292	—	57
Equity in earnings of subsidiaries and affiliates	21,034	—	—	(21,034)	—
Non-cash stock-based compensation	249	—	—	—	249
Change in other operating items	10,436	6,398	(22,986)	—	(6,152)

Net cash provided by (used in) operating activities	(48,967)	9,305	(13,865)	—	(53,527)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(7,390)	(8,401)	(331)	—	(16,122)
Other	3,900	213	—	—	4,113

Net cash used in investing activities	(3,490)	(8,188)	(331)	—	(12,009)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in revolving credit advance	(35,000)	—	(8,000)	—	(43,000)
Other	9,877	—	—	—	9,877

Net cash used in financing activities	(25,123)	—	(8,000)	—	(33,123)

Increase (decrease) in cash and cash equivalents	(77,580)	1,117	(22,196)	—	(98,659)
Cash and cash equivalents, beginning of year	95,630	(1,633)	29,679	—	123,676

Cash and cash equivalents, end of period	$18,050	$(516)	$7,483	$—	$25,017

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 12—Subsequent Events

Conversion Offer and Reverse Stock Split

        On October 6, 2010, the Company announced that its Board of Directors approved a exchange offer for all of the Company's 7.5 percent senior convertible notes due 2020 and a 1-for-10 reverse stock split of the Company's common stock. The reverse stock split is subject to stockholder approval at a special meeting of stockholders, currently scheduled for November 18, 2010.

        In the exchange offer, holders of the Company's 7.5 percent senior convertible notes may elect to convert their convertible notes into post-split shares of the Company's common stock at a conversion rate of 238.2119 post-split shares per $1,000 principal amount of convertible notes. The conversion rate represents approximately 98 percent of the total number of shares into which the Company expects the convertible notes would be convertible on February 26, 2013, which is the final PIK interest payment date for the convertible notes.

        The exchange offer is not conditioned on completion of the reverse stock split. Filings subsequent to the reverse stock split will include a retrospective application of the impact to share data. The Company launched the exchange offer on October 22, 2010, and announced an intent to modify the terms of the exchange offer on November 4, 2010. The Company expects to complete the exchange offer in the fourth quarter of 2010.

        In accordance with the applicable accounting guidance, the Company expects to recognize a non-cash charge related to the inducement for conversion during the fourth quarter of 2010. The amount of the charge depends on the number of participants and the market share of the common stock of the Company.

Sale of Assets

        On November 2, 2010, the Company announced the sale of certain assets related to its Brillion Farm EquipmentTM operating segment to Landoll Corporation.

OFFER TO EXCHANGE

$310,000,000 principal amount of its 9.5% First Priority Senior Secured Notes due 2018,
which have been registered under the Securities Act,
for any and all of its outstanding 9.5% First Priority Senior Secured Notes due 2018

PROSPECTUS
January 14, 2011